As filed with the U.S. Securities and Exchange Commission on January 5, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jefferson Capital, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6153	33-1923926
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

600 South Highway 169, Suite 1575

Minneapolis, Minnesota 55426

Phone Number: (320) 229-8505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Burton

Chief Executive Officer

600 South Highway 169, Suite 1575

Minneapolis, Minnesota 55426

Phone Number: (320) 229-8505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Erika Weinberg Sandy Kugbei Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Matthew Pfohl Chief Administrative Officer and General Counsel Jefferson Capital, Inc. 600 South Highway 169, Suite 1575 Minneapolis, Minnesota 55426 (320) 229-8505	Alexander D. Lynch Michael Stein Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 5, 2026

PRELIMINARY PROSPECTUS

10,000,000 Shares

Jefferson Capital, Inc.

Common Stock

The selling stockholders named in this prospectus are offering 10,000,000 shares of our common stock. We are not selling any shares of our common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering, including any shares they may sell pursuant to the underwriters’ option to purchase additional shares of common stock.

We intend to purchase from the underwriters 3,000,000 shares of our common stock at a price per share equal to the price per share to be paid by the underwriters to the selling stockholders. The underwriters will not receive any compensation for the shares of our common stock being repurchased by us. The completion of the share repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “JCAP.” On January 2, 2026, the last reported sale price of our common stock on the Nasdaq was $ 22.11 per share. The public offering price will be determined between us, the selling stockholders, and the underwriters at the time of pricing and may be at a discount to the current market price. Accordingly, the recent market price used throughout this prospectus may not be indicative of the public offering price.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page 29 of this prospectus for factors you should consider before investing in our common stock.

	PER SHARE	TOTAL
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	The 3,000,000 shares of common stock that we expect to repurchase from the underwriters in the share repurchase will be purchased at a price per share equal to the price per share to be paid by the underwriters to the selling stockholders.
(2)	See “Underwriting” for additional information regarding underwriting compensation. The underwriters will not receive any discount or commission on the 3,000,000 shares of our common stock that we expect to repurchase from the underwriters in the share repurchase.

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,500,000 shares of our common stock at the public offering price, less underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our common stock offered by the selling stockholders, including upon the sale of shares of our common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares of our common stock.

Immediately following this offering and the share repurchase, funds controlled by our sponsor, J.C. Flowers & Co. LLC (“J.C. Flowers”), will beneficially own shares collectively representing approximately 55.4% of the voting power of our outstanding shares of common stock (or 53.1% if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders). Therefore, we will continue to be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance rules of the Nasdaq. See the section titled “Management — Controlled Company Status.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares of our common stock against payment in New York, New York on or about            , 2026.

Lead Bookrunning Managers

Jefferies	Keefe, Bruyette & Woods
A Stifel Company

Bookrunning Managers

Citizens Capital Markets	Raymond James		Truist Securities

Capital One Securities	DNB Carnegie	FHN Financial Securities Corp.	ING

KeyBanc Capital Markets	Regions Securities LLC	Synovus	Texas Capital Securities

The date of this prospectus is           , 2026.

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared or that have been prepared on our behalf, or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, the selling stockholders, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

MARKET AND INDUSTRY DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other published independent sources. Certain market, ranking and industry data included in this prospectus, including the size of certain markets, our size or position and the positions of our competitors within these markets, and our solutions relative to our competitors, are based on the estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, trade and business organizations and other contacts in the markets in which we operate. Unless otherwise noted, all of our market share and market position information presented in this prospectus is generally based on a number of sources and factors, including publicly available information about the distressed and insolvent receivables markets and our competitors, the size of our client base and management’s experience in, and knowledge of, our industry and competitive landscape. In addition, the discussion herein regarding our various markets is based on how we define the markets for our solutions.

This prospectus includes industry data that we obtained from periodic industry publications. Although we believe the market and industry data, forecasts and projections included in this prospectus are reliable, we have not independently verified any data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

The sources of these periodic industry publications are provided below:

▪	Federal Reserve Bank of New York, Center for Microeconomic Data, Quarterly Report on Household Debt and Credit, February 2025;
▪	Equifax, U.S. National Consumer Credit Trends Report: Originations, January 2025;
▪	Kroll Bond Rating Agency, U.S. Auto Loan ABS Indices: March 2025;
▪	Federal Reserve Bank of St. Louis, Charge-Off Rate on Other Consumer Loans, All Commercial Banks, accessed March 2025;
▪	Government of Canada, 2019 and 2024 Insolvency Statistics in Canada, accessed March 2025;
▪	Statistics Canada, Table 36-10-0639-01 Credit liabilities of households (x 1,000,000), accessed March 2025;
▪	Transunion Credit Industry Insights Report, Quarterly Overview of Consumer Credit Trends Released by TransUnion Canada, Fourth Quarter 2019;
▪	Transunion Credit Industry Insights Report, Quarterly Overview of Consumer Credit Trends Released by TransUnion Canada, Fourth Quarter 2020;
▪	Transunion Credit Industry Insights Report, Quarterly Overview of Consumer Credit Trends Released by TransUnion Canada, Fourth Quarter 2023;
▪	Transunion Credit Industry Insights Report, Quarterly Overview of Consumer Credit Trends Released by TransUnion Canada, Second Quarter 2024;
▪	Bank of England, Bankstats tables, accessed March 2025;
▪	Bank of England, LPMBI2O Database, accessed March 2025;
▪	Ofcom, Pricing trends for communications services in the UK, December 2024;
▪	Ofgem, Debt and Arrears Indicators, Q4 2024; and
▪	Superintendencia Financiera de Colombia, Evolución cartera de créditos, accessed March 2025.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including, but not limited to, Jefferson Capital Systems, LLC®, CreditLogistics®, PrecisionHandler Solution®, BankruptcyStream®, VeriCredit® and OptimizedOffer Solution®. In addition, we have trademark and service mark rights to our names, logos and website names and addresses. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® symbol and ™ symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks or trade names.

BASIS OF PRESENTATION

Initial Public Offering and Reorganization

In June 2025, we completed our initial public offering (“IPO”), in which we issued and sold 625,000 shares of our common stock and the selling stockholders sold 10,875,000 shares after giving effect to the underwriters’ exercise of their option to purchase additional shares, at a public offering price of $15.00 per share. Prior to the IPO, our business operations had generally been conducted through Jefferson Capital Holdings, LLC and its subsidiaries. JCAP TopCo, LLC, a holding company and the direct parent of Jefferson Capital Holdings, LLC, was owned by (i) entities affiliated with J.C. Flowers, (ii) members of Management Invest, LLC, and (iii) former equity holders of Canaccede, who exchanged their direct and indirect interests in JCAP TopCo, LLC for shares of our common stock, among other things.

Following a series of transactions that we refer to collectively as the “Reorganization,” Jefferson Capital, Inc. became a holding company with no material assets other than 100% of the equity interests in JCAP TopCo, LLC, which remains a holding company with no material assets other than 100% of the equity interests in Jefferson Capital Holdings, LLC. Jefferson Capital, Inc. also succeeded to federal net operating losses (“NOLs”), state NOLs and tax credit carryforwards under Section 381 of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of its acquisition in the Reorganization of certain affiliated corporations that held direct or indirect equity interests in JCAP TopCo, LLC. As indirect parent of Jefferson Capital Holdings, LLC, following the Reorganization, Jefferson Capital, Inc. operates and controls all of the business and affairs, and consolidates the financial results of, Jefferson Capital Holdings, LLC and its subsidiaries. See “Prospectus Summary — The Reorganization” for a more detailed description of the Reorganization and “Prospectus Summary — Organizational Structure” for a chart depicting our corporate structure after giving effect to the Reorganization, the IPO and this offering.

Except where the context otherwise requires or where otherwise indicated, the terms “Jefferson Capital,” “we,” “us,” “our,” “our company,” “Company” and “our business” refer, prior to the Reorganization, to Jefferson Capital Holdings, LLC and its consolidated subsidiaries, and after the Reorganization, to Jefferson Capital, Inc. and its consolidated subsidiaries.

Presentation of Financial Information

Except where otherwise indicated, the consolidated financial statements and summary historical consolidated financial data included in this prospectus are those of Jefferson Capital Holdings, LLC, as the predecessor of the issuer, and do not give effect to the Reorganization. The consolidated financial statements of Jefferson Capital Holdings, LLC as of and for the years ended December 31, 2024 and 2023 included in this prospectus have been audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The summary consolidated financial data of Jefferson Capital Holdings, LLC as of and for the year ended December 31, 2022 has been derived from Jefferson Capital Holdings, LLC’s consolidated financial statements not included in this prospectus. Additionally, effective January 1, 2022, Jefferson Capital Holdings, LLC prospectively adopted the following accounting standards: (i) ASU 2016-02, “Leases (Topic 842) Section A – Leases: Amendments to the FASB Account Standards Codification” (“ASU 2016-02”), which generally requires that a lessee should recognize both a liability for future lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet, and (ii) ASC 326 – Financial Instruments – Credit Losses (“ASC 326”), commonly referred to as the Current Expected Credit Loss (“CECL”) standard, which generally requires companies to record a lifetime estimate of expected credit losses upon origination or purchase of a loan held at amortized cost. Due to the difference in standards, the financial data included in this prospectus for the years ended December 31, 2024, 2023 and 2022 may not necessarily be comparable to the financial data for the year ended December 31, 2021.

We acquired Canaccede Financial Group (“Canaccede”) in March 2020 (the “Canaccede Acquisition”). Our financial results for the years ended December 31, 2024, 2023 and 2022 include 12 months of operations of Canaccede.

The unaudited combined and condensed consolidated financial statements of Jefferson Capital, Inc. as of and for the periods ended September 30, 2025 and 2024 included in this prospectus include our accounts and those of our wholly owned subsidiaries, and they reflect all adjustments which are necessary for a fair statement of results of operations, financial position, and cash flows as if entities had been combined for all periods presented and are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Such unaudited combined and condensed consolidated interim financial statements have been prepared in accordance with the rules and regulations of the SEC. The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. These unaudited combined and condensed consolidated interim financial statements should be read in conjunction with our annual financial statements for the year ended December 31, 2024 and have been prepared on a consistent basis with the accounting policies described in Note 1 of our audited consolidated financial statements included elsewhere in this prospectus. All intercompany transactions and balances have been eliminated in consolidation.

Unless otherwise indicated, all references to our financial information are to the consolidated financial information of the Jefferson Capital Holdings, LLC, and references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

NON-GAAP FINANCIAL MEASURES AND OTHER DATA

We use adjusted net income and adjusted EPS, which are financial measures not calculated in accordance with GAAP, to supplement our consolidated financial statements, which are presented in accordance with GAAP. Our management believes adjusted net income and adjusted EPS help us provide enhanced period-to-period comparability of operations and financial performance and is useful to investors as other companies in our industry report similar financial measures. See “Prospectus Summary — Summary Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures” for the definition of adjusted net income and adjusted EPS and related disclosure.

Adjusted net income and adjusted EPS have limitations as analytical tools, and you should not consider it in isolation, or as substitutes for analysis of our financial results prepared in accordance with GAAP. Some of these limitations are:

▪	adjusted net income and adjusted EPS do not reflect our future requirements for capital expenditures or contractual commitments;
▪	adjusted net income and adjusted EPS do not reflect changes in, or cash requirements for, our working capital needs; and
▪	other companies in our industry may calculate adjusted net income and adjusted EPS differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, adjusted net income and adjusted EPS should not be considered as measure of discretionary cash available to us to invest in the growth of our business.

Throughout this prospectus, we also provide a number of key business metrics used by management and typically used by our competitors in our industry. These and other key business metrics are discussed in more detail in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures.”

GLOSSARY

“buybacks” refers to the purchase price refunded by the seller due to the return of ineligible or otherwise repurchased accounts.

“cash efficiency ratio” is defined as (a) the sum of (i) collections, (ii) Servicing revenue, and (iii) Credit card revenue, minus (b) total operating expenses, all divided by (c) the sum of (i) collections, (ii) Servicing revenue, and (iii) Credit card revenue, each for the relevant period.

“CFPB” refers to the Consumer Financial Protection Bureau.

“CMS” refers to our Compliance Management System. We have developed CMS to ensure compliance with all applicable laws, regulations, and industry best practices.

“collections” refers to collections on our owned finance receivables portfolios and recoveries on our credit card origination charge-offs.

“collections including servicing” refers to collections and servicing collections.

“cost-to-collect” refers to collection related expenses, excluding court costs, depreciation and amortization, professional fees and other expenses not directly related to current period collections, as a percentage of collections, including servicing collections.

“deployments” refers to all portfolios purchased in the ordinary course and excludes those added as a result of a business acquisition.

“estimated remaining collections” or “ERC” refers to the undiscounted sum of all future projected collections on our owned finance receivables portfolios.

“forward flow agreements” refers to contractual agreements to purchase future portfolios on a periodic basis at a pre-determined price where portfolios meet pre-defined portfolio characteristics.

“forward flow sales” refers to acquisitions through forward flow agreements.

“high street banks” refers to large banking institutions in the United Kingdom that provide retail banking services to consumers and small- and medium-sized businesses.

“insolvency” accounts or portfolios refer to accounts or portfolios of receivables that are in an insolvent status when we purchase them and as such are purchased as a pool of insolvent accounts. These accounts include Consumer Proposals in Canada and bankruptcy accounts in the United States and Canada.

“nonperforming loans” refers to a portfolio of loans that consist primarily of loans that have been charged-off by the credit originator for accounting purposes, either by reason of excessive delinquency or due to a consumer-initiated insolvency process.

“performing loans” refers to a portfolio of loans that have not been charged-off by the credit originator for accounting purposes, but exhibit a significant level of credit deterioration.

“portfolio purchase” refers to a portfolio purchased or deployed, excluding those added as a result of a business acquisition.

“principal amortization” refers to collections applied to principal on owned finance receivables.

“purchase price” refers to the cash paid to a seller to acquire nonperforming loans.

“purchase price multiple” refers to the total estimated collections on owned finance receivables portfolios, without making any deduction for our cost-to-collect, divided by the purchase price, without factoring in the impact of leverage on the returns achieved.

“recoveries” refers to collections plus buybacks and other adjustments.

“Revolving Credit Facility” refers to that certain Credit Agreement, dated as of May 21, 2021, by and among CL Holdings, LLC, a Georgia limited liability company, Jefferson Capital Systems, LLC, a Georgia limited liability company, JC International Acquisition, LLC, a Georgia limited liability company, CFG Canada Funding LLC, a Delaware limited liability company, Citizens Bank, N.A., as administrative agent, and the lenders from time-to-time party thereto, as amended by Amendment No. 1 to the Credit Agreement, dated as of December 28, 2021, Amendment No. 2 to the Credit Agreement, dated as of February 28, 2022, Amendment No. 3 to the Credit Agreement, dated as of April 26, 2023, Amendment No. 4 to the Credit Agreement, dated as of September 29, 2023, Amendment No. 5 to the Credit Agreement, dated as of June 3, 2024, Amendment No. 6 to the Credit

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Agreement, dated as of November 13, 2024, Amendment No. 7 to the Credit Agreement, dated as of October 27, 2025 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“servicing collections” refers to collection services provided to third-party receivable owners where we receive a fee for the collection of accounts placed with us.

“spot sales” refers to the sale of receivables in a single purchase transaction.

“ValuTiers” refers to the Company’s internally-developed and proprietary account segmentation model used to create homogenous account placements across portfolios to optimize collections and our cost-to-collect.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus. You should carefully consider, among other things, the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a leading analytically driven purchaser and manager of charged-off and insolvency consumer accounts with operations primarily in the United States, Canada, the United Kingdom and Latin America. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit grantors, which include banks, non-bank consumer lenders, auto finance companies, utilities and telecom companies. Our core competency is the effective management of the collections function in strict compliance with applicable laws and regulations. We enable our clients to focus their operations on the origination of new loans to new customers and to better serve their active customers, while also enabling consumers to resolve their existing obligations based on their current financial circumstances as they improve their financial health. We purchase nonperforming consumer loans and receivables at a discount to their face value across a broad range of financial assets, including where the account holder has initiated a bankruptcy proceeding, or an equivalent proceeding in Canada or the United Kingdom. We manage the loans and receivables by working with the account holders as they repay their obligations and work toward financial recovery.

The following charts present a breakdown of our investment activity by asset class, by business line and by geography for the nine months ended September 30, 2025:

For the years ended December 31, 2024 and 2023, and the nine months ended September 30, 2025, we reported net income of $128.9 million, $111.5 million and $150.2 million, respectively. The following charts summarize our revenue, net operating income, net income and adjusted net income since 2022:

Revenue

($ in millions)
$268
$323
$433
$458
2022
2023
2024
YTD Q3'25

Net Operating Income

($ in millions)
$126
$164
$220
$246
2022
2023
2024
YTD Q3'25

Net Income

($ in millions)
$88
$112
$129
$150
2022
2023
2024
YTD Q3'25

Adjusted Net Income

($ in millions)
$98
$118
$162
$181
2022
2023
2024
YTD Q3'25

As of September 30, 2025, we had $2,929.6 million in ERC, up 6.7% compared to December 31, 2024. Over the course of the twelve months following September 30, 2025, we expect to collect $893.7 million, or 30.5% of our total ERC, without taking into account the expected collections in connection with the Bluestem Portfolio Purchase (as defined below). The following charts present the geographic breakdown of our current ERC as well as the breakdown by year as of September 30, 2025:

Note: ERC refers to the undiscounted sum of all future projected collections on our owned finance receivables portfolios. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Key Business Metrics — Estimated Remaining Collections.”

We believe we have successfully navigated over 23 years of credit cycle fluctuations, changing market dynamics and evolving regulatory framework. During this time, we grew our collections through a combination of organic growth and the integration of several strategic acquisitions that have provided us with long-term consumer payment performance data in what we believe are attractive markets so we can price and analyze new deployments with confidence. A summary of our annual collections by region in the United States, the United Kingdom, Canada and Latin America is presented in the chart below:

(1)	Collections exclude forward flow purchases that were resold shortly after the purchase thereof and do not reflect typical collection multiples because there is no cost-to-collect for accounts that are resold. Excludes credit card collections from zero basis accounts associated with our Emblem Brand Credit Card and Fidem Finance, Inc.

During these years, we have utilized our data to deploy capital at what we believe are attractive returns in the United States and the United Kingdom. The platforms we acquired in Canada and Latin America provided us with 10 to 15 years of data and experience deploying in local markets that have helped us scale in these regions with confidence in our underwriting. Beginning in the fourth quarter of 2022, we started to see one of the strongest deployment environments in our history, driven by the U.S. market. A summary of our deployments by region in the United States, the United Kingdom, Canada and Latin America are presented in the chart below:

Historical Deployments

($ in millions)

International platform built through incremental growth over decades

- Over 23 years of experience in deploying capital at attractive returns in the United States and the United Kingdom
- Platforms acquired in Canada and Latin America come with 10 to 15 years of data and experience deploying in local markets
- Deliberate expansion based on collection performance and returns

Dec 2024: Acquired a substantial portfolio from Conn's, Inc.
Jan 2020: Canaccede inaugural deployment in Peru ($1.4mm)
Oct 2021: JCAP inaugural deployment in Colombia ($7.9mm)
Dec 2022: JCAP acquires assets and certain entities of Refinancia
Feb 2020: JCAP acquires Canaccede in Canada
JCAP acquires CARS in the U.K.
JCAP establishes collection agency services and debt purchasing business in the U.K.
2003 $19
2004 $15
2005 $12
2006 $9
2007 $17
2008 $28
2009 $20
2010 $33: $28, $5
2011 $47: $46, $1
2012 $53: $47, $6
2013 $74: $74
2014 $82: $76, $5
2015 $90: $86, $4
2016 $100: $99, $1
2017 $106: $105, $1
2018 $166: $163, $3
2019 $164: $157, $7
2020 $148: $104, $13, $31
2021 $157: $97, $19, $33, $8
2022 $269: $183, $19, $43, $25
2023 $531: $404, $27, $57, $43
2024 $723: $553, $29, $95, $46
YTD Q3'25 $452: $307, $11, $109, $24
United States
United Kingdom
Canada
Latin America

Our Markets

We operate in four geographic markets that also represent our reportable segments: the United States, where we have over 23 years of debt purchase experience and which represents $2,158.8 million, or 73.7%, of our ERC as of September 30, 2025; Canada, where we entered the market in 2020 through the acquisition of Canaccede, which has operated in Canada for over 17 years, and represents $362.5 million, or 12.4%, of our ERC as of September 30, 2025; the United Kingdom, where we have 16 years of operating experience and which represents $153.0 million, or 5.2%, of our ERC as of September 30, 2025; and Latin America, where we entered the market in 2021 and significantly expanded our presence in 2022 through the acquisition of the assets and certain entities of Refinancia, which has operated in Colombia for over 16 years, and represents $255.3 million, or 8.7%, of our ERC as of September 30, 2025.

United States

The United States is subject to a complex state, federal and local regulatory framework, which results in the most significant degree of oversight among our respective markets. This has the advantage of creating significant barriers to entry for platforms that lack the best-in-class compliance practices we have developed and employed since our founding. It has also resulted in substantial and ongoing industry consolidation since the CFPB was formed in 2011, a trend that has historically supported our strategic and opportunistic merger and acquisition activity. In addition to rigorous governmental oversight, our clients typically seek to protect their brand equity by imposing stringent onboarding requirements, regular compliance auditing and oversight, and choosing to sell only to debt buyers with the strongest track records for compliance.

In the United States, we primarily focus on acquiring and servicing accounts in consumer asset classes that are large and growing but also underpenetrated by other debt buyers. Examples include consumer installment loans, telecom receivables, auto finance loans, utilities receivables and small balance credit card receivables. We also opportunistically purchase nonperforming prime-originated large-balance credit card receivables, that certain other major debt purchasers in the United States focus primarily on, when we can deploy capital at attractive returns. Through years of purchasing and servicing of accounts, we have gathered a substantial amount of proprietary consumer data, which enables us to more precisely value these opaque assets, develop unique collections strategies, and engage in more efficient and effective collections activities. Our advantages from proprietary data, compliance track record and operational capabilities, in each of our target asset classes, limit competition and create attractive pricing dynamics. We employ a disciplined approach to determine how to allocate capital and choose to focus on markets where we believe we obtain high risk-adjusted returns.

We estimate the 2024 annual total addressable market (“TAM”) for the U.S. market to be approximately $167.8 billion based on the cumulative estimated annual face value of charge-offs for the asset classes listed below, which we have estimated annual face value charged-off based on estimated or reported outstanding balances as of December 31, 2024 and assumed loss rate proxies. We estimate that the TAM for the U.S. market was $115.7 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 45.1%.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019 – 2024 % CHANGE
	2019	CHARGE-OFF	MARKET	2024	CHARGE-OFF	MARKET
	BALANCES	RATIO	CHARGE-OFFS	BALANCES	RATIO	CHARGE-OFFS	BALANCES	CHARGE-OFFS

	($ IN BILLIONS)
Auto loans(1)	$1,331.0	2.9%	$39.2	$1,655.0	2.8%	$46.0	24.3%	17.4%
Non-prime	399.8	8.4%	33.5	429.9	8.9%	38.2	7.5%	14.0%
Prime	931.2	0.6%	5.7	1,225.1	0.6%	7.8	31.6%	37.1%
Personal loans(2)	432.0	3.3%	14.3	554.0	4.4%	24.5	28.2%	71.4%
Non-prime	155.5	7.6%	11.8	188.4	10.8%	20.3	21.1%	71.6%
Prime	276.5	0.9%	2.5	365.6	1.2%	4.2	32.2%	70.4%
Telecom and utilities(3)	37.6	9.5%	3.6	58.4	8.5%	5.0	55.4%	39.6%
Student loans(4)	1,508.0	0.5%	8.0	1,615.0	1.0%	16.9	7.1%	112.0%
Credit cards(5)	927.0	5.5%	50.6	1,211.0	6.2%	75.4	30.6%	48.9%
Non-prime	188.9	12.6%	23.7	170.8	15.6%	26.6	(9.6)%	12.4%
Prime	738.1	3.7%	26.9	1,040.2	4.7%	48.8	40.9%	81.1%
Total United States	$4,235.6	2.7%	$115.7	$5,093.4	3.3%	$167.8	20.3%	45.1%

(1)	Source: Federal Reserve Bank of New York, Kroll Bond Rating Agency “U.S. Auto Loan ABS Index.”
(2)	Source: Federal Reserve Bank of New York, Equifax “U.S. National Consumer Credit Trends Report: Originations,” Transunion, Federal Reserve Bank of St. Louis, company filings of personal loan originators.
(3)	Source: The sum or average of the three largest U.S. holders of telecom receivables that publicly report such data. Utilities figures are excluded due to lack of available data.
(4)	Source: Federal Reserve Bank of New York for the aggregate balances, and company filings of three of the largest holders of student loans in the United States for the average loss ratio.
(5)	Source: Federal Reserve Bank of New York, Equifax “U.S. National Consumer Credit Trends Report: Originations,” Transunion, Federal Reserve Bank of St. Louis, FFIEC 041 Call Reports of bank originators of credit cards.

We estimate our share of the U.S. market illustrated above to be approximately 4.1% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, an increase from our estimated share of 2.9% in 2019. We believe our share is considerably larger in telecom than other asset classes. Because the U.S. government does not sell its distressed or insolvent student loan accounts, our share of that market is much smaller. Some of the largest credit card originators in the United States also do not sell their receivables today, so our share of that market is also smaller.

	2019 FULL YEAR		2024 FULL YEAR		2019 – 2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM

	($ IN BILLIONS)
Auto loans	$1.3	3.4%	$1.0	2.1%	(28.1)%	(1.3)%
Personal loans(1)	0.7	5.1%	2.8	11.3%	283.1%	6.2%
Telecom and utilities	0.8	21.9%	1.2	24.4%	55.2%	2.5%
Student loans	0.0	0.2%	0.0	0.0%	NM	(0.2)%
Credit cards	0.5	0.9%	1.9	2.6%	331.3%	1.7%
Total United States	$3.3	2.9%	$6.9	4.1%	108.9%	1.2%

“NM” — not meaningful

(1)	Excludes performing assets acquired in the Conn’s Portfolio Purchase (as defined below) with aggregate face value of $567 million.

We have grown organically in the United States with collections growing at a 13.9% compound annual growth rate to $420.3 million in 2024 from $219.6 million in 2019.

In addition to the significant market opportunity in nonperforming consumer finance receivables, there is a much larger opportunity in certain segments of performing consumer finance receivables which include higher risk performing loans and loan portfolios in runoff where we have historically deployed capital at attractive returns. We benefited from being able to provide a one-stop liquidity solution to issuers of consumer credit by purchasing both performing and nonperforming finance receivables originated by them.

We have four offices in the United States: Minneapolis, Minnesota, Sartell, Minnesota, Denver, Colorado and San Antonio, Texas. As of September 30, 2025, we had 638.3 full-time equivalents (“FTE”) dedicated to our U.S. business, which includes 309.3 FTE in offshore locations.

Conn’s Portfolio Purchase

On October 2, 2024, Jefferson Capital Systems, LLC entered into that certain Asset Purchase Agreement with Conn’s, Inc. (“Conn’s”), a home goods retailer that sold its goods primarily on credit to a non-prime customer base throughout the Southeastern United States, Conn Appliances, Inc., Conn Credit Corporation, Inc., Conn Credit I, LP, CARF COL LLC and W.S. Badcock LLC, W.S. Badcock Credit LLC, pursuant to which we acquired a substantial portfolio of unsecuritized loans and credit card receivables from Conn’s (the “Conn’s Portfolio Purchase”). The Conn’s Portfolio Purchase included (i) a personal installment loan portfolio comprising 199,591 accounts with a nominal face value of $428 million (the “Conn’s Installment Loan Portfolio”), (ii) a revolving loan portfolio comprising 85,582 accounts with a nominal face value of $139 million (the revolving period of which was suspended on June 6, 2024) (the “Badcock Portfolio”), and (iii) a non-performing loan portfolio comprising 697,936 accounts with a nominal face value of $1.5 billion (the “NPL Portfolio” and, collectively with the Conn’s Installment Loan Portfolio and Badcock Portfolio, the “Conn’s Portfolios”) after Conn’s had declared bankruptcy in July 2024. Additionally, one of our wholly owned subsidiaries hired 197 of the former FTEs of Conn’s on December 4, 2024, the day after the Conn’s Portfolio Purchase closed, to manage and service the Conn’s Installment Loan Portfolio and the Badcock Portfolio described above through their remaining life and entered into certain vendor contracts to maintain continuity of account servicing. In addition, we were assigned a lease in San Antonio, Texas to ensure that we would have our desired facility in place by the closing of the Conn’s Portfolio Purchase. We acquired certain intellectual property that would allow us to maintain continuity in servicing but that we do not intend to use beyond the scope of running off the acquired portfolio. We anticipate that our servicing requirements for these portfolios will scale down as the performing portfolios run off, as we do not intend to continue any ongoing originations. In addition, we entered into servicing arrangements pursuant to which we agreed to provide ongoing servicing for certain securitized pools of assets, which are also in the runoff. The Conn’s Portfolio Purchase closed on December 3, 2024. The net cash paid at closing was approximately $245 million. We funded the purchase price by drawing down on our Revolving Credit Facility to acquire approximately $428 million of the Conn’s Installment Loan Portfolio, $139 million of the Badcock Portfolio and $1.5 billion in face value of the NPL Portfolio, as of the closing date. We attributed approximately $226 million and $12 million of the purchase price to the performing loans (i.e., the Conn’s Installment Loan Portfolio and the Badcock Portfolio) and the NPL Portfolio, respectively, which represents approximately 40% and less than 1% of the face value of each portfolio, respectively. While there was significant credit deterioration on much of the assets acquired, the primary source and vast majority of the revenue that we expect to generate from the $226 million in purchase price attributed to the $567 million of performing loans (i.e., $428 million plus $139 million) will be from accretion of the discount generated by the purchase price at 40% of the face value of the loans. With respect to the $341 million discount to face value on the performing loans (i.e., $567 million minus $226 million), we booked a credit mark of $251 million and an interest rate mark of $89 million. As of September 30, 2025, our total ERC includes $178.6 million from the Conn’s Portfolio Purchase.

The Conn’s Portfolio Purchase leverages our core competency in managing distressed performing accounts with significant credit deterioration and nonperforming accounts. While the majority of the performing accounts were not charged-off, they had elevated credit risk partly due to the closure of the retail stores and the bankruptcy of Conn’s. In recent periods, we have seen more opportunities, such as the Conn’s Portfolio Purchase, to acquire large mixed portfolios of performing and nonperforming accounts, and we see that as an attractive area of potential growth for our investment activity going forward.

Bluestem Receivables Asset Acquisition

On October 24, 2025, we entered into an Asset Purchase Agreement with BLST Holding Company LLC, BLST Operating Company, LLC, BLST FinCo, LLC and BLST FinCo SubCo, LLC (collectively, “Bluestem”) to acquire a revolving credit card receivables portfolio for which new draws have been suspended for a gross purchase price of $302.8 million (the “Bluestem Portfolio Purchase”). The gross purchase price was subject to customary adjustments for interim cash flows (including collections and new purchases) between June 30, 2025 (the “Cut Off Date”) and closing and a $20.0 million escrow to secure implementation obligations. At the Cut Off Date, the receivables being acquired had an aggregate face value of approximately $488.2 million. The Company does not intend to pursue ongoing originations through the Bluestem platform, and the acquisition does not include any Bluestem retail operations or assets. The Bluestem Portfolio Purchase closed on December 4, 2025. The net purchase price for the portfolio was $196.1 million and the estimated remaining collections associated with the portfolio are $310.0 million.

Historical Performance

The charts below summarize the U.S. portfolio performance since our formation. Between 2003 and 2010, we undertook a cautious approach to invest relatively small amounts as we aggregated data and developed and refined our modeling, pricing and collection strategies. Our growing U.S. collections have supported our overall cash flow profile and stable returns, and our cumulative collections have consistently outperformed the original forecast, demonstrating the accuracy of our modeling and our ability to improve performance over time relative to the capabilities we have at the time of initial portfolio purchases.

Total Deployments by Vintage

($ in millions)
$19
$15
$12
$9
$17
$28
$20
$28
$45
$47
$74
$76
$86
$99
$105
$163
$157
$104
$97
$183
$404
$553
$307
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$130
$49
$51
$33
$48
$75
$66
$109
$132
$91
$104
$131
$191
$199
$252
$350
$376
$271
$199
$334
$867
$1,115
$639
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
6.8x
3.2x
4.5x
3.8x
2.8x
2.7x
3.3x
3.9x
2.9x
2.0x
1.4x
1.7x
2.2x
2.0x
2.4x
2.1x
2.4x
2.6x
2.1x
1.8x
2.1x
2.0x
2.1x
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
-
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Note: Vintage data excludes forward flow purchases that were resold shortly after purchase and do not reflect typical collection multiples as there is no cost-to-collect for accounts that were resold. Forward flow purchases that were resold after purchase began in 2005 and ended in 2008.

Canada

We entered the Canadian market through the acquisition of Canaccede in March 2020, and we have maintained the Canaccede brand name for our business in Canada. We are the largest purchaser of nonperforming and insolvent consumer receivables in Canada.

We maintain forward flow agreements with three out of the five largest banks in Canada, and the other two largest banks in Canada do not currently sell their distressed or insolvent accounts.

We estimate the 2024 annual TAM for the Canadian market of approximately $5.1 billion based on the cumulative estimated annual face value of charge-offs the asset classes listed below, which we have estimated based on estimated or reported outstanding balances and the reported balance delinquency rate. We estimate that the TAM for the Canadian market was $3.9 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 29.4%, reflecting modest receivable growth and relatively stable delinquency rates on credit cards due in part to unprecedented government stimulus and support for the consumer that lingered following the COVID-19 pandemic.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019 – 2024 % CHANGE
	2019	CHARGE-OFF	MARKET	2024	CHARGE-OFF	MARKET	FACE
	BALANCES	RATIO	CHARGE-OFFS	BALANCES	RATIO	CHARGE-OFFS	VALUE	CHARGE-OFFS

	($ IN BILLIONS)
Auto loans(1)(2)	$62.9	0.8%	$0.5	$72.2	0.8%	$0.6	14.8%	11.8%
Personal loans(1)(2)	29.6	1.2%	0.4	39.0	1.6%	0.6	31.8%	76.2%
Telecom and utilities(3)	4.3	10.0%	0.4	9.1	6.8%	0.6	111.3%	45.3%
Credit cards(1)(2)	62.5	1.0%	0.6	79.1	1.1%	0.9	26.5%	43.1%
Insolvencies(4)	NA	NA	2.0	NA	NA	2.4	NA	18.4%
Total Canada(5)	$159.3	1.2%	$3.9	$199.4	1.3%	$5.1	25.2%	29.4%

Note: All figures converted to USD at the exchange rate of $0.69766 per Canadian dollar as of March 20, 2025.

(1)	Source: Statistics Canada for face value figures; includes non-mortgage loans from chartered banks, excluding unincorporated business; excludes non-mortgage loans from non-banks due to lack of asset type breakdown.

(2)	Source: TransUnion for charge-offs figures; reflects 60+ days past due (“DPD”) balance delinquency rate for auto loans and personal loans and 90+ DPD for credit cards for Q4 2019 and Q4 2024.
(3)	Telecom figures depict total amount of net customer receivables, 60 days past billing date for Bell Canada, Rogers Communications Inc., and TELUS Corporation; utilities figures excluded due to lack of available data.
(4)	Source: Government of Canada, 2019 and 2024 Insolvency Statistics in Canada for number of consumer insolvencies; assumes $C15,000 average nonmortgage liabilities per consumer insolvency in 2019 and adjusted for CPI (Source: Statistics Canada for CPI data) to 2024.
(5)	Charge-off ratio for 2019 and 2024 excludes insolvencies.

We estimate our share of the Canadian market illustrated above to be approximately 24.6% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, or $1.3 billion, after not having any market share in 2019, which was before we entered the Canadian market through the acquisition of Canaccede. Because we are the largest purchaser of nonperforming and insolvent consumer receivables in Canada, the most significant opportunity to increase our market share in Canada is by increasing the proportion of credit grantors who sell their nonperforming and insolvent consumer receivables and by purchasing more in asset classes where we are already a market leader in the United States.

	2019 FULL YEAR		2024 FULL YEAR		2019 – 2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM

	($ IN BILLIONS)
Auto loans	$—	—%	$0.2	29.2%	NM	29.2%
Personal loans	—	—%	0.1	14.3%	NM	14.3%
Telecom and utilities	—	—%	0.0	0.7%	NM	0.7%
Credit cards	—	—%	0.5	61.5%	NM	61.5%
Insolvencies	—	—%	0.5	18.9%	NM	18.9%
Total Canada	$—	—%	$1.3	24.6%	NM	24.6%

“NM” — not meaningful

Canaccede historically focused on bank-purchased portfolios, which include credit cards, unsecured personal installment loans and auto deficiencies. Since the acquisition of Canaccede more than four years ago, we have deployed our analytical framework and proprietary collection strategies to enter the telecom and utilities asset classes and the secured auto asset class. We have significantly broadened Canaccede’s base of clients to cover four out of the six largest banks in Canada (with the other two major banks currently not selling charged-off accounts), and we have established forward flow agreements with several other major credit originators in Canada.

We have two offices in Canada: Toronto, Ontario and London, Ontario. As of September 30, 2025, we had 102.8 FTE in Canada, which includes 41.0 FTE in Mumbai, India primarily focused on insolvency processing and IT support.

Historical Performance

The charts below summarize the Canada portfolio performance since the formation of Canaccede in 2008, including results from prior to our acquisition of the business in 2020. The majority of Canadian purchases have been in insolvencies, which have a lower collection multiple, but also meaningfully lower cost-to-collect relative to distressed portfolios, resulting in a similar net return. In 2016, Canaccede entered into a large insolvency forward flow agreement but deployments have declined since, mainly due to a market-wide decline in distressed and insolvent loans. In 2022 and 2023, volumes started to normalize, and Canaccede has added clients and returned to growth in 2024. Our Canadian portfolios have demonstrated consistently strong performance relative to our original forecast, with insolvency purchases generally having a higher level of predictability of collections and a much lower cost-to-collect relative to distressed purchases.

Total Deployments by Vintage

($ in millions)
$0
$5
$12
$10
$21
$16
$8
$12
$69
$50
$56
$48
$49
$33
$43
$57
$95
$109
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$1
$20
$41
$28
$31
$30
$16
$25
$121
$107
$154
$114
$102
$59
$64
$89
$154
$163
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
2.8x
3.6x
3.4x
2.9x
1.5x
1.9x
2.1x
2.2x
1.8x
2.2x
2.8x
2.4x
2.1x
1.8x
1.5x
1.6x
1.6x
1.5x
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
-
2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

United Kingdom

Our purchasing activity in the United Kingdom is focused primarily on utilities and telecom accounts as well as installment loans that are principally used to finance point-of-sale purchases. We believe we are the largest purchaser of nonperforming telecom and utilities receivables in the United Kingdom. We have not historically engaged in the larger bank credit card charge-off market, where competition has made available returns unattractive, but we believe there may be an opportunity to grow into this market as over-levered competitors have been under strain and have pulled back. Our platform offers debt purchase through JC International Acquisition, LLC, third-party contingency servicing capabilities through Creditlink Account Recovery Solutions Ltd. (“CARS”), consumer reconnection through ResolveCall Ltd. (“ResolveCall”) and legal recovery through Moriarty Law Limited (“Moriarty”). The majority of our third-party servicing business globally is in the United Kingdom, partly due to the ResolveCall and Moriarty businesses. This full set of capabilities creates a unique proposition for clients who are evaluating different debt recovery strategies and are looking to reduce their vendor footprint.

We estimate the 2024 annual TAM for the U.K. market of $6.8 billion based on the cumulative TAM of the asset classes listed below, which we have estimated based on estimated or reported outstanding balances and the percentage of write-offs. We estimate that the TAM for the U.K. market was $5.8 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 17.5%.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019 – 2024 % CHANGE
				2024
	2019	CHARGE-OFF	MARKET	FACE	CHARGE-OFF	MARKET
	FACE VALUE	RATIO	CHARGE-OFFS	VALUE	RATIO	CHARGE-OFFS	FACE VALUE	CHARGE-OFFS

	($ IN BILLIONS)
Consumer loans(1)	$197.2	1.1%	$2.1	$209.6	0.4%	$0.7	6.3%	(64.7)%
Telecom and utilities(2)(3)(4)	—	—%	1.6	—	—%	4.5	—	189.0%
Credit cards(1)	93.6	2.3%	2.1	93.1	1.7%	1.6	(0.6)%	(27.9)%
Total United Kingdom	$290.8	2.0%	$5.8	$302.7	2.2%	$6.8	4.1%	17.5%

“NM” — not meaningful

Note: All figures converted to USD at the exchange rate of $1.2966 per British pound as of March 20, 2025.

(1)	Source: Bank of England.
(2)	Source: Ofcom (Telecom) and Ofgem (Utilities).
(3)	Telecom figures reflect total consumer debt in arrears for January 2020 and June 2024.
(4)	Utilities figures reflect total electric & gas customer debt in arrears for Q4 2019 and Q4 2024; excludes water due to lack of available data.

We estimate our share of the U.K. market illustrated above to be approximately 3.9% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, an increase from our estimated share of 2.1% in 2019. We believe we are the market leader in the telecom and utilities market. We currently have a small share of the market for consumer loans or credit cards and believe we have a significant opportunity to grow our purchasing in those markets going forward.

	2019 FULL YEAR		2024 FULL YEAR		2019 – 2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM

	($ IN BILLIONS)
Consumer loans	$0.0	0.9%	$0.1	9.4%	250.5%	8.5%
Telecom and utilities	0.1	6.7%	0.2	4.3%	86.0%	(2.4)%
Credit cards	—	—%	0.0	0.3%	NM	0.3%
Total United Kingdom	$0.1	2.1%	$0.3	3.9%	115.4%	1.8%

“NM” — not meaningful

We have grown both organically and inorganically, with U.K. collections growing at a 46.2% compound annual growth rate to $39.4 million in 2024 from $5.9 million in 2019.

We have three offices in the United Kingdom: London, Paisley and Basingstoke. As of September 30, 2025, we had 325.4 FTE dedicated to our U.K. business, which includes 28.5 FTE in Mumbai, India.

Historical Performance

The charts below summarize the U.K. portfolio performance since our entry in the U.K. market in 2009. Between 2009 and 2018, our purchasing was opportunistic as the competitive environment did not always provide consistent attractive returns. Beginning in 2019, we established our niche in telecom and utilities and point-of-sale installment loans, and we have extended our advantages in these asset classes through our acquisitions of ResolveCall and Moriarty. Our cumulative collections have consistently outperformed the original forecast, demonstrating the accuracy of our modeling and our ability to improve performance over time relative to the capabilities we have on initial forecast.

Total Deployments by Vintage

($ in millions)
$0
$5
$1
$6
$0
$5
$4
$1
$1
$3
$7
$13
$19
$19
$27
$29
$11
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$0
$18
$6
$13
$1
$12
$10
$4
$4
$16
$23
$35
$38
$48
$70
$52
$23
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
4.9x
3.7x
4.2x
2.1x
3.9x
2.2x
2.7x
3.8x
5.4x
5.3x
3.2x
2.7x
2.0x
2.5x
2.6x
1.8x
2.2x
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$240
$220
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
-
2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

Latin America

Our principal Latin American markets are currently in Colombia, Peru and the Caribbean, where we have investment activity in the Bahamas, Barbados, Belize, the Dominican Republic, Jamaica, the Republic of Trinidad and Tobago and the Turks and Caicos Islands.

In December 2022, we acquired the nonperforming loan assets and certain legal entities of Refinancia, a Colombian purchaser and servicer with nonperforming loan purchase data covering approximately $2.0 billion in face value and a track record that extends back over 15 years.

In 2023, we also entered the Caribbean market by acquiring several legal entities with a back book of defaulted unsecured consumer loans serviced by third-party agencies from Pangea International Group (“Pangea”).

Because of the different national footprints, it is difficult to estimate the addressable markets across the whole of the Latin American region. In Colombia, our largest country exposure in Latin America, we estimate the 2024 annual TAM for the Colombian market of approximately $3.4 billion in estimated annual face value charged-off based on estimated or reported outstanding balances and past due loan book in 2024. We estimate that the TAM for the Colombian market was $1.8 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 88.1%.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019 – 2024 % CHANGE
2024
	2019	CHARGE-OFF	MARKET	FACE	CHARGE-OFF	MARKET
	FACE VALUE	RATIO	CHARGE-OFFS	VALUE	RATIO	CHARGE-OFFS	FACE VALUE	CHARGE-OFFS

($ IN BILLIONS)
Total Colombia(1)(2)	$37.7	4.7%	$1.8	$48.5	6.9%	$3.4	28.6%	88.1%

Note: All figures converted to USD at the exchange rate of $0.00024 per Colombian peso as of March 20, 2025.

(1)	Source: Superintendencia Financiera de Colombia.
(2)	Face value reflects total consumer debt balance (excluding mortgages) and charge-off ratio reflects past due loan book at December 2019 and December 2024.

We estimate our share of the Colombian market illustrated above to be approximately 24.5% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, or $0.8 billion, after not having any market share in 2019, which was before we entered the Colombian market. We believe we are now the market leader in the Colombian market. In

Colombia, most major credit grantors sell their non-performing accounts. We believe we have a significant opportunity to grow in Latin America by entering and developing the market for purchasing auto loans, telecom receivables or other asset classes, and by entering new Latin American markets going forwards.

	2019 FULL YEAR		2024 FULL YEAR		2019 – 2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM

($ IN BILLIONS)
Total Colombia	$—	—%	$0.8	24.5%	NM	24.5%

“NM” — not meaningful

While Latin America is our newest geographic market, we have grown this geographic market rapidly, with Latin America collections growing to $39.0 million in 2024 from $0.8 million in 2021, the year we entered the market.

We have one office in Latin America, in Bogotá, Colombia, and run most of our Latin American purchasing and collections through that office. As of September 30, 2025, we had nine FTE in that office that oversee purchasing operations, analytics and management of local third-party servicers.

Historical Performance

The charts below summarize the Latin American portfolio performance since our data begins on Refinancia in 2014, including results from prior to our acquisition of its nonperforming loan assets and certain legal entities in 2022 and 2023.

Total Deployments by Vintage

($ in millions)
$8
$25
$42
$46
$24
2021
2022
2023
2024
YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$20
$71
$107
$117
$59
2021
2022
2023
2024
YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
2.5x
2.8x
2.5x
2.6x
2.5x
2021
2022
2023
2024
YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
-
2021
2022
2023
2024
2025

Our Role Within the Market

Our debt purchasing activity plays an important role in the financial ecosystem, providing credit originators with liquidity through the sale of nonperforming consumer receivables. Many of these lenders are focused on originating credit and do not have the capabilities to effectively service underperforming assets. As such, they choose to rely on debt purchasers who possess the compliance track record, internal resources and operational expertise needed to successfully manage consumers throughout the collections process. The recovery of delinquent consumer debts that debt purchasing enables mitigates the impact that consumer credit costs would have on borrowing costs. Debt purchasing allows credit originators to focus on originating new credit and doing so based on more predictable credit costs and operationally manageable collection processes, a vital part of a healthy functioning financial ecosystem and supporting the fair access to credit for consumers.

We customize our strategy of acquiring receivables for each geography and asset class, including those asset classes that have traditionally been underserved by major debt purchasers. While the debt purchasing sector has historically focused on prime-originated large-balance credit card receivables, a unique element of our strategy has been our full spectrum approach across asset classes. For instance, in auto loans, we pursue opportunities in secured auto loans, unsecured deficiency balances and insolvencies, positioning ourselves as a partner and full spectrum solution provider rather than just a bidder on discrete pools of assets. Whereas Canaccede had never historically purchased outside of credit card receivables prior to our acquisition of the business in 2020, we now have three significant auto loan clients in Canada that we have purchased from in 2024 and 2025. We also have capabilities in smaller balance receivables, including smaller consumer installment loans, “buy now, pay later” loans, telecom and utilities receivables, and small balance credit card debt. Certain parts of the installment loan asset class we have focused on, such as “buy now, pay later,” other point of sale financings and fintech originated installment loans have grown more quickly than other asset classes. Whether competing directly with other debt purchasers or targeting niche, underserved asset classes, our investment thesis remains centered on unwavering discipline in adhering to our return thresholds. Our significant customer database amassed over 20 years, advanced machine learning and analytics capabilities enable us to model returns with a high degree of predictability, allowing us to price portfolios accurately and maintain a consistent, disciplined acquisition strategy. Our advantage in cost-to-collect has also allowed us to earn higher returns at the same pricing as other debt buyers with a higher cost-to-collect. We believe we provide significant value to our clients by helping them solve a diverse array of asset classes and geographies through a single counterparty.

Our Strengths

We believe that the following strengths have been essential to our success to date and will continue to be important in the future.

Strategic focus and leadership position in asset classes with large underlying markets and low penetration

We focus on consumer asset classes that are large and growing but underpenetrated by other large debt buyers. We have unique operational capabilities in each of our target asset classes and a substantial data advantage obtained through over 23 years of operational history, which provide a competitive advantage and create attractive pricing dynamics. Today, based on our experience, industry knowledge and analysis of publicly available reports, we believe we are the market leader in several asset classes in the United States, Canada and the United Kingdom including:

▪	the largest purchaser of nonperforming telecom receivables in the United States;
▪	the largest or second largest purchaser of both nonperforming and insolvent auto finance receivables in the United States;
▪	the largest or second largest purchaser of insolvent consumer receivables in the United States;
▪	the largest purchaser of both nonperforming and insolvent consumer receivables in Canada; and
▪	the largest purchaser of nonperforming telecom and utilities receivables in the United Kingdom.

There are important differences between successfully collecting a small balance nonperforming account, such as a telecom bill or a small balance credit card, and a prime-originated large-balance credit card. We believe our expertise in collecting these accounts effectively and compliantly, coupled with our low cost-to-collect, create significant barriers to entry and enhance our performance.

We also have the full set of capabilities to participate in transactions in more competitive markets such as prime large-balance credit card charge-offs, but we employ a disciplined investment approach driven by return targets to determine where to allocate capital, and we choose to focus on markets where we believe we can obtain higher risk-adjusted returns.

Superior analytics supported by proprietary “through-the-cycle” data

Since our inception over 23 years ago and through September 30, 2025, we have invested $3.6 billion in portfolios with an original face value of approximately $83.8 billion, representing more than 43 million unique consumers. We believe our significant data repository is very valuable since credit bureau data has lower predictive power for payment performance of consumers with nonperforming accounts. Our advanced pricing models stratify accounts based on hundreds of variables examined for predictive value, determine optimal collection strategy and accurately forecast liquidation rates and cost-to-collect expenses. The value of our data repository and analytics is demonstrated by our actual collections experience, which has a low standard deviation from our forecasts.

Long-standing relationships and contracted deployments with diverse and granular set of clients

We have forged both long-term and granular partnerships with our clients, including leading telecom and utilities providers and major auto finance originators. From January 1, 2022 through September 30, 2025, of our top 10 and 20 counterparties, five and nine have been clients for five or more years, respectively, excluding the Conn’s Portfolio Purchase. In 2024 and in the nine months ended September 30, 2025, we made 731 and 625 discrete purchases, respectively, averaging 61 and 69 transactions per month, respectively, with an average purchase size of $0.7 million and $0.6 million, excluding the Conn’s Portfolio Purchase, respectively. We position our platform to clients as a comprehensive solution provider as opposed to a transaction counterparty, and we emphasize our industry-leading compliance and regulatory practices. The strength of our relationships allows us to enter into forward flow agreements for as long as three years that we regularly renew, which lock in future deployments from existing clients and provide contractual and pricing certainty. As of September 30, 2025, we had $316.4 million of committed purchases through forward flow agreements.

Track record of consistent, stable profitability

We have a long and consistent track record of operational execution and disciplined growth that spans our over 23-year history. We have successfully navigated a variety of market conditions and credit cycles and have continued to grow our collections through the combination of organic growth and the successful integrations of several strategic acquisitions. We have demonstrated the ability to generate reliable collections in both a strong economic climate as well as periods of economic stress. We have been profitable every year since inception. For the year ended December 31, 2024, we had net income of $128.9 million, compared to $111.5 million for the year ended December 31, 2023 and $87.6 million for the year ended December 31, 2022. For the nine months ended September 30, 2025, we had net income of $150.2 million, compared to $101.9 million for the nine months ended September 30, 2024.

Best-in-class operating efficiency

We have a long history of operational innovation, and our platform has been able to produce improving efficiency in collections despite our smaller overall scale and the fact that the average account balance in our portfolios is smaller than some of our key peers. Our cash efficiency ratio, which was 68.7% for the year ended December 31, 2024, as compared to ratios ranging from 54.2% to 58.9% for our two primary competitors. Our cash efficiency ratio was also higher than the cash efficiency ratios of our key competitors in each of the last five years. We believe our superior operating efficiency allows us to earn a higher level of profit than our competitors on equivalent purchases and allows us to continue to scale with increased profitability. A number of factors drive our platform’s efficiency outperformance, including our proprietary platform, our primarily outsourced variable expense structure and our co-sourced operation in Mumbai, India, which we believe helps produce a significant cost-to-collect advantage relative to competitors that maintain fixed cost U.S. based collection operations.

Competitive advantages from variable cost business model with proprietary collection capabilities

Our model is to outsource the aspects of the collections value chain that we view as commoditized or operationally intensive and do not produce a competitive advantage, such as running a large domestic call center. We instead seek to own the high value-add aspects of the purchasing and collection process, including performance data, extensive data analytical capabilities, technological capabilities and the collection processes and techniques that we believe create significant barriers to entry and competitive advantages. We believe competitors that maintain large domestic call centers are disadvantaged because they bear a significant fixed cost base and are not able to scale up and scale down deployments based on the market environment. By contrast, we have a variable cost structure. We scaled down deployments during 2020 and 2021 when the deployment market was weaker due to government stimulus packages, and we are scaling up significantly in recent years as the market opportunity has become significantly more favorable to us. In addition to our Mumbai collection center, we outsource other collections we believe to be commoditized to different agencies based on their particular competencies using our proprietary ValuTiers segmentation process to optimize our collections and reduce our cost-to-collect. These unique collection capabilities, paired with our proprietary technologies and business processes that help us analyze consumer information, sustain our efficiency advantage.

Conservative leverage and consistent cash flow provide strong debt servicing capabilities

We reported net income of $128.9 million and $150.2 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively. Our adjusted cash EBITDA was $430.8 million and $594.3 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, and our leverage based on the ratio of our net debt to adjusted cash EBITDA was 1.59x for the twelve months ended September 30, 2025. Leverage at the end of 2024 increased temporarily as a result of the Conn’s Portfolio Purchase, which closed on December 3, 2024. For additional information regarding adjusted cash EBITDA, a non-GAAP financial measure, and our leverage, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” We have historically had, and continue to maintain, lower leverage than our peers. We view our low level of leverage to be a competitive advantage because it allows us to maintain the flexibility to expand deployments as market opportunities arise. Since we were founded, we have operated with conservative financial policies while delivering strong results. We have increased our leverage in the current market, as we believe the opportunities to deploy attractively have risen meaningfully over the year ended December 31, 2024. Despite our investments in growth, we continue to maintain lower leverage than our two primary competitors, whose reported leverage as of December 31, 2024 ranged from 2.6x to 2.9x.

Comprehensive focus on compliance and risk management centered around the consumer

Since our founding, we have emphasized a culture of compliance premised on treating consumers fairly and helping them achieve their financial goals. We believe our compliance investments and capabilities as well as our collaborative approach with both consumers and regulators positions us well as regulators continue to promote high standards for our industry. We aim to provide consumers sensible solutions and assist them as they return to financial health. This unrelenting focus on doing the right thing and treating consumers with compassion and respect is at the heart of our exemplary compliance track record, which we believe is an important differentiator when compared to other industry participants. Credit originators across our markets are highly sensitive to regulatory compliance issues and the care of their customers, and our reputation as a “safe pair of hands” allows us to win transactions in certain situations even if we do not offer the highest purchase price for their accounts.

Experienced, operationally focused management team

We have a highly qualified senior management team with a strong track record of executing effective, compliant and innovative collection strategies. Our Chief Executive Officer, David Burton, with over 30 years of experience in the debt recovery industry, founded Jefferson Capital in 2002 and has been integral to our strategy, operations and success. Our team has experience across economic cycles and understands how to navigate changing market conditions. Throughout the organization, we have a culture of performance that is based upon decades of industry experience among the senior management team.

Our Growth Strategy

Our revenue and net income have grown at a 27.0% and 21.4% compound annual growth rate from the year ended December 31, 2022 to the year ended December 31, 2024, respectively. We have grown both our revenue and our net operating income every year since 2013. We have managed to produce consistent historical growth despite changing deployment environments in many of our core markets by expanding our geographies, including the acquisition of Canaccede in Canada and by acquiring the assets and certain entities of Refinancia in Colombia. At the same time, we have also produced significant organic growth in our deployment volumes, particularly in our core U.S. market.

We believe there are organic and inorganic opportunities for growing our ERC, revenues and net income from both new and existing clients. We estimate that the TAM in our asset classes in the United States was approximately $167.8 billion in 2024, relative to our purchased face value of $6.9 billion or 4.1% of our TAM. We estimate that our TAM in Canada, the United Kingdom and Colombia was an additional $5.1 billion, $6.8 billion and $3.4 billion, respectively, and our purchased face value in these markets was 24.6%, 3.9% and 24.5% of our TAM in 2024. See “— Our Markets” for further information on the calculation of our TAM.

We may be required to seek additional capital in order to fund our multifaceted growth strategy. For example, we may make additional borrowings under the Revolving Credit Facility, enter into other credit or financing agreements or sell additional securities. If we decide to fund our growth strategy with equity securities, our stockholders may experience significant dilution.

We believe the below factors position us well to increase our ERC, revenues and net income and enhance our position as a market leader in our core asset classes.

Rising nonperforming loans market-wide

According to the Federal Reserve Bank of St. Louis, the 30+ delinquency rate on consumer loans at U.S. commercial banks has risen sequentially since the third quarter of 2021 and as of December 31, 2024, stood at 2.75%, the highest level since the third quarter of 2012. Similarly, charge-offs on U.S. consumer loans at commercial banks have followed delinquencies higher and as of December 31, 2024, stood at 2.98%, the highest level since the third quarter of 2011 based on the same data. The trend towards higher levels of delinquency has come despite consistently low levels of unemployment, which stood at 4.4% at September 30, 2025, up modestly from 3.7% at December 31, 2023 and 4.1% at December 31, 2024 according to the Bureau of Labor Statistics. On September 30, 2024, the “on-ramp” for student loan repayments ended and missed payments on the $1.5 trillion of federal government student loans started to be reported to credit bureaus and sent to collections for the first time in four and a half years, further straining finances for consumers who may also have other loan obligations. Given the trend towards a rising proportion of loans in early stage delinquency, we believe more loans will continue to ultimately roll to charge-off, and this will increase the number of charged-off loans that our clients will look to sell. We believe the opportunity to grow our deployments and ERC has been rising. At the same time, as the amount of nonperforming loans for sale rises, we believe pricing has typically declined and returns have risen, and recent deployments have been underwritten at higher risk-adjusted returns than our older vintages. We believe we have ample financial capacity to take advantage of this potential market opportunity.

Drive deployment growth through operating efficiencies of our proprietary digital technologies

We have developed an innovative and proprietary digital collections platform that automates standardized administrative or repetitive tasks while providing consumers with direct and immediate communication in a personal and non-intrusive manner that offers a more convenient payment method. The platform also reduces our reliance on traditional communication methods such as mail and direct calls, which further lowers our cost-to-collect and increases our net income. Our digital collections environment exemplifies our consumer-centric approach to client service by reaching consumers who prefer to interact with us online or digitally. This technology infrastructure also allows us to more precisely identify customer behavioral patterns. These insights enable us to digest new predictive data and adapt to changing macro-economic circumstances to more quickly refine our predictive models for new purchase pricing, fine-tune our deployment and pricing strategies or to change our collection strategies. Our technology infrastructure enables us to implement changes across our organization in an expedited fashion. We believe these factors contribute to our ability to produce higher returns than our publicly traded competitors and grow our market share, including our market share in asset classes where our peers focus.

Add new clients in our core markets in the United States and Canada

Our business development team has successfully grown our deployments for many years by adding new clients, retaining our core clients and increasing the range of asset classes that clients generally sell to us. In 2023, we added 32 new clients, in 2024, we added 14 new clients and in the nine months ended September 30, 2025, we added 15 new clients. During this time, we also saw substantial increases in volumes from many existing clients. Some of our new clients are first time sellers that previously retained and collected their own charged-off accounts. These relationships typically begin with us making smaller purchases; however, as our clients become more familiar with our capabilities, compliance, and professionalism, there is greater potential for substantially higher purchase volume. In other instances, we gain new clients that previously sold their accounts to peer debt buyers. We increasingly find that our efficiency and our demonstrated lower cost-to-collect allows us to be competitive with larger debt buyers in the large-balance credit card market in which they focus while maintaining our target return requirements.

Leverage our data and collection capabilities across a variety of asset class focus in Canada, the United Kingdom and Latin America

Unlike some of our peers, we pursue nonperforming loan purchase opportunities across a wide variety of asset classes beyond credit cards and in both insolvency and distressed receivables. We believe we have for a long time been a leader in the United States in several of those asset classes. When we acquired Canaccede in 2020, Canaccede’s business was mainly comprised of purchasing credit cards and personal loans. Based in part upon our experience in the United States, we have now expanded our Canadian business into purchasing, among other things, secured auto loans, telecom receivables and utility receivables. In 2019, we similarly started to focus heavily on telecom and utilities purchases in the United Kingdom and are now a market leader in the United Kingdom. Based upon our leadership in the Canadian and U.S. insolvency markets, we decided to launch insolvency purchasing in the United Kingdom in 2023. In the Caribbean, we began purchasing credit cards and personal loans in 2023, and we are expanding our purchasing to include secured loans as well. We believe our experience and success in purchasing certain asset classes in the United States will allow us to grow our market share in similar asset classes in other geographies.

Expand performing loan purchasing in the United States

We have historically entered new asset classes opportunistically where we believe returns will be attractive, the underlying market is large, and we are able to develop a competitive moat through better data and collection strategies. We believe performing consumer loans with credit deterioration, a high degree of credit risk or that require significant focus on servicing offer such an opportunity and one for which our skill set is particularly well-suited. During 2022 and 2023, we selectively purchased pools of performing loans where there was significant credit deterioration or related risk, because our experience in handling more seriously delinquent nonperforming loans provided the skills and strategies to successfully acquire and service performing loans with significant credit deterioration. The Conn’s Portfolio Purchase in 2024 reflected a significant expansion of this strategy. Because the cash flows emanating from performing loans are much greater than they are for non-performing loans on a relative basis, and the cost of collecting these assets is expected to be substantially less, the market size for performing loans can represent a significant expansion from the non-performing loan market. We believe that there will be the opportunity to purchase other portfolios that contain a mix of performing and non-performing loans and having the capability to evaluate and purchase and service both together, and an ability to manage performing loans that become non-performing where there is an elevated credit risk, will be a competitive advantage.

Organically enter new adjacent geographic markets in Latin America

We entered the Colombian market in 2021 through a purchase alongside Refinancia, as a partner, from a significant global bank that was also our client in a separate geography. We scaled our presence in Colombia by acquiring the assets and certain entities of Refinancia in 2022 and 2023, which expanded our purchasing and client relationships in the Colombian market. In 2023, we began purchasing in Peru and the Caribbean. Existing clients have expressed interest in selling portfolios to us in the following markets: Mexico, Chile, Panama and Costa Rica. We believe this interest is indicative of the attractiveness of our platform as compared to local competitors, such as cost of funds, financial capacity and operational compliance disciplines. Given increased interest in our platform in Latin America, we believe we could create a more substantive Pan-Latin American platform over time.

Acquire a European platform at an attractive entry price

Because of the financial distress that a handful of major European platforms are undergoing due to overleverage and years of poor performance, there has been a level of dislocation in European capital markets for non-performing loan purchasers, which may create an opportunity to acquire a stronger platform that has been impacted by the dislocation. Based on publicly disclosed financial reports, two of the largest platforms are reported to have become increasingly unprofitable and are in the midst of publicly announced debt restructurings, which has resulted in much higher bond yields across the European market. While we do not have any binding agreements or commitments to do so, we believe there could be a possibility in the future to acquire the assets of such a European platform at an attractive entry price, which would allow us to expand our business further into continental Europe.

Enter the high street bank market in the United Kingdom

We may have the opportunity to purchase from the British high street banks because other competitors that have experienced financial distress have pulled back in this market. We believe our competitors’ exits have created more favorable pricing in the market and allow for higher returns than have been available historically. Should the competitive market change to the extent that returns meet our requirements, we could access the much larger U.K. bank market, allowing us to expand beyond the telecom and utilities and installment loans markets in which we currently participate.

Our Clients

We purchase portfolios of nonperforming loans through either single portfolio purchases, referred to as spot sales, or through the pre-arranged agreement to purchase multiple portfolios at regular intervals, referred to as forward flow sales. Under a forward flow contract, we agree to purchase statistically similar nonperforming loan portfolios from credit grantors on a periodic basis at a pre-negotiated price over a specified time period, generally from six months to as long as three years for some of our clients. We regularly renew our forward flow contracts with our long-time clients. As of September 30, 2025, we had $316.4 million of total committed forward flows.

We benefit from a long-term client base with whom we have forward flow agreements in place that regularly renew. We seek to form strategic relationships with clients and engage in regular dialogue with their senior executives in order to identify additional opportunities to enhance their goals. We continuously improve our cost-to-collect and build a “moat” around the client relationship that we believe would be very difficult for any new entrant to replicate. As of September 30, 2025, we have had a relationship of over five years with five of our top 10 clients, excluding Conn’s.

We also manage an active pipeline of new clients and utilize extensive marketing efforts to realize new purchasing opportunities. Over the last six years, we have experienced significant growth in our purchases in terms of both dollar amount and the number of sellers, adding over 130 new clients between 2018 and September 30, 2025.

As we pursue nonperforming loan purchase opportunities across a wide variety of asset classes and pursue relationships with originators of all sizes, we believe our purchasing and client relationships are less concentrated than those of our key competitors, who tend to focus on fewer asset classes and primarily on large purchases. For the period beginning January 1, 2022 and ending September 30, 2025, excluding the Conn’s Portfolio Purchase, our top five counterparties accounted for 34.2% of purchases with the top counterparty accounting for 9.2% of total purchase volume for that period. In 2024 and in the nine months ended September 30, 2025, we made 731 and 625 discrete purchases, respectively, averaging 61 and 69 transactions per month, respectively, with an average purchase size of $0.7 million and $0.6 million, excluding the Conn’s Portfolio Purchase, respectively. We have forged long-term partnerships with major financial institutions, major telecom companies and many smaller niche originators. In the year ended December 31, 2024 and the nine months ended September 30, 2025, we added 14 and 15 new clients, respectively, in addition to seeing substantial increases in volumes from many existing clients. In addition to our forward flows with long-time clients where we derive the vast majority of our purchases, we also actively participate in bidding for new purchases of nonperforming loan portfolios through auctions and negotiated sales.

Our Operations

Our operational strategy is to create differentiated capabilities that provide a competitive advantage while outsourcing the activities that we believe are commoditized and operationally intensive. These capabilities include the data and analytical capabilities, master servicing capabilities, technology and digital collection capabilities, and legal collections as well as other unique or differentiated collection capabilities for a given market.

We utilize external servicing resources, including both collection agencies and external law firms, more than some of the other major nonperforming loan purchasers because of the operational flexibility and the competitive performance dynamics they provide. By having less overhead and a higher proportion of variable costs, we believe we are more disciplined on pricing than our peers and are able to refrain from purchasing at returns below our thresholds. We believe our peers may feel more pressure to purchase at lower returns in order to support a larger fixed cost base comprised of much larger internal call center and internal legal channel operations. Because our operating model is flexible and scalable based on variable operating expenses, we can scale upward and downward as needed depending on supply conditions in the deployment market. Managing external servicers and resources is a core competency. We employ a rigorous onboarding process, with an emphasis on compliance and risk management through CMS, we have active oversight of the operations and performance, and we can and do shift our placements if we find performance is lagging or because an external vendor, like a law firm or agency, will not be able to meet our stringent compliance standards.

Asset Diversification

We have expertise and historical data in under-penetrated asset classes where others lack robust historical performance that give us a competitive advantage in pricing and implementing collection strategies. Our asset classes are very diversified in the United States and the United Kingdom. We have achieved consistently high multiples of investment across all core asset classes. The below chart shows our asset diversification in the United States, Canada, the United Kingdom and Latin America as of September 30, 2025:

Our Business Lines

The chart below presents an overview of our collection channels for the nine months ended September 30, 2025 for each of our geographic locations or segments:

Distressed Business Line

The Distressed business line (“Distressed”) is our largest business line and represents the purchase, collection and servicing collection of nonperforming consumer loans. The vast majority of distressed accounts that we purchase have been charged-off for reason of delinquency. However, we have also purchased accounts that are considered to be performing but that have elevated credit risk, which we can purchase at a significant discount to face value. The Conn’s Portfolio Purchase included both accounts that were charged-off and accounts that are considered to still be performing though with elevated credit risk, and we consolidated that purchase into our Distressed business line.

Since inception and through September 30, 2025, we have invested approximately $2.4 billion in portfolios with original face value of approximately $74.5 billion of distressed receivables with a strategic focus on underpenetrated asset classes, including consumer installment loans, telecom receivables, auto finance loans, utilities, and small balance credit card receivables. We believe we possess robust historical performance data that other competitors lack in each of these asset classes.

Insolvency Business Line

In our Insolvency business line, we purchase and service insolvency accounts that are filed under Chapter 7 or Chapter 13 of Title 11 of the United States Code (as amended, the “U.S. Bankruptcy Code”), or under equivalent insolvency statutes in Canada and the United Kingdom. Accounts in an insolvency typically obtain payment plans that generally range from three to five years in duration. We purchase accounts that are at any stage in the bankruptcy plan life schedule. Portfolios acquired close to the filing of the bankruptcy plan will generally take months to generate cash flow, while aged portfolios acquired years after the plan filing will typically generate immediate cash flows. Non-U.S. insolvency accounts may have some slight differences but generally operate in a similar manner. In Canada, we purchase consumer proposal, consumer credit counseling and bankrupt accounts. We recently commenced purchasing portfolios of insolvent accounts in the United Kingdom, which are referred to as Individual Voluntary Arrangements.

Since inception and through September 30, 2025, we have invested approximately $1.2 billion in portfolios with original face value of approximately $9.4 billion in insolvency purchases. We are able to manage all bankruptcy chapters in all states and territories and purchase in all secured and unsecured asset classes except for mortgages. We believe we are part of a very small subset of companies that buys consumer bankruptcy claims and part of an even smaller subset that buys secured consumer bankruptcy claims. Because we buy both secured and unsecured loans across the credit spectrum, we believe creditors prefer to work with us as they do not have to engage multiple vendors, which may require lengthy and complicated on-boarding and may increase cost and risk. In addition to the purchase of portfolios of insolvent loans, we provide fee-based services including third-party servicing of bankruptcy accounts in the United States and Canada.

Our Focus on Compliance

We believe our compliance track record is one of the best in the industry. Since our founding in 2002, investments in people and processes to ensure ongoing legal and regulatory compliance, coupled with a culture that promotes doing the right thing for consumers, have provided a key commercial competitive advantage in winning new business from reputation sensitive credit originators, financial institutions and service providers. Our success is rooted in our history of compliance. Since 2012 through September 30, 2025, we have engaged in approximately 1493 compliance requests and audits by clients and regulators. We successfully completed 141 and 197 such requests and audits for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, and we have never failed a regulatory audit in our 23-year history.

By centering our business around treating the consumer fairly in all of our operations, and through the use of proprietary technology and experienced associates to promptly and efficiently resolve consumer inquiries, we believe we are able to provide a better customer experience and better responsiveness to consumer concerns than other large industry participants. These outcomes have been viewed favorably by both the institutions from whom we acquire accounts and by our regulators.

Recent Developments

Stockholder Dividend

On November 12, 2025, our board of directors declared a quarterly cash dividend of $0.24 per share on our outstanding common stock (the “Third Quarter Stockholder Dividend”). On December 4, 2025, we paid the Third Quarter Stockholder Dividend, representing a total amount of $15.5 million, to shareholders of record as of the close of business on November 25, 2025.

Closing of the Bluestem Portfolio Purchase

The Bluestem Portfolio Purchase closed on December 4, 2025. The net purchase price for the portfolio was $196.1 million and the estimated remaining collections associated with the portfolio are $310.0 million. See “— Our Markets — United States — Bluestem Receivables Asset Acquisition” for additional information.

Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

▪	A deterioration in the economic or inflationary environment in the countries in which we operate could have an adverse effect on our business and results of operations.

▪

We may not be able to continually replace our nonperforming loans with additional portfolios sufficient to operate efficiently and profitably, or we may not be able to purchase nonperforming loans at appropriate prices.

▪	We may not be able to collect a sufficient amount from our nonperforming loans to fund our operations.
▪	Our collections may decrease if certain types of insolvency proceedings and bankruptcy filings involving liquidations increase.
▪

We outsource and offshore certain activities related to our business to third parties. Any disruption or failure of these third parties to provide these services could adversely affect our business operations, financial condition and reputation.

▪	Disruptions at our co-sourced operation in Mumbai could adversely impact our business.
▪	Goodwill impairment charges could negatively impact our net income and stockholders’ equity.
▪	Our loss contingency accruals may not be adequate to cover actual losses.
▪

Solicitors of Moriarty, our wholly-owned law firm subsidiary in the United Kingdom, could act outside our interests and/or regulatory bodies to which such law firm subsidiary and its solicitors are subject could take enforcement action or impose sanctions that could impact our business, financial condition and results of operations.

▪

Our expected collections from the Conn’s Portfolio Purchase may not be realized, or our expenses from the FTE that were formerly employed by Conn’s may be higher than we anticipated, which may adversely impact our financial results.

▪	Our international operations expose us to risks, which could harm our business, financial condition and results of operations.
▪

We may experience losses on portfolios consisting of new asset classes of receivables or receivables in new geographies due to our lack of collection experience with these receivables, which could harm our business, financial condition and results of operations.

▪	Compliance with complex and evolving international and U.S. laws and regulations that apply to our international operations could increase our cost of doing business in international jurisdictions.
▪

Evolving regulation, particularly in Latin America, where the regulatory environment is less restrictive with respect to the use of certain new technologies and where new collection capabilities are tested before broader adoption across our business, could adversely affect our business, financial condition and results of operations.

▪	Our ability to collect and enforce our nonperforming and performing loans may be limited under federal, state and international laws, regulations and policies.
▪

The regulation of data privacy in the United States and globally, or an inability to effectively manage our data governance structures, could have an adverse effect on our business, financial condition and results of operations by increasing our compliance costs or decreasing our competitiveness.

▪	We are dependent on our data gathering systems and proprietary consumer profiles, and if access to such data was lost or became public, our business could be materially and adversely affected.
▪	A cybersecurity incident could damage our reputation and adversely impact our business and financial results.
▪

The underperformance or failure of our information technology infrastructure, networks or communication systems could result in a loss in productivity, loss of competitive advantage and business disruption.

▪	We may not be able to adequately protect the intellectual property rights upon which we rely and, as a result, any lack of protection may diminish our competitive advantage.
▪

Our use of machine learning and AI technologies could adversely affect our products and services, harm our reputation, or cause us to incur liability resulting from harm to individuals or violation of laws and regulations or contracts to which we are a party.

▪	We expect to use leverage in executing our business strategy, which may have adverse consequences.
▪	We may not be able to generate sufficient cash flow or complete alternative financing plans, including raising additional capital, to meet our debt service obligations.
▪	The JCF Stockholders (as defined below) control us, and their interests may conflict with ours or yours in the future, including matters that involve corporate opportunities.

▪

We are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

Our Corporate Information

We were initially formed on November 12, 2024 as a Delaware corporation. Our principal executive offices are located at 600 South Highway 169, Suite 1575, Minneapolis, Minnesota 55426, and our telephone number is (320) 229-8505. Our corporate website address is www.jcap.com. Information contained on, or accessible through, our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part. We have included our website in this prospectus solely as an inactive textual reference.

Share Repurchase

We intend to purchase from the underwriters 3,000,000 shares of our common stock at a price per share equal to the price per share to be paid by the underwriters to the selling stockholders (the “Share Repurchase”). The underwriters will not receive any compensation for the shares of our common stock being repurchased by us. We intend to fund the Share Repurchase by borrowing under our Revolving Credit Facility.

The closing of the Share Repurchase will be concurrent with the closing of this offering. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. We cannot assure you that this offering or the Share Repurchase will be consummated.

The concurrent share repurchase was approved by our board of directors. Any shares of our common stock that we repurchase in the Share Repurchase will be retired.

The description of and the other information in this prospectus regarding the Share Repurchase is included solely for informational purposes. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock, subject to the Share Repurchase.

Initial Public Offering

On June 27, 2025, we completed our IPO, in which the selling stockholders sold 10,875,000 shares after giving effect to the underwriters’ exercise of the over-allotment option, at a public offering price of $15.00 per share. We also issued and sold 625,000 shares of our common stock in the IPO, which resulted in gross proceeds of $9.4 million before deducting the underwriting discounts and commissions and estimated offering expenses of $6.3 million, resulting in net proceeds of $3.1 million. Jefferies LLC and Keefe, Bruyette & Woods, Inc. acted as representatives of the underwriters for the offering. We used approximately $3.1 million of the net proceeds from the IPO to repay outstanding borrowings under the Revolving Credit Facility and the remaining net proceeds from the IPO for general corporate purposes, including to fund our growth, technology development, working capital, operating expenses and capital expenditures.

The Reorganization

Jefferson Capital, Inc., a Delaware corporation, was formed in connection with the IPO. Prior to the IPO, our business operations had generally been conducted through Jefferson Capital Holdings, LLC and its subsidiaries. JCAP TopCo, LLC was a holding company and the direct parent of Jefferson Capital Holdings, LLC. Following a series of transactions that we refer to collectively as the “Reorganization,” Jefferson Capital, Inc. became a holding company with no material assets other than 100% of the equity interests in JCAP TopCo, LLC, which remains a holding company with no material assets other than 100% of the equity interests in Jefferson Capital Holdings, LLC. Jefferson Capital, Inc. also succeeded to federal NOLs, state NOLs and tax credit carryforwards under Section 381 of the Code as a result of its acquisition in the Reorganization of certain affiliated corporations that held direct or indirect equity interests in JCAP TopCo, LLC. As indirect parent of Jefferson Capital Holdings, LLC, following the Reorganization, Jefferson Capital, Inc. operates and controls all of the business and affairs, and consolidates the financial results of, Jefferson Capital Holdings, LLC and its subsidiaries.

To effect the Reorganization, the owners of JCAP TopCo, LLC prior to the Reorganization, which included (i) entities affiliated with J.C. Flowers, (ii) members of Management Invest, LLC, an entity through which employees of JCAP TopCo, LLC and its subsidiaries and certain of our directors hold equity interests, and (iii) former equity holders of Canaccede, exchanged their direct and indirect interests in JCAP TopCo, LLC for shares of our common stock, among other things. We refer to the entities affiliated with J.C. Flowers, members of Management Invest, LLC and former stockholders of Canaccede who became owners of shares of our common stock following the Reorganization as the “JCF Stockholders,” “Management Stockholders” and “Former Canaccede Stockholders,” respectively.

The number of shares of common stock that the JCF Stockholders, the Former Canaccede Stockholders and the Management Stockholders received in exchange for the 132,828,019 Class A Units and Class C Units of JCAP TopCo, LLC outstanding immediately prior to the Reorganization was based on an exchange ratio of one share of common stock for every 2.4150549 units in JCAP TopCo, LLC and resulted in an aggregate of 55,000,000 shares of our common stock being issued. In addition, based on the initial public offering price, an aggregate of 9,060,082 shares of common stock were issued in exchange for the 27,937,232 Class B Units of JCAP TopCo, LLC outstanding immediately prior to the Reorganization, resulting in a total of 64,060,082 shares of common stock outstanding immediately after the Reorganization and before giving effect to the IPO.

The number of shares of common stock that the Management Stockholders collectively received pursuant to the Reorganization was based in part on the value that Management Invest, LLC would have received under the distribution provisions of the limited liability agreement of JCAP TopCo, LLC, with shares of our common stock valued by reference to the ultimate initial public offering price of shares of common stock in the IPO.

Specifically, of the 10,016,642 shares of common stock that were issued to the Management Stockholders in the Reorganization, 6,418,775 shares were issued in respect of Class B Units of Management Invest, LLC (which correspond to Class B Units of JCAP TopCo, LLC) that were “in- the-money” but remained subject to certain vesting conditions specified in individual award agreements. These shares were issued as restricted stock either with the same time-based vesting requirements that the corresponding Class B Units were subject to prior to the Reorganization or, if such corresponding Class B Units had performance vesting requirements, with a three year time-vesting requirement. If the vesting conditions of the restricted stock are not satisfied, such restricted stock will be forfeited and canceled. See “Executive Compensation — Equity Compensation — Class B Unit Grants.”

The Former Canaccede Stockholders sold all of the 1,612,721 shares of common stock that they received in the Reorganization in the IPO.

Organizational Structure

The following chart illustrates our simplified structure and our ownership following the Reorganization and the IPO. The chart is provided for illustrative purposes only and does not represent all legal entities affiliated with us, or our obligations.

(1)	Issuer of the 2026 Notes, 2029 Notes and 2030 Notes.
(2)	CL Holdings, LLC, Jefferson Capital Systems, LLC, JC International Acquisition, LLC and CFG Canada Funding, LLC, four of our operating subsidiaries, are the Borrowers under the Revolving Credit Facility. For further information, see “Description of Certain Indebtedness — Revolving Credit Facility.”

Following this offering and the Share Repurchase, the JCF Stockholders are expected to hold 55.4%, the Management Stockholders are expected to hold 15.3% and the Public Stockholders are expected to hold 18.6% of the outstanding shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock.

Our Sponsor

J.C. Flowers is a leading private investment firm dedicated to investing globally in the financial services industry. Founded in 1998, J.C. Flowers has invested more than $18 billion of capital in 70 portfolio companies in 18 countries across a range of industry subsectors including banking, insurance and reinsurance, securities firms, specialty finance, and services and asset management. With approximately $5 billion of assets under management, J.C. Flowers has offices in New York and London.

J.C. Flowers acquired a majority equity interest in the Jefferson Capital business in 2018. Since then, we have maintained a strong and constructive relationship with J.C. Flowers, who has continued to hold a controlling interest in our business through its affiliated funds. Three of the seven members of our board of directors are also affiliated with J.C. Flowers.

Immediately following this offering and the Share Repurchase, the JCF Stockholders, some of whom are selling stockholders in this offering, will together control approximately 55.4% of the voting power of our outstanding common stock (or 53.1% if the underwriters exercise in full their option to purchase additional shares from the selling stockholders). As a result, the JCF Stockholders will continue to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our amended and restated certificate of incorporation and amended and restated by-laws and the approval of any merger or sale of substantially all of our assets.

Because the JCF Stockholders control more than 50% of the voting power of our outstanding common stock, we are a “controlled company” under the corporate governance rules for the Nasdaq. Therefore, we are permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — We expect to be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.”

In addition, in connection with the IPO, we entered into a stockholders agreement with the JCF Stockholders (the “Stockholders Agreement”), which provides the JCF Stockholders the right to designate a certain number of nominees for election to our board of directors and certain committee nomination rights for so long as the JCF Stockholders (including their permitted transferees under the Stockholders Agreement) beneficially own a specified percentage of our outstanding common stock. See “Certain Relationships and Related Party Transactions — Stockholders Agreement — Nomination and Consent Rights.”

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

▪

we will present in this prospectus only two years of audited consolidated financial statements, plus any required unaudited consolidated financial statements, and related management’s discussion and analysis of financial condition and results of operations;

▪

we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

▪	we will provide less extensive disclosure about our executive compensation arrangements; and
▪	we will not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

Accordingly, the information contained herein may be different than the information you receive from our competitors that are public companies or other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period for complying with new or revised accounting standards and, as a result, our results of operations and financial statements may not be comparable to those of companies that have adopted the new or revised accounting standards.

THE OFFERING

Common stock offered by the selling stockholders	10,000,000 shares (or 11,500,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders).

Option to purchase additional shares of common stock from the selling stockholders

The underwriters have an option to purchase up to an aggregate of 1,500,000 additional shares of our common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Share Repurchase

We intend to purchase from the underwriters 3,000,000 shares of our common stock at a price per share equal to the price per share to be paid by the underwriters to the selling stockholders. We intend to fund the Share Repurchase by borrowing under our Revolving Credit Facility. The closing of the Share Repurchase will be concurrent with the closing of this offering. The repurchased shares of common stock will no longer be outstanding after this offering. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. We cannot assure you that this offering or the Share Repurchase will be consummated. See “— Share Repurchase.”

Common stock to be outstanding after this offering and the Share Repurchase	61,665,255 shares.

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders in this offering, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders. The selling stockholders will receive all of the net proceeds and bear the underwriting discount attributable to their sales of our common stock. However, we will pay certain expenses, other than the underwriting discount, in connection with this offering.

See the sections titled “Principal and Selling Stockholders” and “Use of Proceeds” for additional information.

Controlled company

We are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq, as the JCF Stockholders together have more than 50% of the voting power for the election of directors. See the section titled “Principal and Selling Stockholders.” Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the listing date of our IPO, (i) we have a board of directors that is composed of a majority of independent directors and (ii) we have a compensation committee that consists entirely of independent directors. We have elected not to comply with such corporate governance requirements. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements. See the section titled “Management —  Controlled Company Status.”

Dividend policy

On August 13 and November 12, 2025, we declared a dividend of $0.24 per share for the second and third quarter of 2025, respectively. We currently intend to continue to pay quarterly cash dividends of approximately $0.24 per share on our common stock, although any declaration of dividends will be at the discretion of our board of directors and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. See “Dividend Policy.”

Listing	Our common stock is listed on the Nasdaq, under the symbol “JCAP.”

Risk factors	See “Risk Factors” beginning on page 29 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding after giving effect to this offering and the Share Repurchase is based on 64,665,255 shares of our common stock outstanding as of September 30, 2025 (including 6,374,784 restricted shares, subject to certain vesting conditions). Such number excludes:

▪

477,542 shares of our common stock issuable upon the exercise of options outstanding under our 2025 Incentive Award Plan (the “2025 Plan”), as of September 30, 2025, at a weighted-average exercise price of $24.84 per share; and

▪

5,948,467 remaining shares of our common stock reserved for future issuance under our 2025 Plan, as well as any additional shares that become issuable pursuant to provisions in the 2025 Plan that automatically increase the share reserve under the 2025 Plan.

Unless otherwise indicated, all information contained in this prospectus, including the number of shares of our common stock that will be outstanding after this offering and the Share Repurchase, assumes no exercise by the underwriters of their option to purchase up to 1,500,000 additional shares of our common stock from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following tables present our summary consolidated historical financial data as of and for the periods ended on the dates indicated below. The summary consolidated statements of operations data and cash flow data for the years ended December 31, 2024 and 2023 and the summary consolidated balance sheet data as of December 31, 2024 and 2023 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data and cash flow data for the nine months ended September 30, 2025 and 2024 and the summary consolidated balance sheet data as of September 30, 2025 are derived from our unaudited combined and condensed consolidated financial statements and related notes included elsewhere in this prospectus. In our opinion, the unaudited combined and condensed consolidated financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such interim financial statements. The summary consolidated statements of operations data and cash flow data for the year ended December 31, 2022 and summary consolidated balance sheet data as of December 31, 2022 are derived from our consolidated financial statements and related notes not included in this prospectus. The presentation of our consolidated historical financial data below includes the results of Canaccede Financial Group, which we acquired on March 9, 2020, with an effective date of February 29, 2020.

Our historical results are not necessarily indicative of results that may be expected in the future. You should read these data together with our financial statements and related notes appearing elsewhere in this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	NINE MONTHS
	ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023	2022

	(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Consolidated Statements of Operations Data:
Revenues:
Total portfolio revenue	$422.4	$286.9	$395.9	$293.6	$235.5
Credit card revenue	5.5	6.4	8.3	8.8	9.6
Servicing revenue	30.6	21.1	29.1	20.7	23.2
Total revenues	$458.5	$314.4	$433.3	$323.1	$268.3
Provision for credit losses	$1.7	$2.6	$3.5	$3.5	$3.4
Operating expenses:
Salaries and benefits	$43.6	$36.0	$48.1	$36.5	$33.6
Servicing expenses	133.9	95.9	130.9	101.7	88.3
Depreciation and amortization	4.2	1.7	2.6	2.4	2.6
Professional fees	15.4	5.9	11.4	6.8	6.4
Canaccede exit consideration	1.1	—	7.7	—	—
Other selling, general and administrative	12.7	5.8	8.8	8.1	7.7
Total operating expenses	$210.9	$145.3	$209.5	$155.5	$138.6
Net operating income	$245.9	$166.5	$220.3	$164.1	$126.3
Other income (expense):
Interest expense	(77.2)	(55.2)	(77.2)	(48.1)	(29.3)
Foreign exchange and other income (expense)	5.6	(3.2)	(5.5)	4.6	(0.9)
Total other income (expense)	$(71.6)	$(58.4)	$(82.7)	$(43.5)	$(30.2)
Income before income taxes	$174.3	$108.1	$137.6	$120.6	$96.1
Provision for income taxes	(24.1)	(6.2)	(8.7)	(9.1)	(8.3)
Net income	$150.2	$101.9	$128.9	$111.5	$87.8
Per Unit/Share Data(1):
Net income attributable to common stockholders(2)	135.4
Net income per share attributable to common stockholders, basic and diluted(3)(4)	6.60
Weighted average common shares outstanding used to compute net income per share attributable to common stockholders (in thousands), basic and diluted(5)	20,493

(1)	The historical earnings per unit are not meaningful or comparable because, prior to the Reorganization, Jefferson Capital Holdings, LLC was a single member limited liability company. Accordingly, earnings per unit are not presented.

(2)	Net income attributable to common stockholders is net income adjusted for earnings allocated to participating securities, which is non-vested restricted stock expected to vest.
(3)	See Note 2 to our combined and condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our historical basic and diluted net income per share.
(4)	For additional context, we refer you to our reconciliation of Adjusted EPS, a non-GAAP financial measure, for the three-months ended September 30, 2025. Adjusted EPS is calculated as adjusted net income divided by weighted average diluted common shares outstanding, adjusted for expected vesting of non-vested restricted stock. Our management believes adjusted EPS helps us provide enhanced period-to-period comparability of operations and financial performance and that showing the three-month period ended September 30, 2025 increases alignment with the period for which weighted average common shares outstanding are measured following the IPO (see note 4). Adjusted EPS should not be considered as an alternative to net income per share attributable to common stockholders, determined in accordance with GAAP. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Non-GAAP Financial Measures — Adjusted EPS.”
(5)	Weighted average common shares outstanding used in the computation of basic and diluted EPS for the nine-months ended September 30, 2025 is determined using the period from June 27, 2025, the date of the IPO, through September 30, 2025.

	NINE MONTHS
	ENDED SEPTEMBER,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023	2022

	(IN MILLIONS)
Consolidated Statements of Cash Flow Data:
Net cash provided by operating activities	$193.6	$90.9	$168.2	$120.2	$96.2
Net cash provided by (used in) investing activities	(121.5)	(243.8)	(542.4)	(403.4)	(139.3)
Net cash provided by financing activities	(59.0)	153.3	388.8	289.9	28.6
Exchange rate effects on cash balances held in foreign currencies	(5.3)	0.5	3.0	(1.2)	(0.7)

	AS OF
	SEPTEMBER 30,	AS OF DECEMBER 31,
	2025	2024	2023	2022

	(IN MILLIONS)
Consolidated Balance Sheet Data:
Cash and cash equivalents and restricted cash	$46.1	$38.2	$20.6	$15.2
Investments in receivables, net	1,640.8	1,497.7	984.5	580.0
Total assets	1,802.9	1,654.3	1,115.4	691.7
Notes payable, net	1,182.6	1,194.7	770.9	445.6
Total liabilities	1,365.5	1,271.8	811.8	476.9
Total equity	437.4	382.5	303.6	214.8
Noncontrolling interest		—	—	0.4

Key Business Metrics and Non-GAAP Financial Measures

	NINE MONTHS
	ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023	2022

	(IN MILLIONS, EXCEPT FOR RATIO DATA)
ERC(1)	$2,929.6	$2,306.8	$2,744.5	$1,924.1	$1,199.6
Deployments(2)	451.5	365.2	723.3	530.9	269.5
Collections(3)	753.4	410.2	584.6	431.0	382.4
Net debt(4)	1,157.7	943.8	1,172.6	766.9	441.4
Net income	150.2	101.9	128.9	111.5	87.8
Adjusted net income(5)	180.8	116.1	162.3	117.6	97.6

Note: Effective January 1, 2022, Jefferson Capital Holdings, LLC prospectively adopted the following accounting standards: (i) ASU 2016-02, “Leases (Topic 842) Section A — Leases: Amendments to the FASB Account Standards Codification,” and (ii) ASC 326 — Financial Instruments — Credit Losses (“ASC 326”), commonly referred to as the Current Expected Credit Loss (“CECL”) standard.

(1)	ERC refers to the undiscounted sum of all future projected collections on our owned finance receivables portfolios. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Key Business Metrics — Estimated Remaining Collections.”
(2)	Deployments refers to all portfolios purchased in the ordinary course and excludes those added as a result of an acquisition of a company. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Key Business Metrics — Deployments.”

(3)	Collections refers to collections on our owned finance receivables portfolios. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Key Business Metrics — Collections.”
(4)	Net debt is calculated as total borrowings, adjusted to remove the contra-liability for unamortized debt issuance costs and subtract unrestricted cash. We present net debt because we consider it an important supplemental measure used for assessing our leverage. Our management believes net debt helps us provide enhanced period-to-period comparability of leverage and is useful to investors as other companies in our industry report similar financial measures. Net debt should not be considered as an alternative to total borrowings determined in accordance with GAAP. Our calculation of net debt may not be comparable to the calculation of similarly titled measures reported by other companies. Set forth below is a reconciliation of net debt, a non-GAAP financial measure, to total borrowings, the most directly comparable financial measure calculated and reported in accordance with GAAP. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	NINE MONTHS
	ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023	2022

	($ IN MILLIONS)
Total borrowings	$1,182.6	$948.0	$1,194.7	$770.9	$445.6
Unamortized debt issuance costs	17.4	14.1	13.4	10.4	7.4
Unrestricted cash	(42.3)	(18.3)	(35.5)	(14.4)	(11.6)
Net debt	$1,157.7	$943.8	$1,172.6	$766.9	$441.4

(5)	Adjusted net income is calculated as net income, adjusted to exclude (i) net income attributable to noncontrolling interest; (ii) foreign exchange and other income (expense); (iii) provision for income tax; (iv) stock-based compensation; (v) Conn’s one-time items; (vi) Canaccede exit consideration; and (vii) merger and acquisition and other one-time expenses. We present adjusted net income because we consider it an important supplemental measure of our operations and financial performance. Our management believes adjusted net income helps us provide enhanced period-to-period comparability of operations and financial performance and is useful to investors as other companies in our industry report similar financial measures. Adjusted net income should not be considered as an alternative to net income determined in accordance with GAAP. Our calculation of adjusted net income may not be comparable to the calculation of similarly titled measures reported by other companies. Set forth below is a reconciliation of adjusted net income, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and reported in accordance with GAAP. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Adjusted Net Income.”

	NINE MONTHS
	ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023	2022

	(IN MILLIONS)
Net income	$150.2	$101.9	$128.9	$111.5	$87.8
Net income attributable to noncontrolling interest	—	—	—	—	(0.2)
Foreign exchange and other income (expense)	(5.6)	3.2	5.5	(4.6)	0.9
Provision for income tax	24.1	6.2	8.7	9.0	8.3
Stock-based compensation	0.8	4.1	4.5	1.0	0.7
Conn’s one-time items(a)	—	—	4.3	—	—
Canaccede exit consideration	1.1	—	7.7	—	—
Merger and acquisition and other one-time expenses(b)	10.1	0.7	2.7	0.7	0.1
Adjusted net income	$180.8	$116.1	$162.3	$117.6	$97.6

(a)	Components include: (i) cure amounts associated with assumed contracts related to the Conn’s Portfolio Purchase, where we paid past-due amounts owed to the vendor upon assuming such contracts; and (ii) legal fees for highly specialized expertise related to the Conn’s bankruptcy process. In a typical portfolio purchase, we do not assume any contracts and do not incur either of these types of expenses.
(b)	Includes acquisition fees and expenses and one-time corporate legal expenses.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes and the other information contained in this prospectus before you decide whether to buy our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, financial condition and results of operations could be materially and adversely affected. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. See “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Risks Related to our Business

A deterioration in the economic or inflationary environment in the countries in which we operate could have an adverse effect on our business and results of operations.

Our performance may be adversely affected by economic, political or inflationary conditions in any market in which we operate. These conditions could include regulatory developments, changes in global or domestic economic policy, legislative changes, and sovereign debt crises. Deterioration in economic conditions, or a significant rise in inflation or high levels of sustained inflation could negatively affect the ability of consumers to pay their debts and could reduce the real value of our purchased receivables. This may in turn adversely impact our business and financial results.

If global credit market conditions and the stability of global banks deteriorate, the amount of consumer or commercial lending and financing could be reduced, thus reducing the volume of nonperforming loans available for purchase, which could adversely affect our business, financial results and ability to succeed in the markets in which we operate. Uncertainty about future economic conditions, including the possibility of a recession, a disease outbreak and impacts from wars, such as in Ukraine and in the Middle East makes it difficult for us to forecast operating results and to make decisions about future investments.

Other economic factors that could influence our performance include the financial stability of the lenders on our Revolving Credit Facility (as defined herein) and our access to capital and credit. For example, deterioration in the financial markets could contribute to the insolvency of lending institutions, notably those providing our Revolving Credit Facility, or the tightening of credit markets, which could make it difficult or impossible for us to obtain credit on favorable terms or at all. These and other economic factors could have an adverse effect on our financial condition and results of operations.

We may not be able to continually replace our nonperforming loans with additional portfolios sufficient to operate efficiently and profitably, and/or we may not be able to purchase nonperforming loans at appropriate prices.

To operate profitably, we must purchase and service a sufficient amount of nonperforming loans to generate revenue that exceeds our expenses. Salaries and other compensation expense constitute a significant portion of our operating expenses and, if we do not replace the nonperforming loan portfolios we service with additional portfolios, we may have to reduce the number of our collection and other administrative personnel. We may then have to rehire staff if we subsequently obtain additional portfolios. These practices could lead to negative consequences, including the following:

▪	low employee morale;
▪	fewer experienced employees;
▪	higher training costs;
▪	disruptions in our operations;
▪	loss of efficiency; and
▪	excess costs associated with unused space in our facilities.

The availability of nonperforming loan portfolios at prices that generate an appropriate return on our investment depends on a number of factors, including the following:

▪	consumer debt levels;
▪	sales of nonperforming loan portfolios by credit originators; and
▪	competitive factors affecting potential purchasers and credit originators of receivables.

Furthermore, heightened regulation of the credit card and consumer lending industry or changing credit origination strategies may result in decreased availability of credit to consumers, potentially leading to a future reduction in nonperforming loans available for purchase from credit originators. We cannot predict how our ability to identify and purchase nonperforming loans and the quality of those nonperforming loans would be affected if there were a shift in lending practices, whether caused by changes in the regulations or accounting practices applicable to credit originators or purchasers, a sustained economic downturn or otherwise.

Moreover, there can be no assurance that credit originators will continue to sell their nonperforming loans consistent with historical levels or at all, or that we will be able to bid competitively for those portfolios. For the period beginning January 1, 2022 and ending September 30, 2025, excluding the Conn’s Portfolio Purchase, our top five counterparties accounted for 34.2% of purchases with the top counterparty accounting for 9.2% of total purchase volume for that period. As a substantial percentage of our purchases are concentrated with a few large sellers, a significant decrease in the volume of nonperforming loan purchases from any of these large sellers could force us to seek to source nonperforming loan portfolios from other existing or new clients, which could cost time and additional resources and adversely impact our business. In addition, because of the length of time involved in collecting on acquired portfolios and the variability in the timing of our collections, we may not be able to identify trends and make changes in our purchasing strategies in a timely manner. If we are unable to maintain our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced access to nonperforming loan portfolios at appropriate prices and, therefore, reduced profitability.

We may not be able to collect sufficient amounts on our nonperforming loans to fund our operations.

Our principal business consists of purchasing and collecting nonperforming loans that consumers or others have failed to pay. The credit originators have typically made numerous attempts to recover on their receivables, often using a combination of in-house recovery efforts and third-party collection agencies. These nonperforming loans are difficult to collect, and we may not collect a sufficient amount to cover our investment and the costs of running our business. Furthermore, if the statistical and behavioral models we use to prepare financial projections and make business decisions are inaccurate, we may acquire nonperforming loan portfolios that ultimately prove to be unprofitable. Moreover, if we experience operational issues in making collections on our nonperforming loan portfolios, we may incur losses on portfolios that would have otherwise been profitable.

Our collections may decrease if certain types of insolvency proceedings and bankruptcy filings involving liquidations increase.

Various economic trends and potential changes to existing legislation may contribute to an increase in the amount of personal bankruptcy and insolvency filings. Under certain of these filings, a debtor’s assets may be sold to repay creditors, but because most of the receivables we collect through our collection operations are unsecured, we typically would not be able to collect on those receivables. Although our insolvency collections business could benefit from an increase in personal bankruptcies and insolvencies, we cannot ensure that our collections operations business would not decline with an increase in personal insolvencies or bankruptcy filings or changes in related regulations or practices. If our actual collection experience with respect to a nonperforming or insolvent bankrupt receivables portfolio is significantly lower than the total amount we projected when we acquired the portfolio, our financial condition and results of operations could be adversely impacted.

Obligors of the nonperforming loans that we have purchased and attempt to collect on may have sought, or in the future may seek, protection under federal or state bankruptcy or debtor relief laws. If an obligor seeks protection under federal or state bankruptcy or debtor relief laws, or has become the subject of an involuntary bankruptcy petition, a stay will go into effect that will automatically put any pending collection actions on the related receivable on hold and prevent further collection action absent bankruptcy court approval, and a court could reduce, restructure or discharge completely such obligor’s obligations to make payments due under its contract. Federal bankruptcy and state debtor relief and collection laws may also affect the ability to collect outstanding balances owed by debtors. As a result, all or a portion of the related receivable would be written off as uncollectible and our financial condition and results of operations could be adversely impacted.

We outsource and offshore certain activities related to our business to third parties. Any disruption or failure of these third parties to provide these services could adversely affect our business operations, financial condition and reputation.

We use third parties to conduct collection and other activities through outsourcing and offshoring. These third parties include law firms, collection agencies, data providers, tracing service providers, business process outsourcing and information technology firms. One or more of these third parties could fail to meet its obligations and service level expectations, become insolvent or cease operations, which could adversely impact our business operations and financial condition. Furthermore, we may not be able to find alternative third parties in a timely manner on terms that are acceptable to us or because of contractual restrictions that limit our flexibility in responding to disruptions at these vendors, resulting in operational inefficiencies. If any of these third-party service providers violate laws, regulatory requirements, contractual obligations, or act inappropriately in the conduct of their business, our operations and reputation could be negatively impacted and result in regulatory fines and penalties. Any of these factors could cause our business, financial condition, results of operations and reputation to be adversely affected.

Disruptions at our co-sourced operation in Mumbai could adversely impact our business.

Our co-sourced operation in Mumbai, India provides critical support within our voluntary collection channel. If our operations at our co-sourced operation are disrupted, whether due to malevolent acts, computer viruses, strikes, wars, terrorism, other geopolitical unrest, climate change, natural disasters, power or telecommunications failures, or other external events beyond our control, it could result in interruptions in service to our customers, damage to our reputation, harm to our customer relationships, and reduced revenues and profitability. Our operation in Mumbai may be more exposed to certain geopolitical and other risks than the voluntary collection channel that we operate and maintain in other markets. Should our Mumbai operation be disrupted, there is no guarantee that we could transition our servicing back to our domestic operations or to external resources without the disruption significantly impacting our business.

Goodwill impairment charges could negatively impact our net income and stockholders’ equity.

We have recorded goodwill as a result of our acquisitions. Goodwill is not amortized, but rather, is tested for impairment at the reporting unit level. Goodwill is required to be tested for impairment annually and between annual tests if events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. There are numerous risks that may cause the fair value of a reporting unit to fall below its carrying amount, which could lead to the recognition of a goodwill impairment charge. These risks include:

▪	adverse changes in macroeconomic conditions, the business climate, or the market for the entity’s products or services;
▪	significant variances between actual and expected financial results;
▪	negative or declining cash flows;
▪	lowered expectations of future results;
▪	failure to realize anticipated synergies from acquisitions;
▪	significant expense increases;
▪	a more likely-than-not expectation of selling or disposing all, or a portion of, a reporting unit;
▪	the loss of key personnel;
▪	an adverse action or assessment by a regulator; and
▪	significant increase in discount rates.

Our goodwill impairment testing involves the use of estimates and the exercise of judgment, including judgments regarding expected future business performance and market conditions. Significant changes in our assessment of such factors, including the deterioration of market conditions, could affect our assessment of the fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period.

Our loss contingency accruals may not be adequate to cover actual losses.

We are involved in judicial, regulatory and arbitration proceedings or investigations concerning matters arising from our business activities. We establish accruals for potential liability arising from legal proceedings when it is probable that such liability has been incurred and the amount of the loss can be reasonably estimated. However, there can be no assurance as to the ultimate outcome. We may still incur legal costs for a matter even if we have not accrued a liability. In addition, actual losses may be higher than the amount accrued for a certain matter, or in the aggregate. An unfavorable resolution of a legal proceeding or claim could adversely impact our business, financial condition, results of operations, or liquidity.

Solicitors of Moriarty, our wholly-owned law firm subsidiary in the United Kingdom, could act outside our interests and/or regulatory bodies to which such law firm subsidiary and its solicitors are subject could take enforcement action or impose sanctions that could impact our business, financial condition and results of operations.

Moriarty, our wholly-owned law firm subsidiary in the United Kingdom that specializes in debt collections, is regulated by the SRA (as defined herein), which is responsible for regulating the professional conduct of solicitors and other authorized individuals at law firms in England and Wales. Pursuant to the Code of Conduct of the SRA, which contains the ethical principles that guide solicitors in their work and which apply to all of our solicitors and govern the responsibilities owed to clients by licensed solicitors, the solicitors of Moriarty must place the interests of their clients as their first priority, including the interests of the external clients they continue to serve. It is possible that these duties may lead to decisions that are not in our financial interest and which limit short-term financial gain, which may adversely affect our results of operations. In addition, under these ethical requirements of the legal profession, for Moriarty’s external cases, we will have no right to, and will not make decisions with respect to, the conduct or direction of any particular legal claim or any settlement or resolution thereof. The right to make such decisions remains solely with the client and his or her Moriarty solicitor.

It is possible that external clients might sue for malpractice or make claims against Moriarty. Because Moriarty is governed by the rules of the SRA, the SRA retains the ultimate discretion to impose economic sanctions in England and Wales.

Our expected collections from the Conn’s Portfolio Purchase may not be realized, or our expenses from the FTE that were formerly employed by Conn’s may be higher than we anticipated, which may adversely impact our financial results.

Our ability to realize the anticipated benefits of the Conn’s Portfolio Purchase depends on our ability to collect the unsecuritized loans and credit card receivables we acquired. The portfolios acquired could underperform relative to our expectations or not perform in accordance with our anticipated timetable, either of which could result in an impairment charge. We may also find that the operating expenses we incur to make our expected collections of the Conn’s Portfolios exceed our forecast. We could experience higher expenses than we anticipate from the 197 FTE we hired from Conn’s, should we encounter difficulties integrating these FTEs into our workforce, as well as from the vendor contracts we entered into or from the new operating site in San Antonio, Texas. Any one of these factors could adversely impact our financial results. There are 100 FTE remaining as of September 30, 2025.

Risks Related to Our International Operations

Our international operations expose us to risks, which could harm our business, financial condition and results of operations.

A portion of our operations is conducted outside the United States. This could expose us to adverse economic, industry and political conditions that may have a negative impact on our ability to manage our existing operations or pursue alternative strategic transactions, which could have a negative effect on our business, financial condition and results of operations.

The global nature of our operations expands the risks and uncertainties described elsewhere in this section, including the following:

▪	changes in local political, economic, social and labor conditions in the markets in which we operate;
▪	foreign exchange controls on currency conversion and the transfer of funds that might prevent us from repatriating cash earned in countries outside the United States in a tax-efficient manner;
▪	currency exchange rate fluctuations, currency restructurings, inflation or deflation and our ability to manage these fluctuations through a foreign exchange risk management program;
▪	different employee/employer relationships, laws and regulations, union recognition and the existence of employment tribunals and works councils;
▪	laws and regulations imposed by international governments, including those governing data security, sharing and transfer and debt collection activities;
▪	potentially adverse tax consequences resulting from changes in tax laws in the jurisdictions in which we operate or challenges to our interpretations and application of complex international tax laws;
▪	logistical, communications and other challenges caused by distance and cultural and language differences, each making it harder to do business in certain jurisdictions;
▪	volatility of global credit markets and the availability of consumer credit and financing in our international markets;
▪	uncertainty as to the enforceability of contract rights under local laws;
▪

the potential of forced nationalization of certain industries, or the impact on creditors’ rights, consumer disposable income levels, flexibility and availability of consumer credit and the ability to enforce and collect aged or charged-off debts stemming from international governmental actions, whether through austerity or stimulus measures or initiatives, intended to control or influence macroeconomic factors such as wages, unemployment, national output or consumption, inflation, investment, credit, finance, taxation or other economic drivers;

▪	the presence of varying levels of business corruption in international markets and the effect of various anti-corruption and other laws on our international operations;
▪

the impact on our day-to-day operations and our ability to staff our international operations given long-term trends towards higher wages in developed and emerging international markets as well as the potential impact of union organizing efforts;

▪	the potential for a widening military conflict in Europe and in the Middle East;
▪	potential damage to our reputation due to non-compliance with international and local laws; and
▪	the complexity and necessity of using non-U.S. representatives, consultants and other third-party vendors.

Any one of these factors could adversely affect our business, financial condition and results of operations.

We may experience losses on portfolios consisting of new asset classes of receivables or receivables in new geographies due to our lack of collection experience with these receivables, which could harm our business, financial condition and results of operations.

We continually evaluate opportunities to expand the asset classes we acquire. We may sometimes evaluate and may acquire portfolios consisting of assets with which we have little or no collection experience or portfolios of receivables in new geographies where we do not historically maintain an operational footprint. While we typically look to mitigate risks from this approach, including by partnering with an operator with the requisite experience and the right alignment, or by limiting purchases made without strong historical experience to a relatively small proportion of our annual deployments, our lack of experience in new asset classes or geographies may negatively impact our ability to generate our expected level of profits from these portfolios. Further, our existing methods of collections may prove less effective than we expect for these new receivables, which may have an adverse effect on our business, financial condition and results of operations.

Compliance with complex and evolving international and U.S. laws and regulations that apply to our international operations could increase our cost of doing business in international jurisdictions.

We operate on a global basis with offices and activities in a number of jurisdictions throughout the United States, Canada, the United Kingdom and Latin America. We face increased exposure to risks inherent in conducting business internationally, including compliance with complex international and U.S. laws and regulations that apply to our international operations, which could increase our cost of doing business in international jurisdictions. These laws and regulations include those related to taxation and anti-corruption laws such as the FCPA and the U.K. Bribery Act, and economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, and other relevant sanctions authorities. Given the complexity of these laws, there is a risk that we may inadvertently breach certain provisions of these laws, such as through the negligent behavior of an employee or our failure to comply with certain formal documentation requirements. Violations of these laws and regulations by us, any of our employees or our third-party vendors, either inadvertently or intentionally, could result in fines and penalties, criminal sanctions, restrictions on our operations and ability to offer our products and services in one or more countries. Violations of these laws could also adversely affect our business, brand, international expansion efforts, ability to attract and retain employees and results of operations.

We are subject to tax in the United States and in certain foreign jurisdictions in which we operate. The United States and many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in countries where we do business, or require us to change the manner in which we operate our business. For example, in August 2022, the Inflation Reduction Act (the “IRA”) was signed into law. The IRA, among other things, includes a new 15% corporate minimum tax as well as a 1% excise tax on corporate stock repurchases, subject to certain exceptions. In July 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA introduced significant changes to numerous areas of U.S. federal income tax law, including permanency of certain provisions in the 2017 Tax Cuts and Jobs Act, and changes to R&D expensing, bonus depreciation, and international tax provisions. Other developments include certain proposals by the Organization for Economic Co-operation and Development arising from its Base Erosion and Profit Shifting project and the implementation of the global minimum tax under the Pillar Two model rules. The application and interpretation of these laws in different jurisdictions affect our operations in complex ways and are subject to change, and some changes may be retroactively applied. Additional guidance with respect to any of these rules or other changes in tax law could materially affect our financial position, tax obligations, and effective tax rate.

Evolving regulation, particularly in Latin America, where the regulatory environment is less restrictive with respect to the use of certain new technologies and where we test new collection capabilities before broader adoption across our business, could adversely affect our business, financial condition and results of operations.

Our operations in Latin America are subject to various laws and regulations that govern debt collection practices. Currently, these jurisdictions have regulatory environments that are less restrictive with respect to the use of certain new technologies compared to other regions where we operate. This regulatory landscape currently allows for the development and testing of innovative collection capabilities, including the use of artificial intelligence (“AI”). Although not currently introduced outside of Latin America, we can introduce in other jurisdictions these AI collection capabilities found to be effective.

There is a risk that regulatory regimes in Latin America may change in the future and impose greater restrictions on the use of new technologies, including through increased restrictions on debt collection practices and enhanced consumer protection laws. If such changes were to occur, they could require us to modify our business practices, incur additional compliance costs, or limit our ability to operate as effectively across jurisdictions.

Risks Related to Government Regulation and Litigation

Our ability to collect and enforce our nonperforming and performing loans may be limited under federal, state and international laws, regulations and policies.

Our operations are subject to licensing and regulation by governmental and regulatory bodies in the many jurisdictions in which we operate. U.S. federal, state and local laws and regulations, and the laws and regulations of the international countries in which we operate, may limit our ability to collect on and enforce our rights with respect to our nonperforming and performing loans and may hinder portfolio purchases such as the Conn’s Portfolio Purchase, regardless of any act or omission on our part. Some laws and regulations applicable to credit issuers may preclude us from collecting on nonperforming and performing loans we acquire if the credit issuer previously failed to comply with applicable laws in generating or servicing those receivables. Collection laws and regulations also directly apply to our business. Such laws and regulations are extensive and subject to change. A variety of state, federal and international laws and regulations govern the collection, use, retention, transmission, sharing and security of consumer data. Consumer protection and privacy protection laws, changes in the ways that existing rules or laws are interpreted or enforced and any procedures that may be implemented as a result of regulatory consent orders may adversely affect our ability to collect on our nonperforming loans and adversely affect our business. Our failure to comply with laws or regulations applicable to us could limit our ability to collect on our receivables, which could reduce our profitability and adversely affect our business.

Failure to comply with government regulation of the collections industry could result in penalties, fines, litigation, damage to our reputation or the suspension or termination of our ability to conduct our business.

The collections industry throughout the markets in which we operate is governed by various laws and regulations, many of which require us to be a licensed debt collector. Our industry is also at times investigated by regulators and offices of state attorneys general, and subpoenas and other requests or demands for information may be issued by governmental authorities who are investigating debt collection activities. These investigations may result in enforcement actions, fines and penalties, or the assertion of private claims and lawsuits. If any such investigations result in findings that we or our vendors have failed to comply with applicable laws and regulations, we could be subject to penalties, litigation losses and expenses, damage to our reputation, or the suspension or termination of, or required modification to, our ability to conduct collections, which would adversely affect our business, financial condition and results of operations.

In a number of jurisdictions, we must maintain licenses to purchase or own debt, and/or to perform debt recovery services and must satisfy related bonding requirements. Our failure to comply with existing licensing requirements, changing interpretations of existing requirements, or adoption of new licensing requirements, could restrict our ability to collect in certain jurisdictions, subject us to increased regulation, increase our costs or adversely affect our ability to purchase, own and/or collect our receivables.

Some laws, among other things, also may limit the interest rate and fees that we may impose on consumers, limit the time in which we may file legal actions to enforce consumer accounts and require specific account information for certain collection activities. In addition, local requirements and court rulings in various jurisdictions may affect our ability to collect.

Regulations and statutes applicable to our industry further provide that, in some cases, consumers cannot be held liable for, or their liability may be limited with respect to, charges to their debit or credit card accounts that resulted from unauthorized use of their credit. These laws, among others, may limit our ability to recover amounts owing with respect to the receivables, whether or not we committed any wrongful act or omission in connection with the account.

In the United States and certain other jurisdictions we are subject to laws and regulations that broadly prohibit unfair competition and unfair, deceptive and abusive acts and practices. These consumer-focused regulations impose requirements on the way we operate our business and could restrict our ability to collect in certain jurisdictions, subject us to increased regulation, increase our costs or adversely affect our ability to purchase, own and/or collect our receivables.

If we fail to comply with any applicable laws and regulations discussed above, such failure could result in penalties, litigation losses and expenses, damage to our reputation, or otherwise impact our ability to conduct collections efforts, which could adversely affect our business, financial condition and results of operations.

Investigations, reviews or enforcement actions by governmental authorities may result in changes to our business practices; negatively impact our deployment volume; make collection of receivables more difficult; or expose us to the risk of fines, penalties, restitution payments and litigation.

Our debt collection activities and business practices are subject to review from time to time by various governmental authorities and regulators, including the CFPB, which may commence investigations, reviews or enforcement actions targeted at businesses in the financial services industry. These investigations or reviews may involve individual consumer complaints or our debt collection policies and practices generally. Such investigations or reviews could lead to assertions by governmental authorities that we are not complying with applicable laws or regulations. In such circumstances, authorities may request or seek to impose a range of remedies that could involve potential compensatory or punitive damage claims, fines, restitution payments, sanctions or injunctive relief, that if agreed to or granted, could require us to make payments or incur other expenditures. The CFPB has the authority to obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief), recover costs, and impose monetary penalties (ranging from $5,000 per day to over $1 million per day, depending on the nature and gravity of the violation). In addition, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented thereunder, the Dodd-Frank Act empowers state attorneys general and other state regulators to bring civil actions to remedy violations under state law. Governmental authorities could also request or seek to require us to cease certain practices or institute new practices. Negative publicity relating to investigations or proceedings brought by governmental authorities could have an adverse impact on our reputation, harm our ability to conduct business with industry participants, and result in financial institutions reducing or eliminating sales of receivables portfolios to us. Moreover, changing or modifying our internal policies or procedures, responding to governmental inquiries and investigations and defending lawsuits or other proceedings could require significant efforts on the part of management and result in increased costs to our business. In addition, such efforts could divert management’s full attention from our business operations. All of these factors could have an adverse effect on our business, financial condition and results of operations.

Changes in tax provisions or exposures to additional tax liabilities could have an adverse tax effect on our financial condition.

Our tax filings are subject to audit by domestic and international tax authorities. If our tax filing positions are successfully challenged, payments could be required that are in excess of reserved amounts or we may be required to reduce the carrying amount of our net deferred tax asset, either of which could be significant to our financial condition or results of operations. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may adversely or beneficially affect our financial results in the period(s) for which such determination is made.

Recent changes in U.S. trade policy could have an adverse effect on our business, financial condition and results of operations.

The U.S. government has made significant changes in U.S. trade policy and has taken certain actions that have negatively impacted U.S. trade, including imposing tariffs on certain goods imported into the United States. For example, in March 2025, the Trump administration implemented a 25% additional tariff on imports from Canada and Mexico, which have since been adjusted, and a 10% additional tariff on imports from China, which has since been increased. To date, several governments, including those of Canada, Mexico, the European Union and China have imposed tariffs on certain goods imported from the United States. The Trump administration has since that date implemented, and it is possible it will continue to implement, additional tariffs on imports from the same or other countries and such countries will implement reciprocal tariffs on imports from the United States. Any further changes in U.S. or international trade policy could trigger additional retaliatory actions by affected countries, resulting in “trade wars” that could indirectly affect service businesses involved in debt purchasing and collections on charged-off consumer accounts. While these tariffs primarily target goods, and the accounts we purchase would not be covered, the broader economic implications may influence consumer behavior and financial stability, thereby impacting the debt purchasing and collection industries. Potential impacts include:

▪

higher prices for imported goods, contributing to inflation and reducing consumers’ disposable income, which may result in higher delinquency rates on performing loans or lower liquidation rates on non-performing loans as individuals have less disposable income to meet their debt obligations;

▪	rising default rates on loans and credit accounts, which could lead to a larger volume of charged-off accounts entering the market, potentially increasing deployment opportunities for debt purchasers;
▪

lenders adopting more stringent credit policies, which could reduce the issuance of new credit, thereby affecting the flow of accounts that debt purchasers typically acquire, or influence lenders’ strategies regarding debt sales and collections as they prepare for potential loan defaults amid declining revenues; and

▪	increased volatility in capital markets, such as the rise of borrowing costs since April 2, 2025, which may impact the ability to secure financing for purchasing portfolios.

While the tariffs are not expected to directly impact the debt purchasing business, their potential ripple effects through the economy, such as heightened consumer financial stress, increased default rates and market volatility, could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Information Technology, Cybersecurity and Intellectual Property

The regulation of data privacy in the United States and globally, or an inability to effectively manage our data governance structures, could have an adverse effect on our business, financial condition and results of operations by increasing our compliance costs or decreasing our competitiveness.

A variety of jurisdictions in which we operate have laws and regulations concerning, privacy, cybersecurity, and the protection of personal data, including the EU GDPR, the U.K. GDPR, the U.S. GLBA, and the California Consumer Privacy Act of 2018, each as defined herein. These laws and regulations create certain privacy rights for individuals and impose prescriptive operational requirements for covered businesses relating to the processing and protection of personal data and may also impose substantial penalties for non-compliance.

In addition, laws and regulations relating to privacy, cybersecurity and data protection are quickly evolving, and any such proposed or new legal frameworks could significantly impact our operations, financial performance and business. The application and enforcement of these evolving legal requirements is uncertain and may require us to further change or update our information practices, and could impose additional compliance costs and regulatory scrutiny. If we fail to effectively implement and maintain data governance structures across our business, or to effectively interpret and utilize such data, our operations could be exposed to additional adverse impacts, and we could be at a competitive disadvantage.

We may incur significant costs complying with legal obligations and inquiries, investigations or any other government actions related to privacy, cybersecurity, and data protection. Such legal requirements and government actions also may impede our development of new products, services, or businesses, make existing products, services, or businesses unprofitable, increase our operating costs, require substantial management resources, result in adverse publicity and subject us to remedies that harm our business or profitability, including penalties or orders that we may change or terminate current business practices. Our insurance policies may be insufficient to insure us against such risks, and future escalations in premiums and deductibles under these policies may render them uneconomical.

We are dependent on our data gathering systems and proprietary consumer profiles, and if access to such data was lost or became public, our business could be materially and adversely affected.

Our models and consumer databases provide information that is critical to our business. We rely on data provided to us by multiple credit reference agencies, our servicing partners and other sources in order to operate our systems, develop our proprietary consumer profiles and run our business generally. If these credit reference agencies were to terminate their agreements or stop providing us with data for any reason, for example, due to a change in governmental regulation, or if they were to considerably raise the price of their services, our business could be materially and adversely affected. Also, if any of the proprietary information or data that we use became public, for example, due to a change in government regulations, we could lose a significant competitive advantage and our business could be negatively impacted.

If we become unable to continue to acquire or use information and data in the manner in which it is currently acquired and used, or if we were prohibited from accessing or aggregating the data in these systems or profiles for any reason, we may lose a significant competitive advantage, in particular if our competitors continue to be able to acquire and use such data, and our business could be materially and adversely affected.

A cybersecurity incident could damage our reputation and adversely impact our business and financial results.

Our business is highly dependent on our ability to process and monitor a large number of transactions across markets and in multiple currencies. We rely on information technology systems to conduct our business, including systems developed and administered by third parties. Many of these systems contain sensitive and confidential information, including personal data, our trade secrets and proprietary business information, and information and materials owned by or pertaining to our customers, vendors and business partners. The secure maintenance of this information, and the information technology systems on which they reside, is critical to our business strategy as well as our operations and financial performance. As we expand geographically, and our reliance on information technology systems increases, maintaining the security of such systems and our data becomes more significant and challenging.

Although we take a number of steps to protect our information technology systems, the attacks that companies have experienced have increased in number, sophistication and complexity over the past few years, including threats from the malicious use of new AI tools.

Accordingly, we may suffer data security incidents or other cybersecurity incidents, which could compromise our systems and networks, creating system disruptions and exploiting vulnerabilities in our products and services. Any such breach or other incident also could result in the personal data or other confidential or proprietary information stored on our systems and networks, or our vendors’ systems and networks, being improperly accessed, acquired or modified, publicly disclosed, lost, or stolen, which could subject us to liability to our customers, vendors, business partners and others. We seek to detect and investigate such incidents and to prevent their recurrence where practicable through preventive and remedial measures, but such measures may not be successful.

Should a cybersecurity incident occur, we may be required to expend significant resources to notify affected parties, modify our protective measures or investigate and remediate vulnerabilities or other exposures. In addition, our remediation efforts may not be successful. Further, such cybersecurity events could cause reputational damage and subject us to fines, penalties, litigation costs and settlements and financial losses that may not be fully covered by our cybersecurity insurance. To date, disruptions to our information technology systems, due to outages, security breaches or other causes, including cybersecurity incidents have not had a material impact on our business. However, any such disruption could have significant consequences for our business, including financial loss and reputational damage.

The underperformance or failure of our information technology infrastructure, networks or communication systems could result in a loss in productivity, loss of competitive advantage and business disruption.

We depend on effective information and communication systems to operate our business. We have also acquired and expect to acquire additional systems as a result of business acquisitions. Significant resources are required to maintain or enhance our existing information and telephone systems and to replace obsolete systems. Although we periodically upgrade, streamline, and integrate our systems and have invested in strategies to prevent a failure, our systems are susceptible to outages due to natural disasters, power loss, computer viruses, security breaches, hardware or software vulnerabilities, disruptions, and similar events. Failure to adequately implement or maintain effective and efficient information systems with sufficiently advanced technological capabilities, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could cause us to lose our competitive advantage, divert management’s time, result in a loss of productivity or disrupt business operations, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately protect the intellectual property rights upon which we rely and, as a result, any lack of protection may diminish our competitive advantage.

We rely on proprietary software programs and valuation and collection processes and techniques, and we believe that these assets provide us with a competitive advantage. We consider our proprietary software, processes, and techniques to be trade secrets, but they are not protected by patent or registered copyright. We may not be able to protect our technology and data resources adequately, which may diminish our competitive advantage, which may, in turn, adversely affect our business, financial condition and results of operations.

We may be subject to intellectual property rights claims by third parties, which may be costly to defend and could require us to pay significant damages.

We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. We may in the future be subject, to legal proceedings and claims alleging that we infringe or otherwise violate the intellectual property rights of third parties. We may not be aware if we are infringing, misappropriating, or otherwise violating third-party intellectual property rights, and third parties may bring claims alleging such infringement, misappropriation or violation. Moreover, the law continues to evolve and be applied and interpreted by courts in novel ways that we may not be able to adequately anticipate, and such changes may subject us to additional claims and liabilities. In addition, certain companies and rights holders seek to enforce and monetize intellectual property rights they own, have purchased, or otherwise obtained and many potential litigants have the ability to dedicate substantial resources to assert their intellectual property rights and to defend claims that may be brought against them. We may not be able to defend ourselves effectively against such intellectual property rights claims and could be forced to incur significant defense costs and pay significant damages, which, in turn, could adversely affect our business, financial condition and results of operations.

Our proprietary technology platforms and business solutions contain third-party open-source software components, and failure to comply with the terms of the applicable underlying open-source software licenses could compromise the proprietary nature of our platform or could require disclosure of affected proprietary software source code.

Our proprietary technology platforms and business solutions contain software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the software and open-source software may have security and other vulnerabilities and architectural instabilities due to their wide availability.

In addition, if we combine our proprietary software with open-source software in a certain manner, we could, under certain “copyleft” open source licenses, be required to release the source code of our proprietary software under the terms of such an open source software license, which could require us to offer our source code at little or no cost or grant other rights to our intellectual property. This could enable our competitors to create similar offerings with lower development effort, resources and time and ultimately could result in a loss of our competitive advantages.

Even though we have certain procedures in place to monitor our use of open-source software, we could inadvertently breach the terms of an open source license, or such breach could be claimed, in part because open source license terms are often ambiguous and the terms of many open-source licenses have not been interpreted by U.S. or foreign courts, leaving a risk that licenses could be construed as imposing unanticipated restrictions. As a result, we could be subject to lawsuits by parties claiming breach or failure to comply with the terms and conditions of the open source software licenses and we could face infringement or other liability. Many of these risks associated with the use of open source software, cannot be eliminated, and could, if not properly addressed, negatively affect our business.

Our use of machine learning and AI technologies could adversely affect our products and services, harm our reputation, or cause us to incur liability resulting from harm to individuals or violation of laws and regulations or contracts to which we are a party.

We and some of our vendors use or are exploring use of machine learning, AI and automated decision-making technologies to improve operational efficiency and for other purposes in our business. Predictive prioritization models are used in this market to estimate the expected value of accounts, which allows resources to be optimized and improves operational efficiency. In addition, algorithms are developed to analyze the historical behavior of accounts to recommend the best next action or offer in real time. These activities can result in increased recovery rates on accounts. In the United States, one of our vendors uses AI to train agents on how to provide better responses to questions. In addition, we authorized the use of AI for some limited activities including content generation for marketing, communications and similar business activities.

Although we have adopted a governance policy for the use of AI to establish guidelines and best practices for the appropriate, responsible and secure use of generative AI, as with many technological innovations, there are significant risks and challenges involved in developing, maintaining and deploying these technologies, and there can be no assurance that the usage of such technologies will always enhance our solutions or be beneficial to our business, including our efficiency or profitability.

In particular, if the models underlying machine learning, AI and automated decision-making technologies that we develop or use are: (i) incorrectly designed or implemented; (ii) trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures (including with respect to the processing and protection of such data); (iii) used without sufficient oversight and governance to ensure their responsible and ethical use; and/or (iv) adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation and the reputations of our customers and business partners, could suffer or we could incur liability resulting from harm to individuals, civil claims or the violation of laws or contracts to which we are a party.

Risks Related to Our Financial Condition and Indebtedness

We expect to use leverage in executing our business strategy, which may have adverse consequences.

We may incur a substantial amount of debt in the future. As of September 30, 2025, we had total consolidated indebtedness of $1,182.6 million, which was comprised of $300.0 million outstanding principal amount of the 2026 Notes (as defined herein), $400.0 million outstanding principal amount of the 2029 Notes (as defined herein), $500.0 million outstanding principal amount of 2030 Notes. As of September 30, 2025, the amount available to be borrowed under the Revolving Credit Facility, subject to borrowing base restrictions, was $825.0 million, all of which if borrowed would be secured. Our management team considers a number of factors when evaluating our level of indebtedness and when making decisions about incurring any new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets and the Company as a whole, to generate cash flow to cover the expected debt service.

Incurring a substantial amount of debt could have important consequences for our business, including:

▪	making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;
▪	increasing our vulnerability to adverse economic or industry conditions;
▪	limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is constrained;
▪

requiring a substantial portion of our cash flows from operations and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

▪

increasing the amount of interest expense because the indebtedness under our Revolving Credit Facility bears interest at floating rates, which, if interest rates increase, will result in higher interest expense;

▪	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and
▪	placing us at a competitive disadvantage compared to less leveraged competitors.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings, under credit facilities or otherwise, in an amount sufficient to enable us to repay our indebtedness, or fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, at or before its scheduled maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. In addition, we may incur additional indebtedness in order to finance our operations or to repay existing indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would be advantageous to our stockholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements. Our ability to access additional future borrowings could be negatively impacted as a result of the impact of disease outbreaks, the possibility of a recession and the impacts from the wars in Ukraine and in the Middle East on the global debt and capital markets.

We may not be able to generate sufficient cash flow or complete alternative financing plans, including raising additional capital, to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our current and future financial performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In the future, we may fail to generate sufficient cash flow from the collection of nonperforming loans to meet our cash requirements. Further, our capital requirements may vary materially from those currently planned if, for example, our collections do not reach expected levels, we have to incur unforeseen expenses, we invest in acquisitions or make other investments that we believe will benefit our competitive position. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations and may delay or prevent the expansion of our business.

The agreements governing our indebtedness include provisions that may restrict our financial and business operations.

Our Revolving Credit Facility, the indentures governing our 2026 Notes, 2029 Notes and 2030 Notes (each as defined herein, and together, the “Senior Notes”) and our other indebtedness contain financial and other restrictive covenants, including restrictions on certain types of transactions and our ability to pay dividends to our stockholders. These restrictions may interfere with our ability to engage in other necessary or desirable business activities, which could materially affect our business, financial condition and results of operations.

Failure to satisfy any one of these covenants could result in negative consequences, including the following:

▪	acceleration of outstanding indebtedness;
▪	our inability to continue to purchase nonperforming loans needed to operate our business; or
▪	our inability to secure alternative financing on favorable terms, if at all.

In addition, the amounts borrowed under the Revolving Credit Facility are secured by substantially all of the assets of four of our operating subsidiaries, collectively accounting for a significant amount of our total assets. As a result, in the event of the occurrence of a default under our Revolving Credit Facility, the Administrative Agent (as defined herein) may enforce its security interests (for the ratable benefit of the lenders under our Revolving Credit Facility and the other secured parties) over our subsidiaries’ assets that secure the obligations under our Revolving Credit Facility, take control of the assets and businesses of those subsidiaries, force us to seek bankruptcy protection, or force us to curtail or abandon our current business plans. If that were to happen, you may lose all, or a part of, your investment in our common stock.

If we fail to satisfy the restrictive covenants contained in our Revolving Credit Facility or our Senior Notes, or if we are unable to renegotiate, expand or replace the Revolving Credit Facility when needed, our business, financial condition and results of operations could be impacted negatively.

Adverse changes in our credit ratings could have a negative impact on our business, financial condition and results of operations.

Our ability to access capital markets is important to our ability to operate our business. Increased scrutiny of our industry and the impact of regulation, as well as changes in our financial performance and unfavorable conditions in the capital markets, could result in credit agencies reexamining and downgrading our credit ratings. A downgrade in our credit ratings may restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs, which could adversely affect our business, financial condition and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

The JCF Stockholders control us, and their interests may conflict with ours or yours in the future, including with respect to matters that involve corporate opportunities.

The JCF Stockholders own shares of our common stock representing a majority of our total voting power. Upon the sale of shares of our common stock in this offering and the Share Repurchase, the JCF Stockholders will together control approximately 55.4% of the voting power for our common stock (or 53.1% if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders). As such, the JCF Stockholders will continue to control the vote of all matters submitted to a vote of our stockholders, which enables them to control the election of the members of the board of directors and all other corporate decisions. Even when the JCF Stockholders cease to own shares of our stock representing a majority of the total voting power, for so long as the JCF Stockholders continue to own a significant percentage of our stock, the JCF Stockholders will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. Accordingly, for such period of time, the JCF Stockholders will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as the JCF Stockholders continue to own a significant percentage of our stock, the JCF Stockholders will be able to cause or prevent a change of control of us or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.

In addition, our amended and restated certificate of incorporation provides that the JCF Stockholders have the right to designate four nominees for election to our board of directors, which number shall decline in the future in proportion to any declines in the JCF Stockholders’ ownership in us. See the section titled “Certain Relationships and Related Party Transactions — Stockholders Agreement — Nomination and Consent Rights.”

The JCF Stockholders and their affiliates engage in a broad spectrum of activities, including investments in the financial services industry generally. In the ordinary course of their business activities, the JCF Stockholders and their affiliates may engage in activities where their interests conflict with our interests or those of our stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are customers of ours. Although the “corporate opportunities doctrine” provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them, our amended and restated certificate of incorporation waives the corporate opportunities doctrine. Specifically, our amended and restated certificate of incorporation provides that none of the JCF Stockholders, any of their affiliates or any director affiliated with the JCF Stockholders who is not employed by us (including any such non-employee director who serves as one of our officers in both his director and officer capacities) have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The JCF Stockholders and their affiliates also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, if the JCF Stockholders or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for us, such person has no duty to communicate or offer such transaction or business opportunity to us and they may take any such opportunity for themselves or offer it to another person or entity. The JCF Stockholders and their affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. See the sections entitled “Description of Capital Stock — Conflicts of Interest; Corporate Opportunities.”

An active, liquid trading market for our common stock may not be sustained, which may limit your ability to sell your shares.

An active trading market for our shares may not be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock and may reduce the fair value of your shares. You may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our stock price may change significantly and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

Our operating results and the trading price of our common stock may fluctuate and you may not be able to resell your shares at or above the public offering price you paid due to a number of factors, including:

▪	market conditions in our industry or the broader stock market;
▪	actual or anticipated fluctuations in our quarterly financial and operating results;
▪	introduction of new solutions or services by us or our competitors;
▪	issuance of new or changed securities analysts’ reports or recommendations; sales, or anticipated sales, of large blocks of our stock;
▪	additions or departures of key personnel;
▪	regulatory or political developments;
▪	litigation and governmental investigations;
▪	changing economic conditions;
▪	investors’ perception of us;
▪	events beyond our control such as weather and war; and
▪	any default on our indebtedness.

In particular, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Future sales, or the perception of future sales, by us or our stockholders could adversely affect the market price of our stock.

Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

After this offering and the Share Repurchase, we will have 61,665,255 outstanding shares of common stock (assuming the underwriters do not exercise their option to purchase additional shares of our common stock from the selling stockholders). The aggregate of 40,475,492 shares not being sold in this offering that are held by our directors, executive officers and the selling stockholders will be subject to a 90-day lock-up period provided under agreements executed in connection with this offering between the underwriters and such directors, executive officers and selling stockholders. These shares will, however, be able to be transferred after the expiration or earlier waiver of the lock-up agreements, or in accordance with the exceptions to the lock-up described in the “Shares Eligible for Future Sale” and “Underwriting” sections of this prospectus. The remaining 21,189,763 shares of our common stock that will be outstanding after this offering, which includes the shares offered and sold hereby, the shares sold in our IPO and shares not held by our directors, executive officers or the selling stockholders, can be freely resold in the public market.

We have also reserved approximately 5,948,467 shares of our common stock for future equity grants under the 2025 Plan and filed a Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register all shares of common stock that we may issue under our equity compensation plans. These can similarly be freely resold in the public market, subject to legal or contractual restrictions. As restrictions on resale end, the market price of our stock could decline if the holders of shares that will be subject to lock-up agreements sell them or are perceived by the market as intending to sell them.

In addition, the JCF Stockholders, who will hold approximately 55.4% of our outstanding common stock upon the completion of this offering and the Share Repurchase (assuming the underwriters do not exercise their option to purchase additional shares of our common stock from the selling stockholders), have demand registration rights to require us to file registration statements in connection with future sales of their shares, and will have rights to require us to include their shares in registration statements that we may file for ourself or other stockholders. See “Certain Relationships and Related Person Transactions —  Stockholders Agreement.”

We may issue additional restricted securities or register additional shares of our common stock under the Securities Act, in the future. The issuance of a significant number of shares of our common stock upon the exercise of stock options or the availability for sale, or sale, of a substantial number of the shares of common stock eligible for future sale under effective registration statements, under Rule 144 or otherwise, could adversely affect the market price of our common stock.

There can be no assurance that we will continue to declare cash dividends or repurchase our shares at all or in any particular amounts.

We have paid and intend to continue to pay quarterly cash dividends and also may consider share repurchase programs in the future to supplement our dividend policy. Our intent to pay quarterly dividends and potentially repurchase our shares is subject to capital availability and periodic determinations by our board of directors that such actions are in the best interest of our stockholders. Future dividends and share repurchases may be affected by, among other factors that our board of directors may deem relevant, our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of future dividends, restrictions imposed by Delaware law and general business conditions. Our policies regarding dividend payments and share repurchases may change from time to time, and there can be no assurance that we will pay any dividends to holders of our common stock or repurchase any shares of our common stock, or as to the amount of any such dividends or repurchases. Therefore, any return on investment in our common stock may depend solely upon the appreciation of the price of our common stock on the open market, which may not occur. Additionally, any reduction or suspension in our dividend payments could have a negative effect on our stock price. See the section titled “Dividend Policy” for more detail.

We are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

JCF Stockholders together control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

▪	we have a board that is composed of a majority of “independent directors” as defined under the rules of such exchange; and
▪	we have a compensation committee that is composed entirely of independent directors.

These exemptions do not modify the requirement for a fully independent audit committee, which is permitted to be phased-in as follows: (1) one independent committee member at the time of our IPO; (2) a majority of independent committee members within 90 days of our IPO; and (3) all independent committee members within one year of our IPO. Similarly, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the compensation committee, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a “controlled company” as opposed to our IPO date. Additionally, we have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our board of directors.

We are currently utilizing the “controlled company exemption” and therefore, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. See the section titled “Management — Controlled Company Status.”

We are an emerging growth company and our compliance with the reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company until the earliest of:

▪	the last day of our fiscal year following the fifth anniversary of the date of our IPO of common stock;
▪

the last day of our fiscal year in which we have an annual gross revenue of $1.235 billion or more; the date on which we have, during the previous three-year period, issued more than $1 billion in nonconvertible debt; and

▪

the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (i) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (ii) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (iii) have filed at least one annual report pursuant to the Exchange Act.

For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and may also avail ourselves of the reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide stockholders is different than the information that is available with respect to other public companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

The JOBS Act also permits an emerging growth company like us to avail ourselves of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, the listing requirements of the Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance, ESG-related matters and general public disclosure are creating uncertainty for public companies around public company standards, increasing legal and financial compliance costs and making certain activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

General Risk Factors

We are obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation prior to becoming a public company or in a timely manner thereafter. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

Additionally, if one or more material weaknesses in our internal control over financial reporting are identified in future periods, our management would be required to devote significant time and incur significant expense to remediate any such material weaknesses and may not be able to remediate any such material weaknesses in a timely manner. Any such material weaknesses in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price. To comply with the requirements of being a public company, we may need to undertake various costly and time-consuming actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our business, financial condition and results of operations.

The value of our common stock may be materially adversely affected by additional issuances of common stock by us.

Any future issuances or sales of our common stock by us will be dilutive to our existing common stockholders. We may choose to raise additional capital to grow our business and implement our growth strategy through public or private issuances of our common stock or securities convertible into, or exchangeable for, our common stock. Sales of substantial amounts of our common stock in the public or private market, a perception in the market that such sales could occur, or the issuance of securities exercisable or convertible into our common stock, could dilute your interest in our share capital and adversely affect the prevailing price of our common stock. In addition, in the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed.

Our anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make it difficult to remove our board of directors and management and may discourage or delay “change of control” transactions, which could adversely affect the price of our common stock. These provisions include, among others:

▪

our board of directors is divided into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

▪	no cumulative voting in the election of directors, which prevents the minority stockholders from electing director candidates;
▪

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

▪

from and after such time as the JCF Stockholders and their affiliates cease to own (directly or indirectly) at least 40% of the shares of our outstanding common stock (the “Trigger Date”), actions to be taken by our stockholders may only be effected at an annual or special meeting of our stockholders and not by written consent;

▪

from and after the Trigger Date, special meetings of our stockholders can be called only by the board of directors, the Chairman of the board of directors, our chief executive officer, our president or other officer selected by a majority of our directors;

▪

advance notice procedures that stockholders, other than the JCF Stockholders prior to the Trigger Date, must comply with in order to nominate candidates to our board of directors and propose matters to be brought before an annual meeting of our stockholders may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company;

▪

from and after the Trigger Date, a 66 2∕3% stockholder vote is required for removal of a director and a director may only be removed for cause, and a 66 2∕3% stockholder vote is required for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws;

▪

the JCF Stockholders have the right to designate a specified number of nominees for election to our board of directors for so long as the JCF Stockholders beneficially own, in the aggregate, at least 10% of the outstanding shares of our common stock; and

▪

our board of directors may, without stockholder approval, issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of our common stock or could also be used as a method of discouraging, delaying or preventing a change of control.

Certain anti-takeover provisions under Delaware law also apply to our company. In general, Section 203 of the Delaware General Corporation Law (“DGCL”), an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder,” or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.

We elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains provisions that have generally the same effect as Section 203. Nonetheless, our amended and restated certificate of incorporation provides that the JCF Stockholders, their respective affiliates and successors, and their respective direct and indirect transferees are not deemed “interested stockholders” for purposes of such provisions and therefore are not subject to such provisions regardless of the percentage of our voting stock owned by them. See “Description of Capital Stock — Anti-Takeover Provisions — Section 203 of the DGCL.”

Our amended and restated certificate of incorporation and amended and restated bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Our amended and restated certificate of incorporation and amended and restated bylaws provide, that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of us, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents or stockholders to us or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers, other employees, agents or stockholders, which may discourage such claims against us or any of our current or former directors, officers, other employees, agents or stockholders and result in increased costs for investors to bring a claim.

We are a holding company and rely on dividends, distributions, and other payments, advances, and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers, including for payments in respect of indebtedness, at the holding company level from our subsidiaries to meet our obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividend distributions or other transfers to us. Each of our subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from them. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our company. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Exchange Act. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of our company. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements. Factors that may materially affect such forward-looking statements include:

▪

deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect Jefferson Capital, Inc.’s revenues and the values of its assets and liabilities;

▪	turmoil and volatility in the financial services industry;
▪	actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
▪	changes in interest rates;
▪	increases in unemployment rates;
▪	impacts of current, pending or future litigation and governmental proceedings;
▪	increased competition from both banks and non-banks;
▪	effects of climate change and related physical and transition risks;
▪	changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
▪

failures or disruptions in or breaches of Jefferson Capital, Inc’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;

▪	failures to safeguard personal information;
▪	impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
▪	impacts of supply chain disruptions, rising inflation, slower growth or a recession;
▪	failure to execute on strategic or operational plans;
▪	effects of mergers and acquisitions and related integration;
▪	effects of critical accounting policies and judgments;
▪	effects of changes in or interpretations of tax laws and regulations; and
▪	management’s ability to effectively manage market risk, operational risk, compliance risk, strategic risk, liquidity risk and reputation risk.

Factors other than these risks, including those described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus, also could adversely affect our company’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and our company. undertakes no obligation to update them in light of new information or future events, except as required by applicable law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock offered by the selling stockholders in this offering, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders. The selling stockholders will receive all of the net proceeds and bear the underwriting discount attributable to their sale of our common stock.

However, we will pay certain expenses, other than the underwriting discount, in connection with this offering.

DIVIDEND POLICY

On August 13, 2025 and November 12, 2025, we declared a dividend of $0.24 per share for the second and third quarter of 2025, each representing a total amount of $15.5 million. We currently intend to continue to pay quarterly cash dividends of approximately $0.24 per share on our common stock, although any declaration of dividends will be at the discretion of our board of directors and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

We also may consider share repurchase programs in the future to supplement our dividend policy. Our board of directors will need to approve any share repurchase program in the future, and it has not approved any such program at this time.

Delaware law requires that dividends be paid only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital, or out of the current or the immediately preceding year’s earnings. We are a holding company and have no direct operations. All of our business operations are conducted through our subsidiaries, with substantially all of such business conducted through our wholly owned indirect subsidiary Jefferson Capital Holdings, LLC. Any dividends we pay will depend upon the funds legally available for distribution, including dividends or distributions from our subsidiaries to us. Jefferson Capital Holdings, LLC’s ability to pay dividends or make distributions is limited by the Revolving Credit Facility and the indentures governing the Senior Notes, which may in turn limit our ability to declare and pay dividends on our common stock. Our ability to declare and pay dividends also may be limited by the terms of any future credit agreement or any future debt or preferred securities of ours or of our subsidiaries. Accordingly, you may need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — There can be no assurance that we will continue to declare cash dividends or repurchase our shares at all or in any particular amounts.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2025 on:

▪	an actual basis;
▪	an as adjusted basis to give effect to the Bluestem Portfolio Purchase and the payment of the Third Quarter Stockholder Dividend; and
▪	an as further adjusted basis to give further effect to the Share Repurchase.

We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders.

You should read this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	AS OF SEPTEMBER 30, 2025
		AS	AS FURTHER
	ACTUAL	ADJUSTED(1)(2)	ADJUSTED(3)

	(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Cash and cash equivalents	$42.3	$42.3	$42.3
Debt:
Revolving Credit Facility	$—	$211.6	$275.1
2026 Notes	300.0	300.0	300.0
2029 Notes	400.0	400.0	400.0
2030 Notes	500.0	500.0	500.0
Total debt	$1,200.0	1,411.6	1,475.1
Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 50,000,000 shares authorized, no shares issued or outstanding, actual, as adjusted and as further adjusted	—	—	—
Common stock, par value $0.0001 per share; 330,000,000 shares authorized, 64,665,255 shares issued and outstanding, actual and as adjusted; 330,000,000 shares authorized, 61,665,255 shares issued and outstanding, as further adjusted(3)	—	—	—
Additional paid-in capital	(60.7)	(60.7)	(60.7)
Retained earnings	500.4	484.9	484.9
Treasury Stock	—	—	(64.8)	(3)
Accumulated other comprehensive income	(2.3)	(2.3)	(2.3)
Stockholders’ equity	437.4	421.9	357.0
Total capitalization	$1,679.7	$1,875.8	$1,874.5

(1)	Reflects the purchase of the portfolio acquired from Bluestem for a purchase price of $196.1 million. The purchase price was funded using borrowings under our Revolving Credit Facility.
(2)	Reflects the payment of the Third Quarter Stockholder Dividend, representing a total amount of $15.5 million. See “Prospectus Summary — Recent Developments — Stockholder Dividend.” The dividend payment was funded with borrowings under our Revolving Credit Facility.
(3)	Reflects the repurchase of 3,000,000 shares of common stock expected to be cancelled upon repurchase for $63.5 million, based on an assumed purchase price calculated using $22.11, the last reported sale price of our common stock on the Nasdaq on January 2, 2026, using borrowings under our Revolving Credit Facility, as well as the approximately $1.3 million expenses of this offering.

The number of shares of our common stock to be outstanding after giving effect to this offering and the Share Repurchase is based on 64,665,255 shares of our common stock outstanding as of September 30, 2025 (including 6,374,784 restricted shares, subject to certain vesting conditions). Such number excludes:

▪	477,542 shares of our common stock issuable upon the exercise of options outstanding under the 2025 Plan, as of September 30, 2025, at a weighted-average exercise price of $24.84 per share; and
▪

5,948,467 remaining shares of our common stock reserved for future issuance under our 2025 Plan, as well as any additional shares that become issuable pursuant to provisions in the 2025 Plan that automatically increase the share reserve under the 2025 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We provide debt recovery solutions and other related services across a broad range of consumer receivables, including credit card, secured and unsecured automotive, telecom and utilities, and other receivables. We primarily purchase portfolios of previously charged-off consumer receivables at deep discounts to face value and manage them by working with individuals as they repay their obligations and work toward financial recovery. Previously charged-off receivables include receivables subject to bankruptcy proceedings. We also provide debt servicing and other portfolio management services to credit originators for nonperforming loans. In addition, through our credit card acquisition programs, we earn credit card revenue. All deployments are made to independent third parties.

We operate and manage our business through four reportable segments that are based on geography: United States, United Kingdom, Canada and Latin America. We also have the following two primary lines of business:

▪	Distressed, our largest line of business, represents the purchase, collection and servicing collection of nonperforming consumer loans; and
▪

Insolvency, which consists of the purchasing and/or servicing of financial assets of consumers who have entered bankruptcy through Chapter 7 or 13 of the U.S. Bankruptcy Code in the United States, consumer proposal, credit counseling, or bankruptcy in Canada and the United Kingdom.

We are headquartered in Minneapolis, Minnesota, and as of September 30, 2025, with 1,075 FTE (including our offshore co-sourced operation).

Our Business Model

Portfolio Purchasing

We purchase portfolios of nonperforming loans, and occasionally those that are performing but with significant credit deterioration, through either single portfolio transactions, referred to as spot sales, or through the pre-arranged purchase of multiple portfolios at regular intervals, referred to as forward flow sales. Under a forward flow contract, we agree to purchase statistically similar nonperforming loan portfolios from credit grantors on a periodic basis at a negotiated price over a specified time period, generally from six months to a year.

When we purchase portfolios with credit deterioration, we find that our expertise in evaluating and managing charged-off accounts allows us to confidently manage such portfolios with a higher level of credit risk than a buyer without that level of expertise would be comfortable. In such instances, a portfolio may include a mix of loans that are delinquent and restructured as well as a significant amount of charged-off or nonperforming loans, as was the case with the Conn’s Portfolio, and with a high level of risk that more of the current loans will become delinquent over time and eventually need to be charged-off. In these cases, we can offer the seller the convenience of purchasing all its loan assets together as opposed to bidding for only a single category of loan, which might result in a seller needing to transact with multiple counterparties. We regularly evaluate the opportunity to purchase portfolios that include a mix of performing accounts and nonperforming accounts, and that comprise all of a credit originator’s loan assets and believe we will find attractive opportunities to make more purchases like these going forward.

We purchase portfolios of nonperforming loans from credit grantors through auctions and negotiated sales. In an auction process, the seller will assemble a portfolio of nonperforming loans and will seek purchase prices from specifically invited potential purchasers. In a privately negotiated sale process, the seller will contact one or more purchasers directly, receive a bid, and negotiate the terms of sale. In either case, invited purchasers will typically have already successfully completed a qualification process and due diligence examination that includes the seller’s review of the purchaser’s experience, financial standing, operating procedures, business practices, and compliance oversight.

We purchase receivables based on robust, account-level valuation methods and employ proprietary statistical and behavioral models across our operations. These methods and models allow us to value portfolios accurately (and limit the risk of overpaying), avoid buying portfolios that are incompatible with our methods or strategies, and align the accounts we purchase with our business and collection channels to maximize future collections. As a result, we have been able to realize attractive returns from the receivables we acquire. We maintain strong relationships with many of the largest financial service providers in the United States, Canada, United Kingdom and Latin America.

Deployments

Creditors sell their volume in a mix of forward flow arrangements and competitive bid transactions.

Sales levels are expected to fluctuate from quarter to quarter with portfolio pricing remaining competitive.

We believe that smaller competitors continue to face difficulties in the portfolio purchasing market because of the high cost to operate due to regulatory pressure, issuers’ selectiveness with buyers and lack of consistent access to capital. We believe these operational costs favor larger participants, such as us, because the larger market participants are better able to adapt to these pressures and commit to larger purchases and forward flow agreements.

Our deployments are a mix of spot sales and forward flow agreements. The timing, contract duration and volumes for each contract can fluctuate leading to variation when compared to prior periods.

The average purchase price, as a percentage of face value, varies from period to period depending on, among other factors, the type and quality of the accounts purchased and the length of time from charge-off to the time we purchase the portfolios. For example, the average purchase price as a percentage of face value is higher for newly charged-off portfolios as compared to more seasoned portfolios because newly charged-off portfolios generally have higher liquidation rates. Similarly, portfolios consisting of paying accounts tend to have a higher purchase price relative to face value than non-paying accounts due to the higher expectations for collections, as well as lower anticipated collection costs. As a result, in periods that we purchase a higher percentage of newly charged-off assets or paying portfolios, we expect that our purchase price as a percentage of face value would be higher than would be in periods where a higher ratio of seasoned paper or non-paying portfolios were purchased. The average purchase price, as a percentage of face value, increased during the period ended September 30, 2025, as compared to the prior year periods, primarily related to portfolio mix.

Collections

We have two primary types of collection channels for the collection of our purchased receivables, legal and voluntary. The legal collection channel consists of collections that result from our internal legal channel or from our network of retained law firms. The voluntary collection channel utilizes call centers (domestic and offshore) and collection agencies. The call center collections include collections that result from our call centers, direct mail programs and digital collections. The collection agencies collections consist of collections from third-party collection agencies that we utilize when we believe they can liquidate better or less expensively than we can.

Key Business Metrics and Non-GAAP Financial Measures

We regularly review net operating income and net income along with a number of key business metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends, prepare financial projections and make business decisions. Although we believe the key business metrics and non-GAAP financial measures we review are useful, they have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our financial results prepared in accordance with GAAP.

Key Business Metrics

Estimated Remaining Collections

We define ERC as the undiscounted sum of all future projected collections on our owned finance receivables portfolios. We calculate ERC using data derived from our databases of owned and serviced debt portfolio in the markets in which we operate and from our proprietary behavioral and asset valuation models. References to our ERC in this prospectus are references to gross ERC (which includes estimated collections in respect of the current charge-off balances). We believe that our ERC estimation represents an important supplemental measure to compare our cash generating capacity with other companies in the debt collection industry, even though we can provide no assurance that we will achieve such collections within a specified time period, or at all.

The following table summarizes the total ERC by geographic area, or segment, during the periods presented:

	NINE MONTHS				YEAR ENDED
	ENDED SEPTEMBER 30,		INCREASE	%	DECEMBER 31,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)				($ IN MILLIONS)
United States	$2,158.8	$1,668.9	$489.9	29.4%	$2,114.0	$1,478.7	$635.3	43.0%
Canada	362.5	272.8	89.7	32.9%	266.1	180.0	86.1	47.9%
United Kingdom	153.0	153.6	(0.6)	(0.4)%	151.8	113.2	38.7	34.2%
Latin America	255.3	211.5	43.8	20.7%	212.6	152.2	60.4	39.7%
Total ERC	$2,929.6	$2,306.8	$622.8	27.0%	$2,744.5	$1,924.1	$820.5	42.6%

ERC in our United States reportable segment included $178.6 million and $378.6 million from the Conn’s Portfolio Purchase for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively.

Deployments

Deployments refers to portfolios purchases in the ordinary course. We believe deployments represent an important measure of our investment activity. Deployments are a key driver of the growth of our ERC and a measure to compare growth in our business with the growth of other companies in the debt collection industry.

The following tables summarize the total deployments or purchases by geographic area, or reportable segments, during the periods presented:

	THREE MONTHS
	ENDED SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
United States	$107.2	$75.8	$31.4	41.4%
Canada	30.8	30.2	0.6	2.0%
United Kingdom	4.1	4.7	(0.6)	(12.8)%
Latin America	8.9	12.7	(3.8)	(29.9)%
Total Purchases	$151.0	$123.4	$27.5	22.3%

During the three months ended September 30, 2025, we invested $151.0 million to acquire receivable portfolios, with face values aggregating $2,848.8 million, for an average purchase price of 5.3% of face value. The amount invested in receivable portfolios increased $27.5 million, or 22.3%, compared with the $123.4 million invested during the three months ended September 30, 2024, to acquire receivable portfolios with face values aggregating $1,681.0 million, for an average purchase price of 7.3% of face value.

	NINE MONTHS
	ENDED SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
United States	$307.4	$231.0	$76.4	33.1%
Canada	109.4	74.8	34.6	46.2%
United Kingdom	10.7	22.5	(11.8)	(52.5)%
Latin America	24.0	36.8	(12.8)	(34.9)%
Total Purchases	$451.5	$365.2	$86.3	23.6%

During the nine months ended September 30, 2025, we invested $451.5 million to acquire receivable portfolios, with face values aggregating $7,365.7 million, for an average purchase price of 6.1% of face value. The amount invested in receivable portfolios increased $86.3 million, or 23.6%, compared with the $365.2 million invested during the nine months ended September 30,

2024, to acquire receivable portfolios with face values aggregating $5,741.6 million, for an average purchase price of 6.4% of face value.

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
United States	$552.7	$404.3	$148.4	36.7%
Canada	95.4	57.2	38.2	66.8%
United Kingdom	29.4	26.7	2.7	10.1%
Latin America	45.8	42.7	3.1	7.3%
Total Purchases	$723.3	$530.9	$192.4	36.2%

During the year ended December 31, 2024, we invested $723.3 million to acquire receivable portfolios, with face values aggregating $9,837.1 million, for an average purchase price of 7.4% of face value. The amount invested in receivable portfolios increased $192.4 million, or 36.2%, compared with the $530.9 million invested during the year ended December 31, 2023, to acquire receivable portfolios with face values aggregating $14,828.5 million, for an average purchase price of 3.6% of face value. Deployments in our United States reportable segment included $238.0 million from the Conn’s Portfolio Purchase for the year ended December 31, 2024. For more information on the Deployments, see “— Our Business Model — Deployments.”

Collections

The following tables summarize the total collections by geographic area, or reportable segment, during the periods presented:

	THREE MONTHS
	ENDED SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
United States	$182.9	$99.6	$83.3	83.6%
Canada	29.0	23.3	5.7	24.5%
United Kingdom	11.1	10.6	0.5	4.7%
Latin America	13.9	11.6	2.3	19.8%
Total Collections	$236.8	$145.1	$91.7	63.2%

Collections from purchased receivables increased by $91.7 million or 63.2% to $236.8 million during the three months ended September 30, 2025, from $145.1 million during the three months ended September 30, 2024. The increase in collections from purchased receivables compared to the period ended September 30, 2024, was primarily a result of increased purchases during the period. Collections in our United States reportable segment included $49.7 million from the Conn’s Portfolio Purchase.

	NINE MONTHS
	ENDED SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
United States	$599.6	$288.5	$311.1	107.8%
Canada	85.5	64.1	21.4	33.4%
United Kingdom	32.0	29.2	2.8	9.6%
Latin America	36.3	28.4	7.9	27.8%
Total Collections	$753.4	$410.2	$343.2	83.7%

Collections from purchased receivables increased by $343.2 million or 83.7% to $753.4 million during the nine months ended September 30, 2025, from $410.2 million during the nine months ended September 30, 2024. The increase in collections from purchased receivables compared to the period ended September 30, 2024, was primarily a result of increased purchases during the period. Collections in our United States reportable segment included $210.6 million from the Conn’s Portfolio Purchase.

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
United States	$420.3	$284.6	$135.7	47.7%
Canada	85.9	82.2	3.7	4.5%
United Kingdom	39.4	32.3	7.1	22.0%
Latin America	39.0	31.9	7.1	22.3%
Total Collections	$584.6	$431.0	$153.6	35.6%

Collections from purchased receivables increased by $153.6 million or 35.6% to $584.6 million during the year ended December 31, 2024, from $431.0 million during the year ended December 31, 2023. The increase in collections from purchased receivables compared to the year ended December 31, 2023, was primarily a result of increased purchases during the period. Collections in our United States reportable segment included $210.6 million from the Conn’s Portfolio Purchase, which are consolidated from December 2024, when we began consolidating economics of the portfolios from Conn’s. For more information on the Collections, see “— Our Business Model — Deployments and Collections — Collections.”

Non-GAAP Financial Measures

To supplement our combined and condensed consolidated financial statements prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described further below, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our combined and condensed consolidated financial statements prepared and presented in accordance with GAAP.

Adjusted Net Income

Adjusted net income is calculated as net income in accordance with GAAP, adjusted to exclude (i) net income attributable to noncontrolling interest; (ii) foreign exchange and other income (expense); (iii) provision for income tax; (iv) stock-based compensation; (v) Conn’s one-time expenses; (vi) Canaccede exit consideration; and (vii) merger and acquisition and other one-time expenses. Adjusted net income is a supplemental measure of performance that is not required by, or presented in accordance with, GAAP. We present adjusted net income because we consider it an important supplemental measure of our operations and financial performance. Our management believes adjusted net income helps us provide enhanced period-to-period comparability of operations and financial performance and is useful to investors as other companies in our industry report similar financial measures. Adjusted net income should not be considered as an alternative to net income determined in accordance with GAAP.

Some of the limitations related to the use of adjusted net income as an analytical tool include:

▪	adjusted net income does not reflect our future requirements for capital expenditures or contractual commitments;
▪	adjusted net income does not reflect changes in, or cash requirements for, our working capital needs; and
▪	other companies in our industry may calculate adjusted net income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted net income should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

Set forth below is a reconciliation of adjusted net income to net income, the most directly comparable financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS
	ENDED SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
Net income	$38.4	$36.9	$1.5	4.0%
Foreign exchange and other income (expense)	(1.9)	0.4	(2.4)	(541.8)%
Stock-based compensation	8.8	2.2	6.6	303.7%
Canaccede exit consideration	0.1	—	0.1	—
Merger and acquisition and other one-time expenses(2)	2.4	0.2	2.2	1,046.1%
Adjusted net income	$47.7	$39.7	$8.0	20.1%

	NINE MONTHS
	ENDED SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
Net income	$150.2	$101.9	$48.3	47.4%
Foreign exchange and other income (expense)	(5.6)	3.2	(8.7)	(274.9)%
Provision for income tax	24.1	6.2	17.9	288.8%
Stock-based compensation	0.8	4.1	(3.2)	(79.3)%
Canaccede exit consideration	1.1	—	1.1	—
Merger and acquisition and other one-time expenses(2)	10.1	0.7	9.4	1,284.3%
Adjusted net income	$180.8	$116.1	$64.6	55.7%

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Net income	$128.9	$111.5	$17.4	15.6%
Foreign exchange and other income (expense)	5.5	(4.6)	10.1	(219.6)%
Provision for income tax	8.7	9.0	(0.3)	(3.3)%
Stock-based compensation	4.5	1.0	3.5	350.0%
Conn’s one-time items(1)	4.3	—	4.3	NA
Canaccede exit consideration	7.7	—	7.7	NA
Merger and acquisition and other one-time expenses(2)	2.7	0.7	2.0	285.7%
Adjusted net income	$162.3	$117.6	$44.7	38.0%

(1)	Components include: (i) cure amounts associated with assumed contracts related to the Conn’s Portfolio Purchase, where we paid past-due amounts owed to the vendor upon assuming such contracts; and (ii) legal fees for highly specialized expertise related to the Conn’s bankruptcy process. In a typical portfolio purchase, we do not assume any contracts and do not incur either of these types of expenses.
(2)	Includes acquisition fees and expenses and one-time corporate legal expenses.

Adjusted EPS

Adjusted EPS is calculated as Adjusted net income divided by the weighted average shares outstanding (diluted), adjusted for the expected vesting of non-vested restricted stock. Adjusted earnings per share is a supplemental measure of performance that is not required by, or presented in accordance with, GAAP. We present adjusted EPS because we consider it an important supplemental measure of our operations and financial performance. Our management believes adjusted EPS helps us provide enhanced period-to-period comparability of operations and financial performance and that showing the three-month period ended September 30, 2025 increases alignment with the period for which weighted average common shares outstanding are measured following the IPO. Adjusted EPS should not be considered as an alternative to EPS determined in accordance with GAAP.

Some of the limitations related to the use of adjusted EPS as an analytical tool include:

▪	adjusted EPS does not reflect our future requirements for capital expenditures or contractual commitments;
▪	adjusted EPS does not reflect changes in, or cash requirements for, our working capital needs; and
▪	other companies in our industry may calculate adjusted EPS differently than we do, limiting its usefulness as a comparative measure.

Set forth below is a reconciliation of Adjusted EPS to Net income and weighted average diluted common shares outstanding (diluted), the most directly comparable financial measure calculated and reported in accordance with GAAP.

THREE MONTHS ENDED
SEPTEMBER 30, 2025
($ IN MILLIONS)
Net income	38.4
Foreign exchange and other income (expense)	(1.9)
Stock-based compensation	8.8
Canaccede exit consideration	0.1
Merger and acquisition and other one-time expenses(1)	2.4
Adjusted net income	$47.7
(SHARE COUNT IN MILLIONS)
Weighted average shares outstanding (diluted)	58.3
Expected vesting of non-vested restricted stock	6.4
Adjusted weighted average shares outstanding (diluted)	64.7
Adjusted EPS	$0.74

(1)	Includes acquisition fees and expenses and one-time corporate legal expenses.

Components of Results of Operations

Revenue

Our revenue is primarily derived from revenue from investments in receivables, which is revenue recognized from engaging in debt purchasing and recovery activities, and from credit card and servicing revenue streams.

Total Portfolio Revenue

Portfolio revenue consists of two components: (i) portfolio income, which is the accretion of the discount on the negative allowance due to the passage of time (generally the portfolio balance multiplied by the established pool effective interest rate (“EIR”)), and (ii) changes in recoveries, which includes recoveries above or below forecast (the difference between actual cash collected or recovered during the current period and expected cash recoveries for the current period) and changes in expected future recoveries (the present value change of expected future recoveries, where such change generally results from changes to the expected timing of collections and changes to the total amount of expected future collections).

For a majority of the portfolios we purchase, when we acquire them, we apply our charge-off policy and fully write off the amortized costs of the individual receivables we acquire immediately after purchasing the portfolio. We then record a negative allowance that represents the present value of all expected future recoveries for pools of receivables that share similar risk characteristics using a discounted cash flow approach, which is presented as “investments in previously charged-off receivables, net” on our combined and condensed consolidated balance sheet. The discount rate is a purchase EIR established based on the purchase price of the portfolio and the expected future cash flows at the time of purchase. From time to time, we will also purchase performing portfolios for a discount, where we will apply the interest method and accrete the discount.

Credit Card Revenue

Credit card revenue consists of interest income, annual fees, late fees, as well as interchange fees, cash advance fees and other miscellaneous items from credit card transactions. Interest income is accrued monthly based on the outstanding receivables and their contractual interest rates.

Servicing Revenue

Servicing revenue consists of the revenue we generate from providing collection services to certain third parties. Generally, we receive a percentage of collections as the fee for services, and in some cases, we receive a fixed fee. Servicing revenue is recognized when the underlying receivables are collected or when a fixed fee service is performed.

Provision for Credit Losses

Provision for credit losses is the allowance we provide for credit losses on loans and fees receivable. We compute the allowance for credit losses on loans and fees receivable at the pool level using a roll-rate methodology and consider a number of factors in the measurement of the allowance, including historical loss rates, current delinquency and roll-rate trends, the effects of changes in the economy, changes in underwriting criteria and estimated recoveries. The allowance is estimated based on amortized cost basis of the loan, including principal, accrued interest receivable, deferred fees and costs. We place receivables on non-accrual at 90 days past due and write off the accrued interest at 180 days past due or sooner if facts and circumstances indicate earlier non-collectability. Expected recoveries are included in the measurement of the allowance for credit losses.

Operating Expenses

Salaries and Benefits Expense

Salaries and benefits expense primarily consists of base salary, commission, bonus expense and healthcare costs. Additionally, it includes 401k match and stock-based compensation expense. We expense all salaries and benefits expense as incurred. While we expect our salaries and benefits expense will increase in absolute dollars as we continue to invest in our growth and operate as a public company (including as a result of increased stock-based compensation), we expect such expense to decline as a percentage of revenue over time as we scale our business and leverage our investments already made.

Servicing Expenses

Servicing expenses primarily consists of collections and customer service expenses associated with previously charged-off receivables, such as the cost of outsourced collections, debtor correspondence, legal fees associated with the collection of debt and other direct expenses associated with collections and customer service efforts. While we expect our servicing expenses will increase in absolute dollars as our business grows, we expect such expenses will vary from period-to-period as a percentage of revenue for the foreseeable future and decrease as a percentage of revenue over the long term as a result of continued investments to improve the efficiency of our operations and support organization.

Depreciation and Amortization

Depreciation and amortization consists of depreciation of property and equipment and amortization of intangible assets, primarily related to loan costs.

Professional Fees

Professional fees primarily consists of legal and consulting expenses, including annual audit fees and various other outside service fees provided by expert services firms. In addition, it includes legal fees associated with settlements and fees associated with merger and acquisition expenses.

We incurred additional expenses related to the IPO and expect to incur additional expenses primarily due to the costs of operating as a public company, which are expected to include additional legal, accounting and consulting expenses, among others.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses generally consists of rent, travel and entertainment expenses, and other general overhead expenses.

Other Income (Expense)

Interest Expense

Interest expense consists of interest expense on our outstanding debt and amortization of debt issuance costs.

Foreign Exchange and Other Income (Expense)

Foreign exchange and other income (expense) consists of foreign currency related realized gains or losses on portfolio purchase transactions.

Results of Operations

Three Months Ended September 30, 2025 Compared to the Three Months Ended September 30, 2024

The following tables set forth combined and condensed consolidated income statement data expressed in a dollar amount and as a percentage of total revenues for the periods indicated:

	THREE MONTHS ENDED SEPTEMBER 30,
($ IN MILLIONS)	2025		2024
Revenues:
Portfolio income	$139.2	92.3%	$99.3	89.7%
Changes in recoveries	0.5	0.3%	1.7	1.5%
Total portfolio revenue	$139.7	92.6%	$100.9	91.3%
Credit card revenue	1.8	1.2%	2.0	1.9%
Servicing revenue	9.4	6.2%	7.6	6.9%
Total revenues	$150.8	100.0%	$110.6	100.0%
Provision for credit losses	$0.6	0.4%	$0.9	0.8%
Operating Expenses:
Salaries and benefits	$23.3	15.5%	$12.6	11.4%
Servicing expenses	47.6	31.6%	33.2	30.1%
Depreciation and amortization	1.4	0.9%	0.5	0.5%
Professional fees	3.7	2.5%	1.9	1.7%
Other selling, general and administrative	4.2	2.8%	2.1	1.9%
Total operating expenses	$80.2	53.2%	$50.3	45.5%
Net operating income	$70.0	46.4%	$59.4	53.7%
Other income / (expense):
Interest expense	$(26.5)	(17.5)%	$(19.8)	(17.9)%
Foreign exchange and other income (expense)	1.9	1.3%	(0.4)	(0.4)%
Total other income / (expense)	(24.5)	(16.3)%	(20.2)	(18.3)%
Income before income taxes	$45.5	30.2%	$39.2	35.5%
Provision for income taxes	(7.2)	(4.7)%	(2.4)	(2.1)%
Net income	$38.4	25.4%	$36.9	33.3%
Foreign currency translation	(5.0)	(3.3)%	4.9	4.4%
Comprehensive income	$33.3	22.1%	$41.7	37.7%

Revenues

A summary of how our revenues were generated during the periods indicated is as follows:

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Cash Collections	$236.8	$145.1	$91.7	63.2%
Principal Amortization	(97.2)	(44.2)	(53.0)	119.8%
Total portfolio revenue	139.7	100.9	38.7	38.4%
Credit card revenue	1.8	2.0	(0.3)	(14.3)%
Servicing revenue	9.4	7.6	1.8	23.8%
Total revenues	$150.8	$110.6	$40.2	36.4%

Total revenues were $150.8 million for the three months ended September 30, 2025, an increase of $40.2 million, or 36.4%, compared to $110.6 million for the three months ended September 30, 2024. The increase is primarily a result of strong deployment growth in prior periods.

Operating Expenses

Total operating expenses were $80.2 million for the three months ended September 30, 2025, an increase of $29.9 million, or 59.5%, compared to $50.3 million for the three months ended September 30, 2024 driven primarily by an increase of $14.4 million in servicing expenses due to increased court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections and collection growth and $10.7 million in salaries and benefits primarily due to $8.8 million in stock-based compensation expense.

Salaries and Benefits

Salaries and benefits were $23.3 million for the three months ended September 30, 2025 an increase of $10.7 million, or 85.5%, compared to $12.6 million for the three months ended September 30, 2024. The increase in Salaries was driven by $8.8 million in stock-based compensation costs which reflects the amortization of grant-date fair value of restricted stock awards granted in connection with the IPO.

Servicing Expenses

Servicing expenses were $47.6 million for the three months ended September 30, 2025, an increase of $14.4 million, or 43.2%, compared to $33.2 million for the three months ended September 30, 2024. The increase in servicing expenses was primarily driven by increased collections and court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections. Servicing expenses consisted of the following for the three months ended September 30, 2025 and 2024:

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Agency and repo commission expense	$12.8	$10.6	$2.2	20.8%
Legal commission expense	7.4	4.8	2.6	54.2%
Court costs	14.9	9.0	5.9	65.6%
Communications	6.1	4.8	1.3	27.1%
Offshore	3.5	2.2	1.3	59.1%
Other servicing expenses	2.9	1.8	1.1	57.6%
Total servicing expenses	$47.6	$33.2	$14.4	43.2%

Depreciation and Amortization

Depreciation and amortization was $1.4 million for the three months ended September 30, 2025, a $0.8 million, or 146.4%, increase from the $0.5 million for the three months ended September 30, 2024. The increase was primarily due to incremental amortization expense of $0.6 million associated with the Conn’s purchase which closed in December 2024.

Professional Fees

Professional fees were $3.7 million for the three months ended September 30, 2025 an increase of $1.8 million, or 97.6%, compared to $1.9 million for the three months ended September 30, 2024. The increase was primarily due to fees associated with merger and acquisition expenses and one-time legal and professional fees incurred as part of the IPO in June 2025.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses generally consist of rent, travel and entertainment expenses, and other general overhead expenses which totaled $4.2 million for the three months ended September 30, 2025, an increase of $2.2 million or 105.7%, compared to $2.1 million for the three months ended September 30, 2024. The increase is primarily due to $1.8 million for data processing and rent related to the Conn’s purchase, $0.1 million for the Canada acquisition in relation to the potential realization of an exit incentive as well as other various expense increases.

Other Income (Expense)

Interest Expense

Total interest expense was $26.5 million for the three months ended September 30, 2025, an increase of $6.7 million, or 34.0%, compared to $19.8 million for the three months ended September 30, 2024. The increase was primarily driven by an increase in the cost of debt due to the payoff of the credit facility with the net proceeds of the 2030 Senior Notes issued in May 2025 as well as by increased amortization of debt issuance costs of $1.5 million, $0.4 million or 39.5% higher compared to $1.1 million for the three months ended September 30, 2024, due to the issuance of the 2029 Senior Notes in the year ended December 31, 2024 and the issuance of the 2030 Senior Notes in May 2025.

Interest expense consisted of the following for the three months ended September 30, 2025 and 2024:

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Interest expense	$24.9	$18.7	$6.3	33.7%
Amortization of debt issuance costs	1.5	1.1	0.4	39.5%
Total interest expense	$26.5	$19.8	$6.7	34.0%

Provision for Income Tax Expense

The provision for income taxes consists primarily of income taxes in certain federal, state, local and foreign jurisdictions in which we conduct business. Foreign jurisdictions typically have different statutory tax rates from those in the United States. Accordingly, our effective tax rates may vary depending on the impact of the valuation allowance and nondeductible fair value adjustments to derivatives, as well as the relative proportion of foreign income to domestic income, generation of tax credits, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws. The Company has recognized a quarter-to-date tax provision of $7.2 million.

Segment Results of Operations

The following tables set forth combined and condensed consolidated income statement amounts categorized by segment, for the periods indicated:

	THREE MONTHS ENDED SEPTEMBER 30,
	2025					2024
	UNITED	UNITED		LATIN		UNITED	UNITED		LATIN
($ IN MILLIONS)	STATES	KINGDOM	CANADA	AMERICA	TOTAL	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Portfolio revenue	$108.1	$6.9	$15.4	$9.3	$139.7	$72.9	$7.9	$11.4	$8.7	$100.9
Credit card revenue	0.6	—	1.1	—	1.8	0.6	—	1.4	—	2.0
Servicing revenue	2.5	6.5	0.4	—	9.4	0.7	6.8	0.1	—	7.6
Total Revenue	$111.3	$13.4	$16.9	$9.3	$150.8	$74.3	$14.7	$12.9	$8.7	$110.6
Provision for credit losses	$0.4	$—	$0.2	$—	$0.6	$0.4	$—	$0.4	$—	$0.9
Operating Expenses
Salaries and benefits	17.8	4.1	1.3	0.1	23.3	7.4	3.8	1.3	0.1	12.6
Servicing expenses	35.7	5.6	2.8	3.5	47.6	23.2	4.3	2.8	3.0	33.2
Depreciation and amortization	0.8	0.1	0.5	0.0	1.4	0.2	0.1	0.3	0.0	0.5
Professional fees	3.1	0.3	0.1	0.3	3.7	1.4	0.2	0.1	0.2	1.9
Other selling, general and administrative	3.1	0.7	0.3	0.1	4.2	0.9	0.7	0.3	0.1	2.1
Total Operating Expenses	$60.5	$10.7	$4.9	$4.1	$80.2	$33.2	$9.1	$4.7	$3.4	$50.3
Net Operating Income	$50.4	$2.7	$11.8	$5.2	$70.0	$40.7	$5.6	$7.8	$5.3	$59.4
Net operating income margin	45.3%	20.2%	69.6%	55.8%	46.4%	54.8%	38.2%	60.1%	61.4%	53.7%

United States

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$108.1	$72.9	$35.2	48.3%
Credit card revenue	0.6	0.6	(0.0)	(2.2)%
Servicing revenue	2.5	0.7	1.8	236.5%
Total Revenue	$111.3	$74.3	$37.0	49.7%
Provision for credit losses	$0.4	$0.4	$—	—%
Operating Expenses
Salaries and benefits	17.8	7.4	10.4	139.8%
Servicing expenses	35.7	23.2	12.5	53.6%
Depreciation and amortization	0.8	0.2	0.6	379.0%
Professional fees	3.1	1.4	1.7	121.0%
Other selling, general and administrative	3.1	0.9	2.2	229.4%
Total Operating Expenses	$60.5	$33.2	$27.3	82.4%
Net Operating Income	$50.4	$40.7	$9.7	23.8%
Net operating income margin	45.3%	54.8%

Portfolio revenue grew $35.2 million or 48.3% in the period ended September 30, 2025 compared to September 30, 2024, primarily due to the growth in our deployments, including from, but not solely based on, the Conn’s Portfolio Purchase.

Servicing revenue grew $1.8 million or 236.5% for the period ended September 30, 2025 compared to September 30, 2024, primarily due to the Conn’s Portfolio Purchase, which contributed $1.9 million of total servicing revenue in the three months ended September 30, 2025.

We consolidate salaries, bonuses and accruals for stock compensation for our U.S.-based senior management team into the “Salaries and benefits expense” for the United States segment. Salaries and benefits in the United States increased $10.4 million or 139.8% in the three months ended September 30, 2025 compared to September 30, 2024 driven by $8.8 million from the amortization of grant-date fair value of restricted stock awards granted in connection with the IPO.

Servicing expenses grew $12.5 million or 53.6% in the period ending September 30, 2025 compared to September 30, 2024 driven by growth in our collections as well as court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections. Servicing expenses include $3.3 million related to the Conn’s Portfolio Purchase.

We incurred $3.1 million or 121.0% higher professional fees in the period ended September 30, 2025 compared to September 30, 2024 driven by costs associated with merger and acquisition activity and one-time legal and professional fees incurred as part of the IPO in June 2025.

Other selling, general and administrative expenses increased $2.2 million or 229.4% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to additional data processing and higher rent expense related to the addition of Conn’s location in 2025.

Overall net operating income increased $9.7 million or 23.8% in the period ended September 30, 2025 compared to September 30, 2024 to $50.4 million from $40.7 million driven by $16.5 million associated with the Conn’s portfolio acquired in December 2024. Net operating income as a percentage of total revenues was 45.3% in the period ended September 30, 2025 compared to 54.8% in September 30, 2024.

United Kingdom

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$6.9	$7.9	$(1.0)	(12.6)%
Servicing revenue	6.5	6.8	(0.3)	(4.5)%
Total Revenue	$13.4	$14.7	$(1.3)	(8.8)%
Operating Expenses
Salaries and benefits	4.1	3.8	0.3	7.3%
Servicing expenses	5.6	4.3	1.3	29.8%
Depreciation and amortization	0.1	0.1	0.0	0.0%
Professional fees	0.3	0.2	0.1	34.6%
Other selling, general and administrative	0.7	0.7	(0.0)	(3.3)%
Total Operating Expenses	$10.7	$9.1	$1.6	17.7%
Net Operating Income	$2.7	$5.6	$(2.9)	(51.8)%
Net operating income margin	20.2%	38.2%

Portfolio revenue decreased $1.0 million or 12.6% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to a decrease in deployment volumes.

Servicing revenue decreased $0.3 million or 4.5% in the period ended September 30, 2025 compared to September 30, 2024 due to reduced third party servicing.

Salaries and benefits increased $0.3 million or 7.3% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to higher employee benefit costs.

Servicing expenses increased $1.3 million or 29.8% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to increase in collections as well as court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections.

Overall net operating income declined $2.9 million or 51.8% in the period ended September 30, 2025 compared to September 30, 2024 due to lower deployments and higher servicing expenses. Net operating income as a percentage of total revenues was 20.2% in the period ended September 30, 2025 compared to 38.2% in September 30, 2024.

Canada

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$15.4	$11.4	$4.0	35.0%
Credit card revenue	1.1	1.4	(0.3)	(21.4)%
Servicing revenue	0.4	0.1	0.3	428.6%
Total Revenue	$16.9	$12.9	$4.0	30.9%
Provision for credit losses	$0.2	$0.4	$(0.2)	(56.0)%
Operating Expenses
Salaries and benefits	1.3	1.3	—	—%
Servicing expenses	2.8	2.8	—	—%
Depreciation and amortization	0.5	0.3	0.2	68.3%
Professional fees	0.1	0.1	—	—%
Other selling, general and administrative	0.3	0.3	—	—%
Total Operating Expenses	$4.9	$4.7	$0.2	4.8%
Net Operating Income	$11.8	$7.8	$4.0	51.8%
Net operating income margin	69.6%	60.1%

Portfolio revenue increased $3.9 million or 35.0% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to higher deployments.

Credit card revenue decreased $0.3 million or 21.4% in the period ended September 30, 2025 compared to September 30, 2024 due to the portfolio continuing to attrit after no new originations have occurred since August 2024 due to proposed regulatory changes.

Servicing revenue increased $0.4 million or 428.6% in the period ended September 30, 2025 compared to September 30, 2024 due to the underlying organic growth.

Depreciation and amortization increased $0.2 million or 68.3% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to additional software amortization expense.

Overall net operating income increased $4.0 million or 51.8% in the period ended September 30, 2025 compared to September 30, 2024 due to higher revenue growth with prudent expense management. Net operating income as a percentage of total revenues was 69.6% in the period ended September 30, 2025 compared to 60.1% in September 30, 2024.

Latin America

	THREE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$9.3	$8.7	$0.6	6.8%
Total Revenue	$9.3	$8.7	$0.6	6.8%
Operating Expenses
Salaries and benefits	0.1	0.1	—	—%
Servicing expenses	3.5	3.0	0.5	16.9%
Depreciation and amortization	0.0	0.0	—	—%
Professional fees	0.3	0.2	0.1	0.4%
Other selling, general and administrative	0.1	0.1	—	—%
Total Operating Expenses	$4.1	$3.4	$0.7	20.9%
Net Operating Income	$5.2	$5.3	$(0.1)	(1.9)%
Net operating income margin	55.8%	61.4%

Portfolio revenue increased $0.6 million or 6.8% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to increase in deployments.

Servicing expenses increased $0.6 million or 16.9% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to increased collections.

Overall net operating income decreased slightly by $0.1 million or 1.9% in the period ended September 30, 2025 compared to September 30, 2024 due to higher operating expense growth. Net operating income as a percentage of total revenues was 55.8% in the period ended September 30, 2025 compared to 61.4% in September 30, 2024.

Nine Months Ended September 30, 2025 Compared to the Nine Months Ended September 30, 2024

The following tables set forth combined and condensed consolidated income statement data expressed in a dollar amount and as a percentage of total revenues for the periods indicated:

	NINE MONTHS ENDED SEPTEMBER 30,
($ IN MILLIONS)	2025		2024
Revenues:
Portfolio income	$416.7	90.9%	$285.4	90.8%
Changes in recoveries	5.7	1.2%	1.6	0.5%
Total portfolio revenue	$422.4	92.1%	$286.9	91.3%
Credit card revenue	5.5	1.2%	6.4	2.0%
Servicing revenue	30.6	6.7%	21.1	6.7%
Total revenues	$458.5	100.0%	$314.4	100.0%
Provision for credit losses	$1.7	0.4%	$2.6	0.8%
Operating Expenses:
Salaries and benefits	$43.6	9.5%	$36.0	11.5%
Servicing expenses	133.9	29.2%	95.9	30.5%
Depreciation and amortization	4.2	0.9%	1.7	0.5%
Professional fees	15.4	3.4%	5.9	1.9%
Other selling, general and administrative	13.8	3.0%	5.8	1.8%
Total operating expenses	$210.9	46.0%	$145.3	46.2%
Net operating income	$245.9	53.6%	$166.5	53.0%
Other income / (expense):
Interest expense	$(77.2)	(16.8)%	$(55.2)	(17.6)%
Foreign exchange and other income (expense)	5.6	1.2%	(3.2)	(1.0)%
Total other income / (expense)	(71.6)	(15.6)%	(58.4)	(18.6)%
Income before income taxes	$174.3	38.0%	$108.1	34.4%
Provision for income taxes	(24.1)	(5.3)%	(6.2)	(2.0)%
Net income	$150.2	32.8%	$101.9	32.4%
Foreign currency translation	13.3	2.9%	(1.0)	(0.3)%
Comprehensive income	$163.5	35.7%	$100.9	32.1%

Revenues

A summary of how our revenues were generated during the periods indicated is as follows:

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Cash Collections	$753.4	$410.2	$343.2	83.7%
Principal Amortization	(331.0)	(123.3)	(207.7)	168.5%
Total portfolio revenue	422.4	286.9	135.5	47.2%
Credit card revenue	5.5	6.4	(0.9)	(14.1)%
Servicing revenue	30.6	21.1	9.5	45.0%
Total revenues	$458.5	$314.4	$144.1	45.8%

Total revenues were $458.5 million for the nine months ended September 30, 2025, an increase of $144.1 million, or 45.8%, compared to $314.4 million for the nine months ended September 30, 2024. The increase is primarily a result of increased deployments during the period.

Operating Expenses

Total operating expenses were $210.9 million for the nine months ended September 30, 2025, an increase of $65.6 million, or 45.1%, compared to $145.3 million for the nine months ended September 30, 2024. This is driven by an increase in salaries and benefit expense of $7.6 million primarily due to increased personnel expense related to the Conns Portfolio purchase, servicing expenses of $38.0 million related to increased collections, $9.5 million in professional fees related to the IPO in June 2025, and $8.0 million associated with increased various selling, general and administrative expenses primarily data processing fees.

Salaries and Benefits

Salaries and benefits were $43.6 million for the nine months ended September 30, 2025, which is an increase of $7.6 million, or 21.1%, compared to $36.0 million for the nine months ended September 30, 2024. The increase is primarily due to increased personnel expense of $8.1 million related to the Conns Portfolio purchase.

Servicing Expenses

Servicing expenses were $133.9 million for the nine months ended September 30, 2025, an increase of $38.0 million, or 39.6%, compared to $95.9 million for the nine months ended September 30, 2024. The increase in servicing expenses was primarily driven by increased collections as well as $10.0 million from the Conn’s portfolio and court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections. Servicing expenses consisted of the following for the nine months ended September 30, 2025, and 2024:

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Agency and repo commission expense	$37.7	$26.5	$11.2	42.3%
Legal commission expense	20.7	14.4	6.3	43.8%
Court costs	36.7	22.5	14.2	63.1%
Communications	20.8	20.5	0.3	1.5%
Offshore	10.2	6.2	4.0	64.5%
Other servicing expenses	7.8	5.8	2.0	34.5%
Total servicing expenses	$133.9	$95.9	$38.0	39.6%

Depreciation and Amortization

Depreciation and amortization was $4.2 million for the nine months ended September 30, 2025, a $2.5 million, or 147.1%, increase from the $1.7 million for the nine months ended September 30, 2024. The increase was due to incremental intangible assets associated with the Conn’s Portfolio Purchase, which equated to $2.4 million of additional amortization.

Professional Fees

Professional fees were $15.4 million for the nine months ended September 30, 2025, an increase of $9.5 million, or 161.0%, compared to $5.9 million for the nine months ended September 30, 2024. The increase was primarily due to one-time legal and professional fees incurred as part of the IPO in June 2025.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses generally consist of rent, travel and entertainment expenses, and other general overhead expenses. These expenses totaled $13.8 million for the nine months ended September 30, 2025, an increase of $8.0 million or 137.9%, compared to $5.8 million for the nine months ended September 30, 2024. The increase is primarily due to an additional $5.8 million for data processing and rent expense related to the addition of Conn’s location in 2025. Additionally, we recognized a one-time cost associated with the Canada acquisition in relation to the potential realization of an exit incentive of $1.1 million.

Other Income (Expense)

Interest Expense

Total interest expense was $77.2 million for the nine months ended September 30, 2025, an increase of $22.0 million, or 39.9%, compared to $55.2 million for the nine months ended September 30, 2024. The increase was primarily driven by higher interest expense related to the outstanding notes payable, as well as increased amortization of note payable origination costs of $4.0 million, an increase of $0.9 million or 27.8% higher compared to $3.1 million for the nine months ended September 30, 2025, due to the issuance of the 2030 Senior Notes in May 2025.

Interest expense consisted of the following for the nine months period ended September 30, 2025, and 2024:

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Interest expense	$73.2	$52.0	$21.2	40.8%
Amortization of note payable origination costs	4.0	3.1	0.9	27.8%
Total interest expense	$77.2	$55.2	$22.0	39.9%

Provision for Income Tax Expense

The provision for income taxes consists primarily of income taxes in certain federal, state, local and foreign jurisdictions in which we conduct business. Foreign jurisdictions typically have different statutory tax rates from those in the United States. Accordingly, our effective tax rates may vary depending on the impact of the valuation allowance and nondeductible fair value adjustments to derivatives, as well as the relative proportion of foreign income to domestic income, generation of tax credits, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws. We have recognized a year-to-date provision of $24.1 million to reflect the change in tax payer status to a corporation as a result of the reorganization related to the IPO.

Segment Results of Operations

The following tables set forth combined and condensed consolidated income statement amounts categorized by segment, for the periods indicated:

	NINE MONTHS ENDED SEPTEMBER 30,
	2025					2024
	UNITED	UNITED		LATIN		UNITED	UNITED		LATIN
($ IN MILLIONS)	STATES	KINGDOM	CANADA	AMERICA	TOTAL	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Portfolio revenue	$326.2	$18.8	$49.1	$28.3	$422.4	$205.8	$21.6	$36.2	$23.3	$286.9
Credit card revenue	1.9	—	3.5	—	5.5	2.1	—	4.2	—	6.4
Servicing revenue	10.8	18.6	1.2	—	30.6	2.4	18.5	0.2	—	21.1
Total Revenue	$338.9	$37.4	$53.8	$28.3	$458.5	$210.3	$40.1	$40.6	$23.3	$314.4
Provision for credit losses	$1.1	$—	$0.6	$—	$1.7	$1.4	$—	$1.2	$—	$2.6
Operating Expenses
Salaries and benefits	27.3	11.9	4.0	0.4	43.6	21.1	10.6	4.0	0.3	36.0
Servicing expenses	101.7	14.7	7.8	9.7	133.9	70.1	10.7	7.6	7.4	95.9
Depreciation and amortization	2.9	0.3	1.0	—	4.2	0.5	0.2	0.9	—	1.7
Professional fees	13.5	0.8	0.4	0.7	15.4	4.3	0.7	0.3	0.6	5.9
Other selling, general and administrative	10.5	1.9	1.0	0.4	13.8	2.7	1.8	0.9	0.3	5.8
Total Operating Expenses	$155.9	$29.5	$14.2	$11.2	$210.9	$98.7	$24.0	$13.7	$8.6	$145.3
Net Operating Income	$181.9	$7.9	$39.0	$17.1	$245.9	$110.2	$16.1	$25.7	$14.7	$166.5
Net operating income margin	53.7%	21.2%	72.5%	60.4%	53.6%	52.4%	40.1%	63.3%	63.1%	53.0%

United States

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$326.2	$205.8	$120.4	58.5%
Credit card revenue	1.9	2.1	(0.2)	(9.5)%
Servicing revenue	10.8	2.4	8.4	350.0%
Total Revenue	$338.9	$210.3	$128.6	61.2%
Provision for credit losses	$1.1	$1.4	$(0.3)	(21.4)%
Operating Expenses
Salaries and benefits	27.3	21.1	6.2	29.4%
Servicing expenses	101.7	70.1	31.6	45.1%
Depreciation and amortization	2.9	0.5	2.4	480.0%
Professional fees	13.5	4.3	9.2	214.0%
Other selling, general and administrative	10.5	2.7	7.8	288.9%
Total Operating Expenses	$155.9	$98.7	$57.2	58.0%
Net Operating Income	$181.9	$110.2	$71.7	65.1%
Net operating income margin	53.7%	52.4%

Portfolio revenue increased $120.4 million or 58.5% in the nine months ended September 30, 2025 compared to September 30, 2024, primarily due to deployment growth including the Conn’s portfolio acquisition in December 2024 which contributed $80.3 million of revenue.

Servicing revenue grew $8.4 million or 350.0% in the nine months ended September 30, 2025, primarily due to the Conn’s Portfolio Purchase, which contributed $8.7 million.

Salaries and benefits were $27.3 million for the nine months ended September 30, 2025 which is an increase of $6.2 million, or 29.4%, compared to $21.1 million for the nine months ended September 30, 2024. The increase is primarily due to the increase in personnel expense related to the Conns Portfolio acquisition.

Servicing expenses were $101.7 million for the nine months ended September 30, 2025, an increase of $31.6 million, or 45.1%, compared to $70.1 million for the nine months ended September 30, 2024. The increase in servicing expenses was primarily driven by increased collections, court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections and $10.0 million from the Conn’s portfolio acquisition.

Professional fees were $13.5 million for the nine months ended September 30, 2025, an increase of $9.2 million, or 214.0%, compared to $4.3 million for the nine months ended September 30, 2024. The increase was primarily due to one-time legal and professional fees incurred as part of the IPO in June 2025.

Other selling, general and administrative expenses generally consist of rent expense, travel and entertainment expenses, and other general overhead expenses. These expenses totaled $10.5 million for the nine months ended September 30, 2025, an increase of $7.8 million or 288.9%, compared to $2.7 million for the nine months ended September 30, 2024. The increase is primarily due to an additional $5.8 million for data processing and rent expense related to the addition of Conn’s portfolio acquisition. Additionally, we recognized a one-time cost associated with the Canada acquisition in relation to the potential realization of an exit incentive of $1.1 million.

Overall net operating income increased $71.7 million or 65.1% higher in the nine months ended September 30, 2025 than the nine months ended September 30, 2024 primarily due to continued growth in deployments and the result of the successful implementation of initiatives to reduce the cost to collect. $62.5 million was contributed from the Conn’s portfolio.

United Kingdom

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$18.8	$21.6	$(2.8)	(13.0)%
Servicing revenue	18.6	18.5	0.1	0.5%
Total Revenue	$37.4	$40.1	$(2.7)	(6.7)%
Operating Expenses
Salaries and benefits	11.9	10.6	1.3	12.2%
Servicing expenses	14.7	10.7	4.0	36.9%
Depreciation and amortization	0.3	0.2	0.1	29.5%
Professional fees	0.8	0.7	0.1	7.7%
Other selling, general and administrative	1.9	1.8	0.1	5.9%
Total Operating Expenses	$29.5	$24.0	$5.5	22.8%
Net Operating Income	$7.9	$16.1	$(8.2)	(50.7)%
Net operating income margin	21.2%	40.1%

Portfolio revenue decreased $2.8 million or 13.0% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to lower deployments in the United Kingdom.

Servicing revenue increased $0.1 million or 0.5% in the period ended September 30, 2025 compared to September 30, 2024 due to reduced third party servicing.

Salaries and benefits increased $1.3 million or 12.2% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to higher employee benefit costs.

Servicing expenses increased $4.0 million or 36.9% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to court costs which are incurred upfront at the outset of consumer litigation in anticipation of generating future collections.

Overall net operating income declined $8.2 million or 50.7% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to lower deployments and higher servicing costs.

Canada

	NINE MONTHS
	ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$49.1	$36.2	$12.9	35.6%
Credit card revenue	3.5	4.2	(0.7)	(16.7)%
Servicing revenue	1.2	0.2	1.0	500.0%
Total Revenue	$53.8	$40.6	$13.2	32.5%
Provision for credit losses	$0.6	$1.2	$(0.6)	(50.0)%
Operating Expenses
Salaries and benefits	4.0	4.0	—	0.0%
Servicing expenses	7.8	7.6	0.2	2.6%
Depreciation and amortization	1.0	0.9	0.1	11.1%
Professional fees	0.4	0.3	0.1	33.3%
Other selling, general and administrative	1.0	0.9	0.1	11.1%
Total Operating Expenses	$14.2	$13.7	$0.5	3.6%
Net Operating Income	$39.0	$25.7	$13.3	51.8%
Net operating income margin	72.5%	63.3%

Portfolio revenue increased $12.9 million or 35.6% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to higher deployments.

Servicing revenue increased $1.0 million or 500.0% in the period ended September 30, 2025 compared to September 30, 2024 due to continued organic growth.

Servicing expenses increased $0.2 million or 2.6% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to higher collections.

Overall net operating income increased $13.3 million or 51.8% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to increased deployments.

Latin America

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
($ IN MILLIONS)	2025	2024	(DECREASE)	CHANGE
Portfolio revenue	$28.3	$23.3	$5.0	21.5%
Total Revenue	$28.3	$23.3	$5.0	21.5%
Operating Expenses
Salaries and benefits	0.4	0.3	0.1	33.3%
Servicing expenses	9.7	7.4	2.3	31.1%
Depreciation and amortization	—	—	—	0.0%
Professional fees	0.7	0.6	0.1	16.67%
Other selling, general and administrative	0.4	0.3	0.1	33.3%
Total Operating Expenses	$11.2	$8.6	$2.6	30.2%
Net Operating Income	$17.1	$14.7	$2.4	16.3%
Net operating income margin	60.4%	63.1%

Portfolio revenue increased $5.0 million or 21.5% in the period ended September 30, 2025 compared to September 30, 2024 primarily due to strong collection performance.

Servicing expense increased $2.3 million or 31.1% in the period ended September 30, 2025 compared to September 30, 2024 due to increased collections.

Overall net operating income increased $2.4 million or 16.3% in the period ended September 30, 2025 compared to September 30, 2024 due to strong collection performance.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

The following tables set forth consolidated income statement data expressed in a dollar amount and as a percentage of total revenues for the periods indicated:

	YEAR ENDED DECEMBER 31,
	2024		2023

	($ IN MILLIONS)
Revenues:
Total portfolio income	$396.3	91.5%	$306.5	94.9%
Changes in recoveries	(0.4)	(0.1)%	(13.0)	(4.0)%
Total portfolio revenue	$395.9	91.4%	$293.6	90.9%
Credit card revenue	8.3	1.9%	8.8	2.7%
Servicing revenue	29.1	6.7%	20.7	6.4%
Total revenues	$433.3	100.0%	$323.1	100.0%
Provision for credit losses	$3.5	0.8%	$3.5	1.1%
Operating expenses:
Salaries and benefits	$48.1	11.1%	$36.5	11.3%
Servicing expenses	130.9	30.2%	101.7	31.5%
Depreciation and amortization	2.6	0.6%	2.4	0.7%
Professional fees	11.4	2.6%	6.8	2.1%
Other selling, general and administrative	16.5	3.8%	8.1	2.5%
Total operating expenses	$209.5	48.3%	$155.5	48.1%
Net operating income	$220.3	50.8%	$164.1	50.8%
Other income (expense):
Interest expense	$(77.2)	(17.8)%	$(48.1)	(14.9)%
Foreign exchange and other income (expense)	(5.5)	(1.3)%	4.6	1.4%
Total other income (expense)	(82.7)	(19.1)%	(43.5)	(13.5)%
Income before income taxes	$137.6	31.8%	$120.6	37.3%
Provision for income taxes	(8.7)	(2.0)%	(9.1)	(2.8)%
Net income attributable to Jefferson Capital Holdings, LLC	$128.9	29.7%	$111.5	34.5%
Foreign currency translation	(14.0)	(3.2)%	8.3	2.6%
Comprehensive income	$114.9	26.5%	$119.8	37.1%

Revenues

A summary of how our revenues were generated during the years indicated is as follows:

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Cash collections	$584.6	$431.0	$153.6	35.6%
Principal amortization	(188.7)	(137.4)	(51.3)	37.3%
Total portfolio revenue	395.9	293.6	102.3	34.8%
Credit card revenue	8.3	8.8	(0.5)	(5.7)%
Servicing revenue	29.1	20.7	8.4	40.6%
Total revenues	$433.3	$323.1	$110.2	34.1%

Total revenues were $433.3 million for the year ended December 31, 2024, an increase of $110.2 million, or 34.1%, compared to $323.1 million for the year ended December 31, 2023. The increase is a result of increased purchases during the period, as well as improved results in changes in recoveries as a result of continued modeling capabilities. Additionally, the Conn’s Portfolio Purchase contributed $9.4 million of revenue for the year ended December 31, 2024. We expect that contribution to be significant over the next twelve months but to decline rapidly thereafter given the short duration of the assets and the fact that the portfolio is in run-off with no new origination activity.

Operating Expenses

Total operating expenses were $209.5 million for the year ended December 31, 2024, an increase of $54.0 million, or 34.7%, compared to $155.5 million for the year ended December 31, 2023.

Salaries and Benefits

Salaries and benefits were $48.1 million for the year ended December 31, 2024, an increase of $11.6 million, or 31.8%, compared to $36.5 million for the year ended December 31, 2023. The increase is partially due to support requirements associated with organizational growth. Additionally, the increase is partially due to the Conn’s Portfolio Purchase, which added $1.5 million.

Servicing Expenses

Servicing expenses were $130.9 million for the year ended December 31, 2024, an increase of $29.2 million, or 28.7%, compared to $101.7 million for the year ended December 31, 2023. The increase in servicing expenses was primarily driven by increased collections as well as $1.4 million from the Conn’s Portfolio Purchase. We expect the servicing expense contribution of the Conn’s Portfolio Purchase over the next twelve months to mirror the portfolio run-off as we are not pursuing any origination activity. Servicing expenses consisted of the following for the years ended December 31, 2024 and 2023:

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Agency and repo commission expense	$37.8	$26.0	$11.8	45.4%
Legal commission expense	19.7	18.3	1.4	7.7%
Court costs	32.0	23.0	9.0	39.1%
Communications	25.0	21.0	4.0	19.0%
Offshore	8.7	8.7	—	0.0%
Other servicing expenses	7.7	4.7	3.0	63.8%
Total servicing expenses	$130.9	$101.7	$29.2	28.7%

Depreciation and Amortization

Depreciation and amortization was $2.6 million for the year ended December 31, 2024, a $0.2 million, or 8.3%, increase from the $2.4 million for the year ended December 31, 2023. The increase was primarily due to incremental intangible assets associated with the Conn’s Portfolio Purchase, which equated to $0.4 million of additional amortization.

Professional Fees

Professional fees were $11.4 million for the year ended December 31, 2024, an increase of $4.6 million, or 67.6%, compared to $6.8 million for the year ended December 31, 2023. The increase was primarily due to one-time items associated with the Conn’s Portfolio Purchase, which were $4.3 million. These one-time items included cure amounts associated with assumed contracts related to the Conn’s Portfolio Purchase, where we paid past-due amounts owed to the vendor upon assuming such contracts and legal fees for highly specialized expertise related to the Conn’s bankruptcy process. In a typical portfolio purchase, we do not assume any contracts and do not incur either of these types of expenses.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses generally consist of rent expense, travel and entertainment expenses, and other general overhead expenses. These expenses totaled $16.5 million for the year ended December 31, 2024, an increase of $8.1 million or 103.7%, compared to $8.4 million for the year ended December 31, 2023. The increase was primarily due to a one-time cost associated with the Canaccede Acquisition in relation to the potential realization of an exit incentive, which was $7.7 million.

Other Income (Expense)

Interest Expense

Total interest expense was $77.2 million for the year ended December 31, 2024, an increase of $29.1 million, or 60.5%, compared to $48.1 million for the year ended December 31, 2023. The increase was primarily driven by our increased deployments, which drove a higher Revolving Credit Facility debt balance, as well as by increased amortization of note payable origination costs of $4.3 million, $1.4 million or 48.3% higher compared to $2.9 million for the year ended December 31, 2023, due to the issuance of the 2029 Senior Notes in the year ended December 31, 2024.

Interest expense consisted of the following for the years ended December 31, 2024 and 2023:

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Interest expense	$72.9	$45.2	$27.7	61.3%
Amortization of note payable origination costs	4.3	2.9	1.4	48.3%
Total interest expense	$77.2	$48.1	$29.1	60.5%

Provision for Income Tax Expense

We and most of our subsidiaries are limited liability companies and are disregarded for United States federal and state income tax purposes. However, certain of our foreign subsidiaries are required to pay income taxes. Provision for income tax expense was $8.7 million for the year ended December 31, 2024, a decrease of $0.4 million, or 4.4%, compared to $9.1 million for the year ended December 31, 2023. The decrease was driven by the taxable portion of income from Latin America.

Segment Results of Operations

The following tables set forth consolidated income statement amounts categorized by segment, for the periods indicated:

	YEAR ENDED DECEMBER 31,
	2024					2023

	($ IN MILLIONS)
	UNITED	UNITED		LATIN		UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Revenues:
Total portfolio revenue	$288.0	$28.5	$48.2	$31.2	$395.9	$207.0	$24.2	$44.9	$17.5	$293.6
Credit card revenue	2.7	—	5.6	—	8.3	3.1	—	5.7	—	8.8
Servicing revenue	4.9	23.8	0.4	—	29.1	4.0	16.5	0.2	—	20.7
Total revenues	$295.6	$52.3	$54.2	$31.2	$433.3	$214.1	$40.7	$50.8	$17.5	$323.1
Provision for credit losses	$1.9	$—	$1.6	$—	$3.5	$2.1	$—	$1.4	$—	$3.5
Operating expenses
Salaries and benefits	28.3	14.1	5.3	0.4	48.1	19.4	11.7	5.3	0.1	36.5
Servicing expenses	95.7	15.1	10.0	10.1	130.9	70.4	14.1	8.2	9.0	101.7
Depreciation and amortization	1.7	0.3	0.6	—	2.6	1.3	0.4	0.7	—	2.4
Professional fees	9.2	0.9	0.4	0.9	11.4	4.5	0.8	0.6	0.9	6.8
Other selling, general and administrative	12.5	2.4	1.2	0.4	16.5	3.8	2.1	1.9	0.3	8.1
Total operating expenses	$147.4	$32.8	$17.5	$11.8	$209.5	$99.4	$29.1	$16.7	$10.3	$155.5
Net operating income	$146.3	$19.5	$35.1	$19.4	$220.3	$112.6	$11.6	$32.7	$7.2	$164.1
Net operating income margin	49.5%	37.3%	64.8%	62.2%	50.8%	52.6%	28.5%	64.4%	41.1%	50.8%

United States

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Revenues:
Total portfolio revenue	$288.0	$207.0	$81.0	39.1%
Credit card revenue	2.7	3.1	(0.4)	(12.9)%
Servicing revenue	4.9	4.0	0.9	22.5%
Total revenues	$295.6	$214.1	$81.5	38.1%
Provision for credit losses	$1.9	$2.1	$(0.2)	(9.5)%
Operating expenses
Salaries and benefits	28.3	19.4	8.9	45.9%
Servicing expenses	95.7	70.4	25.3	35.9%
Depreciation and amortization	1.7	1.3	0.4	30.8%
Professional fees	9.2	4.5	4.7	104.4%
Other selling, general and administrative	12.5	3.8	8.7	228.9%
Total operating expenses	$147.4	$99.4	$48.0	48.3%
Net operating income	$146.3	$112.6	$33.7	29.9%
Net operating income margin	49.5%	52.6%

Total portfolio revenue grew 39.1% in 2024 relative to 2023, primarily due to the growth in our ERC, including from, but not solely based on, $9.4 million of portfolio revenue from the Conn’s Portfolio Purchase, which we consolidated into our results for the United States segment starting in December 2024 and contributed $9.4 million of revenue from portfolio receivables in 2024. Servicing revenue grew 22.5% in 2024 relative to 2023, primarily due to the Conn’s Portfolio Purchase, which contributed $1.9 million of servicing revenue in 2024. Additionally, we recognized a one-time cost associated with the Canaccede Acquisition in relation to the potential realization of an exit incentive, which was $7.7 million.

Even though our senior management’s responsibilities include oversight of our other segments, we consolidate all of the salaries, bonuses and accruals for stock compensation for our U.S.-based senior management team into the “Salaries and benefits expense” for the United States segment. Salaries and benefits in the United States grew 45.9% in 2024 relative to 2023, including $1.5 million from the Conn’s Portfolio Purchase, and lower growth than in revenue overall, reflecting the increasing operating scale of our business. Servicing expenses grew 35.9%, driven by growth in our collections, including $1.4 million from the Conn’s Portfolio Purchase. We realized $4.3 million of professional fees and $0.9 million of other selling, general and administrative expenses related to the Conn’s Portfolio Purchase in 2024.

Net operating income overall grew $33.7 million or 29.9% in 2024 relative to 2023 from $112.6 million to $146.3 million. Net operating income as a percentage of total revenues was 49.5% in 2024 compared to 52.6% in 2023. The net operating income included $3.1 million in association with the Conn’s Portfolio Purchase.

United Kingdom

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Revenues:
Total portfolio revenue	$28.5	$24.2	$4.3	17.8%
Servicing revenue	23.8	16.5	7.3	44.2%
Total revenues	$52.3	$40.7	$11.6	28.5%
Operating Expenses
Salaries and benefits	14.1	11.7	2.4	20.5%
Servicing expenses	15.1	14.1	1.0	7.1%
Depreciation and amortization	0.3	0.4	(0.1)	(25.0)%
Professional fees	0.9	0.8	0.1	12.5%
Other selling, general and administrative	2.4	2.1	0.3	14.3%
Total operating expenses	$32.8	$29.1	$3.7	12.7%
Net operating income	$19.5	$11.6	$7.9	68.1%
Net operating income margin	37.3%	28.5%

Total portfolio revenue grew 17.8% in 2024 relative to 2023, primarily due to growth in our ERC from higher deployments in the United Kingdom. Servicing revenue grew 44.2% in 2024 relative to 2023, partly due to the full year impact in 2024 from the acquisition of Moriarty in April 2023 and the underlying organic growth from both our Moriarty and ResolveCall businesses in 2024.

Salaries and benefits grew 20.5% in 2024 relative to 2023, primarily due to the full year impact in 2024 from the acquisition of Moriarty in April 2023. Servicing expenses grew 7.1% in 2024 relative to 2023, primarily due to the growth in our collections in the United Kingdom.

Net operating income overall grew 68.1% in 2024 relative to 2023 from $11.6 million to $19.5 million. Net operating income as a percentage of total revenues was 37.3% in 2024 compared to 28.5% in 2023.

Canada

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Revenues:
Total portfolio revenue	$48.2	$44.9	$3.3	7.3%
Credit card revenue	5.6	5.7	(0.1)	(1.8)%
Servicing revenue	0.4	0.2	0.2	100.0%
Total revenues	$54.2	$50.8	$3.4	6.7%
Provision for credit losses	$1.6	$1.4	$0.2	14.3%
Operating expenses
Salaries and benefits	5.3	5.3	—	0.0%
Servicing expenses	10.0	8.2	1.8	22.0%
Depreciation and amortization	0.6	0.7	(0.1)	(14.3)%
Professional fees	0.4	0.6	(0.2)	(33.3)%
Other selling, general and administrative	1.2	1.9	(0.7)	(36.8)%
Total operating expenses	$17.5	$16.7	$0.8	4.8%
Net operating income	$35.1	$32.7	$2.4	7.3%
Net operating income margin	64.8%	64.4%

Total portfolio revenue grew 7.3% in 2024 relative to 2023, driven by growth in our ERC from higher deployments in Canada. After a few years of declining ERC and collections, our ERC in Canada started growing at the end of 2023 and that trend accelerated meaningfully in 2024, driving a return to growth for the segment.

Salaries and benefits were flat in 2024 relative to 2023, lower growth than in revenue overall, reflecting the increasing operating scale of our operation in Canada. Servicing expenses grew 22.0% in 2024 relative to 2023, driven by growth in our collections.

Net operating income overall grew 7.3% in 2024 relative to 2023 from $32.7 million to $35.1 million. Net operating income as a percentage of total revenues was 64.8% in 2024 compared to 64.4% in 2023.

Latin America

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
($ IN MILLIONS)	2024	2023	(DECREASE)	CHANGE
Revenues:
Total portfolio revenue	$31.2	$17.5	$13.7	78.3%
Total revenues	$31.2	$17.5	$13.7	78.3%
Operating expenses
Salaries and benefits	0.4	0.1	0.3	300.0%
Servicing expenses	10.1	9.0	1.1	12.2%
Depreciation and amortization	—	—	—	0.0%
Professional fees	0.9	0.9	—	0.0%
Other selling, general and administrative	0.4	0.3	0.1	33.3%
Total operating expenses	$11.8	$10.3	$1.5	14.6%
Net operating income	$19.4	$7.2	$12.2	169.4%
Net operating income margin	62.2%	41.1%

Total portfolio revenue grew 78.3% in 2024 relative to 2023, driven by growth in our ERC and deployments in 2024 as our platform in Latin America continues to scale.

Salaries and benefits expense in our Latin America segment grew 300.0% in 2024 relative to 2023 but are modest at $0.4 million in 2024, which reflects only nine FTE in our Bogotá office. Servicing expenses grew 12.2% in 2024 relative to 2023, driven by growth in our collections in the Latin America segment.

Net operating income overall grew 169.4% in 2024 relative to 2023 from $7.2 million to $19.4 million. Net operating income as a percentage of total revenues was 62.2% in 2024 compared to 41.1% in 2023.

Quarterly Results

The following table sets forth our unaudited quarterly consolidated statements of operations data and the percent of revenue that net operating income represents, as well as certain other financial and operating data, for each of the quarters indicated. The consolidated statements of operations data for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. The information in this table should be read in conjunction with our audited consolidated financial statements included elsewhere in this prospectus. These quarterly results are not necessarily indicative of the operating results that may be expected for a full year or any future period.

	THREE MONTHS ENDED
	SEP. 30, 2025	JUN. 30, 2025	MAR. 31, 2025	DEC. 31, 2024	SEP. 30, 2024	JUN. 30, 2024	MAR. 31, 2024
	($ IN MILLIONS)
Revenues:
Total portfolio income	$139.2	$138.9	$138.7	$111.0	$99.2	$94.7	$91.4
Changes in recoveries	0.5	1.6	3.6	(2.0)	1.7	—	(0.1)
Total portfolio revenue	139.7	140.4	$142.3	$109.0	$100.9	$94.7	$91.3
Credit card revenue	1.8	1.8	1.9	1.9	2.1	2.1	2.2
Servicing revenue	9.4	10.5	10.7	8.0	7.6	7.1	6.4
Total revenues	$150.8	$152.7	$154.9	$118.9	$110.6	$103.9	$99.9
Provision for credit losses	0.6	0.6	0.5	0.9	0.8	1.0	0.8
Operating expenses:
Salaries and benefits	$23.3	$6.2	$14.0	$12.1	$12.6	$12.3	$11.1
Servicing expenses	47.6	43.5	42.8	35.0	33.3	30.8	31.8
Depreciation and amortization	1.4	1.3	1.6	0.9	0.6	0.5	0.6
Professional fees	3.7	9.4	2.2	5.5	1.9	2.1	1.9
Other selling, general and administrative	4.2	5.0	4.5	10.7	2.0	2.0	1.8
Total operating expenses	$80.2	$65.5	$65.1	$64.2	$50.4	$47.7	$47.2
Net operating income	$70.0	$86.6	$89.3	$53.8	$59.4	$55.2	$51.9
Other income (expense):
Interest expense	(26.5)	(25.8)	(24.8)	(22.0)	(19.7)	(18.3)	(17.2)
Foreign exchange and other income (expense)	1.9	1.1	2.5	(2.3)	(0.5)	(2.8)	0.1
Total other income (expense)	(24.5)	(24.7)	(22.3)	(24.3)	(20.2)	(21.1)	(17.1)
Income before income taxes	$45.5	$61.9	$67.0	$29.5	$39.2	$34.1	$34.8
Provision for income taxes	(7.2)	(14.2)	(2.8)	(2.5)	(2.4)	(1.9)	(1.9)
Net income	$38.4	$47.7	$64.2	$27.0	$36.8	$32.2	$32.9
Other Financial and Operating Data
Collections	236.8	255.7	260.9	174.3	145.1	137.9	127.2
Deployments	151.0	125.3	175.2	357.9	123.4	140.5	101.4

Quarterly Trends

Quarterly Revenues Trends

Quarterly portfolio revenue grew year over year for each quarter in 2024 as well as in the first three quarters of 2025, as a result of growth in deployments as well as strong collection performance versus our ERCs as represented in the changes in recoveries. Revenue in the third quarter of 2025 grew year over year also as a result of the Conn’s Portfolio Purchase, which contributed $22.4 million for the third quarter of 2025.

Credit card revenue was stable for the periods presented with a declining trend in the second half of 2024 and into the nine months of 2025, as a result of stable credit card receivables declining in the second half of 2024 and in the first nine months of 2025, particularly in our Canadian credit card portfolio.

Servicing revenue grew sequentially quarter over quarter for all periods presented, primarily due to growth in placements to our U.K. servicing businesses, Resolvecall and Moriarty as well as the Conn’s Portfolio Purchase which contributed $8.7 million during the nine months ended September 30, 2025.

Quarterly Operating Expenses Trends

Salaries and benefits increased sequentially quarter over quarter for all 2024 periods and into the first nine months of 2025 presented due to the recognition of stock-based compensation costs which reflects the amortization of grant-date fair value of restricted stock awards granted in connection with the IPO and support requirements associated with growth in our organization. Additionally, the increase in the first three quarters of 2025 was partially due to the Conn’s Portfolio Purchase, which added $8.1 million.

Servicing expenses increased during the second to fourth quarter in 2024 and during the nine months ended September 30, 2025, with the increase primarily driven by increased collections. Additionally, the increase in the first three quarters of 2025 was partially due to the Conn’s Portfolio Purchase which added $10.0 million.

Depreciation and amortization was stable for all periods presented except the fourth quarter of 2024 and first three quarters of 2025, when it increased due to incremental intangible assets associated with the Conn’s Portfolio Purchase, which equated to $2.4 million of additional amortization.

Professional fees were generally stable for the periods presented, but were higher in the fourth quarter of 2024, primarily due to one-time items associated with the Conn’s Portfolio Purchase, which were $4.3 million. Performance has stabilized back to normal levels during the nine months ended September 30, 2025.

Other selling, general and administrative expenses consist of rent, travel and entertainment expenses, and other general overhead expenses. These expenses were generally stable for the periods presented, but were higher for the fourth quarter of 2024 primarily due to a one-time cost associated with the potential realization of an exit incentive related to the Canaccede acquisition, which was $7.7 million. During the nine months ended September 30, 2025, these expenses were higher as a result of the Conn’s Portfolio Purchase, which added $26.5 million.

Quarterly Other Income (Expense) Trends

Interest expense increased steadily for all periods presented. The increase was primarily driven by our increased deployments, which resulted in higher revolving credit facility balances, as well as by increased amortization of note payable origination fees.

Supplemental Performance Data as of September 30, 2025

Investments in Receivables Portfolio Performance

The following tables show certain data related to our investment in receivables portfolios.

The accounts represented in the Insolvency category in the tables below are those portfolios of accounts that were in an insolvency status at the time of purchase. This contrasts with accounts in our Distressed portfolios that file for bankruptcy/insolvency protection after we purchase them, which continue to be tracked in their corresponding Distressed portfolio. Distressed customers sometimes file for bankruptcy/insolvency protection subsequent to our purchase of the related Distressed portfolio. When this occurs, we adjust our collection practices to comply with bankruptcy/insolvency rules and procedures; however, for accounting purposes, these accounts remain in the original Distressed portfolio. Insolvency accounts may be dismissed voluntarily or involuntarily subsequent to our purchase of the Insolvency portfolio. Dismissal occurs when the terms of the bankruptcy are not met by the petitioner. When this occurs, we are typically free to pursue collection outside of bankruptcy procedures; however, for accounting purposes, these accounts remain in the original Insolvency pool.

Purchase price multiples can vary over time due to a variety of factors, including pricing competition, supply levels, age of the receivables acquired, and changes in our operational efficiency. For example, increased pricing competition during the 2005 to 2008 period negatively impacted purchase price multiples of our Distressed portfolio compared to prior years. Conversely, during the 2009 to 2011 period, additional supply occurred as a result of the 2008 recession, which resulted in an economic downturn. This created unique and advantageous purchasing opportunities, particularly within the Insolvency market, relative to the prior four years. Purchase price multiples can also vary among types of receivables. For example, we generally incur lower collection costs on our Insolvency portfolio compared with our Distressed portfolio. This allows us, in general, to pay more for an Insolvency portfolio and experience lower purchase price multiples, while generating similar net returns when compared with a Distressed portfolio.

When competition increases and/or supply decreases, pricing often becomes negatively impacted relative to expected collections, and yields tend to trend lower. The opposite tends to occur when competition decreases and/or supply increases.

Within a given portfolio type, to the extent that lower purchase price multiples are the result of more competitive pricing and lower net yields, this will generally lead to lower profitability. As portfolio pricing becomes more favorable on a relative basis, our profitability will tend to increase. Profitability within given Distressed portfolio types may also be impacted by the age and quality of the receivables, which impact the cost-to-collect on those accounts. Fresher accounts, for example, typically carry lower associated collection expenses, while older accounts and lower balance accounts typically carry higher costs and, as a result, require higher purchase price multiples to achieve the same net profitability as fresher paper.

We acquire portfolios and record them at the price paid at the time of acquisition. Beginning in 2022, with the adoption of CECL, we aggregate the acquired pools during the year such that during the year the blended effective interest rate will change to reflect new buying and additional cash flow estimates until the end of the respective year. Once the year is completed, the effective interest rate is fixed at the amount we expect to collect discounted at the rate to equate purchase price to the recovery estimate. During the first year of purchase, we typically allow pools to season before making any material adjustments to the ERCs. Subsequent to the initial year, as we establish collection experience and confidence with a pool of accounts, we evaluate whether to update the annually aggregated ERC. These processes could cause the ratio of ERC to purchase price for any given year of buying to gradually change over time.

The numbers presented in the following tables represent collections and do not reflect any costs to collect; therefore, they may not represent relative profitability. Due to all the factors described above, investors should be cautious when making comparisons of purchase price multiples among periods and between types of receivables.

PURCHASE PRICE MULTIPLES AS OF SEPTEMBER 30, 2025

EXCLUDES RESALE AS NOTED AT BOTTOM

($ IN MILLIONS)

						CURRENT	ORIGINAL
		PURCHASE	LIFE-TO-DATE	TOTAL	GRAND	COLLECTION	COLLECTION
		PRICE(1)(2)	COLLECTIONS(3)	ERC(4)	TOTAL	MULTIPLE	MULTIPLE(5)

		($ IN MILLIONS)
	US Distressed
	2003 – 2016(6)	$339.9	$1,010.2	$31.9	$1,042.1	3.07x	2.28x
	2017	55.3	168.0	20.5	188.5	3.41x	2.36x
	2018	76.2	208.4	33.5	241.9	3.17x	2.70x
	2019	94.8	265.4	21.4	286.8	3.03x	2.29x
Vintage	2020	74.1	117.8	44.6	222.4	3.00x	2.20x
	2021	73.1	114.7	47.9	162.6	2.23x	1.97x
	2022	142.1	153.9	127.7	281.5	1.98x	2.00x
	2023	337.6	311.4	462.1	773.5	2.29x	2.11x
	2024	481.5	383.0	635.4	1,018.4	2.11x	1.98x
	2025	238.5	42.1	500.9	543.1	2.28x	2.28x
	Total	$1,913.2	$2,834.8	$1,926.1	$4,760.9

						CURRENT	ORIGINAL
		PURCHASE	LIFE-TO-DATE	TOTAL	GRAND	COLLECTION	COLLECTION
		PRICE(1)(2)	COLLECTIONS(3)	ERC(4)	TOTAL	MULTIPLE	MULTIPLE(5)

		($ IN MILLIONS)
	US Insolvency
	2003 – 2016(6)	$235.8	$366.0	$0.3	$366.3	1.55x	1.72x
	2017	49.6	62.5	0.9	63.3	1.28x	1.35x
	2018	86.7	106.8	1.6	108.4	1.25x	1.30x
	2019	62.2	84.3	4.8	89.2	1.43x	1.31x
Vintage	2020	30.1	42.8	5.7	48.5	1.61x	1.40x
	2021	23.7	30.7	5.6	36.3	1.53x	1.25x
	2022	40.7	40.5	121	52.7	1.29x	1.30x
	2023	66.7	51.2	42.2	93.4	1.40x	1.34x
	2024	71.1	26.6	70.1	96.7	1.36x	1.39x
	2025	68.9	6.9	89.3	96.3	1.40x	1.40x
	Total	$735.6	$818.2	$232.7	$1,050.9
	UK Distressed & Insolvency
	2009 – 2016	$22.9	$61.2	$2.7	$63.9	2.80x	1.94x
	2017	0.8	3.9	0.6	4.5	5.43x	1.90x
	2018	3.1	11.8	4.6	16.4	5.32x	2.20x
	2019	7.1	18.0	4.6	22.6	3.19x	1.91x
Vintage	2020	13.1	26.9	8.4	35.3	2.69x	1.74x
	2021	19.4	26.0	12.0	38.0	1.96x	1.67x
	2022	18.9	26.9	20.9	47.8	2.53x	2.22x
	2023	26.7	29.1	40.6	69.7	2.61x	2.08x
	2024	29.4	15.3	36.6	51.9	1.77x	1.70x
	2025	10.7	1.4	22.0	23.4	2.18x	2.18x
	Total	$152.1	$220.4	$153.0	$373.4
	Canada Insolvency(7)
	2008 – 2016	$94.8	$187.3	$0.1	$187.4	1.98x	1.67x
	2017	26.3	48.5	0.2	48.7	1.85x	1.53x
	2018	40.9	85.4	0.8	86.1	2.10x	1.80x
	2019	34.7	68.5	1.5	69.9	2.02x	1.72x
Vintage	2020	29.3	52.2	2.2	54.5	1.86x	1.60x
	2021	23.7	35.2	5.2	40.4	1.71x	1.62x
	2022	18.5	19.6	8.1	27.7	1.50x	1.47x
	2023	38.8	26.4	29.5	55.9	1.44x	1.35x
	2024	61.9	18.4	72.8	91.2	1.47x	1.38x
	2025	92.7	12.2	120.1	132.3	1.43x	1.43x
	Total	$461.6	$553.7	$240.4	$794.1

						CURRENT	ORIGINAL
		PURCHASE	LIFE-TO-DATE	TOTAL	GRAND	COLLECTION	COLLECTION
		PRICE(1)(2)	COLLECTIONS(3)	ERC(4)	TOTAL	MULTIPLE	MULTIPLE(5)

		($ IN MILLIONS)
	Canada Distressed(7)
	2008 – 2016	$57.5	$122.3	$3.9	$126.2	2.20x	1.81x
	2017	23.2	54.8	3.4	58.2	2.50x	2.17x
	2018	14.6	60.2	7.9	68.0	4.65x	2.52x
	2019	12.8	41.0	3.4	44.4	3.46x	2.19x
Vintage	2020	19.7	40.4	7.3	47.7	2.42x	2.06x
	2021	9.2	13.8	4.4	18.2	1.99x	1.79x
	2022	24.3	23.5	13.1	36.5	1.50x	1.69x
	2023	18.4	15.2	18.3	33.5	1.82x	1.61x
	2024	33.5	26.9	36.0	62.9	1.88x	1.83x
	2025	16.7	5.6	24.7	30.3	1.81x	1.81x
	Total	$229.9	$403.7	$122.2	$525.8
	Latin America Distressed
	2021	$7.9	$11.3	$8.3	$19.6	2.48x	1.58x
	2022	25.0	35.4	35.4	70.9	2.84x	2.67x
Vintage	2023	42.3	43.4	63.9	107.4	2.54x	2.39x
	2024	45.8	26.3	91.1	117.4	2.56x	2.35x
	2025	24.0	2.9	56.5	59.4	2.48x	2.48x
	Total	$145.0	$119.3	$255.3	$374.6
	Total
	2003 – 2016(6)	$750.8	$1,747.0	$38.8	$1,785.8	2.38x	1.98x
	2017	155.3	337.7	25.5	363.2	2.34x	1.87x
	2018	221.6	472.4	48.4	520.8	2.35x	1.97x
	2019	211.6	477.1	35.8	512.9	2.42x	1.89x
Vintage	2020	166.3	340.0	68.3	408.3	2.45x	1.90x
	2021	156.9	231.7	83.4	315.1	2.01x	1.74x
	2022	269.5	299.7	217.3	517.0	1.92x	1.91x
	2023	530.5	476.6	656.7	1,133.3	2.14x	1.96x
	2024	723.3	496.5	941.9	1,438.4	1.99x	1.88x
	2025	451.5	71.2	813.5	884.7	1.96x	1.96x
	Total	$3,637.4	$4,950.1	$2,929.6	$7,879.6

(1)	Includes the portfolios that were acquired through our business acquisitions from the date of acquisition.
(2)	For our non-U.S. amounts, purchase price is presented at the exchange rate on the date the pool was purchased.
(3)	For our non-U.S. amounts, historical period exchange rates are presented at the respective exchange rate for each collection period.
(4)	For our non-U.S. amounts, Total ERC is presented at the exchange rate as of September 30, 2025.
(5)	The original estimated purchase price multiple represents the purchase price multiple at the end of the year of acquisition.
(6)	This vintage data excludes forward flow purchases that were resold between 2005 and 2008 shortly after purchase and does not reflect typical collection multiples as there is no cost-to-collect for accounts that were resold.
(7)	Adjusted to include historical information from Canaccede Financial Group and its predecessor businesses.

The following table illustrates collections from purchased receivables, total portfolio revenue for the nine months ended September 30, 2025 and investment in receivables, net as of September 30, 2025 and monthly EIR, by year of purchase:

RECEIVABLE PORTFOLIO FINANCIAL INFORMATION, BY YEAR OF PURCHASE(1)
($ in millions)

					AS OF
					SEPTEMBER 30,
	NINE MONTHS ENDED SEPTEMBER 30, 2025				2025
		TOTAL		TOTAL	INVESTMENTS IN
		PORTFOLIO	CHANGES IN	PORTFOLIO	RECEIVABLES,	MONTHLY
	COLLECTIONS	INCOME	RECOVERIES	REVENUE	NET	EIR
US Distressed
ZBA(1)	$0.3	$0.3	$—	$0.3	$—	0.0%
2003 – 2019	8.2	7.6	(3.4)	4.2	40.0	6.1%
2020	2.4	3.1	(1.3)	1.8	10.4	9.9%
2021	2.9	2.6	(3.5)	(0.9)	25.6	3.2%
2022	9.4	5.8	(4.6)	1.2	79.8	2.3%
2023	36.7	21.6	(5.4)	16.2	277.6	2.5%
2024	82.6	41.6	14.8	56.4	338.0	3.3%
2025	22.1	16.7	6.8	23.5	242.1	2.6%
Subtotal	$164.6	$99.3	$3.4	$102.7	$1,013.5
US Insolvency
2003 – 2019	0.4	0.4	(1.1)	(0.7)	5.9	1.7%
2020	0.4	0.2	(0.3)	(0.1)	4.7	1.3%
2021	0.5	0.2	0.3	0.5	4.5	1.6%
2022	2.2	0.5	(0.1)	0.4	10.5	1.3%
2023	5.0	1.4	(0.5)	0.9	35.4	1.2%
2024	6.1	2.1	—	2.1	54.9	1.2%
2025	3.8	2.1	0.2	2.3	67.9	1.1%
Subtotal	$18.4	$6.9	$(1.5)	$5.4	$183.1
UK Distressed & Insolvency
2010 – 2019	$0.7	$0.6	$—	$0.6	$4.6	4.4%
2020	0.6	0.5	0.3	0.8	2.6	6.5%
2021	1.2	0.7	0.6	1.3	7.1	3.0%
2022	1.7	1.2	(0.4)	0.8	11.2	3.6%
2023	3.0	2.6	(1.6)	1.0	23.6	3.4%
2024	2.8	1.8	(0.4)	1.4	24.5	2.3%
2025	1.0	0.9	0.1	1.0	11.1	3.3%
Subtotal	$11.0	$8.3	$(1.4)	$6.9	$84.7
Canada Distressed
ZBA(1)	$0.3	$0.3	$—	$0.3	$—	0.0
2020	1.6	1.4	0.1	1.5	3.4	12.7%
2021	0.3	0.2	—	0.2	1.7	4.3%
2022	0.7	0.6	(0.9)	(0.3)	7.0	2.8%
2023	0.8	0.8	(0.5)	0.3	10.7	2.6%
2024	3.2	1.8	(0.2)	1.6	21.2	2.6%
2025	2.9	0.9	0.5	1.4	14.5	2.3%
Subtotal	$9.8	$6.0	$(1.0)	$5.0	$58.5
Canada Insolvency
ZBA	$0.0	$0.0	$—	$0.0	$—	0.0
2020	1.7	0.4	1.0	1.4	3.2	3.4%
2021	1.6	0.4	0.2	0.6	4.3	1.9%
2022	1.5	0.4	0.1	0.5	6.7	1.5%
2023	4.3	1.0	0.3	1.3	24.5	1.2%
2024	5.2	2.0	0.8	2.8	57.6	1.2%
2025	4.9	2.6	1.1	3.7	89.6	1.2%
Subtotal	$19.2	$6.8	$3.5	$10.3	$185.9
Latin America
2021	0.4	0.3	(0.1)	0.2	3.8	3.0%
2022	2.2	2.0	(0.2)	1.8	11.1	5.8%
2023	3.7	3.4	(1.5)	1.9	32.9	3.0%

					AS OF
					SEPTEMBER 30,
	NINE MONTHS ENDED SEPTEMBER 30, 2025				2025
		TOTAL		TOTAL	INVESTMENTS IN
		PORTFOLIO	CHANGES IN	PORTFOLIO	RECEIVABLES,	MONTHLY
	COLLECTIONS	INCOME	RECOVERIES	REVENUE	NET	EIR
2024	5.1	4.1	(0.4)	3.7	42.5	2.5%
2025	2.5	2.1	(0.3)	1.8	24.8	3.1%
Subtotal	$13.9	$11.9	$(2.5)	$9.4	$115.1
Grand Total	$236.8	$139.2	$0.5	$139.7	$1,640.8

Note:

Not adjusted to include historical information from Canaccede Financial Group and its predecessor businesses. Results of Canaccede Financial Group and its predecessor businesses for deployments from prior to the date of our acquisition are consolidated in the 2020 vintage year.

(1)	Refers to revenue from zero basis accounts.

					AS OF
					DECEMBER31,
	YEAR-ENDED DECEMBER 31,2024				2024
		TOTAL		TOTAL	INVESTMENTS IN
		PORTFOLIO	CHANGES IN	PORTFOLIO	RECEIVABLES,	MONTHLY
	COLLECTIONS	INCOME	RECOVERIES	REVENUE	NET	EIR
US Distressed
ZBA(1)	$1.5	$1.5	$—	$1.5	$—	NM
2003 – 2019	49.9	48.5	(20.1)	28.4	55.5	6.1%
2020	18.2	18.2	(4.1)	14.1	13.7	9.9%
2021	18.3	15.8	(12.8)	3.0	34.7	3.2%
2022	49.5	31.9	(5.3)	26.6	103.1	2.3%
2023	147.6	103.0	30.6	133.7	332.9	2.5%
2024	72.5	48.8	11.1	59.9	469.0	2.4%
2025
Subtotal	$357.4	$267.8	$(0.6)	$267.2	$1,008.8
US Insolvency
2003 – 2019	7.9	2.9	(4.3)	(1.4)	9.8	1.7%
2020	6.7	1.5	3.5	5.0	7.8	1.3%
2021	3.5	1.3	(0.2)	1.1	5.4	1.6%
2022	11.8	3.3	(2.3)	0.9	16.5	1.3%
2023	23.2	7.8	1.7	9.5	47.2	1.2%
2024	9.6	4.8	0.8	5.6	67.1	1.2%
2025
Subtotal	$62.8	$21.6	$(0.9)	$20.7	$153.9
UK Distressed & Insolvency
2010 – 2019	3.9	3.1	0.6	3.7	5.2	4.4%
2020	2.4	2.1	0.3	2.4	2.5	6.5%
2021	4.4	2.9	(1.3)	1.6	6.6	3.0%
2022	8.2	7.0	(4.2)	2.8	13.3	3.6%
2023	13.4	11.1	2.1	13.1	27.1	3.4%
2024	7.1	4.4	0.5	4.9	26.8	2.3%
2025
Subtotal	$39.4	$30.7	$(2.1)	$28.5	$81.5
Canada Distressed
ZBA(2)	$1.8	$1.8	$—	$1.8	$—	NM
2020	9.0	6.2	2.7	8.8	3.8	12.7%
2021	1.9	1.4	(0.4)	1.0	2.0	4.3%
2022	4.6	3.9	(3.8)	0.1	8.5	2.8%
2023	6.3	4.4	(0.6)	3.8	12.3	2.6%
2024	15.6	5.8	3.5	9.3	25.8	2.6%
2025
Subtotal	$39.1	$23.4	$1.4	$24.8	$52.5

					AS OF
					DECEMBER31,
	YEAR-ENDED DECEMBER31,2024				2024
		TOTAL		TOTAL	INVESTMENTS IN
		PORTFOLIO	CHANGES IN	PORTFOLIO	RECEIVABLES,	MONTHLY
	COLLECTIONS	INCOME	RECOVERIES	REVENUE	NET	EIR
Canada Insolvency
ZBA	$0.3	$0.3	$—	$0.3	$—	NM
2020	15.7	2.8	3.8	6.7	2.9	3.4%
2021	8.3	2.7	0.1	2.8	7.8	1.9%
2022	6.9	2.4	(0.6)	1.8	9.9	1.5%
2023	11.0	5.3	1.3	6.6	31.7	1.2%
2024	4.8	4.5	0.7	5.2	59.7	1.2%
2025
Subtotal	$46.9	$18.0	$5.4	$23.4	$112.0
Latin America
2021	1.7	1.6	(0.5)	1.1	3.7	3.0%
2022	9.2	9.3	(2.7)	6.5	10.8	5.8%
2023	17.7	15.6	(1.7)	13.9	32.4	3.6%
2024	10.3	8.4	1.4	9.7	42.3	3.0%
2025
Subtotal	$39.0	$34.8	$(3.6)	$31.2	$89.1
Grand Total	$584.6	$396.3	$(0.4)	$395.9	$1,497.7

Note:

Not adjusted to include historical information from Canaccede Financial Group and its predecessor businesses. Results of Canaccede Financial Group and its predecessor businesses for deployments from prior to the date of our acquisition are consolidated in the 2020 vintage year.

(1)	Refers to revenue from zero basis accounts.

The following table illustrates historical collections, by year, on our portfolios.

COLLECTIONS, BY YEAR, BY YEAR OF PURCHASE(1)

Excludes Resale as Noted at Bottom

($ in millions)

												YTD
		PURCHASE										SEPTEMBER
		PRICE(1)(2)	2003–2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	TOTAL
	US Distressed
	2003 – 2016(4)	$339.9	$679.3	$80.8	$66.8	$51.9	$41.1	$32.3	$21.4	$15.5	$13.1	$8.0	$1,010.2
	2017	55.3	—	16.2	30.5	27.0	28.5	25.2	16.3	11.2	8.2	5.0	168.0
	2018	76.2	—	—	21.6	45.9	45.4	41.0	24.7	14.2	10.3	5.2	208.4
	2019	94.8	—	—	—	26.8	74.8	62.3	44.5	28.6	18.3	10.1	265.4
Vintage	2020	74.1	—	—	—	—	26.5	60.9	37.2	26.0	18.2	9.0	177.8
	2021	73.1	—	—	—	—	—	23.1	37.8	24.8	18.3	10.5	114.7
	2022	142.1	—	—	—	—	—	—	16.5	55.1	49.6	32.7	153.9
	2023	337.6	—	—	—	—	—	—	—	48.4	147.7	115.2	311.4
	2024	481.5	—	—	—	—	—	—	—	—	73.3	309.7	383.0
	2025	238.5	—	—	—	—	—	—	—	—	—	42.1	42.1
	Total	$1,913.2	$679.3	$97.0	$118.9	$151.7	$216.2	$244.8	$198.4	$223.9	$357.1	$547.5	$2,834.8

												YTD
		PURCHASE										SEPTEMBER
		PRICE(1)(2)	2003–2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	TOTAL
	US Insolvency
	2003 – 2016(4)	$235.8	$289.8	$34.1	$19.8	$11.6	$5.7	$2.9	$1.1	$0.6	$0.4	$0.2	$366.0
	2017	49.6	—	9.3	19.6	14.4	9.2	6.1	2.6	0.8	0.4	0.2	62.5
	2018	86.7	—	—	16.0	34.9	23.8	17.1	9.7	3.6	1.1	0.4	106.8
	2019	62.2	—	—	—	7.0	23.2	19.8	16.2	11.0	6.1	1.0	84.3
Vintage	2020	30.1	—	—	—	—	3.5	10.5	10.8	9.0	6.7	2.3	42.8
	2021	23.7	—	—	—	—	—	8.9	10.1	6.3	3.5	1.8	30.7
	2022	40.7	—	—	—	—	—	—	5.4	16.4	11.8	6.9	40.5
	2023	66.7	—	—	—	—	—	—	—	12.7	23.2	15.3	51.2
	2024	71.1	—	—	—	—	—	—	—	—	9.6	17.0	26.6
	2025	68.9	—	—	—	—	—	—	—	—	—	6.9	6.9
	Total	$735.6	$289.8	$43.3	$55.4	$67.9	$65.3	$65.4	$55.8	$60.3	$62.8	$52.0	$818.2

	UK Distressed & Insolvency
	2009 – 2016	$22.9	$40.8	$5.5	$3.4	$2.6	$2.1	$2.2	$1.5	$1.3	$1.1	$0.6	$61.2
	2017	0.8	—	0.4	0.6	0.6	0.6	0.7	0.4	0.3	0.2	0.1	3.9
	2018	3.1	—	—	0.3	1.9	2.0	2.4	1.7	1.5	1.2	0.8	11.8
	2019	7.1	—	—	—	0.8	4.7	5.1	3.0	2.1	1.4	0.9	18.0
Vintage	2020	13.1	—	—	—	—	4.2	10.0	5.1	3.3	2.4	1.8	26.9
	2021	19.4	—	—	—	—	—	4.6	7.0	6.6	4.4	3.5	26.0
	2022	18.9	—	—	—	—	—	—	2.6	10.9	8.2	5.1	26.9
	2023	26.7	—	—	—	—	—	—	—	6.2	13.4	9.5	29.1
	2024	29.4	—	—	—	—	—	—	—	—	7.1	8.2	15.3
	2025	10.7	—	—	—	—	—	—	—	—	—	1.4	1.4
	Total	$152.1	$40.8	$5.8	$4.2	$5.9	$13.7	$24.9	$21.3	$32.3	$39.4	$32.0	$220.4

	CAD Insolvency(3)
	2008 – 2016	$94.8	$89.5	$31.8	$26.5	$20.5	$12.5	$5.0	$0.7	$0.4	$0.2	$0.2	$187.3
	2017	26.3	—	5.4	11.7	11.1	9.7	6.7	2.8	0.5	0.3	0.2	48.5
	2018	40.9	—	—	6.4	16.9	21.2	19.3	13.5	6.4	1.2	0.5	85.4
	2019	34.7	—	—	—	3.4	12.6	18.7	15.2	11.2	6.2	1.2	68.5
Vintage	2020	29.3	—	—	—	—	3.4	11.7	13.8	11.2	8.0	4.3	52.2
	2021	23.7	—	—	—	—	—	3.1	8.5	10.1	8.3	5.2	35.2
	2022	18.5	—	—	—	—	—	—	1.5	5.9	6.9	5.2	19.6
	2023	38.8	—	—	—	—	—	—	—	3.0	11.0	12.4	26.4
	2024	61.9	—	—	—	—	—	—	—	—	4.8	13.7	18.4
	2025	92.7	—	—	—	—	—	—	—	—	—	12.2	12.2
	Total	$461.6	$89.5	$37.2	$44.6	$51.9	$59.5	$64.6	$56.0	$48.5	$46.8	$55.0	$553.7

	CAD Distressed(3)
	2008 – 2016	$57.5	$70.7	$13.3	$10.4	$7.9	$6.2	$5.2	$4.1	$2.5	$1.2	$1.0	$122.3
	2017	23.2	—	10.4	12.5	9.4	7.1	6.2	4.2	2.6	1.6	0.7	54.8
	2018	14.6	—	—	6.5	16.2	11.0	9.4	7.1	4.8	3.1	2.1	60.2
	2019	12.8	—	—	—	13.4	10.7	8.1	4.6	2.4	1.2	0.6	41.0
Vintage	2020	19.7	—	—	—	—	10.7	12.7	7.7	4.7	3.1	1.4	40.4
	2021	9.2	—	—	—	—	—	4.4	4.3	2.3	1.9	1.0	13.8
	2022	24.3	—	—	—	—	—	—	7.3	8.1	4.6	3.5	23.5
	2023	18.4	—	—	—	—	—	—	—	5.7	6.3	3.1	15.2
	2024	33.5	—	—	—	—	—	—	—	—	15.6	11.3	26.9
	2025	16.7	—	—	—	—	—	—	—	—	—	5.6	5.6
	Total	$229.9	$70.7	$23.7	$29.4	$46.8	$45.6	$45.9	$39.2	$33.2	$38.6	$30.5	$403.7

												YTD
		PURCHASE										SEPTEMBER
		PRICE(1)(2)	2003–2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	TOTAL
	LatAm Distressed
	2021	$7.9	$—	$—	$—	$—	$—	$0.8	$5.2	$2.3	$1.7	$1.2	$11.3
	2022	25.0	—	—	—	—	—	—	6.0	14.4	9.2	5.9	35.4
Vintage	2023	42.6	—	—	—	—	—	—	—	15.4	17.7	10.4	43.4
	2024	45.8	—	—	—	—	—	—	—	—	10.3	16.0	26.3
	2025	24.0	—	—	—	—	—	—	—	—	—	2.9	2.9
	Total	$145.0	$—	$—	$—	$—	$—	$0.8	$11.2	$32.0	$39.0	$36.3	$119.3

	Total
	2003 – 2015(4)	$750.8	$1,170.1	$165.4	$126.8	$94.5	$67.5	$47.6	$28.8	$20.3	$16.0	$10.0	$1,747.0
	2017	155.3	—	41.7	75.0	62.5	55.1	44.9	26.3	15.3	10.8	6.2	337.7
	2018	221.6	—	—	50.8	115.8	103.5	89.1	56.7	30.6	16.9	9.0	472.4
	2019	211.6	—	—	—	51.3	126.0	114.0	83.4	55.3	33.3	13.8	477.1
Vintage	2020	166.3	—	—	—	—	48.3	105.8	74.6	54.2	38.4	18.8	340.0
	2021	156.9	—	—	—	—	—	45.0	72.9	52.5	38.1	23.2	231.7
	2022	269.5	—	—	—	—	—	—	39.3	110.8	90.3	59.3	299.7
	2023	530.8	—	—	—	—	—	—	—	91.3	219.3	165.9	476.6
	2024	723.3	—	—	—	—	—	—	—	—	120.6	375.9	496.5
	2025	451.2	—	—	—	—	—	—	—	—	—	71.2	71.2
	Total	$3,637.4	$1,170.1	$207.0	$252.6	$324.2	$400.4	$446.4	$382.0	$430.2	$583.7	$753.4	$4,950.1

(1)	Includes the acquisition date finance receivables portfolios that were acquired through our business acquisitions from the date of acquisition.
(2)	For our non-U.S. amounts, purchase price is presented at the exchange rate on the date the pool was purchased.
(3)	U.S. Distressed excludes credit card collections from zero basis accounts associated with our Emblem Brand Credit Card, which totaled $0.0 million in the nine months ended September 30, 2025 and $0.1 million in the year ended December 31, 2024.
(4)	Excludes forward flow purchases that were resold between 2005 and 2008 shortly after purchase and do not reflect typical collection multiples as there is no cost-to-collect for accounts that were resold.
(5)	Adjusted to include historical information from Canaccede Financial Group and its predecessor businesses and excludes collections associated with recovering charged-off accounts in our credit card origination business.
(6)	Canada Distressed excludes collections from zero basis accounts associated with Fidem Finance, Inc., which totaled $0.0 million in the six months ended September 30, 2025 and $0.1 million in the year ended December 31, 2024.

Deployments

The following graph shows deployments by year since 2014.

Portfolio Purchases by Geography and Type

*	Acquired on March 9, 2020, with effective date of February 29, 2020.

The following table displays our quarterly deployments for the periods indicated.

Deployments by Geography and Business Line

	THREE MONTHS ENDED
	SEP. 30,	JUN. 30,	MAR. 31,	DEC. 31	SEP. 30	JUN. 30	MAR. 31,	DEC. 31.	SEP. 30
	2025	2025	2025	2024	2024	2024	2024	2023	2023

	($ IN MILLIONS)
US Distressed	$88.3	$57.3	$92.9	$299.2	$51.3	$76.7	$52.9	$101.0	$58.9
US Insolvency	18.9	23.3	26.7	21.1	24.5	15.1	10.4	11.9	17.8
UK Distressed & Insolvency	4.1	4.7	1.9	6.7	4.7	8.5	9.5	10.8	2.9
Canada Insolvency	25.8	20.6	46.3	15.9	19.3	15.1	11.6	10.9	11.1
Canada Distressed	5.0	6.1	5.6	4.6	10.9	9.0	9.0	4.7	4.6
Latin America Distressed	8.9	13.3	1.8	9.0	12.7	16.1	8.0	14.6	5.3
Total Purchases	$151.0	$125.3	$175.2	$356.6	$123.4	$140.5	$101.4	$153.9	$100.6

Liquidity and Capital Resources

We actively manage our liquidity to help provide access to sufficient funding to meet our business needs and financial obligations. As of September 30, 2025, unrestricted cash and cash equivalents totaled $42.3 million. Of the unrestricted cash and cash equivalent balance as of September 30, 2025, $28.3 million consisted of cash on hand related to international operations with indefinitely reinvested earnings. Management believes that the Company has sufficient liquidity available to meet our operating cash needs and obligations for the next twelve months and the foreseeable future.

As of September 30, 2025, we had approximately $1,182.6 million in borrowings outstanding, net of unamortized debt issuance costs with $825.0 million of availability under our Revolving Credit Facility (as defined herein) (subject to the borrowing base and applicable debt covenants). Considering borrowing base restrictions, as of September 30, 2025, the amount available to be drawn was $825.0 million. For more information, see Note 8 to our combined and condensed consolidated financial statements.

Net debt is calculated as total borrowings, adjusted to remove the contra-liability for unamortized debt issuance costs and subtract unrestricted cash. We present net debt because we consider it an important supplemental measure used for assessing our leverage. Our management believes net debt helps us provide enhanced period-to-period comparability of leverage and is useful to investors as other companies in our industry report similar financial measures. Net debt should not be considered as an alternative to total borrowings determined in accordance with GAAP. Our calculation of net debt may not be comparable to the calculation of similarly titled measures reported by other companies.

	TWELVE MONTHS		FOR THE YEAR ENDED
	ENDED OR AS OF SEPTEMBER 30,		OR AS OF DECEMBER 31,
	2025	2024	2024	2023

	($ IN MILLIONS)
Total borrowings	$1,182.6	$948.0	$1,194.7	$770.9
Unamortized debt issuance costs	17.4	14.1	13.4	10.4
Unrestricted cash and cash equivalents	(42.3)	(18.3)	(35.5)	(14.4)
Net debt	1,157.7	943.8	1,172.6	766.9
Adjusted cash EBITDA	727.2	374.3	430.8	305.6
Leverage ratio (net debt / adjusted cash EBITDA)	1.59x	2.52x	2.72x	2.51x

Our leverage is measured for purposes of our financial covenants in our Revolving Credit Facility based on a ratio of net debt to adjusted cash EBITDA but focused on just the Borrowers (as defined below) and as such, excludes adjusted cash EBITDA related to our Latin America operations as well as to a small portion of our Canadian assets. Additionally, the rating agencies who rate our Senior Notes look to the ratio of net debt to adjusted cash EBITDA as a primary metric in their ratings methodology. For more information of the Senior Leverage Ratio, Leverage Ratio and Fixed Charge Coverage Ratio, which use adjusted cash EBITDA in the calculation of those covenants, see “Description of Certain Indebtedness — Revolving Credit Facility.” Additional information regarding adjusted cash EBITDA, a non-GAAP financial measure, is outlined further below.

We were in compliance with the covenants of our financing arrangements as of September 30, 2025. Financial covenants are important in determining the level of cash flow needed to maintain in relation to our ability to incur debt under our Revolving

Credit Facility. If these financial covenants are not complied with, we would be in breach of our Revolving Credit Facility agreement if not cured through an additional pay down within the designated timeframe.

Adjusted Cash EBITDA

Adjusted cash EBITDA is a supplemental non-GAAP financial measure used to evaluate our liquidity. Management believes adjusted cash EBITDA also helps us provide enhanced period-to-period comparability of our cash flow by aligning our collection expenses with our collections. Adjusted cash EBITDA should not be considered as an alternative to net cash provided by operating activities determined in accordance with GAAP.

Some of the limitations related to the use of adjusted cash EBITDA as an analytical tool include:

▪	adjusted cash EBITDA does not reflect our future requirements for capital expenditures or contractual commitments;
▪	adjusted cash EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
▪	adjusted cash EBITDA does not reflect the interest expense, or the cash requirements necessary to make interest or principal payments, on our debts;
▪

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and adjusted cash EBITDA does not reflect any cash requirements for such replacements; and

▪	other companies in our industry may calculate adjusted cash EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted cash EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

Set forth below is a reconciliation of adjusted cash EBITDA to net cash provided by operating activities.

	THREE MONTHS
	ENDED SEPTEMBER 30,
	2025	2024

	($ IN MILLIONS)
Net cash provided by operating activities	$63.1	$7.7
Changes in prepaid expenses	(4.5)	20.4
Changes in accounts payable and accrued expenses	(8.0)	11.2
Provision for credit losses	(0.6)	(0.8)
Foreign exchange and other income (expense)	(2.0)	0.5
Cash interest paid	24.9	18.7
Provision for income taxes	7.2	2.4
Total portfolio revenue	(139.7)	(100.9)
Gross collections	236.8	145.1
Stock-based compensation	—	2.2
Canaccede exit consideration	0.1	—
Merger and acquisition and other one-time expenses(2)	2.4	0.2
Adjusted cash EBITDA	$179.8	$106.7

	NINE MONTHS
	ENDED SEPTEMBER 30,
	2025	2024

	($ IN MILLIONS)
Net cash provided by operating activities	$193.6	$90.9
Changes in prepaid expenses	1.5	23.1
Changes in accounts payable and accrued expenses	(26.2)	(4.6)
Provision for credit losses	(1.7)	(2.6)
Foreign exchange and other income (expense)	(5.5)	3.2
Cash interest paid	73.1	52.1
Provision for income taxes	24.1	6.2
Total portfolio revenue	(422.4)	(286.9)
Gross collections	753.4	410.2
Stock-based compensation	(8.0)	4.1
Canaccede exit consideration	1.0	—
Merger and acquisition and other one-time expenses(2)	11.4	2.5
Adjusted cash EBITDA	$594.3	$298.2

	YEAR ENDED
	DECEMBER 31,
	2024	2023
Net cash provided by operating activities	$168.2	$120.2
Changes in prepaid expenses	7.7	8.4
Changes in accounts payable and accrued expenses	(36.7)	(8.2)
Provision for credit losses	(3.5)	(3.5)
Foreign exchange and other income (expense)	5.5	(4.6)
Cash interest paid	73.0	45.2
Provision for income taxes	8.7	9.0
Total portfolio revenue	(395.9)	(293.6)
Gross collections	584.6	431.0
Stock-based compensation	4.5	1.0
Conn’s one-time items(1)	4.3	—
Canaccede exit consideration	7.7	—
Merger and acquisition and other one-time expenses(2)	2.7	0.7
Adjusted cash EBITDA	$430.8	$305.6

(1)	Components include: (i) cure amounts associated with assumed contracts related to the Conn’s Portfolio Purchase, where we paid past-due amounts owed to the vendor upon assuming such contracts; and (ii) legal fees for highly specialized expertise related to the Conn’s bankruptcy process. In a typical portfolio purchase, we do not assume any contracts and do not incur either of these types of expenses.
(2)	Includes acquisition fees and expenses and one-time corporate legal expenses.

Revolving Credit Facility

In May 2025, we issued $500.0 million aggregate principal amount of 2030 Notes and used a majority of the proceeds therefrom, net of fees, to pay down the outstanding balance under the Revolving Credit Facility. On October 27, 2025, we amended our existing Revolving Credit Facility (as supplemented or otherwise modified from time to time, the “Revolving Credit Facility”) with Citizens Bank, N.A., as administrative agent, and the lenders from time-to-time party thereto. As amended, the Revolving Credit Facility provides for borrowings in an aggregate principal amount of $1.0 billion (subject to compliance with a borrowing base and applicable debt covenants) and matures on October 27, 2030. For additional information on material terms, see “Description of Certain Indebtedness — Revolving Credit Facility.”

6.000% Senior Notes due 2026

On August 4, 2021, Jefferson Capital Holdings, LLC completed an offering of $300.0 million aggregate principal amount of 6.000% senior notes due 2026 (the “2026 Notes”) under an indenture (the “2026 Notes Indenture”), dated as of August 4, 2021, among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee. The 2026 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2026 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2022. The 2026 Notes mature on August 15, 2026. As of September 30, 2025, there was $300.0 million aggregate principal amount of the 2026 Notes outstanding. For additional information on material terms, see “Description of Certain Indebtedness — 6.000% Senior Notes due 2026.”

9.500% Senior Notes due 2029

On February 2, 2024, Jefferson Capital Holdings, LLC completed an offering of $400.0 million aggregate principal amount of 9.500% senior notes due 2029 (the “2029 Notes”) under an indenture (the “2029 Notes Indenture”), dated as of February 2, 2024, among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The 2029 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2029 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2024. As of September 30, 2025, there was $400.0 million aggregate principal amount of the 2029 Notes outstanding. The 2029 Notes mature on February 15, 2029. For additional information on material terms, see “Description of Certain Indebtedness — 9.500% Senior Notes due 2029.”

8.250% Senior Notes due 2030

On May 2, 2025, Jefferson Capital Holdings, LLC completed an offering of $500.0 million aggregate principal amount of the 2030 Notes under the New Notes Indenture. The 2030 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2030 Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2025. The 2030 Notes mature on May 15, 2030. As of September 30, 2025, there was $500.0 million aggregate principal amount of the 2030 Notes outstanding. For additional information on material terms, see “Description of Certain Indebtedness — 8.250% Senior Notes due 2030.”

Cash Flows Analysis for the nine months ended September 30, 2025 and 2024

The following table summarizes our cash flow activity for the nine months ended September 30, 2025 and 2024:

	NINE MONTHS ENDED
	SEPTEMBER 30,		INCREASE	%
	2025	2024	(DECREASE)	CHANGE

	($ IN MILLIONS)
Total cash flow provided by / (used in)
Operating activities	$193.6	$90.9	$102.8	113.1%
Investing activities	(121.5)	(243.8)	122.3	(50.2)%
Financing activities	(59.0)	153.3	(212.3)	(138.5)%
Exchange rate effects on cash balances held in foreign currencies	(5.3)	0.5	(5.8)	(1,168.7)%
Net increase (decrease) in cash and cash equivalents and restricted cash	$7.8	$0.8	$7.0	836.4%

Operating Activities

The change in our cash flows from operating activities in the nine months ended September 30, 2025 was primarily due to collections recognized as revenue offset by cash paid for operating expenses, interest, and income taxes. Key drivers of operating activities were adjusted for (i) non-cash items included in net income such as provisions for credit losses and depreciation and amortization and (ii) changes in the balances of operating assets and liabilities, which can vary significantly in the normal course of business due to the amount and timing of payments. Net cash provided by operating activities increased $102.8 million, or 113.1%, when compared to the nine months ended September 30, 2024.

Investing Activities

Cash used in investing activities is normally driven by purchases of investments in receivables. Cash provided by investing activities is mainly driven by collections applied to investments in receivables.

The change in our cash flow from investing activities increased $122.3 million in the nine months ended September 30, 2025, primarily due to increased collections applied to investment in receivables of $207.7 million when compared to the nine months ended September 30, 2024.

Financing Activities

Cash from financing activities is normally provided by draws on our credit facility and proceeds from debt offerings. Cash used in financing activities is primarily driven by principal payments on our credit facility.

The change in our cash flow from financing activities decreased $212.3 million, primarily due to payments on our borrowings under our credit facility compared to the nine months ended September 30, 2024.

Cash Flows Analysis for the Years Ended December 31, 2024 and 2023

The following table summarizes our cash flow activity for the year ended December 31, 2024 and 2023:

	YEAR ENDED
	DECEMBER 31,		INCREASE	%
	2024	2023	(DECREASE)	CHANGE

	($ IN MILLIONS)
Total cash flow provided by / (used in)
Operating activities	$168.2	$120.2	$48.0	39.9%
Investing activities	(542.4)	(403.4)	(139.0)	34.5%
Financing activities	388.8	289.9	98.9	34.1%
Exchange rate effects on cash balances held in foreign currencies	3.0	(1.2)	4.2	(350.0)%
Net increase in cash and cash equivalents and restricted cash	$17.6	$5.5	$12.1	220.0%

Operating Activities

The change in our cash flows from operating activities in the year ended December 31, 2024 was primarily due to collections recognized as revenue offset by cash paid for operating expenses, interest, and income taxes. Key drivers of operating activities were adjusted for (i) non-cash items included in net income such as provisions for credit losses and depreciation and amortization; and (ii) changes in the balances of operating assets and liabilities, which can vary significantly in the normal course of business due to the amount and timing of payments. Net cash provided by operating activities increased $48.0 million, or 39.9%, when compared to the year ended December 31, 2023.

Investing Activities

Cash used in investing activities is normally driven by acquisitions of nonperforming loans and purchases of investments. Cash provided by investing activities is mainly driven by collections applied on finance receivables and proceeds from the sale of investments and subsidiaries.

The change in our cash flow from investing activities decreased $139.0 million in the year ended December 31, 2024, primarily due to increased deployments of $192.4 million when compared to the year ended December 31, 2023.

Financing Activities

Cash from financing activities is normally provided by draws on our credit facility and proceeds from debt offerings. Cash used in financing activities is primarily driven by principal payments on our credit facility.

The change in our cash flow from financing activities increased $99.0 million, primarily due to proceeds from increased borrowings under our credit facility in the year ended December 31, 2024.

Contractual Obligations

Our contractual obligations as of September 30, 2025, were as follows:

		LESS THAN	1 – 3	3 – 5	MORE THAN
	TOTAL	1 YEAR	YEARS	YEARS	5 YEARS
Operating leases	$5.5	$0.3	$3.5	$1.1	$0.6
Revolving credit(1)	—	—	—	—	—
Long-term debt(2)	1,535.5	395.8	158.5	981.3	—
Purchase commitments(3)	316.4	272.8	43.6	—	—
Other liabilities	9.0	—	9.0	—	—
Total	$1,866.4	$668.9	$214.5	$982.4	$0.6

(1)	Includes estimated interest and unused line fees due on our revolving credit facility and assumes that the outstanding balance on such facility remain constant from the September 30, 2025 balance to maturity.
(2)	Includes scheduled interest and principal payments on the 2026 Notes, the 2029 Notes and the 2030 Notes.
(3)	Reflects the expected remaining amount to be purchased under forward flow and other contracts for the purchase of receivable portfolios.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our combined and condensed consolidated financial statements, which have been prepared in accordance with GAAP. Our significant accounting policies are fundamental to understanding our results of operations and financial condition because they require that we use estimates, assumptions and judgments that affect the reported amounts of revenues, expenses, assets and liabilities. Our significant accounting estimates are discussed in Note 1 to our combined and condensed consolidated financial statements included elsewhere in this prospectus.

We have identified the following accounting estimates as critical because they require significant judgment and assumptions about highly complex and inherently uncertain matters, and the use of reasonably different estimates and assumptions could have a material impact on our results of operations or financial condition. Our critical accounting estimates are as follows:

▪	Total portfolio revenue
▪	Allowance for credit losses

We evaluate our critical accounting estimates and judgments on an ongoing basis and update them as necessary, based on several items, including, but not limited to, changing macroeconomic and market conditions.

Total portfolio revenue

Total portfolio revenue recognition involves the use of estimates and the exercise of judgment on the part of management. These estimates include forecasts of the amount and timing of cash collections we expect to receive from our pools of accounts. We forecast ERC and apply a discounted cash flow methodology to our ERC. Adjustments to ERC may include adjustments reflecting recent collection trends, our view of current and future economic conditions, changes in collection assumptions or other timing-related adjustments. Significant changes in our cash flow estimates could result in increased or decreased revenue as we immediately recognize the discounted value of such changes using the constant effective interest rate of the pool. Generally, adjustments to cash forecasts result in an adjustment to revenue at an amount less than the impact of the performance in the period due to the effects of discounting. Additionally, cash collection forecast increases will result in more revenue being recognized while cash collection forecast decreases result in less revenue being recognized over the life of the pool.

The following table summarizes the impact of a hypothetical 1% decrease and increase in ERC as of September 30, 2025 and 2024 on total portfolio revenue and income before taxes:

				1% REDUCTION IN ERC			1% INCREASE IN ERC
		TOTAL			IMPACT ON		TOTAL	IMPACT ON
		PORTFOLIO		PORTFOLIO	INCOME		PORTFOLIO	INCOME
($ IN MILLIONS)	ERC	REVENUE	ERC	REVENUE	BEFORE TAXES	ERC	REVENUE	BEFORE TAXES
2025	$2,929.6	$531.4	$2,900.4	$507.1	$(24.3)	$2,958.9	$555.7	$24.3
2024	$2,306.8	$359.1	$2,283.7	$340.2	$(18.9)	$2,329.8	$378.0	$18.9

Allowance for Credit Losses

We maintain an allowance for credit losses that represents management’s current estimate of expected credit losses inherent in our credit card receivables portfolio as of each balance sheet date. The allowance for credit losses was $1.8 million as of September 30, 2025, compared to $1.9 million as of September 30, 2024.

We determine our allowance for credit losses using analytical tools and management judgment. Management judgment is required to determine the relevant information and estimation methods used to arrive at our best estimate of lifetime credit losses. Establishing the allowance on a quarterly basis involves evaluating and forecasting several factors, including, but not limited to, both credit and macroeconomic variables.

Key credit factors include the payment performance of the account holder, who has completed a repayment plan or an insolvency, historical loss and recovery experience, recent trends in delinquencies and charge-offs, account seasoning, changes in our credit evaluation, underwriting and collection management policies, seasonality, current general economic conditions, changes in the legal and regulatory environment and uncertainties in forecasting and modeling techniques used in estimating our allowance for credit losses. We assess our allowance methodologies, key assumptions and the appropriateness of the allowance for credit losses on a quarterly basis.

Although our internal payment performance data and certain externally available economic data are used to determine our allowance for credit losses, our estimation process is subject to risks and uncertainties, including a reliance on historical loss and trend information that may not be representative of current conditions and indicative of future performance. Economic forecasts may not align with actual future economic conditions. Accordingly, our actual credit loss experience may not be in line with our expectations.

Given the dynamic relationship between macroeconomic variables within our modeling framework, it is difficult to estimate the impact of a change in any one individual variable on the allowance. In a hypothetical sensitivity analysis, we evaluated an adverse scenario increasing the allowance as a percentage of receivables to illustrate deteriorating economic conditions such as an increase in unemployment rate. A hypothetical increase of 100 basis points applied to receivables as of December 31, 2024 and 2023 would result in a decrease in income before taxes of $0.2 million for both 2024 and 2023. Such hypothetical increase would have a substantially similar decrease as of September 30, 2025.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are subject to interest rate risk from borrowings on our Revolving Credit Facility, as well as our interest-bearing deposits. As such, our combined and condensed consolidated financial results are subject to fluctuations due to changes in market interest rates. We assess this interest rate risk by estimating the increase or decrease in interest expense that would occur due to a change in short-term interest rates. The borrowings on our variable rate credit facilities were $0.0 million as of September 30, 2025.

Foreign Currency Exchange Risk

We transact business globally in multiple currencies. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar, including the British pound and Canadian dollar. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars.

We have experienced and will continue to experience fluctuations in our net income (loss) as a result of transaction gains or losses related to remeasurement of our asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. We do not currently hedge against the risks associated with currency fluctuations but may do so, or use other derivative instruments, in the future. It is difficult to predict the impact hedging activities would have on our results of operations.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations, other than its impact on the general economy, which includes labor costs. Nonetheless, if our costs, in particular personnel-related costs, continue to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Concentration Risk

A substantial percentage of our purchases are concentrated with a few large sellers. For the nine months ended September 30, 2025 and 2024, our five largest clients together accounted for 39.9% and 38.7% of our deployments, respectively, with the top client representing 11.1% and 12.4% of purchases for the same periods, respectively.

We are subject to risks and uncertainties associated with our client concentration. An inability to maintain our purchasing activity with any of our largest clients as a result of potential competitive pressures, changes in a client’s debt recovery strategy or other factors could have an adverse impact on our financial performance. Our client concentration has, however, decreased in recent years as our client base has become more diversified. A key driver of this trend, which we expect to continue in future periods, has been our ability to add new clients across multiple asset classes, including clients who are first time sellers that previously managed collections themselves.

In addition, we enter into forward flow purchase agreements with our customers on a regular basis, which provides pricing and contractual certainty and mitigates the risk of unforeseen client loss. As of September 30, 2025, we had $316.4 million of total committed forward flows.

BUSINESS

Overview

We are a leading analytically driven purchaser and manager of charged-off and insolvency consumer accounts with operations primarily in the United States, Canada, the United Kingdom and Latin America. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit grantors, which include banks, non-bank consumer lenders, auto finance companies, utilities and telecom companies. Our core competency is the effective management of the collections function in strict compliance with applicable laws and regulations. We enable our clients to focus their operations on the origination of new loans to new customers and to better serve their active customers, while also enabling consumers to resolve their existing obligations based on their current financial circumstances as they improve their financial health. We purchase nonperforming consumer loans and receivables at a discount to their face value across a broad range of financial assets, including where the account holder has initiated a bankruptcy proceeding, or an equivalent proceeding in Canada or the United Kingdom. We manage the loans and receivables by working with the account holders as they repay their obligations and work toward financial recovery.

The following charts present a breakdown of our investment activity by asset class, by business line and by geography for the nine months ended September 30, 2025:

For the years ended December 31, 2024 and 2023, and the nine months ended September 30, 2025, we reported net income of $128.9 million, $111.5 million and $150.2 million, respectively. The following charts summarize our revenue, net operating income, net income and adjusted net income since 2022:

Revenue

($ in millions)

$268
$323
$433
$458
2022
2023
2024
YTD Q3'25

Net Operating Income

($ in millions)

$126
$164
$220
$246
2022
2023
2024
YTD Q3'25

Net Income

($ in millions)

$88
$112
$129
$150
2022
2023
2024
YTD Q3'25

Adjusted Net Income

($ in millions)

$98
$118
$162
$181
2022
2023
2024
YTD Q3'25

As of September 30, 2025, we had $2,929.6 million in ERC, up 6.7% compared to December 31, 2024. Over the course of the twelve months following September 30, 2025, we expect to collect $893.7 million, or 30.5% of our total ERC, without taking into account the expected collections in connection with the Bluestem Portfolio Purchase. The following charts present the geographic breakdown of our current ERC as well as the breakdown by year as of September 30, 2025:

Note: ERC refers to the undiscounted sum of all future projected collections on our owned finance receivables portfolios. For further information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures — Key Business Metrics — Estimated Remaining Collections.”

We believe we have successfully navigated over 23 years of credit cycle fluctuations, changing market dynamics and evolving regulatory framework. During this time, we grew our collections through a combination of organic growth and the integration of several strategic acquisitions that have provided us with long-term consumer payment performance data in what we believe are attractive markets so we can price and analyze new deployments with confidence. A summary of our annual collections by region in the United States, the United Kingdom, Canada and Latin America is presented in the chart below:

(1)	Collections exclude forward flow purchases that were resold shortly after the purchase thereof and do not reflect typical collection multiples because there is no cost-to-collect for accounts that are resold. Excludes credit card collections from zero basis accounts associated with our Emblem Brand Credit Card and Fidem Finance, Inc.

During these years, we have utilized our data to deploy capital at what we believe are attractive returns in the United States and the United Kingdom. The platforms we acquired in Canada and Latin America provided us with 10 to 15 years of data and experience deploying in local markets that have helped us scale in these regions with confidence in our underwriting. Beginning in the fourth quarter of 2022, we started to see one of the strongest deployment environments in our history, driven by the U.S. market. A summary of our deployments by region in the United States, the United Kingdom, Canada and Latin America are presented in the chart below:

Historical Deployments

($ in millions)

International platform built through incremental growth over decades

- Over 23 years of experience in deploying capital at attractive returns in the United States and the United Kingdom
- Platforms acquired in Canada and Latin America come with 10 to 15 years of data and experience deploying in local markets
- Deliberate expansion based on collection performance and returns

Dec 2024: Acquired a substantial portfolio from Conn's, Inc.
Jan 2020: Canaccede inaugural deployment in Peru ($1.4mm)
Oct 2021: JCAP inaugural deployment in Colombia ($7.9mm)
Dec 2022: JCAP acquires assets and certain entities of Refinancia
Feb 2020: JCAP acquires Canaccede in Canada
JCAP acquires CARS in the U.K.
JCAP establishes collection agency services and debt purchasing business in the U.K.
2003 $19
2004 $15
2005 $12
2006 $9
2007 $17
2008 $28
2009 $20
2010 $33 $28 $5
2011 $47 $46 $1
2012 $53 $47 $6
2013 $74 $74
2014 $82 $76 $5
2015 $90 $86 $4
2016 $100 $99 $1
2017 $106 $105 $1
2018 $166 $163 $3
2019 $164 $157 $7
2020 $148 $104 $13 $31
2021 $157 $97 $19 $33 $8
2022 $269 $183 $19 $43 $25
2023 $531 $404 $27 $57 $43
2024 $723 $553 $29 $95 $46
YTD Q3'25 $452 $307 $11 $109 $24
United States
United Kingdom
Canada
Latin America

Our Markets

We operate in four geographic markets that also represent our reportable segments: the United States, where we have over 23 years of debt purchase experience and which represents $2,158.8 million, or 73.7%, of our ERC as of September 30, 2025; Canada, where we entered the market in 2020 through the acquisition of Canaccede, which has operated in Canada for over 17 years, and represents $362.5 million, or 12.4%, of our ERC as of September 30, 2025; the United Kingdom, where we have 16 years of operating experience and which represents $153.0 million, or 5.2%, of our ERC as of September 30, 2025; and Latin America, where we entered the market in 2021 and significantly expanded our presence in 2022 through the acquisition of the assets and certain entities of Refinancia, which has operated in Colombia for over 16 years, and represents $255.3 million, or 8.7%, of our ERC as of September 30, 2025.

United States

The United States is subject to a complex state, federal and local regulatory framework, which results in the most significant degree of oversight among our respective markets. This has the advantage of creating significant barriers to entry for platforms that lack the best-in-class compliance practices we have developed and employed since our founding. It has also resulted in substantial and ongoing industry consolidation since the CFPB was formed in 2011, a trend that has historically supported our strategic and opportunistic merger and acquisition activity. In addition to rigorous governmental oversight, our clients typically seek to protect their brand equity by imposing stringent onboarding requirements, regular compliance auditing and oversight, and choosing to sell only to debt buyers with the strongest track records for compliance.

In the United States, we primarily focus on acquiring and servicing accounts in consumer asset classes that are large and growing but also underpenetrated by other debt buyers. Examples include consumer installment loans, telecom receivables, auto finance loans, utilities receivables and small balance credit card receivables. We also opportunistically purchase nonperforming prime-originated large-balance credit card receivables, that certain other major debt purchasers in the United States focus primarily on, when we can deploy capital at attractive returns. Through years of purchasing and servicing of accounts, we have gathered a substantial amount of proprietary consumer data, which enables us to more precisely value these opaque assets, develop unique collections strategies, and engage in more efficient and effective collections activities. Our advantages from proprietary data, compliance track record and operational capabilities, in each of our target asset classes, limit competition and create attractive pricing dynamics. We employ a disciplined approach to determine how to allocate capital and choose to focus on markets where we believe we obtain high risk-adjusted returns.

We estimate the 2024 annual TAM for the U.S. market to be approximately $167.8 billion based on the cumulative estimated annual face value of charge-offs for the asset classes listed below, which we have estimated annual face value charged-off based on estimated or reported outstanding balances as of December 31, 2024 and assumed loss rate proxies. We estimate that the TAM for the U.S. market was $115.7 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 45.1%.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019-2024 % CHANGE
		CHARGE-
	2019	OFF	MARKET	2024	CHARGE-	MARKET		CHARGE-
	BALANCES	RATIO	CHARGE-OFFS	BALANCES	OFF RATIO	CHARGE-OFFS	BALANCES	OFFS

	($ IN BILLIONS)
Auto loans(1)	$1,331.0	2.9%	$39.2	$1,655.0	2.8%	$46.0	24.3%	17.4%
Non-prime	399.8	8.4%	33.5	429.9	8.9%	38.2	7.5%	14.0%
Prime	931.2	0.6%	5.7	1,225.1	0.6%	7.8	31.6%	37.1%
Personal loans(2)	432.0	3.3%	14.3	554.0	4.4%	24.5	28.2%	71.4%
Non-prime	155.5	7.6%	11.8	188.4	10.8%	20.3	21.1%	71.6%
Prime	276.5	0.9%	2.5	365.6	1.2%	4.2	32.2%	70.4%
Telecom and utilities(3)	37.6	9.5%	3.6	58.4	8.5%	5.0	55.4%	39.6%
Student loans(4)	1,508.0	0.5%	8.0	1,615.0	1.0%	16.9	7.1%	112.0%
Credit cards(5)	927.0	5.5%	50.6	1,211.0	6.2%	75.4	30.6%	48.9%
Non-prime	188.9	12.6%	23.7	170.8	15.6%	26.6	(9.6)%	12.4%
Prime	738.1	3.7%	26.9	1,040.2	4.7%	48.8	40.9%	81.1%
Total United States	$4,235.6	2.7%	$115.7	$5,093.4	3.3%	$167.8	20.3%	45.1%

(1)	Source: Federal Reserve Bank of New York, Kroll Bond Rating Agency “U.S. Auto Loan ABS Index.”
(2)	Source: Federal Reserve Bank of New York, Equifax “U.S. National Consumer Credit Trends Report: Originations,” Transunion, Federal Reserve Bank of St. Louis, company filings of personal loan originators.
(3)	Source: The sum or average of the three largest U.S. holders of telecom receivables that publicly report such data. Utilities figures are excluded due to lack of available data.
(4)	Source: Federal Reserve Bank of New York for the aggregate balances, and company filings of three of the largest holders of student loans in the United States for the average loss ratio.
(5)	Source: Federal Reserve Bank of New York, Equifax “U.S. National Consumer Credit Trends Report: Originations,” Transunion, Federal Reserve Bank of St. Louis, FFIEC 041 Call Reports of bank originators of credit cards.

We estimate our share of the U.S. market illustrated above to be approximately 4.1% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, an increase from our estimated share of 2.9% in 2019. We believe our share is considerably larger in telecom than other asset classes. Because the U.S. government does not sell its distressed or insolvent student loan accounts, our share of that market is much smaller. Some of the largest credit card originators in the United States also do not sell their receivables today, so our share of that market is also smaller.

	2019 FULL YEAR		2024 FULL YEAR		2019-2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE	SHARE OF
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	TAM

	($ IN BILLIONS)
Auto loans	$1.3	3.4%	$1.0	2.1%	(28.1)%	(1.3)%
Personal loans(1)	0.7	5.1%	2.8	11.3%	283.1%	6.2%
Telecom and utilities	0.8	21.9%	1.2	24.4%	55.2%	2.5%
Student loans	0.0	0.2%	0.0	0.0%	NM	(0.2)%
Credit cards	0.5	0.9%	1.9	2.6%	331.3%	1.7%
Total United States	$3.3	2.9%	$6.9	4.1%	108.9%	1.2%

“NM” — not meaningful

(1)	Excludes performing assets acquired in the Conn’s Portfolio Purchase with aggregate face value of $567 million.

We have grown organically in the United States with collections growing at a 13.9% compound annual growth rate to $420.3 million in 2024 from $219.6 million in 2019.

Certain other major debt purchasers also operate large domestic call centers, which we believe is a commoditized business that is exposed to inflationary pressures and a fixed cost that requires a consistent level of deployments, regardless of market conditions, to maintain utilization of the call center capacity. We maintain a flexible, variable cost based operating structure that we believe provides a significant competitive advantage as we can change our purchase volume based on market opportunity, allowing us to be opportunistic or disciplined based on market conditions.

In 2020, 2021 and early 2022, we experienced strong consumer liquidity, driven by government stimulus and curtailed consumer spending, resulting in record collections and collection outperformance when compared to our original expectations. This also came with a decrease in nonperforming loan supply, resulting in a decline in deployments to $104.2 million in 2020 and $96.8 million in 2021, down from $157.0 million in 2019, driven mainly by a decrease in the charge-off rates credit grantors experienced across asset classes. We have seen substantially stronger purchase volumes in the United States beginning in 2022 with $182.8 million, then $404.3 million in 2023, $552.7 million in 2024 and $451.5 million for the nine months ended September 30, 2025. We believe our purchasing starting in 2022 and going through the present have been at higher returns than would have been available in 2020 and 2021 as the dynamics of supply and demand shifted materially in favor of debt purchasers, while we believe several of our competitors have been encumbered by underperforming legacy purchases and other issues.

In addition to the significant market opportunity in nonperforming consumer finance receivables, there is a much larger opportunity in certain segments of performing consumer finance receivables which include higher risk performing loans and loan portfolios in runoff where we have historically deployed capital at attractive returns. We benefited from being able to provide a one-stop liquidity solution to issuers of consumer credit by purchasing both performing and nonperforming finance receivables originated by them.

In the United States, we market our Emblem Brand credit cards to consumers that participate in our Payment Rewards program, which we introduced and developed in 2013. We offer to both our own distressed consumers as well as distressed consumers of third-party lenders, an opportunity to participate in the Payment Rewards program if they first complete a repayment plan that would resolve their past due debt at a discount to the face value. For any consumers that agree to the offer, we pay the third-party lender a purchase price that represents a substantial discount to the face value of the account and recognize recovery income for the incremental return received through completion of the repayment plan. The Emblem MasterCard features a 19.9% annual percentage rate and much lower fees than comparable credit cards. We report consumer friendly credit bureau data for our Emblem MasterCard customers, an important benefit to the consumer’s effort to improve their credit profile. The Payment Rewards program is consolidated into the reported ERC and other metrics of our Distressed business line. As of September 30, 2025, we had $8.1 million of U.S. credit card receivables outstanding.

We have four offices in the United States: Minneapolis, Minnesota, Sartell, Minnesota, Denver, Colorado and San Antonio, Texas. As of September 30, 2025, we had 638.3 FTE dedicated to our U.S. business, which includes 309.3 FTE in offshore locations.

Conn’s Portfolio Purchase

On October 2, 2024, Jefferson Capital Systems, LLC entered into that certain Asset Purchase Agreement with Conn’s, Inc. (“Conn’s”), a home goods retailer that sold its goods primarily on credit to a non-prime customer base throughout the Southeastern United States, Conn Appliances, Inc., Conn Credit Corporation, Inc., Conn Credit I, LP, CARF COL LLC and W.S. Badcock LLC, W.S. Badcock Credit LLC, pursuant to which we acquired a substantial portfolio of unsecuritized loans and credit card receivables from Conn’s (the “Conn’s Portfolio Purchase”). The Conn’s Portfolio Purchase included (i) a personal installment loan portfolio comprising 199,591 accounts with a nominal face value of $428 million (the “Conn’s Installment Loan Portfolio”), (ii) a revolving loan portfolio comprising 85,582 accounts with a nominal face value of $139 million (the revolving period of which was suspended on June 6, 2024) (the “Badcock Portfolio”), and (iii) a non-performing loan portfolio comprising 697,936 accounts with a nominal face value of $1.5 billion (the “NPL Portfolio” and, collectively with the Conn’s Installment Loan Portfolio and Badcock Portfolio, the “Conn’s Portfolios”) after Conn’s had declared bankruptcy in July 2024. Additionally, one of our wholly owned subsidiaries hired 197 of the former FTEs of Conn’s on December 4, 2024, the day after the Conn’s Portfolio Purchase closed, to manage and service the Conn’s Installment Loan Portfolio and the Badcock Portfolio described above through their remaining life and entered into certain vendor contracts to maintain continuity of account servicing. In addition, we were assigned a lease in San Antonio, Texas to ensure that we would have our desired facility in place by the closing of the Conn’s Portfolio Purchase. We acquired certain intellectual property that would allow us to maintain continuity in servicing but that we do not intend to use beyond the scope of running off the acquired portfolio. We anticipate that our servicing requirements for these portfolios will scale down as the performing portfolios run off, as we do not intend to continue any ongoing originations. In addition, we entered into servicing arrangements pursuant to which we agreed to provide ongoing servicing for certain securitized pools of assets, which are also in the runoff. The Conn’s Portfolio Purchase closed on December 3, 2024. The net cash paid at closing was approximately $245 million. We funded the purchase price by drawing down on our Revolving Credit

Facility to acquire approximately $428 million of the Conn’s Installment Loan Portfolio, $139 million of the Badcock Portfolio and $1.5 billion in face value of the NPL Portfolio, as of the closing date. We attributed approximately $226 million and $12 million of the purchase price to the performing loans (i.e., the Conn’s Installment Loan Portfolio and the Badcock Portfolio) and the NPL Portfolio, respectively, which represents approximately 40% and less than 1% of the face value of each portfolio, respectively. While there was significant credit deterioration on much of the assets acquired, the primary source and vast majority of the revenue that we expect to generate from the $226 million in purchase price attributed to the $567 million of performing loans (i.e., $428 million plus $139 million) will be from accretion of the discount generated by the purchase price at 40% of the face value of the loans. With respect to the $341 million discount to face value on the performing loans (i.e., $567 million minus $226 million), we booked a credit mark of $251 million and an interest rate mark of $89 million. As of September 30, 2025, our total ERC includes $178.6 million from the Conn’s Portfolio Purchase.

The Conn’s Portfolio Purchase leverages our core competency in managing distressed performing accounts with significant credit deterioration and nonperforming accounts. While the majority of the performing accounts were not charged-off, they had elevated credit risk partly due to the closure of the retail stores and the bankruptcy of Conn’s. In recent periods, we have seen more opportunities, such as the Conn’s Portfolio Purchase, to acquire large mixed portfolios of performing and nonperforming accounts, and we see that as an attractive area of potential growth for our investment activity going forward.

Bluestem Receivables Asset Acquisition

On October 24, 2025, we entered into an Asset Purchase Agreement with BLST Holding Company LLC, BLST Operating Company, LLC, BLST FinCo, LLC and BLST FinCo SubCo, LLC (collectively, “Bluestem” to acquire a revolving credit card receivables portfolio for which new draws have been suspended for a gross purchase price of $302.8 million (the “Bluestem Portfolio Purchase”). The gross purchase price was subject to customary adjustments for interim cash flows (including collections and new purchases) between June 30, 2025 (the “Cut Off Date”) and closing and a $20.0 million escrow to secure implementation obligations. At the Cut Off Date, the receivables being acquired had an aggregate face value of approximately $488.2 million. The Company does not intend to pursue ongoing originations through the Bluestem platform, and the acquisition does not include any Bluestem retail operations or assets. The Bluestem Portfolio Purchase closed on December 4, 2025. The net purchase price for the portfolio was $196.1 million and the estimated remaining collections associated with the portfolio are $310.0 million.

Historical Performance

The charts below summarize the U.S. portfolio performance since our formation. Between 2003 and 2010, we undertook a cautious approach to invest relatively small amounts as we aggregated data and developed and refined our modeling, pricing and collection strategies. Our growing U.S. collections have supported our overall cash flow profile and stable returns, and our cumulative collections have consistently outperformed the original forecast, demonstrating the accuracy of our modeling and our ability to improve performance over time relative to the capabilities we have at the time of initial portfolio purchases.

Total Deployments by Vintage

($ in millions)
$19 $15 $12 $9 $17 $28 $20 $28 $45 $47 $74 $76 $86 $99 $105 $163 $157 $104 $97 $183 $404 $553 $307
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$130 $49 $51 $33 $48 $75 $66 $109 $132 $91 $104 $131 $191 $199 $252 $350 $376 $271 $199 $334 $867 $1,115 $639
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
6.8x 3.2x 4.5x 3.8x 2.8x 2.7x 3.3x 3.9x 2.9x 2.0x 1.4x 1.7x 2.2x 2.0x 2.4x 2.1x 2.4x 2.6x 2.1x 1.8x 2.1x 2.0x 2.1x
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
-
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

Note: Vintage data excludes forward flow purchases that were resold shortly after purchase and do not reflect typical collection multiples as there is no cost-to-collect for accounts that were resold. Forward flow purchases that were resold after purchase began in 2005 and ended in 2008.

Canada

The Canadian regulatory framework is more benign relative to the United States, and regulatory actions are typically complaint-based with a focus on resolution rather than enforcement. Unlike the CFPB in the United States, in Canada, there are no federal regulatory entities designed specifically for oversight of consumer finance. The collection industry is instead governed by 10 provincial and three territory regulators that follow similar provincial legislation across the country. Based upon long-standing relationships, we have engaged in proactive dialogue with all relevant Canadian regulators. Similar to the United States, stringent client requirements supplement the regulatory framework in Canada, and we are subject to programmatic client compliance audits. Much more than the United States, the Canadian market is also subject to stringent privacy laws at both the federal and provincial level that seek to protect personal consumer information. Because new industry entrants are unable to acquire granular consumer data under these privacy laws, long-standing industry participants like us enjoy a meaningful competitive advantage in the market.

We entered the Canadian market through the acquisition of Canaccede in March 2020, and we have maintained the Canaccede brand name for our business in Canada. We are the largest purchaser of nonperforming and insolvent consumer receivables in Canada. CBV Collection Services Ltd. (“CBV”) and PRA are other active debt buyers in the Canadian national market, and there are a number of smaller market participants, including hedge funds and collection agencies, which purchase portfolios sporadically or operate regionally.

We maintain forward flow agreements with three out of the five largest banks in Canada, and the other two largest banks in Canada do not currently sell their distressed or insolvent accounts.

We estimate the 2024 annual TAM for the Canadian market of approximately $5.1 billion based on the cumulative estimated annual face value of charge-offs the asset classes listed below, which we have estimated based on estimated or reported outstanding balances and the reported balance delinquency rate. We estimate that the TAM for the Canadian market was $3.9 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 29.4%, reflecting modest receivable growth and relatively stable delinquency rates on credit cards due in part to unprecedented government stimulus and support for the consumer that lingered following the COVID-19 pandemic.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019-2024 % CHANGE
		CHARGE-
	2019	OFF	MARKET	2024	CHARGE-	MARKET	FACE	CHARGE-
	BALANCES	RATIO	CHARGE-OFFS	BALANCES	OFF RATIO	CHARGE-OFFS	VALUE	OFFS

	($ IN BILLIONS)
Auto loans(1)(2)	$62.9	0.8%	$0.5	$72.2	0.8%	$0.6	14.8%	11.8%
Personal loans(1)(2)	29.6	1.2%	0.4	39.0	1.6%	0.6	31.8%	76.2%
Telecom and utilities(3)	4.3	10.0%	0.4	9.1	6.8%	0.6	111.3%	45.3%
Credit cards(1)(2)	62.5	1.0%	0.6	79.1	1.1%	0.9	26.5%	43.1%
Insolvencies(4)	NA	NA	2.0	NA	NA	2.4	NA	18.4%
Total Canada(5)	$159.3	1.2%	$3.9	$199.4	1.3%	$5.1	25.2%	29.4%

Note: All figures converted to USD at the exchange rate of $0.69766 per Canadian dollar as of March 20, 2025.

(1)	Source: Statistics Canada for face value figures; includes non-mortgage loans from chartered banks, excluding unincorporated business; excludes non-mortgage loans from non-banks due to lack of asset type breakdown.
(2)	Source: TransUnion for charge-offs figures; reflects 60+ DPD balance delinquency rate for auto loans and personal loans and 90+ DPD for credit cards for Q4 2019 and Q4 2024.
(3)	Telecom figures depict total amount of net customer receivables, 60 days past billing date for Bell Canada, Rogers Communications Inc., and TELUS Corporation; utilities figures excluded due to lack of available data.
(4)	Source: Government of Canada, 2019 and 2024 Insolvency Statistics in Canada for number of consumer insolvencies; assumes $C15,000 average nonmortgage liabilities per consumer insolvency in 2019 and adjusted for CPI (Source: Statistics Canada for CPI data) to 2024.
(5)	Charge-off ratio for 2019 and 2024 excludes insolvencies.

We estimate our share of the Canadian market illustrated above to be approximately 24.6% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, or $1.3 billion, after not having any market share in 2019, which was before we entered the Canadian market through the acquisition of Canaccede. Because we are the largest purchaser of nonperforming and insolvent consumer receivables in Canada, the most significant opportunity to increase our market share in Canada is by increasing the proportion of credit grantors who sell their nonperforming and insolvent consumer receivables and by purchasing more in asset classes where we are already a market leader in the United States.

	2019 FULL YEAR		2024 FULL YEAR		2019-2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE	SHARE OF
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	TAM

	($ IN BILLIONS)
Auto loans	$—	—%	$0.2	29.2%	NM	29.2%
Personal loans	—	—%	0.1	14.3%	NM	14.3%
Telecom and utilities	—	—%	0.0	0.7%	NM	0.7%
Credit cards	—	—%	0.5	61.5%	NM	61.5%
Insolvencies	—	—%	0.5	18.9%	NM	18.9%
Total Canada	$—	—%	$1.3	24.6%	NM	24.6%

“NM” — not meaningful

Canaccede historically focused on bank-purchased portfolios, which include credit cards, unsecured personal installment loans and auto deficiencies. Since the acquisition of Canaccede more than four years ago, we have deployed our analytical framework and proprietary collection strategies to enter the telecom and utilities asset classes and the secured auto asset class. We have significantly broadened Canaccede’s base of clients to cover four out of the six largest banks in Canada (with the other two major banks currently not selling charged-off accounts), and we have established forward flow agreements with several other major credit originators in Canada.

In Canada, we have marketed a credit card to consumers whose accounts we acquired through an insolvency purchase and who have or will soon complete an insolvency. We recognize a willingness to repay and creditworthiness of the consumer due to an established payment pattern and their retirement of other debt, and in this way, we help creditworthy consumers re-establish their access to credit and rebuild their credit profile. As of September 30, 2025, we had $9.8 million of Canadian credit card receivables outstanding. Due to recent legislative changes to the maximum permitted interest rate in Canada for new credit agreements originated on or after January 1, 2025, we expect future new originations to decline. The changes do not impact existing credit agreements entered into before January 1, 2025, and there is no direct impact on our existing credit card customers.

We have two offices in Canada: Toronto, Ontario and London, Ontario. As of September 30, 2025, we had 102.8 FTE in Canada, which includes 41.0 FTE in Mumbai, India primarily focused on insolvency processing and IT support.

Historical Performance

The charts below summarize the Canada portfolio performance since the formation of Canaccede in 2008, including results from prior to our acquisition of the business in 2020. The majority of Canadian purchases have been in insolvencies, which have a lower collection multiple, but also meaningfully lower cost-to-collect relative to distressed portfolios, resulting in a similar net return. In 2016, Canaccede entered into a large insolvency forward flow agreement but deployments have declined since, mainly due to a market-wide decline in distressed and insolvent loans. In 2022 and 2023, volumes started to normalize, and Canaccede has added clients and returned to growth in 2024. Our Canadian portfolios have demonstrated consistently strong performance relative to our original forecast, with insolvency purchases generally having a higher level of predictability of collections and a much lower cost-to-collect relative to distressed purchases.

Total Deployments by Vintage

($ in millions)
$0
$5
$12
$10
$21
$16
$8
$12
$69
$50
$56
$48
$49
$33
$43
$57
$95
$109
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$1
$20
$41
$28
$31
$30
$16
$25
$121
$107
$154
$114
$102
$59
$64
$89
$154
$163
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
2.8x
3.6x
3.4x
2.9x
1.5x
1.9x
2.1x
2.2x
1.8x
2.2x
2.8x
2.4x
2.1x
1.8x
1.5x
1.6x
1.6x
1.5x
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
-
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

United Kingdom

The United Kingdom has a well-established regulatory framework with the Financial Conduct Authority (the “FCA”) as the prudential regulator for the debt recovery sector. The debt purchasing market is characterized by payment plans and substantially longer collection curves relative to the United States. Our purchasing activity in the United Kingdom is focused primarily on utilities and telecom accounts as well as installment loans that are principally used to finance point-of-sale purchases. We believe we are the largest purchaser of nonperforming telecom and utilities receivables in the United Kingdom. We have not historically engaged in the larger bank credit card charge-off market, where competition has made available returns unattractive, but we believe there may be an opportunity to grow into this market as over-levered competitors have been under strain and have pulled back. In February 2022, we acquired ResolveCall, a provider of field-based reconnection services for lenders, debt buyers, utilities, banks, and governmental entities. ResolveCall was a servicer for us before we acquired it, and we believe its “last mile” collections capability is unique in the United Kingdom market and provides a competitive advantage to our purchasing operations. Most major debt buyers operating in the United Kingdom rely on ResolveCall for field-based reconnection services. By owning ResolveCall directly, our purchasing operations can realize cost savings, while other debt buyers in the industry must outsource to ResolveCall. In April 2023, we further expanded our U.K. platform by acquiring Moriarty, a purpose-built consumer litigation platform for debt buyers, utilities and banks. We believe internal legal collections is an important and exclusive collections capability that completes our tool set in the U.K. market. Our platform offers debt purchase through JC International Acquisition, LLC, third-party contingency servicing capabilities through CARS, consumer reconnection through ResolveCall and legal recovery through Moriarty. The majority of our third-party servicing business globally is in the United Kingdom, partly due to the ResolveCall and Moriarty businesses. This full set of capabilities creates a unique proposition for clients who are evaluating different debt recovery strategies and are looking to reduce their vendor footprint.

We estimate the 2024 annual TAM for the U.K. market of $6.8 billion based on the cumulative TAM of the asset classes listed below, which we have estimated based on estimated or reported outstanding balances and the percentage of write-offs. We estimate that the TAM for the U.K. market was $5.8 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 17.5%.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019-2024 % CHANGE
	2019			2024
	FACE	CHARGE-OFF	MARKET	FACE	CHARGE-	MARKET	FACE	CHARGE-
	VALUE	RATIO	CHARGE-OFFS	VALUE	OFF RATIO	CHARGE-OFFS	VALUE	OFFS

	($ IN BILLIONS)
Consumer loans(1)	$197.2	1.1%	$2.1	$209.6	0.4%	$0.7	6.3%	(64.7)%
Telecom and utilities(2)(3)(4)	—	—%	1.6	—	—%	4.5	—	189.0%
Credit cards(1)	93.6	2.3%	2.1	93.1	1.7%	1.6	(0.6)%	(27.9)%
Total United Kingdom	$290.8	2.0%	$5.8	$302.7	2.2%	$6.8	4.1%	17.5%

“NM” — not meaningful

Note: All figures converted to USD at the exchange rate of $1.2966 per British pound as of March 20, 2025.

(1)	Source: Bank of England.
(2)	Source: Ofcom (Telecom) and Ofgem (Utilities).
(3)	Telecom figures reflect total consumer debt in arrears for January 2020 and June 2024.
(4)	Utilities figures reflect total electric & gas customer debt in arrears for Q4 2019 and Q4 2024; excludes water due to lack of available data.

We estimate our share of the U.K. market illustrated above to be approximately 3.9% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, an increase from our estimated share of 2.1% in 2019. We believe we are the market leader in the telecom and utilities market. We currently have a small share of the market for consumer loans or credit cards and believe we have a significant opportunity to grow our purchasing in those markets going forward.

	2019 FULL YEAR		2024 FULL YEAR		2019-2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE	SHARE OF
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	TAM

	($ IN BILLIONS)
Consumer loans	$0.0	0.9%	$0.1	9.4%	250.5%	8.5%
Telecom and utilities	0.1	6.7%	0.2	4.3%	86.0%	(2.4)%
Credit cards	—	—%	0.0	0.3%	NM	0.3%
Total United Kingdom	$0.1	2.1%	$0.3	3.9%	115.4%	1.8%

“NM” — not meaningful

We have grown both organically and inorganically, with U.K. collections growing at a 46.2% compound annual growth rate to $39.4 million in 2024 from $5.9 million in 2019.

We have three offices in the United Kingdom: London, Paisley and Basingstoke. As of September 30, 2025, we had 325.4 FTE dedicated to our U.K. business, which includes 28.5 FTE in Mumbai, India.

Historical Performance

The charts below summarize the U.K. portfolio performance since our entry in the U.K. market in 2009. Between 2009 and 2018, our purchasing was opportunistic as the competitive environment did not always provide consistent attractive returns. Beginning in 2019, we established our niche in telecom and utilities and point-of-sale installment loans, and we have extended our advantages in these asset classes through our acquisitions of ResolveCall and Moriarty. Our cumulative collections have consistently outperformed the original forecast, demonstrating the accuracy of our modeling and our ability to improve performance over time relative to the capabilities we have on initial forecast.

Total Deployments by Vintage

($ in millions)
$0
$5
$1
$6
$0
$5
$4
$1
$1
$3
$7
$13
$19
$19
$27
$29
$11
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Total Collections by Vintage

($ in millions)
Actual
ERC
$0
$18
$6
$13
$1
$12
$10
$4
$4
$16
$23
$35
$38
$48
$70
$52
$23
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Purchase Price Multiple by Vintage

Actual / Deployments
ERC / Deployments
4.9x
3.7x
4.2x
2.1x
3.9x
2.2x
2.7x
3.8x
5.4x
5.3x
3.2x
2.7x
2.0x
2.5x
2.6x
1.8x
2.2x
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
YTD Q3'25

Cumulative Collections vs. Original Forecast

($ in millions)
Cumulative Actual Collections
Cumulative Original Forecast
$240
$220
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
-
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Latin America

Our principal Latin American markets are currently in Colombia, Peru and the Caribbean, where we have investment activity in the Bahamas, Barbados, Belize, the Dominican Republic, Jamaica, the Republic of Trinidad and Tobago and the Turks and Caicos Islands. We use different external servicers in different Latin American markets based on their advantages and competencies in different asset classes. Our strategy in Latin America is similar to our other markets, to own the data and analytics as well as proprietary and employee-differentiating collection strategies and to outsource labor-intensive call-center-based collections.

In December 2022, we acquired the nonperforming loan assets and certain legal entities of Refinancia, a Colombian purchaser and servicer with nonperforming loan purchase data covering approximately $2.0 billion in face value and a track record that extends back over 15 years. We initially established a successful joint venture with Refinancia in which the servicing operations of Refinancia, which we did not acquire, maintained a 10% interest in our purchases in Colombia and serviced the assets we acquired. In 2023, we acquired the remaining 10% interest and subsequently hired certain key employees from Refinancia to enhance our in-house data analytics, client acquisition, legal and regulatory compliance, and portfolio management capabilities in Latin America.

In 2023, we also entered the Caribbean market by acquiring several legal entities with a back book of defaulted unsecured consumer loans serviced by third-party agencies from Pangea. We also entered into a forward flow agreement that would have us purchase defaulted unsecured consumer loans from an existing client operating across the Caribbean.

Because of the different national footprints, it is difficult to estimate the addressable markets across the whole of the Latin American region. In Colombia, our largest country exposure in Latin America, we estimate the 2024 annual TAM for the Colombian market of approximately $3.4 billion in estimated annual face value charged-off based on estimated or reported outstanding balances and past due loan book in 2024. We estimate that the TAM for the Colombian market was $1.8 billion in 2019, representing a cumulative 2019 to 2024 growth rate of 88.1%.

	2019 FULL YEAR MARKET			2024 FULL YEAR MARKET
		ESTIMATED ANNUAL			ESTIMATED ANNUAL		2019-2024 % CHANGE
	2019	CHARGE-		2024
	FACE	OFF	MARKET	FACE	CHARGE-	MARKET	FACE	CHARGE-
	VALUE	RATIO	CHARGE-OFFS	VALUE	OFF RATIO	CHARGE-OFFS	VALUE	OFFS

	($ IN BILLIONS)
Total Colombia(1)(2)	$37.7	4.7%	$1.8	$48.5	6.9%	$3.4	28.6%	88.1%

Note: All figures converted to USD at the exchange rate of $0.00024 per Colombian peso as of March 20, 2025.

(1)	Source: Superintendencia Financiera de Colombia.
(2)	Face value reflects total consumer debt balance (excluding mortgages) and charge-off ratio reflects past due loan book at December 2019 and December 2024.

We estimate our share of the Colombian market illustrated above to be approximately 24.5% in aggregate based on the total face value of distressed or insolvent accounts we purchased in 2024, or $0.8 billion, after not having any market share in 2019, which was before we entered the Colombian market. We believe we are now the market leader in the Colombian market. In Colombia, most major credit grantors sell their non-performing accounts. We believe we have a significant opportunity to grow in Latin America by entering and developing the market for purchasing auto loans, telecom receivables or other asset classes, and by entering new Latin American markets going forwards.

	2019 FULL YEAR		2024 FULL YEAR		2019-2024 CHANGE
	FACE VALUE		FACE VALUE		% FACE VALUE	SHARE OF
	PURCHASED	SHARE OF TAM	PURCHASED	SHARE OF TAM	PURCHASED	TAM

($ IN BILLIONS)
Total Colombia	$—	—%	$0.8	24.5%	NM	24.5%

“NM” — not meaningful

While Latin America is our newest geographic market, we have grown this geographic market rapidly, with Latin America collections growing to $39.0 million in 2024 from $0.8 million in 2021, the year we entered the market.

In Latin America, AI is used to improve efficiency in the management of assigned portfolios and to optimize decision making. Predictive prioritization models are used to estimate the expected value of accounts, which allows resources to be optimized and improves operational efficiency. In addition, algorithms are developed to analyze the historical behavior of accounts to recommend the best next action or offer in real time. These activities can result in increased recovery rates on accounts.

The regulatory environment in Latin America is less restrictive with respect to the use of certain new technologies than the regulatory environments in other markets where we operate. We believe that the less restrictive environment in Latin America allows for the development and testing of new collection capabilities, before considering introducing them in other markets. In the United States, for instance, a highly-regulated environment makes it challenging to utilize new technologies such as AI in certain ways due to the potential for consumer inconvenience and disparate impact in the results emanating from AI decision making until the compliance of these technologies is proven.

We have one office in Latin America, in Bogotá, Colombia, and run most of our Latin American purchasing and collections through that office. As of September 30, 2025, we had nine FTE in that office that oversee purchasing operations, analytics and management of local third-party servicers.

Historical Performance

The charts below summarize the Latin American portfolio performance since our data begins on Refinancia in 2014, including results from prior to our acquisition of its nonperforming loan assets and certain legal entities in 2022 and 2023. We underwrite purchases in Latin America to higher returns than we do in other geographies to compensate for what we believe is a higher level of risk. However, we believe our platform in Latin America has achieved consistently strong performance. In 2021, the Colombian government provided consumers an incentive to payoff old debts, which brought forward some collections in 2022 as the incentives were effective if the payments were completed before the end of October 2022. In 2023, we purchased large portfolios in Peru and Pangea, which contributed to the significant growth in deployments and expected collections in 2023. In 2023, we also added many new clients in the Colombian market as we continue to build out our purchasing operation.

Our Role Within the Market

Our debt purchasing activity plays an important role in the financial ecosystem, providing credit originators with liquidity through the sale of nonperforming consumer receivables. Many of these lenders are focused on originating credit and do not have the capabilities to effectively service underperforming assets. As such, they choose to rely on debt purchasers who possess the compliance track record, internal resources and operational expertise needed to successfully manage consumers throughout the collections process. The recovery of delinquent consumer debts that debt purchasing enables mitigates the impact that consumer credit costs would have on borrowing costs. Debt purchasing allows credit originators to focus on originating new credit and doing so based on more predictable credit costs and operationally manageable collection processes, a vital part of a healthy functioning financial ecosystem and supporting the fair access to credit for consumers.

We customize our strategy of acquiring receivables for each geography and asset class, including those asset classes that have traditionally been underserved by major debt purchasers. While the debt purchasing sector has historically focused on prime-originated large-balance credit card receivables, a unique element of our strategy has been our full spectrum approach across asset classes. For instance, in auto loans, we pursue opportunities in secured auto loans, unsecured deficiency balances and insolvencies, positioning ourselves as a partner and full spectrum solution provider rather than just a bidder on discrete pools of assets. Whereas Canaccede had never historically purchased outside of credit card receivables prior to our acquisition of the business in 2020, we now have three significant auto loan clients in Canada that we have purchased from in 2024 and 2025. We also have capabilities in smaller balance receivables, including smaller consumer installment loans, “buy now, pay later” loans, telecom and utilities receivables, and small balance credit card debt. Certain parts of the installment loan asset class we have focused on, such as “buy now, pay later,” other point of sale financings and fintech originated installment loans have grown more quickly than other asset classes. Whether competing directly with other debt purchasers or targeting niche, underserved asset classes, our investment thesis remains centered on unwavering discipline in adhering to our return thresholds. Our significant customer database amassed over 20 years, advanced machine learning and analytics capabilities enable us to model returns with a high degree of predictability, allowing us to price portfolios accurately and maintain a consistent, disciplined acquisition strategy. Our advantage in cost-to-collect has also allowed us to earn higher returns at the same pricing as other debt buyers with a higher cost-to-collect. We believe we provide significant value to our clients by helping them solve a diverse array of asset classes and geographies through a single counterparty.

Our Strengths

We believe that the following strengths have been essential to our success to date and will continue to be important in the future.

Strategic focus and leadership position in asset classes with large underlying markets and low penetration

We focus on consumer asset classes that are large and growing but underpenetrated by other large debt buyers. We have unique operational capabilities in each of our target asset classes and a substantial data advantage obtained through over 23 years of operational history, which provide a competitive advantage and create attractive pricing dynamics. Today, based on our experience, industry knowledge and analysis of publicly available reports, we believe we are the market leader in several asset classes in the United States, Canada and the United Kingdom including:

▪	the largest purchaser of nonperforming telecom receivables in the United States;
▪	the largest or second largest purchaser of both nonperforming and insolvent auto finance receivables in the United States;
▪	the largest or second largest purchaser of insolvent consumer receivables in the United States;
▪	the largest purchaser of both nonperforming and insolvent consumer receivables in Canada; and
▪	the largest purchaser of nonperforming telecom and utilities receivables in the United Kingdom.

There are important differences between successfully collecting a small balance nonperforming account, such as a telecom bill or a small balance credit card, and a prime-originated large-balance credit card. We believe our expertise in collecting these accounts effectively and compliantly, coupled with our low cost-to-collect, create significant barriers to entry and enhance our performance.

We also have the full set of capabilities to participate in transactions in more competitive markets such as prime large-balance credit card charge-offs, but we employ a disciplined investment approach driven by return targets to determine where to allocate capital, and we choose to focus on markets where we believe we can obtain higher risk-adjusted returns.

Superior analytics supported by proprietary “through-the-cycle” data

Since our inception over 23 years ago and through September 30, 2025, we have invested $3.6 billion in portfolios with an original face value of approximately $83.8 billion, representing more than 43  million unique consumers. We believe our significant data repository is very valuable since credit bureau data has lower predictive power for payment performance of consumers with nonperforming accounts. Our advanced pricing models stratify accounts based on hundreds of variables examined for predictive value, determine optimal collection strategy and accurately forecast liquidation rates and cost-to-collect expenses. The value of our data repository and analytics is demonstrated by our actual collections experience, which has a low standard deviation from our forecasts.

Long-standing relationships and contracted deployments with diverse and granular set of clients

We have forged both long-term and granular partnerships with our clients, including leading telecom and utilities providers and major auto finance originators. From January 1, 2022 through September 30, 2025, of our top 10 and 20 counterparties, five and nine have been clients for five or more years, respectively, excluding the Conn’s Portfolio Purchase. In 2024 and in the nine months ended September 30, 2025, we made 731 and 625 discrete purchases, respectively, averaging 61 and 69 transactions per month, respectively, with an average purchase size of $0.7 million and $0.6 million, excluding the Conn’s Portfolio Purchase, respectively. We position our platform to clients as a comprehensive solution provider as opposed to a transaction counterparty, and we emphasize our industry-leading compliance and regulatory practices. The strength of our relationships allows us to enter into forward flow agreements for as long as three years that we regularly renew, which lock in future deployments from existing clients and provide contractual and pricing certainty. As of September 30, 2025, we had $316.4 million of committed purchases through forward flow agreements.

Track record of consistent, stable profitability

We have a long and consistent track record of operational execution and disciplined growth that spans our over 23-year history. We have successfully navigated a variety of market conditions and credit cycles and have continued to grow our collections through the combination of organic growth and the successful integrations of several strategic acquisitions. We have demonstrated the ability to generate reliable collections in both a strong economic climate as well as periods of economic stress. We have been profitable every year since inception. For the year ended December 31, 2024, we had net income of $128.9 million, compared to $111.5 million for the year ended December 31, 2023 and $87.6 million for the year ended December 31, 2022. For the nine months ended September 30, 2025, we had net income of $150.2 million, compared to $101.9 million for the nine months ended September 30, 2024.

Best-in-class operating efficiency

We have a long history of operational innovation, and our platform has been able to produce improving efficiency in collections despite our smaller overall scale and the fact that the average account balance in our portfolios is smaller than some of our key peers. Our cash efficiency ratio, which was 68.7% for the year ended December 31, 2024, as compared to ratios ranging from 54.2% to 58.9% for our two primary competitors. Our cash efficiency ratio was also higher than the cash efficiency ratios of our key competitors in each of the last five years. We believe our superior operating efficiency allows us to earn a higher level of profit than our competitors on equivalent purchases and allows us to continue to scale with increased profitability. A number of factors drive our platform’s efficiency outperformance, including our proprietary platform, our primarily outsourced variable expense structure and our co-sourced operation in Mumbai, India, which we believe helps produce a significant cost-to-collect advantage relative to competitors that maintain fixed cost U.S. based collection operations.

Competitive advantages from variable cost business model with proprietary collection capabilities

Our model is to outsource the aspects of the collections value chain that we view as commoditized or operationally intensive and do not produce a competitive advantage, such as running a large domestic call center. We instead seek to own the high value-add aspects of the purchasing and collection process, including performance data, extensive data analytical capabilities, technological capabilities and the collection processes and techniques that we believe create significant barriers to entry and competitive advantages. We believe competitors that maintain large domestic call centers are disadvantaged because they bear a significant fixed cost base and are not able to scale up and scale down deployments based on the market environment. By contrast, we have a variable cost structure. We scaled down deployments during 2020 and 2021 when the deployment market was weaker due to government stimulus packages, and we are scaling up significantly in recent years as the market opportunity has become significantly more favorable to us. In addition to our Mumbai collection center, we outsource other collections we believe to be commoditized to different agencies based on their particular competencies using our proprietary ValuTiers segmentation process to optimize our collections and reduce our cost-to-collect. These unique collection capabilities, paired with our proprietary technologies and business processes that help us analyze consumer information, sustain our efficiency advantage.

Conservative leverage and consistent cash flow provide strong debt servicing capabilities

We reported net income of $128.9 million and $150.2 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively. Our adjusted cash EBITDA was $430.8 million and $594.3 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, and our leverage based on the ratio of our net debt to adjusted cash EBITDA was 1.59x for the twelve months ended September 30, 2025. Leverage at the end of 2024 increased temporarily as a result of the Conn’s Portfolio Purchase, which closed on December 3, 2024. For additional information regarding adjusted cash EBITDA, a non-GAAP financial measure, and our leverage, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” We have historically had, and continue to maintain, lower leverage than our peers. We view our low level of leverage to be a competitive advantage because it allows us to maintain the flexibility to expand deployments as market opportunities arise. Since we were founded, we have operated with conservative financial policies while delivering strong results. We have increased our leverage in the current market, as we believe the opportunities to deploy attractively have risen meaningfully over the year ended December 31, 2024. Despite our investments in growth, we continue to maintain lower leverage than our two primary competitors, whose reported leverage as of December 31, 2024 ranged from 2.6x to 2.9x.

Comprehensive focus on compliance and risk management centered around the consumer

Since our founding, we have emphasized a culture of compliance premised on treating consumers fairly and helping them achieve their financial goals. We believe our compliance investments and capabilities as well as our collaborative approach with both consumers and regulators positions us well as regulators continue to promote high standards for our industry. We aim to provide consumers sensible solutions and assist them as they return to financial health. This unrelenting focus on doing the right thing and treating consumers with compassion and respect is at the heart of our exemplary compliance track record, which we believe is an important differentiator when compared to other industry participants. Credit originators across our markets are highly sensitive to regulatory compliance issues and the care of their customers, and our reputation as a “safe pair of hands” allows us to win transactions in certain situations even if we do not offer the highest purchase price for their accounts.

Experienced, operationally focused management team

We have a highly qualified senior management team with a strong track record of executing effective, compliant and innovative collection strategies. Our Chief Executive Officer, David Burton, with over 30 years of experience in the debt recovery industry, founded Jefferson Capital in 2002 and has been integral to our strategy, operations and success. Our team has experience across economic cycles and understands how to navigate changing market conditions. Throughout the organization, we have a culture of performance that is based upon decades of industry experience among the senior management team.

Our Growth Strategy

Our revenue and net income have grown at a 27.0% and 21.4% compound annual growth rate from the year ended December 31, 2022 to the year ended December 31, 2024, respectively. We have grown both our revenue and our net operating income every year since 2013. We have managed to produce consistent historical growth despite changing deployment environments in many of our core markets by expanding our geographies, including the acquisition of Canaccede in Canada and by acquiring the assets and certain entities of Refinancia in Colombia. At the same time, we have also produced significant organic growth in our deployment volumes, particularly in our core U.S. market.

We believe there are organic and inorganic opportunities for growing our ERC, revenues and net income from both new and existing clients. We estimate that the TAM in our asset classes in the United States was approximately $167.8 billion in 2024, relative to our purchased face value of $6.9 billion or 4.1% of our TAM. We estimate that our TAM in Canada, the United Kingdom and Colombia was an additional $5.1 billion, $6.8 billion and $3.4 billion, respectively, and our purchased face value in these markets was 24.6%, 3.9% and 24.5% of our TAM in 2024. See “ — Our Markets” for further information on the calculation of our TAM.

We may be required to seek additional capital in order to fund our multifaceted growth strategy. For example, we may make additional borrowings under the Revolving Credit Facility, enter into other credit or financing agreements or sell additional securities. If we decide to fund our growth strategy with equity securities, our stockholders may experience significant dilution.

We believe the below factors position us well to increase our ERC, revenues and net income and enhance our position as a market leader in our core asset classes.

Rising nonperforming loans market-wide

According to the Federal Reserve Bank of St. Louis, the 30+ delinquency rate on consumer loans at U.S. commercial banks has risen sequentially since the third quarter of 2021 and as of December 31, 2024, stood at 2.75%, the highest level since the third quarter of 2012. Similarly, charge-offs on U.S. consumer loans at commercial banks have followed delinquencies higher and as of December 31, 2024, stood at 2.98%, the highest level since the third quarter of 2011 based on the same data. The trend towards higher levels of delinquency has come despite consistently low levels of unemployment, which stood at 4.4% at September 30, 2025, up modestly from 3.7% at December 31, 2023 and 4.1% at December 31, 2024 according to the Bureau of Labor Statistics. On September 30, 2024, the “on-ramp” for student loan repayments ended and missed payments on the $1.5 trillion of federal government student loans started to be reported to credit bureaus and sent to collections for the first time in four and a half years, further straining finances for consumers who may also have other loan obligations. Given the trend towards a rising proportion of loans in early stage delinquency, we believe more loans will continue to ultimately roll to charge-off, and this will increase the number of charged-off loans that our clients will look to sell. We believe the opportunity to grow our deployments and ERC has been rising. At the same time, as the amount of nonperforming loans for sale rises, we believe pricing has typically declined and returns have risen, and recent deployments have been underwritten at higher risk-adjusted returns than our older vintages. We believe we have ample financial capacity to take advantage of this potential market opportunity.

Drive deployment growth through operating efficiencies of our proprietary digital technologies

We have developed an innovative and proprietary digital collections platform that automates standardized administrative or repetitive tasks while providing consumers with direct and immediate communication in a personal and non-intrusive manner that offers a more convenient payment method. The platform also reduces our reliance on traditional communication methods such as mail and direct calls, which further lowers our cost-to-collect and increases our net income. Our digital collections environment exemplifies our consumer-centric approach to client service by reaching consumers who prefer to interact with us online or digitally. This technology infrastructure also allows us to more precisely identify customer behavioral patterns. These insights enable us to digest new predictive data and adapt to changing macro-economic circumstances to more quickly refine our predictive models for new purchase pricing, fine-tune our deployment and pricing strategies or to change our collection strategies. Our technology infrastructure enables us to implement changes across our organization in an expedited fashion. We believe these factors contribute to our ability to produce higher returns than our publicly traded competitors and grow our market share, including our market share in asset classes where our peers focus.

Add new clients in our core markets in the United States and Canada

Our business development team has successfully grown our deployments for many years by adding new clients, retaining our core clients and increasing the range of asset classes that clients generally sell to us. In 2023, we added 32 new clients, in 2024, we added 14 new clients and in the nine months ended September 30, 2025, we added 15 new clients. During this time, we also saw substantial increases in volumes from many existing clients. Some of our new clients are first time sellers that previously retained and collected their own charged-off accounts. These relationships typically begin with us making smaller purchases; however, as our clients become more familiar with our capabilities, compliance, and professionalism, there is greater potential for substantially higher purchase volume. In other instances, we gain new clients that previously sold their accounts to peer debt buyers. We increasingly find that our efficiency and our demonstrated lower cost-to-collect allows us to be competitive with larger debt buyers in the large-balance credit card market in which they focus while maintaining our target return requirements.

Leverage our data and collection capabilities across a variety of asset class focus in Canada, the United Kingdom and Latin America

Unlike some of our peers, we pursue nonperforming loan purchase opportunities across a wide variety of asset classes beyond credit cards and in both insolvency and distressed receivables. We believe we have for a long time been a leader in the United States in several of those asset classes. When we acquired Canaccede in 2020, Canaccede’s business was mainly comprised of purchasing credit cards and personal loans. Based in part upon our experience in the United States, we have now expanded our Canadian business into purchasing, among other things, secured auto loans, telecom receivables and utility receivables. In 2019, we similarly started to focus heavily on telecom and utilities purchases in the United Kingdom and are now a market leader in the United Kingdom. Based upon our leadership in the Canadian and U.S. insolvency markets, we decided to launch insolvency purchasing in the United Kingdom in 2023. In the Caribbean, we began purchasing credit cards and personal loans in 2023, and we are expanding our purchasing to include secured loans as well. We believe our experience and success in purchasing certain asset classes in the United States will allow us to grow our market share in similar asset classes in other geographies.

Expand performing loan purchasing in the United States

We have historically entered new asset classes opportunistically where we believe returns will be attractive, the underlying market is large, and we are able to develop a competitive moat through better data and collection strategies. We believe performing consumer loans with credit deterioration, a high degree of credit risk or that require significant focus on servicing offer such an opportunity and one for which our skill set is particularly well-suited. During 2022 and 2023, we selectively purchased pools of performing loans where there was significant credit deterioration or related risk, because our experience in handling more seriously delinquent nonperforming loans provided the skills and strategies to successfully acquire and service performing loans with significant credit deterioration. The Conn’s Portfolio Purchase in 2024 reflected a significant expansion of this strategy. Because the cash flows emanating from performing loans are much greater than they are for non-performing loans on a relative basis, and the cost of collecting these assets is expected to be substantially less, the market size for performing loans can represent a significant expansion from the non-performing loan market. We believe that there will be the opportunity to purchase other portfolios that contain a mix of performing and non-performing loans and having the capability to evaluate and purchase and service both together, and an ability to manage performing loans that become non-performing where there is an elevated credit risk, will be a competitive advantage.

Organically enter new adjacent geographic markets in Latin America

We entered the Colombian market in 2021 through a purchase alongside Refinancia, as a partner, from a significant global bank that was also our client in a separate geography. We scaled our presence in Colombia by acquiring the assets and certain entities of Refinancia in 2022 and 2023, which expanded our purchasing and client relationships in the Colombian market. In 2023, we began purchasing in Peru and the Caribbean. Existing clients have expressed interest in selling portfolios to us in the following markets: Mexico, Chile, Panama and Costa Rica. We believe this interest is indicative of the attractiveness of our platform as compared to local competitors, such as cost of funds, financial capacity and operational compliance disciplines. Given increased interest in our platform in Latin America, we believe we could create a more substantive Pan-Latin American platform over time.

Acquire a European platform at an attractive entry price

Because of the financial distress that a handful of major European platforms are undergoing due to overleverage and years of poor performance, there has been a level of dislocation in European capital markets for non-performing loan purchasers, which may create an opportunity to acquire a stronger platform that has been impacted by the dislocation. Based on publicly disclosed financial reports, two of the largest platforms are reported to have become increasingly unprofitable and are in the midst of publicly announced debt restructurings, which has resulted in much higher bond yields across the European market. While we do not have any binding agreements or commitments to do so, we believe there could be a possibility in the future to acquire the assets of such a European platform at an attractive entry price, which would allow us to expand our business further into continental Europe.

Enter the high street bank market in the United Kingdom

We may have the opportunity to purchase from the British high street banks because other competitors that have experienced financial distress have pulled back in this market. We believe our competitors’ exits have created more favorable pricing in the market and allow for higher returns than have been available historically. Should the competitive market change to the extent that returns meet our requirements, we could access the much larger U.K. bank market, allowing us to expand beyond the telecom and utilities and installment loans markets in which we currently participate.

Our Clients

We purchase portfolios of nonperforming loans through either single portfolio purchases, referred to as spot sales, or through the pre-arranged agreement to purchase multiple portfolios at regular intervals, referred to as forward flow sales. Under a forward flow contract, we agree to purchase statistically similar nonperforming loan portfolios from credit grantors on a periodic basis at a pre-negotiated price over a specified time period, generally from six months to as long as three years for some of our clients. We regularly renew our forward flow contracts with our long-time clients. As of September 30, 2025, we had $316.4 million of total committed forward flows.

We benefit from a long-term client base with whom we have forward flow agreements in place that regularly renew. We seek to form strategic relationships with clients and engage in regular dialogue with their senior executives in order to identify additional opportunities to enhance their goals. We continuously improve our cost-to-collect and build a “moat” around the client relationship that we believe would be very difficult for any new entrant to replicate. As of September 30, 2025, we have had a relationship of over five years with five of our top 10 clients, excluding Conn’s.

We also manage an active pipeline of new clients and utilize extensive marketing efforts to realize new purchasing opportunities. Over the last six years, we have experienced significant growth in our purchases in terms of both dollar amount and the number of sellers, adding over 130 new clients between 2018 and September 30, 2025.

As we pursue nonperforming loan purchase opportunities across a wide variety of asset classes and pursue relationships with originators of all sizes, we believe our purchasing and client relationships are less concentrated than those of our key competitors, who tend to focus on fewer asset classes and primarily on large purchases. For the period beginning January 1, 2022 and ending September 30, 2025, excluding the Conn’s Portfolio Purchase, our top five counterparties accounted for 34.2% of purchases with the top counterparty accounting for 9.2% of total purchase volume for that period. In 2024 and in the nine months ended September 30, 2025, we made 731 and 625 discrete purchases, respectively, averaging 61 and 69 transactions per month, respectively, with an average purchase size of $0.7 million and $0.6 million, excluding the Conn’s Portfolio Purchase, respectively. Our senior officers and sales personnel regularly contact known and prospective sellers of nonperforming loans, including major banks, credit unions, fintech lenders, auto finance companies, retailers, telecom providers, utilities and other consumer lenders. We have forged long-term partnerships with major financial institutions, major telecom companies and many smaller niche originators. In the year ended December 31, 2024 and the nine months ended September 30, 2025, we added 14 and 15 new clients, respectively, in addition to seeing substantial increases in volumes from many existing clients. In addition to our forward flows with long-time clients where we derive the vast majority of our purchases, we also actively participate in bidding for new purchases of nonperforming loan portfolios through auctions and negotiated sales. In an auction process, the seller assembles a portfolio of nonperforming loans and seeks purchase prices from specifically invited potential purchasers. In a privately negotiated sale process, the seller typically contacts one purchaser directly, receives a bid, and negotiates the terms of sale. In both cases invited purchasers will typically be pre-qualified, having already successfully completed a due diligence examination that includes a review of the purchaser’s industry experience, financial standing, operating procedures, business practices, compliance practices, and oversight.

We market our platform to our clients as a comprehensive solution provider as opposed to a transaction counterparty and seek to establish long-term partnerships. Unlike most other purchasers of nonperforming loans, we purchase secured and unsecured asset classes, for both distressed and insolvency and across the credit spectrum. We believe creditors prefer to work with us as they do not have to engage multiple vendors, which requires lengthy and complicated onboarding and may increase cost and risk. We believe our ability to offer more comprehensive solutions leads to longer-lasting relationships with our clients.

Our Operations

Our operational strategy is to create differentiated capabilities that provide a competitive advantage while outsourcing the activities that we believe are commoditized and operationally intensive. These capabilities include the data and analytical capabilities, master servicing capabilities, technology and digital collection capabilities, and legal collections as well as other unique or differentiated collection capabilities for a given market.

We utilize external servicing resources, including both collection agencies and external law firms, more than some of the other major nonperforming loan purchasers because of the operational flexibility and the competitive performance dynamics they provide. By having less overhead and a higher proportion of variable costs, we believe we are more disciplined on pricing than our peers and are able to refrain from purchasing at returns below our thresholds. We believe our peers may feel more pressure to purchase at lower returns in order to support a larger fixed cost base comprised of much larger internal call center and internal legal channel operations. Because our operating model is flexible and scalable based on variable operating expenses, we can scale upward and downward as needed depending on supply conditions in the deployment market. Managing external servicers and resources is a core competency. We employ a rigorous onboarding process, with an emphasis on compliance and risk management through CMS, we have active oversight of the operations and performance, and we can and do shift our placements if we find performance is lagging or because an external vendor, like a law firm or agency, will not be able to meet our stringent compliance standards.

We organize our business and reportable segments based on geography, with different leaders overseeing their respective markets in recognition of regulatory, market and cultural differences. Our U.S. data and analytics are performed through our Sartell, Minnesota office, and we maintain an investment committee chaired by our Chief Executive Officer, David Burton. Pricing and analytics for purchases in the United Kingdom are also done from Sartell, Minnesota, but the client relationships are maintained locally and servicing operations are overseen by our U.K. leadership. Our analytics and modeling for Latin America is largely managed by our Bogotá office but with support from both our Toronto and Minneapolis offices, including client relationship management for global clients that operate in Latin America, in addition to legal, compliance and vendor management oversight. Our Canadian operations perform their own data and analytics out of Toronto, but we leverage our own expertise in different asset classes in the United States to broaden and sharpen the modeling and purchasing capabilities of our Canadian operations. Individual heads of each of our geographic locations produce pricing and return recommendations for individual purchases under evaluation.

Bidding Process, Analytics and Vendor Management

We maintain a business development team and pipeline across all of our geographic locations that manage relationships with hundreds of credit originators as well as loan brokers that sometimes manage auctions on behalf of a seller. We model and underwrite every purchase based on an internal rate of return net of collection expenses on an unlevered basis. We also evaluate our levered returns and the multiples of invested capital with and without collection expenses in underwriting a purchase. We forecast different liquidation scenarios including recession scenarios in determining whether a given purchase can cover our cost of capital even in extreme circumstances. We segment a portfolio based on accounts with similar attributes and forecast the liquidation of each segment. We build proprietary predictive models that weigh hundreds of variables, which are regularly updated and adjusted for predictive value and iterate continuously for changes in the macro environment, borrower behavior, local law and our collection strategies or capabilities. We iterate our pricing models continuously based on real time collection performance to respond as quickly as possible to changes in the market or consumer behavior and refine pricing and analytics for new portfolio bidding. We have regularly outperformed our underwriting forecasts in the aggregate over a long period of time and through multiple economic cycles.

Our pricing models are proprietary. We employ different models to evaluate different accounts or risks, using various modeling techniques, including a linear logistical regression model, a surrogate model that extrapolates based on very recent performance of similar accounts we already own and a backcast technique. For insolvency accounts in particular, we also use a neural network model that is iteratively trained using back-propagation of errors machine learning and a bankruptcy dismissal model that predicts the risk and timing of a bankruptcy dismissal based on the confirmation status and other account attributes. Some of the key correlative attributes incorporated in our models include average account balance, months on books, payment history, months since charge-off, collateral value for secured claims, payment plan percentage and who the bankruptcy trustee is if an insolvency claim.

Based on our modeling analytics, we also determine the optimal collection strategy at the time of acquisition for every account. The type of collection strategy can heavily impact our returns analysis and our pricing for a given portfolio due to differences in collections costs, the timing of collections, the quantum of collections ultimately realized and any incremental outlays such as for legal costs. Based on our forecast of collections net of expenses, incorporating the timing and cost of the chosen collection process, we calculate an unlevered internal rate of return that we sensitize based on different macro-economic stresses to determine pricing on a risk-adjusted basis for a given pool of assets.

At the time of each purchase, based on our analytics of the optimal collection channel for each given receivable cohort, we have identified how we will allocate each account among the collection channels, and we onboard the accounts and place them with internal recovery operations, external collection agencies, our internal legal channel, or external law firms, or in the event we must repossess a secured asset, external collateral recovery vendors.

After each purchase, we utilize a champion-challenger approach to allocate accounts to the service providers within each collection channel that generate the highest net present value for each portfolio segment. We utilize a combination of internal and external servicing to drive down our cost-to-collect and increase effectiveness through competitive performance measures which are used to allocate greater account placement volumes to the best performing servicer provider. This also helps us in devising future collection strategies. For example, if one collection agency or law firm is outperforming another or where an external agency or law firm is outperforming an internal agency or legal function, we allow similar accounts to transition to the collection vendor or channel that produces the highest net present value. This in turn drives optimal service provider performance as they compete to receive increased placements of our accounts. We continuously track portfolio performance and make changes in collection strategy across channels where performance lags expectation or where we find opportunities for improvement. We determine whether to use external or internal recovery through data analysis, which considers cost-to-collect, time value of money and net liquidation rates, among other performance measures. Performance data dictates which channels or vendors deserve a higher or lower share of our account placements going forward. We are agnostic as to whether we collect an account using our internal capabilities or place an account with an external vendor; we place accounts in the channel and with the vendor that our competitive performance measures indicate will produce the highest net present value in a rigorously compliant manner.

We utilize our proprietary ValuTiers segmentation process to establish commission rates for external agencies, which effectively homogenizes accounts across portfolios based on account attributes designed to result in comparable unit economics on the basis of collection effort required. This type of segmentation ensures we reward agencies with a higher collections commission for accounts that require more collection effort than the commission rate we would pay for accounts that we would expect to require less collection effort. This provides collection agencies an incentive to apply equal collection effort for all accounts placed within a ValuTier and ensures both easy and difficult accounts receive appropriate effort, thereby maximizing collections and lowering our aggregate cost-to-collect. We are then able to develop customized collection strategies for each ValuTier and are better able to select external collection agencies capable of achieving consistent maximum liquidation performance for a given ValuTier and account type and meet our stringent compliance requirements. We believe our proprietary methodology has generated a significant reduction in the cost-to-collect for our business in the United States and the United Kingdom, and it is now improving our efficiency in Canada as well as in Latin America.

Asset Diversification

We have expertise and historical data in under-penetrated asset classes where others lack robust historical performance that give us a competitive advantage in pricing and implementing collection strategies. Our asset classes are very diversified in the United States and the United Kingdom. We have achieved consistently high multiples of investment across all core asset classes. The below chart shows our asset diversification in the United States, Canada, the United Kingdom and Latin America as of September 30, 2025:

Our Business Lines

The chart below presents an overview of our collection channels for the nine months ended September 30, 2025 for each of our geographic locations or segments:

Distressed Business Line

Distressed is our largest business line and represents the purchase, collection and servicing collection of nonperforming consumer loans. The vast majority of distressed accounts that we purchase have been charged-off for reason of delinquency. However, we have also purchased accounts that are considered to be performing but that have elevated credit risk, which we can purchase at a significant discount to face value. The Conn’s Portfolio Purchase included both accounts that were charged-off and accounts that are considered to still be performing though with elevated credit risk, and we consolidated that purchase into our Distressed business line.

Since inception and through September 30, 2025, we have invested approximately $2.4 billion in portfolios with original face value of approximately $74.5 billion of distressed receivables with a strategic focus on underpenetrated asset classes, including consumer installment loans, telecom receivables, auto finance loans, utilities, and small balance credit card receivables. We believe we possess robust historical performance data that other competitors lack in each of these asset classes.

We purchase and manage the collection of distressed accounts across all of our geographies. Today, based on our experience, industry knowledge and analysis of publicly available reports, we believe we are the largest purchaser of nonperforming telecom receivables in the United States and Canada and of nonperforming telecom and utilities receivables in the United Kingdom. We believe we are also the largest or second largest purchaser of nonperforming auto finance receivables in the United States and the largest purchaser of nonperforming consumer receivables of any type in Canada.

Insolvency Business Line

In our Insolvency business line, we purchase and service insolvency accounts that are filed under the U.S. Bankruptcy Code, or under equivalent insolvency statutes in Canada and the United Kingdom. Accounts in an insolvency typically obtain payment plans that generally range from three to five years in duration. We purchase accounts that are at any stage in the bankruptcy plan life schedule. Portfolios acquired close to the filing of the bankruptcy plan will generally take months to generate cash flow, while aged portfolios acquired years after the plan filing will typically generate immediate cash flows. Non-U.S. insolvency accounts may have some slight differences but generally operate in a similar manner. In Canada, we purchase consumer proposal, consumer credit counseling and bankrupt accounts. We recently commenced purchasing portfolios of insolvent accounts in the United Kingdom, which are referred to as Individual Voluntary Arrangements.

Since inception and through September 30, 2025, we have invested approximately $1.2 billion in portfolios with original face value of approximately $9.4 billion in insolvency purchases. We are able to manage all bankruptcy chapters in all states and territories and purchase in all secured and unsecured asset classes except for mortgages. We believe we are part of a very small subset of companies that buys consumer bankruptcy claims and part of an even smaller subset that buys secured consumer bankruptcy claims. Because we buy both secured and unsecured loans across the credit spectrum, we believe creditors prefer to work with us as they do not have to engage multiple vendors, which may require lengthy and complicated on-boarding and may increase cost and risk. In addition to the purchase of portfolios of insolvent loans, we provide fee-based services including third-party servicing of bankruptcy accounts in the United States and Canada.

Today, based on our experience, industry knowledge and analysis of publicly available reports, we believe we are the largest or second largest purchaser of insolvent consumer receivables in the United States and the largest purchaser of insolvent consumer receivables in Canada.

Collections processes are very different for our Insolvency business line than for our Distressed business line. Insolvencies are consumer-initiated actions and the process of responding to these actions is technology-based and highly automated, without the operational intensity of distressed collection strategies. During a bankruptcy proceeding, our interaction in the collection process is solely with the bankruptcy trustee, and we have no interaction with the consumer. As a result, our cost-to-collect in Insolvency is substantially lower: 7.3% and 5.8%, excluding the cost to repossess assets, for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, compared to 25.3% and 19.7% for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, for the Distressed business line, accounting for the Conn’s Portfolio Purchase and excluding court costs and U.K. servicing businesses.

Our Collection Channels

For the Distressed business line, we have two primary types of collection channels, legal and voluntary. Legal collections are where we seek to obtain legal judgments that can be used to exercise post-judgment collection remedies. Voluntary collections are where we reach account holders, through our voluntary engagement and repayment strategies used by our internal recovery channels (both onshore and offshore) or an external agency, to attempt to contact the consumer directly.

Legal Collection Channel

The legal collection channel is used for accounts that our models and analytics identify as having a high propensity to pay in a legal environment. If the applicable local collection laws and legal collection costs for a given receivable are favorable, and if an account holder has the ability to pay but is unwilling to do so or if we cannot contact the account holder, we may involve our internal legal channel or external law firms. Our internal legal channel and external law firms seek to obtain legal judgments that can be used to exercise post-judgment collection remedies such as wage garnishments or liens on automobiles or real property where applicable. Simply initiating legal proceedings sometimes may result in voluntary payments. We have built a proprietary legal profitability model that is used to determine whether an account is worth the additional expense of commencing a legal action. This model utilizes the expected post-suit liquidation rate, the commission rate for using external law firms, court costs, the expected court cost recovery rate and the timing of the expected recovery. The legal process can take an extended period of time and result in higher costs, but when accounts are selected properly, it can also generate net collections that would not have been realized otherwise.

In the United States, we use our internal legal platform based primarily in our Denver, Colorado facility to support our internal attorneys in 18 states which represent over 50% of United States consumers, and we use a network of eight external legal service providers that cover the rest of the United States. In Canada, legal collections are less important to overall collections, so we use our internal legal channel in two provinces while using seven external vendors for those provinces as well as other provinces. In the United Kingdom, we expanded our internal legal collections platform in 2023 by acquiring Moriarty. Moriarty continues to service external clients, but we currently use and intend to use Moriarty to service an increasing proportion of our own accounts. We believe this will result in a higher net present value for our accounts through our champion challenger approach. We currently use only two external law firms in the United Kingdom to pursue legal collections where it is the optimal collection strategy for an account. Legal collections represent an even smaller portion of total collections in Latin America. Our internal legal channel accounted for $44.2 million, or 7.6%, of our collections for the year ended December 31, 2024 and $41.8 million, or 5.5% of our collections for the nine months ended September 30, 2025. External law firms, by contrast, across our geographic locations accounted for $78.7 million, or 13.5%, of our collections for the year ended December 31, 2024 and $82.0 million, or 10.9% of our collections for the nine months ended September 30, 2025.

Voluntary Collection Channel

Our internal recovery and external agency collections are voluntary in nature and constitute a more significant component of our collections than legal collections. This is due to our emphasis on seeking constructive engagement with consumers and obtaining voluntary repayment, as well as our unique asset class mix comprised of smaller balance accounts. Incurring court costs, which have certain fixed costs per suit, can be cost prohibitive on smaller balance accounts.

We maintain a small internal call center in Sartell, Minnesota, which we use as a strategic benchmark rather than a scale-based call center operation.

Due to their performance, our co-sourced operation in Mumbai, India has earned a greater share of account volumes compared to our external collection agencies. We believe a compliant and efficient offshoring system creates one of our cost-to-collect advantages relative to competitors. In 2016, we engaged an experienced offshore collection service provider to commence collections while using our system of record, our comprehensive account representative training program, our compliance management system requirements, and using our management to oversee collection activities. Our investment of time and resources in this effort has been successful, both in terms of competitive collection performance and cost-to-collect as well as meeting our stringent compliance and consumer experience requirements. Based on our champion-challenger approach, we have shifted a larger proportion of what we could have placed with external collection agencies to our co-sourced operation in Mumbai, India. For the year ended December 31, 2024 and nine months ended September 30, 2025, our Mumbai operations have recovered 23.2% and 14.9% of our total U.S. collections, respectively. We have realized significant savings and reduced our overall collection costs by shifting more ValuTier placements to Mumbai for portfolios where it is the best performing servicer. As with our external resources, we can scale up and down our Mumbai operation based on our requirements. Although we primarily place U.S. receivables to our internal collections group in Mumbai, in early 2023 and in 2024, respectively, we started to place portions of our U.K. and Canada portfolios to Mumbai. We believe we have a significant opportunity to improve our performance by shifting incremental collections to our Mumbai platform, including a growing portion of our U.K. and Canadian collections. Our internal agency channel, including our Sartell, Minnesota call center and our Mumbai operation, accounted for $161.7 million, or 27.7%, of our aggregate collections for the year ended December 31, 2024 and $129.8 million, or 17.2%, of our aggregate collections for the nine months ended September 30, 2025.

Our external collection channel remains among our largest, and one that we utilize across all of our geographic locations. We use a network of seven external agencies that cover our call center channel collections in the United States. We also use 14 external agencies in Canada, six in the United Kingdom and five in Latin America. As discussed above, we use our segmentation strategy and ValuTiers to both place the optimal accounts with the agency most skilled at a given portfolio segment and with a commission structure that optimizes effort across different account types. In aggregate, across our geographies, external agencies accounted for $143.8 million and $149.0 million, or 24.5% and 19.8%, of our collections for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively.

In the United States, our Insolvency collections utilize our highly efficient proprietary system that pulls bankruptcy claims information from our internal tables and extensive data and then uses proprietary software and automation that is overseen by our associates to complete forms and assist with the filing of proofs of claims or claim transfers. The system further relies upon extensive quality control procedures to ensure the accuracy and timeliness of all filed claims, as well as to actively manage accounts through the entire life cycle of the bankruptcy proceeding. It further utilizes robust national databases to assist with the analytics, payment processing, and other essential activities while providing required account support for our claims and ensuring that we participate in applicable distributions to creditors.

BankruptcyStream is our proprietary technology platform that processes insolvencies in Canada through an automated data digitization engine. Credit originators run our BankruptcyStream software to identify any accounts held by their account holders that are either in bankruptcy or under a consumer proposal, track accounts in real time, and independently follow the insolvency process. Our software allows our clients to manage the servicing, interact with the approximately 1,000 Canadian bankruptcy trustees efficiently through a proprietary API Gateway and transfer title to us through automated workflows. An enhanced decisioning automation solution uses machine learning to analyze insolvencies and perform bankruptcy trustee follow-up in real time. This allows us to maximize bankruptcy trustee distributions for each account. We offer BankruptcyStream to our clients as a standalone software offering and service, and we also use it as part of a bundled proposition in purchasing insolvent accounts through a forward flow. BankruptcyStream improves creditors’ cost structure and enhances their data and managerial oversight with secure and adaptable technology. Because BankruptcyStream integrates into our clients’ information technology systems, we believe the platform creates greater “stickiness” to the relationship and helps streamline the purchasing and servicing of these receivables. Insolvency collections, across our geographies, accounted for $104.2 million and $102.6 million, or 17.8% and 13.6%, of our collections for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively.

In addition to ValuTiers and BankruptcyStream, we have other proprietary business processes that help us automate and improve the accuracy and efficiency of our operations, such as PrecisionHandler Solution, VeriCredit, CustomerCare Solution and OptimizedOffer Solution. Our PrecisionHandler Solution is a custom web-based application that allows our employees to accurately and consistently analyze and handle both written and verbal disputes from account holders. PrecisionHandler Solution analyzes numerous data points to determine the best manner in which to handle accounts on an individualized basis. Our PrecisionHandler Solution does not use generative AI or rely upon AI technology obtained from third party service providers and requires human involvement to implement its output. Our proprietary VeriCredit tool facilitates more efficient, accurate and effective investigations and responses to consumer credit reporting inquiries. Our CustomerCare Solution is a dashboard tool that identifies critical account and consumer information and presents it in a manner that allows our employees to accurately and efficiently address any consumer inquiries. Finally, our OptimizedOffer Solution is a web-based application that uses customized models and our significant and proprietary data warehouse to present fair, affordable, and customer-centric solutions to help account holders resolve their debts using offers that are tailored to their individual situations.

Our software development team creates these proprietary technology platforms and business solutions with strategically focused use of open-source code or platforms controlled by external entities. There are also certain limited situations where we utilize open source code in conjunction with non-open source platforms. By leveraging our in-house expertise and proprietary technologies, we ensure that our software is tailored to meet the unique needs of our business while maintaining control over the codebase. This approach not only enhances security and reliability but also allows us to provide highly specialized and scalable solutions without the constraints and potential vulnerabilities associated with third-party dependencies.

We have used these capabilities, along with our variable cost model, Mumbai operations, our technological and digital collection capabilities and other business processes to maintain an industry leading cost-to-collect and cash efficiency ratio, despite being smaller and collecting smaller balance and more difficult accounts than other larger debt buyers. Our cash efficiency ratio was 68.7% for the year ended December 31, 2024 as compared to ratios ranging from 54.2% to 58.9% for our two primary competitors.

We believe we have the opportunity to further increase our cost advantage related to competitors by increasing our scale and continuous performance improvement initiatives, as well as developing capabilities in generative AI that are compliant with regulatory requirements, provide an improved consumer experience, and produce a proprietary and sustainable competitive advantage. We have an internal task force of technology and operational leaders that evaluate the use of AI in different parts of the organization and consider implementation of technologies and strategies working in one area to other parts of the organization. As the Latin American regulatory environment permits greater use of certain new technologies than other markets, we use Latin America as a laboratory for certain new technologies to be developed, tested and proven before broader adoption in the United States or other markets. In Colombia, a virtual collector utilizes AI-based chatbots and voice responses that are customized to reflect regional Spanish accents. This results in better consumer engagement and automated offers for consumers to resolve their accounts or set up payment plans. Similar techniques could be used more broadly in other geographic locations. Moving forward, automated outbound text messages, emails and letters could also be optimized based on demographic, behavioral and historical data to create targeted messages that are personalized to individual recipients. Other consumer facing AI initiatives can be used for enhanced customer experience, faster response times and reduced labor costs. With human oversight, we currently use these types of solutions to pre-populate and automate the production of certain legal documents and other court filings both in the insolvency process and as part of our legal collections channel across many jurisdictions. We believe there is an opportunity to automate more of our processes through greater adoption of generative AI.

Our Focus on Compliance

We believe our compliance track record is one of the best in the industry. Since our founding in 2002, investments in people and processes to ensure ongoing legal and regulatory compliance, coupled with a culture that promotes doing the right thing for consumers, have provided a key commercial competitive advantage in winning new business from reputation sensitive credit originators, financial institutions and service providers. Our success is rooted in our history of compliance. Since 2012 through September 30, 2025, we have engaged in approximately 1,493 compliance requests and audits by clients and regulators. We successfully completed 141 and 197 such requests and audits for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, and we have never failed a regulatory audit in our 23-year history.

By centering our business around treating the consumer fairly in all of our operations, and through the use of proprietary technology and experienced associates to promptly and efficiently resolve consumer inquiries, we believe we are able to provide a better customer experience and better responsiveness to consumer concerns than other large industry participants. These outcomes have been viewed favorably by both the institutions from whom we acquire accounts and by our regulators.

In 2015, we underwent a full-scope CFPB supervisory audit, which included 12 weeks of on-site examinations and at the end of which none of our existing practices, procedures, or operations were required to be changed. The CFPB seeks to schedule its supervisory audits at least once every five years for all major industry participants with institutions that pose a higher risk to consumers being reviewed and visited more frequently. The CFPB began its second supervisory audit of us in November 2020, which it completed in June 2021. Although the CFPB requires the results to remain confidential, we can report that none of our existing practices, procedures, or operations were required to be changed. We believe our track record compares quite favorably to our peers in the industry, some of whom have been subjected to litigation, fines, and remediation as a result of CFPB reviews and investigations.

Our approach to compliance is multifaceted, comprehensive and is overseen by both our board of directors and senior management. Our compliance management system is based upon a foundation of comprehensive policies and procedures, training, monitoring, and consumer complaint analysis and responses. Our stringent compliance expectations extend to our service providers, who must meet the same standards we require internally.

Our culture of compliance is predicated on the following principles:

▪	Treating the consumer fairly, which, while simple, is our guiding principle;
▪	Extensive and up to date compliance and ethics training for all of our employees, including senior managers and officers, as well as the Chair of our Board of Directors Compliance Committee;
▪	An extensive and detailed CMS which takes a comprehensive approach to track and implement compliance with all CFPB as well as other federal, state and local regulatory requirements;
▪	Regular testing by our internal compliance auditors of controls embedded in our business processes that are designed to foster compliance with laws, regulations and internal policy; and
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Regular evaluation of the legislative and regulatory environment and monitoring of statutory and regulatory changes and relevant case law, so that operations personnel are aware of and in compliance with the laws and judicial decisions that impact their job duties.

Intellectual Property

We rely on a combination of intellectual property rights, including trademarks, copyrights and trade secrets, as well as contractual rights, to protect our proprietary software and our brands. We have not focused on patents and patent applications historically. In addition to the intellectual property that we own, we license certain third-party technologies and intellectual property, which are incorporated into some of our solutions. We generally control access to and use of our software and other proprietary or confidential information through the use of internal and external controls, including entering into non-disclosure and confidentiality agreements with both our employees and third parties who have access to our software and other confidential information.

As of September 30, 2025, we owned 18 U.S. trademark registrations, had six pending U.S. trademark applications and owned 24 foreign trademark registrations. We also owned several domain names, including jcap.com.

While there is no active litigation involving any of our intellectual property rights, and we have not received any notices of intellectual property infringement, we may be required to enforce or defend our intellectual property rights against third parties in the future. See “Risk Factors — Risks Related to Information Technology, Cybersecurity and Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Seasonality

Our business typically experiences its busiest season in terms of deployments in the fourth quarter of the year. Banks and other credit originators prefer to cleanse their balance sheets of unwanted accounts before year end, and if a gain can be recorded from the sale of accounts that were written off, our clients may also prefer to realize that gain before year end. In our Canadian business, most major banks use an October fiscal year end, and we may experience the same phenomenon in terms of deployment timing at the beginning of our fourth quarter that we experience in December, the end of the fourth quarter, in our other markets.

By contrast, the strongest months for collections, particularly in the United States, correspond to the period from February to the middle of April, which is tax season in the United States. The receipt of refund checks in the first quarter of the year is typically the single largest period of excess cash for consumers, resulting in higher collections and recoveries as consumers are more likely to use their excess cash from tax refunds to pay off old debts. We build into our collection strategies an expectation that the first quarter will have the peak level of consumer liquidity for the year and invest relatively more in consumer communication during this period.

In terms of financial performance, because our revenue is recognized under ASC 326 based on the accretion of discounted expected recoveries with the passage of time (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Investments in Previously Charged-off Receivables”), there are no significant seasonal variations in our revenue. However, because collection expenses are recognized when collections occur, the first quarter that corresponds to the U.S. tax season will typically have an elevated level of collection expense aligned with our elevated collections during that period. The combination of revenue being recognized based on an established EIR and elevated collection expenses may result in lower operating income during periods of higher collection activity even though collection activity is generally a sign of the underlying strength of our business.

Our Competition

We face bidding competition in our purchase of nonperforming loans and in obtaining placements for our fee-based businesses.

Our primary competitors in our purchased portfolio business are other purchasers of debt that manage their own nonperforming loans or outsource such servicing. In the United States, our competitors include PRA Group, Inc. (“PRA”), Encore Capital Group, Inc. (“Encore”), Resurgent Capital Services and Cavalry Portfolio Services (“Cavalry”), though we do not believe we compete against Encore and Cavalry outside of the Distressed business line and only with respect to prime originated credit card and installment loans. Some smaller competitors occasionally bid for portfolios as well, although middle market debt buyers have come under capital constraints recently and as result have reduced their purchasing activity. In some of our asset classes, we do not believe we have any significant competitors, and our growth strategy is not to take market share away from other debt buyers, but rather to unlock debt sales of portfolios which are currently serviced internally. In Canada, CBV and PRA are other active debt buyers nationally, and there are a number of smaller market participants, including hedge funds and collection agencies, purchase portfolios sporadically or operate regionally. In the United Kingdom, there are a handful of large debt buyers (e.g., PRA, Encore, Lowell Group Ltd. and Intrum Justia AB) that focus on the high street banks, but in our niche focused on utilities and telecom and point-of-sale installment loans, we believe there are only one or two competitors, such as Lantern. In Latin America, we face competition from mainly smaller local players, which vary from country to country. We believe that in some markets, such as the Caribbean, there are few or no active competitors, but also few credit grantors that choose to sell in those markets.

Our primary competitors in our fee-based business are providers of outsourced receivables management services. For our Insolvency business line in the United States, our primary competitors in fee-based bankruptcy servicing are American Infosource and Quantum3. In Canada, our primary competitor for our Stream business are software offerings from Teranet and First Canadian Title, a subsidiary of First American Financial Corp. Regulatory complexity and burdens, strict privacy laws in the case of Canada, combined with seller preference for experienced portfolio purchasers, create significant barriers to successful entry for new competitors. In the United Kingdom, there are no significant competitors to ResolveCall for consumer reconnection services nationally, whereas BW Legal Services Limited would be a competitor to Moriarty for legal collections. While both markets remain competitive, the contingent fee industry is more fragmented than the purchased portfolio industry.

We also compete on the basis of reputation, industry experience, compliance practices and performance. We believe that our competitive strengths include our disciplined and proprietary underwriting process, the extensive data set we have developed since our founding in 2002, our ability to analyze and bid on portfolios at appropriate prices, our capital position, our reputation from previous portfolio purchase transactions, our ability to close transactions in a timely fashion, our strong relationships with credit grantors, our team of well-trained collectors who provide quality customer service while complying with applicable collection laws, and our ability to efficiently and effectively collect on various asset types.

Employees and Human Capital Resources

As of September 30, 2025, we had in aggregate approximately 696.7 FTE in ten offices, located in Minneapolis, Minnesota; Sartell, Minnesota; Denver, Colorado; San Antonio, Texas; Basingstoke, United Kingdom; Paisley, United Kingdom; London, United Kingdom; London, Ontario; Toronto, Ontario; and Bogotá, Colombia, including 100.0 FTE in Texas whom we hired to service and wind down the Conn’s portfolio.

As of September 30, 2025, we also had approximately 378.8 FTE offshore locations, who support operations in the United States, the United Kingdom and Canada, including 88.3 FTE specifically focused on servicing the Conn’s portfolio.

Commitment to Values and Ethics

Our approach to human capital resources is firmly grounded in our belief in doing the right thing for all of our stakeholders, most notably consumers. By promoting a culture of treating others fairly, maintaining a commitment to ethics and working collaboratively with others, we believe we are able to more effectively attract, develop and retain talent to help execute our strategy.

In support of these values, we offer competitive pay and bonus opportunities, health and wellness benefits and retirement plans. We support the well-being of our employees with market-competitive pay and benefits while also investing in their growth and development. We also employ employee engagement best practices to improve our work experience. We believe that our relations with our employees across our organization are positive, and none of our employees are represented by a union or covered by a collective bargaining agreement.

Government Regulation

We are subject to a variety of federal, state, local and international laws that establish specific guidelines and procedures that debt collectors must follow when collecting customer accounts, including laws relating to the collection, use, retention, security and transfer of personal information. It is our policy to comply with applicable federal, state, local and international laws in all our activities even though there are inconsistencies between jurisdictions and frequent changes in these laws and regulations, including their interpretation and application. Our failure to comply with these laws could result in enforcement action against us, the payment of significant fines and penalties, restrictions upon our operations or our inability to recover amounts owed to us.

Significant laws and regulations in the United States applicable to our business include the following:

U.S. Regulations

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Fair Debt Collection Practices Act (as amended, the “FDCPA”), and similar state laws, which impose certain obligations and restrictions on the practices of debt collectors, including specific restrictions regarding the time, place and manner of the communications.

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Fair Credit Reporting Act (as amended, the “FCRA”), and similar state laws, which obligate credit information providers to verify the accuracy of information provided to credit reporting agencies and investigate consumer disputes concerning the accuracy of such information.

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Equal Credit Opportunity Act, which, among other things, prohibits discrimination in the extension of credit on the basis of any protected category, such as age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act.

▪	Truth-in-Lending Act, and similar state laws, which, among other things, requires certain disclosures to borrowers regarding the terms of their contracts.
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Gramm-Leach-Bliley Act (as amended, the “GLBA”), which requires that certain financial institutions, including collection agencies, develop policies to protect the privacy and security of consumers’ nonpublic personal information, including by providing notices to consumers advising them of their privacy policies and instituting safeguards to protect the security of consumers’ nonpublic personal information.

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Electronic Funds Transfer Act, which regulates electronic fund transfer transactions, including a consumer’s right to stop payments on a pre-approved fund transfer and right to receive certain documentation of the transaction.

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Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (as amended, the “CAN-SPAM Act”), Telephone Consumer Protection Act of 1991 (as amended, the “TCPA”) and Telemarketing Sales Rule, which, along with similar state laws, place certain restrictions and requirements on the manner and content of email and telephone communications, and place certain restrictions on users of certain automated dialing equipment and pre-recorded messages that place telephone calls to consumers.

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Servicemembers Civil Relief Act, which gives United States military service personnel relief from credit obligations they may have incurred prior to entering military service and may also apply in certain circumstances to obligations and liabilities incurred by a servicemember while serving on active duty.

▪	Health Insurance Portability and Accountability Act, which provides standards to protect the confidentiality of patients’ personal healthcare and financial information in the United States.
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U.S. Bankruptcy Code, which prohibits certain contacts with consumers after the filing of bankruptcy petitions and dictates what types of claims will or will not be allowed in a bankruptcy proceeding including how such claims may be discharged.

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Americans with Disabilities Act, which requires that telecommunications companies operating in the United States take steps to ensure functionally equivalent services are available for their consumers with disabilities, and requires accommodation of consumers with disabilities, such as the implementation of telecommunications relay services.

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U.S. Foreign Corrupt Practices Act (as amended, the “FCPA”), United Kingdom Bribery Act (“U.K. Bribery Act”) and similar laws. Our operations outside the United States are subject to various United States and international laws and regulations, such as the FCPA and the U.K. Bribery Act, which prohibit corrupt payments to governmental officials and certain other individuals. The FCPA prohibits United States companies and their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in order to obtain an unfair advantage or help obtain or retain business. Although similar to the FCPA, the U.K. Bribery Act is broader in scope and covers bribes given to or received by any person with improper intent.

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Economic sanctions regulations. Our operations outside the United States are subject to various United States and international laws and regulations relating to financial sanctions and trade embargoes administered and enforced by the U.S. government, including OFAC and the U.S. Department of State; the United Nations Security Council; the European Union and its member states; and the United Kingdom. These laws and regulations prohibit transactions or dealings, direct or indirect, with countries and regions (and their governments) that are the target of comprehensive sanctions. The laws and regulations also prohibit dealings or transactions with individuals on certain denied persons lists, such as OFAC’s Specially Designated Nationals and Blocked Persons List, or any person 50% or more owned by persons on such lists.

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Dodd-Frank Wall Street Reform and Consumer Protection Act (as amended, the “Dodd-Frank Act”), Federal Trade Commission Act (as amended, the “FTCA”), and similar state laws. The Dodd-Frank Act restructured the regulation and supervision of the financial services industry in the United States and created the CFPB, an agency responsible for administering and enforcing the laws and regulations for consumer financial products and services. The CFPB has rulemaking, supervisory and enforcement authority over larger consumer debt collectors. The Dodd-Frank Act, prohibits unfair, deceptive, or abusive acts or practices, FTCA prohibits unfair or deceptive acts or practices, and the FTC’s Holder-in-Due-Course Rule, permits borrowers of certain loans to assert any claims and defenses that they would have against the originator of such loans against a subsequent purchaser of such loans. Similar state laws prohibit unfair, deceptive, abusive and/or unconscionable trade practices.

The Dodd-Frank Act was adopted to reform and strengthen regulation and supervision of the U.S. financial services industry. It contains comprehensive provisions governing the oversight of financial institutions, some of which apply to us. Among other things, the Dodd-Frank Act established the CFPB, which has broad authority to implement and enforce “federal consumer financial law,” as well as authority to examine financial institutions, including credit issuers that may be sellers of receivables and debt buyers and collectors such as us, for compliance with federal consumer financial law. The CFPB has broad authority to prevent unfair, deceptive, or abusive acts or practices by issuing regulations or by using its enforcement authority without first issuing regulations. State Attorneys General and state financial regulators have authority to enforce the Dodd-Frank Act’s general prohibitions against unfair, deceptive, or abusive acts or practices, as well as state-specific prohibitions against unfair or deceptive acts or practices. Additionally, the FTCA prohibits unfair and deceptive acts or practices in connection with a trade or business and gives the U.S. Federal Trade Commission (the “FTC”) enforcement authority to prevent and redress violations of this prohibition.

The Dodd-Frank Act also gave the CFPB supervisory and examination authority over a variety of institutions that may engage in debt collection, including us. Accordingly, the CFPB is authorized to supervise and conduct examinations of our business practices. The prospect of supervision has increased the potential consequences of noncompliance with federal consumer financial law.

The CFPB can conduct hearings, adjudication proceedings, and investigations, either unilaterally or jointly with other state and federal regulators, to determine if federal consumer financial law has been violated. The CFPB has authority to impose monetary penalties for violations of applicable federal consumer financial laws (including the Dodd-Frank Act, the FDCPA and the FCRA, among other consumer protection statutes), require remediation of practices, and pursue enforcement actions. The CFPB also has authority to obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief), costs, and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. The CFPB has been active in its supervision, examination and enforcement of financial services companies, including bringing enforcement actions, imposing fines and mandating large refunds to customers of several financial institutions for practices relating to debt collection practices.

The CFPB and the FTC continue to devote substantial attention to debt collection activities, and, as a result, the CFPB and the FTC have brought multiple investigations and enforcement actions against debt collectors for violations of the FDCPA and other applicable laws. Continued regulatory scrutiny by the CFPB and the FTC over debt collection practices may result in additional investigations and enforcement actions against the debt collection industry.

In October 2020, the CFPB issued final rules in the form of new Regulation F to implement the Fair Debt Collection Practices Act, which rules restate and clarify prohibitions on harassment and abuse, false or misleading representations, and unfair practices by debt collectors when collecting consumer debt. The rules included provisions related to, among other things, the use of newer technologies (text, voicemail and email) to communicate with consumers and limits relating to telephonic communications. In December 2020, the CFPB also issued an additional debt collection final rule focused on consumer disclosures. This final rule amended Regulation F to provide additional requirements regarding validation information and disclosures provided at the outset of debt collection communications, prohibit suits and threats of suits regarding time-barred debt, and identify actions that must be taken before a debt collector may report information about a debt to consumer reporting agencies. The rules became effective on November 30, 2021. The rules have not had a material incremental effect on our operations.

In addition, the CFPB has issued guidance in the form of bulletins on debt collection and credit furnishing activities generally, including one that specifically addresses representations regarding credit reports and credit scores during the debt collection process, another that focuses on the application of the Dodd-Frank Act’s prohibition of unfair, deceptive, or abusive acts or practices on debt collection and another that discusses the risks that in-person collection of consumer debt may create in violating the FDCPA and Dodd-Frank Act. The CFPB also accepts debt collection consumer complaints and has released template letters for consumers to use when corresponding with debt collectors. The CFPB makes publicly available its data on consumer complaints. The Dodd-Frank Act also mandates the submission of multiple studies and reports to Congress by the CFPB, and CFPB staff regularly make speeches on topics related to credit and debt. All of these activities could trigger additional legislative or regulatory action. In addition, the CFPB and FTC have has engaged in enforcement activity in sectors adjacent to our industry, impacting credit originators, collection firms, and payment processors, among others. The CFPB’s and FTC’s enforcement activity in these spaces, especially in the absence of clear rules or regulatory expectations, can be disruptive to third parties as they attempt to define appropriate business practices. As a result, certain commercial relationships we maintain may be disrupted or impacted by changes in third-parties’ business practices or perceptions of elevated risk relating to the debt collection industry.

In addition, on June 11, 2024, the CFPB proposed a rule related to medical bills and credit reports. Among other things, the rule prohibits certain activities of debt collectors related to collection of medical debt, including prohibiting reporting to credit reporting agencies certain medical debt. Any new rules may have a material incremental effect on our operations.

In addition, state consumer protection laws also impose substantial requirements on servicers involved in consumer finance. Additionally, Congress, states, localities and regulatory agencies could introduce new regulations or further regulate the consumer credit industry in ways that make it more difficult or costly for the servicer to collect payments on the receivables. Any such changes in the regulatory application or judicial interpretation of the laws and regulations applicable to financial institutions also could impact the manner in which the servicer conducts its business and adversely affect its ability to collect and service the receivables. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business, financial condition or results of operations.

Our activities are also subject to federal and state laws concerning identity theft, data privacy, and cybersecurity. The GLBA and its implementing regulations require us generally to protect the confidentiality of our consumers’ nonpublic personal information and to disclose to our consumers our privacy policy and practices, including those regarding sharing consumers’ nonpublic personal information with third parties. In addition, the FCRA requires us to prevent identity theft and to securely dispose of consumer credit reports. Certain state laws impose similar or stricter privacy obligations as well as obligations to provide notification of security breaches of personal information to affected individuals, consumer reporting agencies, businesses and governmental agencies. The applicable regulatory framework for privacy and cybersecurity issues is evolving and uncertain. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”) imposes stringent requirements on certain businesses with respect to the privacy and security of information of California residents. The CCPA includes provisions that give California residents rights to access, correct and delete certain personal information and opt out of certain personal information transfers. Compliance with any new or developing privacy laws in the United States, including any state or federal laws, may require significant resources and subject us to a variety of regulatory and private sanctions. Any violations of these laws and regulations may require us to change its business practices or operational structure, and could subject it to legal claims, monetary penalties, sanctions, and the obligation to indemnify and/or notify customers or take other remedial actions.

Our activities are also subject to federal and state laws concerning the use of automated dialing equipment, and other laws related to consumers and consumer protection. We are subject to laws, regulations and standards covering marketing, advertising and other activities conducted by telephone, email, mobile devices and the internet, such as the Federal Communications Act, the Federal Wiretap Act, the Electronic Communications Privacy Act, the TCPA, the CAN-SPAM Act and similar state consumer protection and communication privacy laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct telemarketing and/or SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs.

In addition to the federal statutes detailed above, many states have general consumer protection statutes, laws, regulations, or court rules that apply to debt purchasing and collection. In a number of states and cities, we must maintain licenses to perform debt recovery services and must satisfy ongoing compliance and bonding requirements. It is our policy to comply with all material licensing, compliance and bonding requirements. Our failure to comply with existing requirements, changing interpretations of existing requirements, or adoption of new requirements, could subject us to a variety of regulatory and private sanctions. These could include license suspension or revocation; orders or injunctive relief, including orders providing for rescission of transactions or other affirmative relief; and monetary relief, including restitution, damages, fines and/or penalties. In addition, failure to comply with state licensing and compliance requirements could restrict our ability to collect in regions, subject us to increased regulation, increase our costs, or adversely affect our ability to collect our receivables.

State laws, among other things, also may limit the interest rate and the fees that a credit originator may impose on our consumers, limit the time in which we may file legal actions to enforce consumer accounts, and require specific account information for certain collection activities. By way of example, the California Fair Debt Buying Practices Act that directly applies to debt buyers, applies to accounts sold after January 1, 2014. The law requires debt buyers operating in the state to have in their possession specific account information before debt collection efforts can begin, among other requirements. Moreover, the New York State Department of Financial Services issued new debt collection regulations, which took effect in September 2015 and established new requirements for collecting debt in the state. In addition, other state and local requirements and court rulings in various jurisdictions may also affect our ability to collect.

The relationship between consumers and credit card issuers is also extensively regulated by federal and state consumer protection and related laws and regulations. These laws may affect some of our operations because some of our receivables originate through credit card transactions. The laws and regulations applicable to credit card issuers, among other things, impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles, and at year-end. Federal law requires, among other things, that credit card issuers disclose to consumers the interest rates, fees, grace periods, and balance calculation methods associated with their credit card accounts. Some laws prohibit discriminatory practices in connection with the extension of credit. If the originating institution fails to comply with applicable statutes, rules, and regulations, it could create claims and rights for consumers that would reduce or eliminate their obligations related to those receivables. When we acquire receivables, we generally require the credit originator or portfolio reseller to represent that they have complied with applicable statutes, rules, and regulations relating to the origination and collection of the receivables before they were sold to us.

Federal statutes further provide that, in some cases, consumers cannot be held liable for, or their liability is limited with respect to, charges to their credit card accounts that resulted from unauthorized use of their credit cards. These laws, among others, may give consumers a legal cause of action against us, or may limit our ability to recover amounts owing with respect to the receivables, whether or not we committed any wrongful act or omission in connection with the account.

These laws and regulations, and others similar to the ones listed above, as well as laws applicable to specific types of debt or debt collection, impose requirements or restrictions on collection methods or our ability to enforce and recover certain of our receivables. Effects of the law, including those described above, and any new or changed laws, rules, or regulations, and reinterpretation of the same, may adversely affect our ability to recover amounts owing with respect to our receivables or the sale of receivables by creditors and resellers.

Canadian Regulations

We are subject to a variety of federal, provincial, and territorial laws that establish specific guidelines and procedures that debt collectors must follow when collecting customer accounts. It is our policy to comply with applicable laws and regulations, including providing extensive training and ongoing monitoring. Our compliance management system and related controls are embedded in business processes and are also tested regularly by our compliance and quality assurance protocols. Our failure to comply with these laws could result in fines or restrictions upon our operations. Significant laws and regulations material to our business include the following:

▪

Debt Collection legislation and Consumer Protection Acts are provincial statutes in Canada, which impose certain obligations and restrictions on debt collection activities including specific restrictions regarding the time, place and manner of communications for collection activity and unfair business practices. Prohibited collection practices are generally harmonized across Canada, however each province governs compliance with the applicable provincial legislation and regulations.

▪

Consumer Reporting Acts are provincial statutes in Canada, which obligate credit reporting agencies to collect, maintain, and report consumers credit and personal information accurately and investigate consumer disputes concerning the accuracy of such information.

▪

Bankruptcy and Insolvency Act (the “BIA”) is federal legislation that establishes a detailed framework for the administration of insolvencies in Canada, including the requirements of bankruptcy trustees and creditors who file claims and receive dividends. The Superintendent of Bankruptcy supervises the administration of all estates and matters under the BIA.

▪

Personal Information Protection and Electronic Documents Act (“PIPEDA”) is federal legislation that establishes national standards for privacy practices in Canada. PIPEDA aims to protect personal information that is collected, used or disclosed in certain circumstances for purposes of commercial activity in Canada. The Office of the Privacy Commissioner of Canada oversees compliance with PIPEDA. Certain provinces have similar provincial laws to PIPEDA.

The credit card we issue in Canada is issued by Peoples Trust Company, a federal corporation incorporated pursuant to the Trust and Loan Companies Act (Canada), pursuant to their license with MasterCard. The credit card complies with the regulatory authority having jurisdiction over Peoples Trust Company, maintains strict compliance with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, implements comprehensive policies and procedures to ensure ongoing compliance and operates in accordance with the security standards of the Payment Card Industry Security Standards Council. We also ensure ongoing compliance with the maximum permitted interest rate in Canada, including the recent amendments pursuant to the Budget Implementation Act, 2023, which came into force on January 1, 2025.

U.K. Regulations

Our operations in Europe are affected by local statutes, rules and regulations. It is our policy to comply with these laws in all of our recovery activities in Europe, where applicable.

Financial Conduct Authority Regulation. U.K. debt purchase and services collections businesses are principally regulated by the FCA, the U.K. Information Commissioner’s Office and the U.K. Office of Communications. We have two regulated entities in the United Kingdom, JC International Acquisition LLC and Credit Account Recovery Solutions Limited. The FCA regards debt collection as a “high risk” activity primarily due to the potential impact that poor practice can have on already vulnerable consumers and as a result maintains a high focus on the sector. The FCA Handbook sets out the FCA rules and other provisions. Firms wishing to carry on regulated consumer credit activities must comply with all applicable sections of the FCA Handbook, including the principles of “Treating Customers Fairly” and delivering good outcomes for retail consumers under the Consumer Duty, as well as the applicable consumer credit laws and regulations. The FCA also publishes guidance on various topics from time to time that it expects firms to comply with.

The FCA has applied its rules to consumer credit firms in a number of areas, including its high-level principles and conduct of business standards. The FCA has significant powers and, as the FCA deepens its understanding of the industry through continued supervision, it is likely that the regulatory requirements applicable to the debt purchase industry will continue to increase. In addition, it is likely that the compliance framework that will be needed to continue to satisfy the FCA requirements will demand continued investment and resources in our compliance governance framework.

One particularly significant regulatory change program was the implementation of the Consumer Duty for U.K. operations in July 2023. These requirements introduce a more outcomes-focused approach to consumer protection and set higher expectations for the standard of care that firms give customers.

Companies authorized by the FCA must be able to demonstrate that they meet the threshold conditions for authorization and comply on an ongoing basis with the FCA’s high level standards for authorized firms, such as its Principles for Business (including the principles of “Treating Customers Fairly” and delivering good outcomes for retail consumers), and rules and guidance on systems and controls. The FCA has the ability to, among other things, impose significant fines, ban certain individuals from carrying on trade within the financial services industry, impose requirements on a firm’s permission, cease certain products from being collected upon and, in extreme circumstances, remove permissions to trade.

Consumer protection. The Consumer Credit Act of 1974 (and its related regulations) (collectively, the “U.K. Consumer Credit Act”) and the U.K. Consumer Rights Act 2015 set forth requirements for the entry into and ongoing management of consumer credit arrangements in the United Kingdom. A failure to comply with these requirements can make agreements unenforceable or can result in a requirement that charged and collected interest be repaid. In June 2022, the U.K. government announced its decision to reform the U.K. Consumer Credit Act (and its related regulations) to ensure it is fit for purpose and keeps pace with technological advancements and changing consumer needs. While the reform will take a number of years to deliver, it should be noted that consultation up to the end of 2024 indicates that significant overhaul of this area of regulation is forthcoming. On October 25, 2024, a Court of Appeal ruling declared it unlawful for lenders to have paid a commission to car dealers without obtaining borrowers’ fully-informed consent. In particular, the ruling has increased the set-off risk of commissions that may be packaged into relevant underlying car loans. While the ramifications of this ruling on the wider consumer credit and consumer debt repurchase markets (i.e., beyond motor finance) remains unknown, several lenders active in the motor finance space have put aside significant sums to cover potential fines and other payouts.

Data protection. In addition to these regulations on debt collection and debt purchase activities, we must comply with the General Data Protection Regulation 2016/679 (the “GDPR”). This substantially replaced the previous legislation (Data Protection Act 1998) and introduced significant changes to the data protection regime including but not limited to: the conditions for obtaining consent to process personal data; transparency and providing information to individuals regarding the processing of their personal data; enhanced rights for individuals; notification obligations for personal data breach; and new supervisory authorities, including a European Data Protection Board. The GDPR was further enhanced in the United Kingdom through new U.K.-specific legislation in the form of an updated U.K. Data Protection Act 2018.

Solicitors’ Professional Conduct. The regulatory body for solicitors in England and Wales is the Solicitors Regulation Authority (the “SRA”). It is responsible for regulating the professional conduct of solicitors and other authorized individuals at law firms, including our operations at Moriarty. It created and maintains the Solicitors Handbook, including the Code of Conduct, which contains the ethical principles that guide solicitors in their work, authorizes the law firms like Moriarty within which legal activities are carried out, and supervises the firms and individuals to ensure they adhere to professional standards. The SRA can take enforcement action against those that have breached the Code of Conduct, and has a range of sanctions available to ensure compliance.

Latin America Regulations

Our operations in Latin America are affected by local statutes, rules and regulations. It is our policy to comply with these laws in all of our recovery activities in Latin America, where applicable. Although we have purchased nonperforming loans in Colombia, Peru and the Caribbean, our collections activity is focused upon Colombia.

The most significant laws, regulations and regulatory oversight in Colombia include:

▪

The Superintendence of Industry and Commerce (the “SIC”) is a national public authority organized into six principal divisions, which include, inter alia, Consumer Protection and Personal Data Protection. The SIC ensures the protection of all the rights of people against companies that process their personal, financial, credit or commercial information.

▪

Law 1266 of 2008 and Law 1581 of 2012 are two key personal financial data protection laws which protect individuals’ right to know, update and rectify information gathered about them in databases or files.

▪

Law 2300 of 2023 safeguards the privacy of financial consumers and primarily applies to entities regulated by the Financial Superintendency and those engaged in collection operations. It governs contact and communication channels, as well as timing, for debt collection purposes.

▪

There are also three main circular letters from the Financial Superintendent Office which regulate collections practices: External Circular 48 of 2009 which gives Instructions related to the conditions of pre-legal collection management, External Circular 15 of 2010 which addresses protection of financial consumers’ rights, and External Circular 38 of 2011 which regulates personal and credit information treatment during the collection process.

Facilities

Our corporate headquarters are located in Minneapolis, Minnesota. As of September 30, 2025, we had additional offices and operations located in Sartell, Minnesota, Denver, Colorado, San Antonio, Texas, Basingstoke, United Kingdom, Paisley, United Kingdom, London, United Kingdom, London, Ontario, Toronto, Ontario, and Bogotá, Colombia. We believe that our facilities are adequate for our current operations.

Legal Proceedings

In the ordinary course of business, we may at times be subject to claims and legal actions. We do not believe the results of any current or threatened proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

MANAGEMENT

The following table sets forth the name, age as of the date of this prospectus and position of the individuals who currently serve as directors and executive officers of Jefferson Capital, Inc.

NAME	AGE	POSITION
Executive Officers
David Burton	60	President, Chief Executive Officer and Director
Christo Realov	45	Chief Financial Officer and Treasurer
Matthew Pfohl	58	Chief Administrative Officer, General Counsel and Secretary
Mark Zellmann	44	President of U.S. Business Lines
Penelope Person	57	Chief Commercial Officer
Non-Employee Directors
Thomas Harding	44	Director
John Oros	79	Director
Thomas Lydon, Jr.	33	Director
Christopher Giles	55	Director
Ronald Vaske	59	Director
Beth Leonard	65	Director

Executive Officers

David Burton founded Jefferson Capital in 2002 and has served as our President and Chief Executive Officer and on our board of directors since our inception. Prior to founding Jefferson Capital, Mr. Burton served as Group President of OSI Education Services, a subsidiary of leading accounts receivable management service provider Outsourcing Solutions, from 1996 to 2002. Mr. Burton entered the accounts receivable industry in 1992 when he joined A.M. Miller & Associates, eventually becoming its President and Chief Operating Officer and serving in such capacity from 1992 to 1996. Mr. Burton holds a Bachelor of Business Administration with a concentration in Finance and Law from the University of Michigan School of Business Administration. We believe Mr. Burton’s extensive experience in executive leadership positions and knowledge and experience in the accounts receivable industry make him well-qualified to serve as a member of our board of directors.

Christo Realov has served as our Chief Financial Officer since December 2024. Mr. Realov joined Jefferson Capital in 2021 as our Senior Vice President of Corporate Development and Treasurer. Prior to joining Jefferson Capital, Mr. Realov worked in a variety of positions in Citigroup’s Global Financial Institutions group from 2004 to 2021, most recently as Director. Mr. Realov holds a Bachelor of Arts in Mathematics and a Bachelor of Arts in Economics from Franklin & Marshall College.

Matthew Pfohl has served as our Chief Administrative Officer, General Counsel and Secretary since 2015. Prior to joining Jefferson Capital, Mr. Pfohl served as Vice President, Compliance and General Counsel at Interstate Auto Group Inc., a national auto sales and finance organization with significant consumer finance operations, from 2012 to 2015. From 2005 to 2012, Mr. Pfohl worked as a civil litigator at the Minnesota law firm Olson, Redford & Wahlberg, P.A. and from 2000 to 2005 as General Counsel and Director of Legal Services at AmericInn International, a national hotel chain. Mr. Pfohl holds a Bachelor of Arts in Economics from the University of Notre Dame and a Juris Doctor from Loyola University of Chicago.

Mark Zellmann has served as our President of U.S. Business Lines since 2022. Mr. Zellmann joined Jefferson Capital in 2004 as a Financial Analyst and has been leading the U.S. Distressed Underwriting team since 2012 until his promotion to President of U.S. Business Lines in 2022. Mr. Zellmann holds a Bachelor of Arts from the University of Minnesota and a Master of Business Administration from St. Cloud State University. He holds a Certified Management Accountant (CMA) designation from the Institute of Management Accountants.

Penelope Person has served as our Chief Commercial Officer since July 2017. Ms. Person joined Jefferson Capital in 2002 and has since held various roles in our company, including as manager of our external recovery operations and in roles overseeing our internal call center operations and leading our client services and marketing teams. Prior to joining Jefferson Capital, Ms. Person served in a variety of leadership roles at Fingerhut Companies, Inc, a catalog and online retailer allowing for payments with credit, from 1987 to 2001. Ms. Person holds a Travel & Tourism degree and a Court Reporting degree from St. Cloud Business College.

Non-Employee Directors

Thomas Harding has served on our board of directors since 2018. Since 2015, Mr. Harding has served as Managing Director at J.C. Flowers, a private equity firm that focuses on investments in the financial services industry. Prior to joining J.C. Flowers, Mr. Harding worked in Bank of America Merrill Lynch’s Financial Institutions Group from 2008 to 2015 where he covered a diverse range of bank, insurance and specialty finance companies. In addition to serving on our board of directors, Mr. Harding currently serves on the boards of Island Finance, iLending and Capital Funding Bancorp. He holds a Bachelor of Arts from Swarthmore College, a Juris Doctor from Columbia Law School and a Master of Business Administration from Columbia Business School. We believe Mr. Harding’s broad knowledge and experience in the financial services industry make him well-qualified to serve as a member of our board of directors.

John Oros has served on our board of directors since 2017. Now a Senior Advisor, Mr. Oros has served at J.C. Flowers as Operating Partner from 2018 to 2023 and as Managing Director from 2000 to 2018. Before joining J.C. Flowers, Mr. Oros held a number of executive positions at Enstar Group Limited, including the role of Executive Chairman from 2000 to 2011. Prior to joining Enstar, Mr. Oros worked in Goldman Sachs’ Financial Institutions Group from 1980 to 2000, where he became a General Partner in 1986. In addition to serving on our board of directors, Mr. Oros currently serves on the boards of Island Finance, National Guardian Life Insurance Company, iLending and TRICOR Insurance. Mr. Oros holds a Bachelor of Business Administration from the University of Wisconsin School of Business. We believe Mr. Oros’ extensive experience in executive leadership positions and knowledge of the financial services industry make him well-qualified to serve as a member of our board of directors.

Thomas Lydon, Jr. has served on our board of directors since 2021. Mr. Lydon has served as a Vice President at J.C. Flowers since 2023, where he has been working since 2017. Prior to joining J.C. Flowers, Mr. Lydon worked in Credit Suisse’s Financial Institutions Group from 2015 to 2017. In addition to serving on our board of directors, Mr. Lydon currently serves on the board of TRICOR Insurance. He holds a Bachelor of Science in Commerce from the University of Virginia. We believe Mr. Lydon’s industry experience and financial expertise make him well-qualified to serve as a member of our board of directors.

Christopher Giles has served on our board of directors since 2018. In 2020, Mr. Giles founded Hyland Hill Investment Partners, a private credit-focused alternative credit investment firm, and has served as a partner since co-leading the firm’s investment activity. Prior to founding Hyland Hill, Mr. Giles was a partner at Total Card Funding I, a non-prime U.S. consumer credit card business, from 2017 to 2020. From 2002 to 2017, Mr. Giles worked at Värde Partners, a global investment manager specialized in consumer, residential, and commercial mortgage finance transactions, in various positions and most recently as Senior Managing Director. Prior to joining Värde, from 1994 to 2002 Mr. Giles traded distressed loans for The Credit Store, Inc., a consumer finance company based in Sioux Falls, South Dakota. Mr. Giles holds a Bachelor of Science in Finance from the University of Connecticut. We believe Mr. Giles’ experience as a founder of an investment firm and his work in the consumer financial services industry make him well-qualified to serve as a member of our board of directors.

Ronald Vaske has served on our board of directors since 2016. Ronald Vaske has been a partner at the law firm Ballard Spahr LLP with a specialty in financial institutions and Fintechs, since 2018. Prior to joining Ballard Spahr, Mr. Vaske practiced at the law firm Lindquist & Vennum LLP from 1998 to 2018. Ron holds a Bachelor of Science from South Dakota State University and a Juris Doctor from Creighton University School of Law. We believe Mr. Vaske’s industry and extensive legal knowledge make him well-qualified to serve as a member of our board of directors.

Beth Leonard has served on our board of directors since 2024. Ms. Leonard has been a partner at EisnerAmper, a global accounting and consulting firm, and Partner-in-Charge of the Minnesota office since 2022. Prior to the merger with EisnerAmper in 2022, Ms. Leonard had been working at Lurie, LLP, a Minnesota-based accounting firm, since 1984 in various positions and for the last 15 years as Managing Partner. Ms. Leonard served on the board of directors for the American Institute of Certified Public Accountants from 2021 to 2024. She holds a Bachelor of Science in Business and Accounting from the University of Minnesota —Carlson School of Management. We believe Ms. Leonard’s broad understanding of accounting and corporate finance matters and management experience make her well-qualified to serve as a member of our board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors is currently composed of seven members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on our board of directors is fixed from time to time by resolution of the board of directors.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

On June 25, 2025, we entered into the Stockholders Agreement with the JCF Stockholders, which provides the JCF Stockholders the right to designate a certain number of nominees for election to our board of directors and certain committee nomination rights for so long as the JCF Stockholders (including their permitted transferees under the Stockholders Agreement) beneficially own a specified percentage of our outstanding common stock. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”

Classified Board of Directors

Our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

▪	the Class I directors are David Burton, Thomas Harding and Thomas Lydon, Jr., and their terms will expire at the annual meeting of stockholders to be held in 2026;
▪	the Class II directors are John Oros and Christopher Giles, and their terms will expire at the annual meeting of stockholders to be held in 2027; and
▪	the Class III directors are Beth Leonard and Ronald Vaske, and their terms will expire at the annual meeting of stockholders to be held in 2028.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Controlled Company Status

JCF Stockholders together control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

▪	a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules;
▪	we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
▪	we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
▪	we perform annual performance evaluations of the nominating and corporate governance and compensation committees.

We rely on certain of the foregoing exemptions. As a result, we will not have a board of directors whose majority consists of independent directors or a compensation committee that is comprised entirely of independent directors unless and until such time as we are required to. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these requirements by the date our status as a controlled company changes or within specified transition periods, as the case may be.

Director Independence

Our board of directors has determined that all of our directors, other than David Burton, Thomas Harding, Thomas Lydon, Jr. and Christopher Giles, qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing rules of the Nasdaq (the “Listing Rules”). David Burton is not considered independent by virtue of his position as our President and Chief Executive Officer. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our company.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a compliance committee. Our board of directors may establish other committees to facilitate the management of our business, but currently does not intend to have a standing nominating committee. The composition and functions of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the SEC and Listing Rules, which has been posted on our website at www.jcap.com.

Audit Committee

Our audit committee oversees our accounting and financial reporting process. Among other responsibilities, the audit committee:

▪	appoints our independent registered public accounting firm;
▪	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
▪	determines the engagement of the independent registered public accounting firm;
▪	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;
▪	reviews and approves all related party transactions on an ongoing basis;
▪	establishes procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters;
▪	discusses with management and the independent registered public accounting firm the annual audited financial statements and the review of our quarterly financial statements;
▪	pre-approves any proposed permissible non-audit services;

▪

reviews and discusses with management and the independent registered public accounting firm our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; and

▪	reviews the audit committee charter and the audit committee’s performance on an annual basis.

Our audit committee consists of Thomas Harding, Beth Leonard and Ronald Vaske, with Beth Leonard serving as chair. Our board of directors has determined that Beth Leonard and Ronald Vaske are independent under the Listing Rules and Rule 10A-3 of the Exchange Act. Thomas Harding does not qualify as independent under the Listing Rules and Rule 10A-3, which will require that our audit committee be composed entirely of independent members within one year of the date of our IPO prospectus. Our board of directors has determined that Beth Leonard is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

Compensation Committee

Our compensation committee oversees policies relating to the compensation and benefits of our officers and directors. Our compensation committee, among other responsibilities:

▪	reviews and sets or makes recommendations to our board of directors regarding the compensation of our Chief Executive Officer and other executive officers;
▪	reviews and approves or makes recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements;
▪	annually reviews and evaluates the compensation committee charter and will periodically review the committee’s performance;
▪	reviews and discusses with management the Compensation Discussion and Analysis for inclusion in our annual reports or proxy statements to be filed with the SEC, if required; and
▪	prepares the annual Compensation Committee Report, to the extent required.

Our compensation committee consists of Thomas Harding, Thomas Lydon, Jr. and Ronald Vaske, with Thomas Harding serving as chair. Our board of directors has determined that Ronald Vaske is independent under the Listing Rules. We intend to continue to avail ourselves of the “controlled company” exception under the Nasdaq rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

Compliance Committee

Our compliance committee oversees management’s compliance with all applicable laws and regulations, including those related to consumer compliance matters. The compliance committee assists our board of directors in fulfilling statutory and fiduciary responsibilities with respect to the oversight of regulatory and compliance matters and monitoring our company’s compliance with corporate policies and procedures. The compliance committee oversees our compliance program and has general oversight of our compliance management with the legal requirements of our business operations and business ethics. The committee is responsible for ensuring that an open means of communication exists between our board of directors and the persons responsible for our compliance functions. Our compliance committee reports its activities to our board of directors on a regular basis and makes such recommendations as it deems necessary and appropriate. By incorporating risk review and governance into our compliance management system, this structure helps ensure that our company follows an integrated governance risk compliance approach. Among other matters, the compliance committee:

▪	monitors the maintenance and enhancement of our policies and procedures, as well as our training, to ensure compliance with all legal, regulatory and consumer compliance laws, rules and regulations;
▪	monitors our company’s adherence to the various compliance and regulatory risks that we face;
▪	regularly reports to our board of directors on its evaluation of the effectiveness of our overall governance and to provides related recommendations; and
▪

reviews and monitors our system of internal reporting and auditing, including our internal policies, procedures and controls, for compliance with all legal, regulatory and consumer compliance laws, rules and regulations.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.

Code of Business Conduct and Ethics

In connection with the IPO, our board of directors adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The full text of our code of business conduct and ethics has been posted on our website at jcap.com. The audit committee of our board of directors is responsible for overseeing our code of business conduct and ethics and any waivers applicable to any director, executive officer or employee. We intend to continue to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above or in public filings.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that we will indemnify our executive officers and directors to the fullest extent permitted by the DGCL. We entered into indemnification agreements with each of our executive officers and directors in connection with the IPO. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2025, our “named executive officers” and their positions were as follows:

▪	David Burton, President and Chief Executive Officer;
▪	Mark Zellmann, President of U.S. Business Lines; and
▪	Penelope Person, Chief Commercial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

As a publicly traded company, we intend to continue to evaluate our compensation plans and arrangements as circumstances require.

As an emerging growth company, we have elected to take advantage of exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including reduced disclosure obligations regarding executive compensation in this prospectus and, while an emerging growth company, our future periodic reports and proxy statements.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2025 and December 31, 2024, as applicable.

						NON-EQUITY
				STOCK	OPTION	INCENTIVE PLAN	ALL OTHER
NAME AND PRINCIPAL		SALARY	BONUS	AWARDS	AWARDS	COMPENSATION	COMPENSATION	TOTAL
POSITION	YEAR	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)
David Burton	2025	765,769	150,000	—	—	—	2,497,320	3,413,089
President and Chief	2024	765,769	125,000	—	—	387,766	421,978	1,700,513
Executive Officer
Mark Zellmann	2025	325,009	50,000	—	—	106,907	439,973	921,889
President of U.S.	2024	303,851	110,000	—	—	137,374	54,246	605,471
Business Lines
Penelope Person	2025	142,000	—	—	—	149,710	282,196	573,906
Chief Commercial Officer	2024	142,000	—	—	—	248,062	46,098	436,160

(1)	Amounts reflect the base salaries paid to each executive in 2024 and 2025, including the increase in base salary Mr. Zellmann received in June 2024.
(2)	Amounts for 2025 reflect discretionary bonuses paid to Messrs. Burton and Zellmann in 2025 in recognition of their significant efforts in connection with the successful completion of our IPO. For additional information, see “Elements of the Company’s Executive Compensation Program — Cash Incentive Compensation — 2025 Discretionary Bonuses” below. Amounts for 2024 reflect discretionary bonuses paid to Messrs. Burton and Zellmann in 2024 in recognition of their significant efforts in connection with the successful completion of a planned portfolio acquisition.
(3)	Amounts reflect performance-based quarterly bonus payments earned by Mr. Zellmann and performance-based commissions for Ms. Person for 2025, as calculable as of the date of the filing of this registration statement of which this prospectus is a part.

The performance-based annual bonuses for Messrs. Burton and Zellmann and certain performance-based commissions for Ms. Person, earned for 2025 are not calculable as of the date of the filing of this registration statement of which this prospectus is a part. Such bonuses and commissions are expected to be determined in February 2026.

(4)	For Mr. Burton, amount reflects (a) dividends paid on Class B Units in the amount of $669,678 prior to our IPO, (b) dividends paid on shares of restricted stock in the amount of $1,813,200 following our IPO, (c) 401(k) matching contributions in the amount of $6,517, and (d) Young Presidents Organization member dues paid on his behalf in the amount of $7,925. For Mr. Zellmann, amount reflects (a) dividends paid on Class B Units in the amount of $101,724 prior to our IPO, (b) dividends paid on shares of restricted stock in the amount of $332,999 following our IPO and (c) 401(k) matching contributions in the amount of $5,250. For Ms. Person, amount reflects (a) dividends paid on Class B Units in the amount of $67,815 prior to our IPO, (b) dividends paid on shares of restricted stock in the amount of $210,005 following our IPO and (c) 401(k) matching contributions in the amount of $4,376.

Elements of the Company’s Executive Compensation Program

For the year ended December 31, 2025, the compensation for our named executive officers generally consisted of a base salary, incentive-based compensation, employee benefits and a 401(k) plan. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

2025 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries paid to each named executive officer for 2025 are set forth above in the Summary Compensation Table above in the column entitled “Salary.”

Cash Incentive Compensation

2025 Annual Bonuses

In 2025, Messrs. Burton and Zellmann were eligible to receive performance-based bonuses from the Company. Mr. Burton was eligible to earn a target annual bonus in an amount equal to 50% of his annual base salary, and Mr. Zellmann was eligible to earn a target bonus in an aggregate amount equal to 50% of his annual base salary, half of which is paid on a quarterly basis and the remaining half of which is paid on an annual basis following the end of the fiscal year, respectively. Actual bonus payments are determined by the Company based on achievement of company financial targets as well as individual financial and operational goals established for each executive.

As of the date of the filing of this registration statement of which this prospectus is a part, Mr. Zellmann had earned quarterly bonuses with respect to 2025 in an aggregate amount of $106,907. Annual bonus amounts and the quarterly bonus for our fourth fiscal quarter earned for 2025 are not calculable as of the date of the filing of this registration statement of which this prospectus is a part and have not been included in the Summary Compensation Table above. We expect such bonus amounts will be determined in February 2026.

Commission Payments

In 2025, Ms. Person was eligible to earn monthly commissions based on the achievement of specified deployment targets, with an uncapped commission opportunity. As of the date of the filing of this registration statement of which this prospectus is a part, Ms. Person earned aggregate commission of $149,710. The December 2025 commission earned by Ms. Person is not calculable as of the date of the filing of this registration statement of which this prospectus is a part and has not been included in the Summary Compensation Table above. We expect such commission amount will be determined in February 2026.

2025 Discretionary Bonuses

In 2025, the Company awarded Messrs. Burton and Zellmann discretionary bonus payments in connection with their significant efforts in connection with the successful completion of our IPO, which required significant effort outside the named executive officer’s normal responsibilities.

Equity Compensation

Prior Equity Plans – JCAP TopCo, LLC 2018 Underlying Units Plan and Management Invest, LLC 2018 Management Incentive Plan

Prior to our IPO, equity-based awards for the named executive officers were granted in the form of profits interests, which entitled the holder to a portion of the profits and appreciation in the equity value of JCAP TopCo, LLC arising after the date of grant.

Such awards were granted pursuant to the terms of the JCAP Topco, LLC 2018 Underlying Units Plan (the “JCAP Plan”) and the Management Invest, LLC 2018 Management Incentive Plan (the “Management Invest Plan”). Pursuant to the JCAP Plan, JCAP TopCo, LLC issued awards of Class B Units to Management Invest, LLC, which in turn issued corresponding awards of Class B Units in Management Invest, LLC under the Management Invest Plan to employees and directors of JCAP TopCo, LLC and its subsidiaries, including our named executive officers. Management Invest, LLC was formed as a separate company to hold the equity interests granted to these individuals in order to allow such individuals to hold units which mirror the economics of units directly in JCAP TopCo, LLC, while avoiding certain adverse tax and employment consequences that could have otherwise applied. The Class B Units granted pursuant to these plans were intended to constitute profits interests for federal income tax purposes.

Class B Unit Grants

In 2025, none of our named executive officers received any Class B Units. On October 30, 2018 we granted Class B Units in Management Invest, LLC to each of our named executive officers. Mr. Burton was granted 11,628,343 units, Mr. Zellmann was granted 1,377,041 units and Ms. Person was granted 1,224,036 units, respectively, of which 24% (“Tier I Units”) had an original distribution threshold of $1.00 per unit, 24% (“Tier II Units”) had an original distribution threshold of $2.00 per unit, 26% (“Tier III Units”) had a distribution threshold of $2.50 per unit and 26% (“Tier IV Units”) had a distribution threshold of $3.00 per unit. In addition, Mr. Zellmann was granted an additional award of 550,000 Class B Units on July 20, 2021, which was also divided into four tiers as follows: 125,000 Tier I Units, which had an original distribution threshold of $2.47 per unit, 125,000 Tier II Units, which had an original distribution threshold of $3.15 per unit, 150,000 Tier III Units, which had an original distribution threshold of $3.50 per unit and 150,000 Tier IV Units, which had an original distribution threshold of $3.75 per unit.

With respect to the awards, 50% of the Tier I and Tier II Units were scheduled to vest in five equal installments on each of the first five anniversaries of March 23, 2018 (or, with respect to Mr. Zellmann’s 2021 award, the date of his promotion to the position of Managing Director), subject to continued service through the applicable vesting dates; provided that such awards will accelerate and fully vest upon a “Change of Control.” The remaining 50% of such Tier I and Tier II Units were scheduled to vest upon a Change of Control in the event the applicable distribution threshold was achieved in connection therewith. All of the Tier III and Tier IV Units were scheduled to vest upon a Change of Control in the event that the applicable distribution threshold was achieved as well as the achievement by J.C. Flowers & Co. LLC and its applicable affiliates of an IRR equal to or greater than 17.0% in connection with such Change of Control.

We previously determined to pay out dividends, including on March 7, 2025 and May 9, 2025, with respect to our equityholders (including our vested and unvested Class B Unit holders). In connection with these dividends, each of our named executive officers received aggregate distributions in respect of their Class B Units of: $669,678 for Mr. Burton, $101,724 for Mr. Zellmann and $67,815 for Ms. Person, respectively.

In connection with our IPO, all of the Class B Units issued pursuant to the Management Invest Plan were crystalized and converted into shares of common stock on the basis of the same 2.4150549 exchange ratio used to convert the Class A Units and Class C Units. The conversion took into account the number of Class B Units held, the applicable distribution threshold and the value of the distributions that the holder would have been entitled to receive through their indirect ownership interest in JCAP TopCo, LLC had JCAP TopCo, LLC been liquidated on the date of such conversion in accordance with the terms of the distribution waterfall set forth in the JCAP TopCo LLC Agreement. If in-the-money, the Class B Units were converted into a number of shares based on the respective distribution thresholds and terms of such awards, and if out-of-the-money were canceled. For Class B Units that were in-the-money but unvested and subject to solely time vesting requirements, such Class B Units were converted into shares of restricted stock and subject to the same time vesting requirements that the corresponding Class B Units were subject to prior to the Reorganization. For Class B Units that were in-the-money but unvested and subject to performance vesting requirements, those were converted into shares of restricted stock and subject to a three-year time-vesting requirement with one-third of the restricted shares vesting on the first anniversary of the IPO, an additional one-third vesting on the second anniversary of the IPO and a final third vesting on the third anniversary of the IPO, subject to continued service through the applicable vesting dates (provided, that any such unvested shares of restricted stock will be subject to acceleration in the event of a holder’s termination of service without cause or due to such holder’s death or disability). The conversion of such in-the-money unvested Class B Units was evidenced by individual restricted stock agreements and were not issued under the 2025 Plan. Holders of converted restricted stock awards will be eligible to receive dividends in the event the Company determines to pay dividends in respect of its common stock. For Class B Units that are in-the-money and fully vested, those were converted into shares of unrestricted common stock.

With respect to Class B Units that were out-of-the-money and were canceled in the Reorganization, we issued new stock options under the 2025 Incentive Award Plan to the employee and director holders of such canceled Class B Units to put them in an approximately equivalent economic position in terms of number of options and exercise prices as they would be in if their Class B Units were not canceled and instead exchanged for new options. Such options were granted effective as of immediately following the determination of the initial public offering price per share of our common stock of $15.00 and were in an amount equal to the number of the out-of-the-money Class B Units that were canceled multiplied by the exchange ratio and have an exercise price per share equal to the distribution threshold of the out-of-the-money Class B Units multiplied by the exchange ratio (or if greater, the initial public offering price per share of our common stock). The options are subject to the same time-vesting requirements that the corresponding Class B Units were subject to prior to the IPO. None of our named executive officers received grants of such options.

The following table sets forth the actual number of vested shares of our common stock and unvested restricted shares of our common stock that each of our NEOs received upon conversion of their vested and unvested Class B Units in connection with our IPO.

		UNVESTED RESTRICTED SHARES
		RECEIVED UPON CONVERSION OF
		UNVESTED CLASS B UNITS
	VESTED SHARES	IN RESPECT	IN RESPECT OF
	RECEIVED UPON	OF TIME-	PERFORMANCE-
	CONVERSION OF VESTED	BASED CLASS B	BASED CLASS B
NAME	CLASS B UNITS (#)	UNITS (#)	UNITS (#)(4)
David Burton(1)	1,095,257	—	3,061,101
Mark Zellmann(2)	153,211	15,673	479,425
Penelope Person(3)	115,290	—	322,221

(1)	All of Mr. Burton’s Class B Units which were subject solely to time-based vesting were fully time-vested as of the date of the initial public offering pricing.
(2)	7,837 shares of the restricted stock issued to Mr. Zellmann in conversion of his Class B Units subject solely to time-based vesting vested on July 20, 2025 and 7,836 shares will vest on July 20, 2026.
(3)	All of Ms. Person’s Class B Units which were subject solely to time-based vesting were fully time-vested as of the date of the initial public offering pricing.
(4)	All restricted shares received upon conversion of Class B Units subject solely to performance-based vesting requirements are subject to a three-year time-vesting period beginning on the date of consummation of the IPO.

No other awards were issued under the new 2025 Incentive Award Plan as part of the IPO.

2025 Incentive Award Plan

In connection with the IPO, we adopted the 2025 Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan (the “401(k) Plan”) for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.

Employee Benefits and Perquisites

Health/Welfare Plans.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

▪	medical, dental and vision benefits;
▪	medical and dependent care flexible spending accounts;
▪	short-term and long-term disability insurance; and
▪	life insurance.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025.

STOCK AWARDS
				EQUITY INCENTIVE	EQUITY INCENTIVE
				PLAN AWARDS:	PLAN AWARDS: MARKET
		NUMBER OF	MARKET VALUE OF	NUMBER OF	OR PAYOUT VALUE OF
		SHARES OR	SHARES OR	UNEARNED SHARES,	UNEARNED SHARES,
		UNITS OF STOCK	UNITS OF STOCK	UNITS OR OTHER RIGHTS	UNITS OR OTHER RIGHTS
	GRANT	THAT HAVE NOT	THAT HAVE NOT	THAT HAVE NOT	THAT HAVE NOT
NAME	DATE	VESTED (#)	VESTED ($)(1)	VESTED (#)	VESTED ($)
David Burton(2)	June 25, 2025	3,061,101	68,384,996	—	—
Mark Zellmann(3)	June 25, 2025	487,261	10,885,411	—	—
Penelope Person(4)	June 25, 2025	322,221	7,198,417	—	—

(1)	Market value reflects the number of unvested shares of restricted stock multiplied by $22.34 per share, the closing price of our common stock on the Nasdaq on December 31, 2025.
(2)	Amount represents the number of shares of restricted stock issued to Mr. Burton in respect of unvested performance-based Class B Units in connection with our IPO that have not yet vested. One-third of the award vests on the first three anniversaries of June 25, 2025, subject to continued service through the applicable vesting dates (provided, that any such unvested shares of restricted stock will be subject to acceleration in the event of the executive’s termination of service without cause or due to his death or disability).
(3)	Amount represents (i) 479,425 shares of restricted stock issued to Mr. Zellmann in respect of unvested performance-based Class B Units in connection with our IPO that have not yet vested; one-third of such shares of restricted stock vests on the first three anniversaries of June 25, 2025 and (ii) 7,836 shares of restricted stock issued to Mr. Zellmann in respect of unvested time-based Class B Units in connection with our IPO that have not yet vested; such shares of restricted stock will vest on July 20, 2026, in each case subject to continued service through the applicable vesting dates (provided, that any such unvested shares of restricted stock will be subject to acceleration in the event of the executive’s termination of service without cause or due to his death or disability).
(4)	Amount represents the number of shares of restricted stock issued to Ms. Person in respect of unvested performance-based Class B Units in connection with our IPO that have not yet vested. One-third of the award vests on the first three anniversaries of June 25, 2025, subject to continued service through the applicable vesting dates (provided, that any such unvested shares of restricted stock will be subject to acceleration in the event of the executive’s termination of service without cause or due to her death or disability).

Executive Compensation Arrangements

We are party to an employment agreement with Mr. Burton, as further described below. We have not entered into employment agreements with our other named executive officers Mr. Zellmann and Ms. Person.

David Burton

On March 20, 2018, CL Holdings, LLC and FMT Services, LLC (collectively, the “Employer”) entered into an amended and restated employment agreement with Mr. Burton (the “Burton Employment Agreement”), providing for his position as Chief Executive Officer of the Employer. Mr. Burton’s employment with the Employer is at-will.

The Burton Employment Agreement provides that Mr. Burton will be entitled to an initial annual base salary of $600,000, which will be reviewed on an annual basis for merit-based increases of up to 5%. The Burton Employment Agreement also provides that Mr. Burton will be entitled to receive an annual target bonus equal to fifty (50%) of his annual base salary currently in effect, which shall be conditioned upon, among other things, Mr. Burton’s performance and the performance of the Employer. Mr. Burton is also entitled to receive (i) first class and/or business class air travel for all business travel on behalf of the Employer and (ii) reimbursement for his dues and expenses with respect to the Young Presidents’ Organization.

The Burton Employment Agreement also provides that upon termination of Mr. Burton’s employment by the Employer without Cause (as defined below) and upon his resignation for Good Reason (as defined below), subject to Mr. Burton’s execution and non-revocation of a release of claims, Mr. Burton will be entitled to receive, in addition to any accrued amounts, his annual base salary for a period of 18 months.

As defined in the Burton Employment Agreement, “Cause” generally means (i) Mr. Burton’s conviction or entry of a plea of guilty or nolo contendere plea for a felony, a crime involving moral turpitude or any other act or omission involving dishonesty, breach of Mr. Burton’s duty of loyalty, or fraud with respect to CL Holdings, LLC and FMT Services, LLC or any of its subsidiaries or affiliates or any of their employees or which has had or would have a material negative effect upon the Employer or any of its subsidiaries or affiliates, (ii) substantial and repeated failure by Mr. Burton to perform duties of the office held by Mr. Burton or as reasonably directed by the board of managers of CL Holdings, LLC, (iii) gross negligence, willful misconduct or breach of fiduciary duty with respect to the Employer or any of its respective subsidiaries or affiliates or any of their customers, suppliers, employees or other business relation, (iv) a material failure to observe policies or standards regarding employment practices (including, without limitation, nondiscrimination, sexual harassment and alcohol and drug-use policies), in each case, as approved by the board of managers of CL Holdings, LLC from time to time, (v) any conduct causing the Employer or any of its subsidiaries or affiliates substantial public disgrace or disrepute or substantial economic harm and/or (vi) a material breach by Mr. Burton of the Burton Employment Agreement which, if susceptible of cure, has not been cured within ten business days after notice of the breach has been delivered to Mr. Burton in writing.

As defined in the Burton Employment Agreement, “Good Reason” generally means (i) a reduction in Mr. Burton’s then-effective annual base salary (except in connection with a general reduction of the salaries of the senior executives of the Employer or its subsidiaries, and his reduction is 10% or less), (ii) the Employer’s failure to timely pay Mr. Burton’s annual base salary and annual bonus, (iii) Mr. Burton being removed as Chief Executive Officer of the Employer or being required to report to someone other than the Employer’s board of directors or (iv) relocation of Mr. Burton’s principal office to a location which more than fifty (50) miles outside of the Minneapolis, Minnesota metropolitan area. Notwithstanding the foregoing, Mr. Burton will not be deemed to have resigned for Good Reason unless (i) Mr. Burton provides the Employer with written notice of the existence of Good Reason within thirty (30) days of the initial existence of such event, (ii) the Employer has been given an opportunity to cure any of the foregoing within thirty (30) days following Mr. Burton’s delivery to the Employer of such written notice, and (iii) Mr. Burton’s resigns from the Employer within forty-five (45) days following the expiration of the Employer’s thirty (30) day cure period.

The Burton Employment Agreement includes confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including eighteen (18) month post-employment non-competition and non-solicitation of employees and customers.

Director Compensation

Prior to the IPO, we paid certain of our non-employee directors an annual cash retainer fee of $30,000, payable quarterly.

In connection with our IPO, we approved a compensation program for our non-employee directors which superseded our prior practice, pursuant to which our non-employee directors are eligible to receive an annual cash retainer fee of $30,000, with an additional annual cash retainer fee of $8,000 payable to members of the audit committee, in each case payable quarterly. We did not grant other equity or non-equity awards to our directors in 2025. We do not provide any compensation to Thomas Harding or Thomas Lydon, Jr. for their service on our board of directors. Mr. Szemenyei resigned from our board of directors in May 2025.

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2025.

	FEES EARNED
	OR PAID IN	OPTION AWARDS
NAME	CASH ($)	($)(1)	TOTAL ($)
John Oros	30,000	—	30,000
Christopher Giles	30,000	—	30,000
Ronald Vaske	32,416	—	32,416
Beth Leonard	32,416	50,101	82,517
Andrew Szemenyei	19,192	—	19,192

(1)	Amount reflects the grant date fair value of the stock options awarded to certain of our directors, computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the options in Note 10 to the audited consolidated financial statements included elsewhere in this prospectus.

The table below shows the aggregate numbers of shares of unvested restricted stock and stock options held by each non-employee director as of December 31, 2025.

	RESTRICTED	STOCK OPTIONS	STOCK OPTIONS
NAME	STOCK	(UNVESTED)	(VESTED)
Christopher Giles	39,387	—	—
Ronald Vaske	19,701	—	—
Beth Leonard	13,931	33,125	8,281

Christopher Giles, Ronald Vaske and Beth Leonard are the only non-employee directors who held Class B Units immediately prior to the Reorganization. Ms. Leonard received 41,406 options with an exercise price of $17.24 in connection with our IPO.

The following table sets forth the actual number of vested shares of our common stock and unvested restricted shares of our common stock that each of Messrs. Giles and Vaske and Ms. Leonard received upon conversion of their vested and unvested Class B Units in connection with the IPO.

		UNVESTED RESTRICTED SHARES
		RECEIVED UPON CONVERSION OF
		UNVESTED CLASS B UNITS
		IN RESPECT	IN RESPECT OF
	VESTED SHARES	OF TIME-	PERFORMANCE-
	RECEIVED UPON	BASED	BASED
	CONVERSTION OF VESTED	CLASS B	CLASS B
NAME	CLASS B UNITS (#)	UNITS (#)	UNITS (#)(4)
Christopher Giles(1)	39,387	—	39,387
Ronald Vaske(2)	19,699	—	19,701
Beth Leonard(3)	—	7,739	7,740

(1)	All of Mr. Giles’ Class B Units which were subject solely to time-based vesting were fully time-vested as of the date of the initial public offering pricing.
(2)	All of Mr. Vaske’s Class B Units which were subject solely to time-based vesting were fully time-vested as of the date of the initial public offering pricing.
(3)	The restricted stock issued to Ms. Leonard in conversion of her Class B Units subject solely to time-based vesting will vest annually in five ratable installments that began on November 6, 2025 and will end on (and including) November 6, 2029.
(4)	All restricted shares received upon conversion of Class B Units subject solely to performance-based vesting requirements are subject to a three-year time-vesting period beginning on the date of consummation of the IPO.

Clawback Policy

In connection with the IPO, our board of directors adopted a compensation recovery policy that is compliant with the listing rules of the Nasdaq, as required by the Dodd-Frank Act.

2025 Incentive Award Plan

In connection with our IPO, we adopted the 2025 Plan subject to the approval of our stockholders, under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2025 Plan are summarized below. This summary is not a complete description of all provisions of the 2025 Plan and is qualified in its entirety by reference to the 2025 Plan, which will be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Eligibility and Administration

Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries are eligible to receive awards under the 2025 Plan. The 2025 Plan is expected to be initially administered by our board of directors, which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2025 Plan, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2025 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2025 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of shares of our common stock available for issuance under the 2025 Plan is equal to the sum of (a) 6,406,009 shares and (b) an annual increase on the first day of each calendar year beginning January 1, 2026 and ending on and including January 1, 2035, equal to the lesser of (i) five percent (5.0%) of the aggregate number of shares outstanding as of the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as is determined by the Board; provided, however, no more than 64,060,090 shares may be issued upon the exercise of incentive stock options (“ISOs”). The share reserve formula under the 2025 Plan is intended to provide us with the continuing ability to grant equity awards to eligible employees, directors and consultants for the ten-year term of the 2025 Plan.

Awards granted under the 2025 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction with us, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the 2025 Plan. The maximum grant date fair value of cash and equity awards granted to any non-employee director pursuant to the 2025 Plan during any calendar year is $1,000,000.

Awards

The 2025 Plan provides for the grant of stock options, including ISOs and nonqualified stock options, (“NSOs”) restricted stock, dividend equivalents, stock payments, restricted stock units (“RSUs”) other incentive awards, stock appreciation rights (“SARs”) and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the 2025 Plan. Certain awards under the 2025 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2025 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

▪

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

▪

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction). The term of a SAR may not be longer than ten years.

▪

Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

▪

Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

▪

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the 2025 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits, facilitate the transaction, or give effect to changes in applicable law or accounting principles, in connection with certain transactions and events affecting our common stock, such as a change in control, stock dividends, stock splits, mergers, consolidations and other corporate transactions. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2025 Plan and replacing or terminating awards under the 2025 Plan. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2025 Plan and outstanding awards.

In the event of a “change in control” of our company (as defined in the 2025 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. In the event such awards are assumed by the surviving entity and the participant’s employment or service is terminated without “cause” (as defined in the 2025 Plan) within twelve months of such change in control, any such unvested awards will accelerate and vest and with respect to any options held by the participant, such participant will have a period of six months following the date of such termination (or such longer period as may be set forth in the applicable award agreement(s)) to exercise such options (but in no event beyond the original expiration date). Individual award agreements may provide for additional accelerated vesting and payment provisions.

Non-U.S. Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2025 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2025 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2025 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2025 Plan. No award may be granted pursuant to the 2025 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2025 Plan and (ii) the date on which our stockholders approve the 2025 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” the following is a description of transactions since January 1, 2023 and each currently proposed transaction in which:

▪	we have been or are to be a participant;
▪	the amounts involved exceeded or will exceed $120,000; and
▪

any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

The Reorganization

In connection with the Reorganization and the IPO, we engaged in certain transactions with certain of our directors and executive officers and with entities affiliated with J.C. Flowers, a leading private investment firm dedicated to investing globally in the financial services industry, that will become holders of more than 5% of our outstanding capital stock. See the section titled “Prospectus Summary — The Reorganization” for a description of these transactions.

Stockholders Agreement

On June 25, 2025, we entered into the Stockholders Agreement with the JCF Stockholders, which are holders of more than 5% of our outstanding capital stock and entities with which certain of our directors are affiliated. The Stockholders Agreement provides the JCF Stockholders certain registration rights as described below. The Stockholders Agreement also provides the JCF Stockholders the right to designate a certain number of nominees for election to our board of directors and certain committee nomination rights for so long as the JCF Stockholders (including their permitted transferees under the Stockholders Agreement) beneficially own a specified percentage of our outstanding common stock. The registration rights provided to the JCF Stockholders will terminate upon the earliest of (i) the completion of certain liquidation events or (ii) such time after the completion of the IPO that the JCF Stockholders can sell all of their shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period, without limitation thereunder on volume or manner of sale. Under the Stockholders Agreement, we are generally required to pay all expenses (other than underwriting discounts and commissions and certain other expenses) related to any registration effected pursuant to the exercise of such registration rights and to indemnify the JCF Stockholders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. The Form S-1 and Form S-3 demand registration rights described below are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares of common stock included in any such registration under specified circumstances.

Form S-1 Demand Registration Rights

The JCF Stockholders have the right to demand that we file a registration statement on Form S-1 to register the offer and sale of their shares. We are generally only obligated to effect up to two such registrations. Each such request for registration generally must cover securities the anticipated aggregate offering price of which, net of underwriting discounts and commissions, is at least $25.0 million. If our board of directors determines that it would be materially detrimental to us and our stockholders to effect such a demand registration, we will have the right to defer such registration, not more than once in any 12-month period, for a period of up to 30 days.

Form S-3 Demand Registration Rights

At any time when we are eligible to file a registration statement on Form S-3, the JCF Stockholders will be able to request that we register the offer and sale of their shares on a registration statement on Form S-3, generally so long as the request covers securities the anticipated aggregate public offering price of which, net of any underwriting discounts or commissions, is at least $25.0 million. The JCF Stockholders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected three such registrations within the 12-month period preceding the date of the request. If our board of directors determines that it would be materially detrimental to us and our stockholders to effect such a demand registration, we will have the right to defer such registration, not more than once in any 12-month period, for a period of up to 30 days.

Piggyback Registration Rights

If we propose to register shares of our common stock or other securities under the Securities Act, either for our own account or for the account of our stockholders, in connection with such offering, the JCF Stockholders are able to request that we include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration relating solely to our stock plans, (ii) a registration relating to a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares having registration rights, or (iv) a registration relating to the offer and sale of debt securities, the JCF Stockholders are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Nomination and Consent Rights

The Stockholders Agreement provides the JCF Stockholders the right to designate a certain number of nominees for election to our board of directors and certain committee nomination rights for so long as the JCF Stockholders (including their permitted transferees under the Stockholders Agreement) beneficially own a specified percentage of our outstanding common stock. For so long as the JCF Stockholders beneficially own shares of common stock representing at least 50% of the common stock then outstanding, the JCF Stockholders will be entitled to nominate four directors to serve on our board of directors, at least two of which such directors must be “independent directors” under applicable law and stock exchange listing standards. For so long as the JCF Stockholders beneficially own shares of common stock representing at least 30% but less than 50% of the common stock then outstanding, the JCF Stockholders will be entitled to nominate three directors to serve on our board of directors. For so long as the JCF Stockholders beneficially own shares of common stock representing at least 20% but less than 30% of the common stock then outstanding, the JCF Stockholders will be entitled to nominate two directors to serve on our board of directors. For so long as the JCF Stockholders beneficially own shares of common stock representing at least 10% but less than 20% of the common stock then outstanding, the JCF Stockholders will be entitled to nominate one director to serve on our board of directors.

Additionally, the Stockholders Agreement specifies that we will not take certain significant actions specified therein, including (i) any acquisition or disposition where aggregate consideration is greater than $100,000,000 in a single transaction or series of related transactions; (ii) any transaction in which any person or group acquires more than 50% of our then outstanding capital stock or the power to elect a majority of the members of our board of directors; (iii) any incurrence or refinancing of our indebtedness or that of our subsidiaries to the extent such incurrence or refinancing would result in us or our subsidiaries having indebtedness in excess of $150,000,000 in the aggregate; (iv) any increase or decrease in the size of our board of directors; (v) any reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up; and (vi) any amendment, alteration or repeal of any provision of our governing documents in a manner that adversely affects the powers, preferences or rights of the JCF Stockholders, in each case, without the prior written consent of the JCF Stockholders as long as the JCF Stockholders (including their permitted transferees under the Stockholders Agreement) beneficially own at least 10% of the outstanding shares of our common stock (as adjusted for stock splits, combinations, reclassifications and similar transactions).

Indemnification Agreements

In connection with the IPO, we entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Participation Agreement

In February 2023, Jefferson Capital Systems, LLC, one of our wholly owned indirect subsidiaries, entered into a participation agreement (the “Participation Agreement”) with HH Warehouse LLC (“HH Warehouse”), pursuant to which Jefferson Capital Systems, LLC sold a 26.75% beneficial ownership interest (the “Portfolio Interest”) in a portfolio of performing installment loans (the “Portfolio”) to HH Warehouse for $2.9 million and agreed to administer the Portfolio and pay HH Warehouse a share of the collections proportionate to the size of the Portfolio Interest. In July 2024, Jefferson Capital Systems, LLC entered into an amendment to the Participation Agreement with HH Warehouse, pursuant to which Jefferson Capital Systems, LLC repurchased the Portfolio Interest from HH Warehouse for $1.4 million and assumed all rights and obligations related to the Portfolio Interest. Christopher Giles, a member of our board of directors, served as Vice President of HH Warehouse and held 12.86% of the membership interests in HH Warehouse at the time of such transactions.

Family Relationship

Bryan Szemenyei, President of Canaccede, one of our wholly owned indirect subsidiaries, is the son of Andrew Szemenyei, who resigned as a member of our board of directors in May 2025, and has been employed by our subsidiary since our acquisition of Canaccede in March 2020. Bryan Szemenyei does not reside with Andrew Szemenyei and is not one of our executive officers. During the years ended December 31, 2025, 2024 and 2023, Bryan Szemenyei had total compensation, including base salary, bonus and other compensation, of C$0.3 million, C$0.4 million and C$0.3 million, respectively. In May 2025, Jefferson Capital Holdings, LLC also repurchased Class A Units and Class C Units of JCAP TopCo, LLC from Bryan Szemenyei, at an aggregate purchase price of $1.25 million.

Policies and Procedures for Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests or the perception thereof. In connection with the IPO, our board of directors adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year, and a related person had, has, or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2025, as adjusted to reflect the sale of common stock by the selling stockholders in this offering and the Share Repurchase, of:

▪	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;
▪	each of the selling stockholders;
▪	each of our named executive officers;
▪	each of our directors; and
▪	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, subject to any applicable community property laws.

Percentage ownership of our common stock before this offering is based on 64,629,228 shares of our common stock outstanding as of December 31, 2025. Percentage ownership of our common stock after this offering and the Share Repurchase is based on 61,629,228 shares of our common stock outstanding after giving effect to the completion of this offering and the Share Repurchase. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of our common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable within 60 days of December 31, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is 600 South Highway 169, Suite 1575, Minneapolis, Minnesota 55426.

			NUMBER OF	NUMBER OF
			SHARES	SHARES
			BEING	BEING
			OFFERED	OFFERED
			ASSUMING	ASSUMING
			NO	FULL	SHARES BENEFICIALLY OWNED AFTER THIS
			EXERCISE	EXERCISE	OFFERING AND THE SHARE REPURCHASE
	SHARES BENEFICIALLY		OF OPTION	OF OPTION	ASSUMING NO		ASSUMING FULL
	OWNED PRIOR TO THIS		TO	TO	EXERCISE OF OPTION TO		EXERCISE OF OPTION TO
	OFFERING AND THE		PURCHASE	PURCHASE	PURCHASE ADDITIONAL		PURCHASE ADDITIONAL
	SHARE REPURCHASE		ADDITIONAL	ADDITIONAL	SHARES		SHARES
NAME OF BENEFICIAL OWNERS	SHARES	%	SHARES	SHARES	SHARES	%	SHARES	%
5% Stockholders and Selling Stockholders:
Entities affiliated with J.C. Flowers(1)	43,721,807	67.7%	9,565,000	11,000,000	34,156,807	55.4%	32,721,807	53.1%
Other Selling Stockholders
Bryan Szemenyei(2)	1,154,522	1.8%	100,000	115,000	1,054,522	1.7%	1,039,522	1.7%
Named Executive Officers and Directors:
David Burton(3)	3,777,500	5.8%	335,000	385,000	3,442,500	5.6%	3,392,500	5.5%
Mark Zellmann(4)	693,747	1.1%	—	—	693,747	1.1%	693,747	1.1%
Penelope Person(5)	437,511	*	—	—	437,511	*	437,511	*
Thomas Harding(6)	—	—	—	—	—	—	—	—
John Oros	—	—	—	—	—	—	—	—
Thomas Lydon, Jr	—	—	—	—	—	—	—	—
Christopher Giles(7)	78,774	*	—	—	78,774	*	78,774	*
Ronald Vaske(8)	39,400	*	—	—	39,400	*	39,400	*
Beth Leonard(9)	23,760	*	—	—	23,760	*	23,760	*
All directors and executive officers as a group (11 individuals)(10)	5,638,499	8.7%	335,000	385,000	5,303,499	8.6%	5,253,499	8.5%

*	Represents beneficial ownership of less than 1%.
(1)	Reflects shares held directly by JCF IV JCAP Holding L.P. The general partner of JCF IV JCAP Holding L.P is JCF IV JCAP Holding GP LLC. The sole managing member of JCF IV JCAP Holding GP LLC is JCF Associates IV Ltd. J. Christopher Flowers controls JCF Associates IV Ltd and thus may be deemed to control each entity directly or indirectly controlled by JCF Associates IV Ltd., including JCF IV JCAP Holding L.P. The business address of each of the entities listed in this footnote and Mr. Flowers is c/o J.C. Flowers & Co. LLC, 1301 Avenue of the Americas, 16th Floor, New York, NY 10019.
(2)	Consists of (i) 456,267 shares of common stock held by Bryan Szemenyei, and (ii) 698,255 shares of common stock held by Szemenyei Holdings Inc. In this offering, shares of common stock will be sold by Szemenyei Holdings Inc. Bryan Szemenyei is the sole shareholder of Szemenyei Holdings Inc.
(3)	Consists of shares of common stock (including 3,061,101 shares of restricted common stock).
(4)	Consists of shares of common stock (including 487,261 shares of restricted common stock).
(5)	Consists of shares of common stock (including 322,221 shares of restricted common stock).
(6)	Mr. Harding, who is a member of our board of directors, is a managing director of J.C. Flowers.
(7)	Consists of shares of common stock (including 39,387 shares of restricted common stock).
(8)	Consists of shares of common stock (including 19,700 shares of restricted common stock).
(9)	Consists of (i) 15,479 shares of common stock (including 13,931 shares of restricted common stock) and (ii) 8,281 shares of common stock issuable pursuant to outstanding stock options that are currently exercisable or become exercisable within 60 days of December 31, 2025.
(10)	Consists of (i) 5,599,163 shares of common stock (including 4,337,891 shares of restricted common stock) and (ii) 39,336 shares of common stock issuable pursuant to outstanding stock options that are currently exercisable or become exercisable within 60 days of December 31, 2025.

DESCRIPTION OF CAPITAL STOCK

The following summary describes important terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which will be incorporated by reference as exhibits to the registration statement of which this prospectus is part.

General

In connection with the IPO, we filed an amended and restated certificate of incorporation and we adopted our amended and restated bylaws. Our amended and restated certificate of incorporation authorizes capital stock consisting of:

▪	330,000,000 shares of common stock, par value $0.0001 per share; and
▪	50,000,000 shares of preferred stock, par value $0.0001 per share.

The selling stockholders are selling 10,000,000 shares of our common stock in this offering. All shares of our common stock outstanding are fully paid and non-assessable.

As of September 30, 2025, there were 64,665,255 shares of our common stock outstanding (including 6,374,784 restricted shares, subject to certain vesting conditions), held of record by 165 stockholders. No shares of our preferred stock are designated, issued or outstanding.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and outs amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after completion of this offering, no shares of preferred stock will be outstanding and we have no present plan to issue any shares of preferred stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. On August 13 and November 12, 2025, we declared a dividend of $0.24 per share for the second and third quarter of 2025, respectively. We currently intend to continue to pay quarterly cash dividends on our common stock. See “Dividend Policy” and “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — There can be no assurance that we will continue to declare cash dividends or repurchase our shares at all or in any particular amounts.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors — General Risk Factors — Our anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of our common stock.”

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, or employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. See “Management — Board Composition.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that from and after the Trigger Date, our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the board of directors, the Chairman of our board of directors, our chief executive officer, our president or another officer selected by a majority of our board of directors; provided, however, that prior to the Trigger Date, special meetings of the stockholders for any purpose may also be called by or at the direction of the board of directors or the Chairman of the board of directors at the request of the JCF Stockholders, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting. The board of directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the board of directors. Prior to the Trigger Date, the JCF Stockholders shall not be subject to the notice requirements with respect to the proposal of any business (other than with respect to the nomination of directors) at any annual or special meeting of the stockholders. For so long as the JCF Stockholders are entitled to designate a director for election pursuant to the Stockholders Agreement, the JCF Stockholders also shall not be subject to the notice requirements with respect to the nomination of directors.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Removal of Directors; Vacancies

Prior to the Trigger Date, any director may be removed at any time, with or without cause, by the holders of at least a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election and removal of directors in the manner permitted by our amended and restated certificate of incorporation. In all other cases and from and after the Trigger Date, our amended and restated certificate of incorporation provides that, except in the case of the removal of a director designated by the JCF Stockholders or their permitted transferees, which removal shall be only take place in accordance with the terms of the Stockholders Agreement, directors may only be removed from our board of directors for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of the common stock outstanding and entitled to vote on the election and removal of directors. Except in the case of a vacancy arising with respect to a director designated by the JCF Stockholders, which vacancy shall be filled in accordance with the terms of the Stockholders Agreement, our board of directors has the sole power to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

Supermajority Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors is expressly authorized to adopt, make, alter, amend or repeal our bylaws. From and after the Trigger Date, any adoption, alteration, amendment or repeal of our bylaws by our stockholders will require the affirmative vote of holders of at least 66 2∕3% of the voting power of our outstanding capital stock entitled to vote thereon. In addition, our amended and restated certificate of incorporation provides that from and after the Trigger Date, certain articles of the certificate of incorporation, including those relating to (i) the board size, classification, removal and vacancies, (ii) stockholder action by written consent, (iii) special meetings of stockholders, (iv) amendment of certificate and bylaws, (v) business combinations with interested stockholders, (vi) liability of directors, (vii) forum selection, and (viii) waiver of corporate opportunity, may be amended only by a vote of at least 66 2∕3% of the voting power of our outstanding capital stock entitled to vote thereon.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Section 203 of the DGCL

In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder,” or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.

We elected in our amended and restated certificate of incorporation not to be subject to Section 203; however, our amended and restated certificate of incorporation contains provisions that have generally the same effect as Section 203. Nonetheless, our amended and restated certificate of incorporation provides that the JCF Stockholders, their affiliates and successors, and their direct and indirect transferees are not deemed “interested stockholders” for purposes of such provisions and therefore will not be subject to such provisions regardless of the percentage of our voting stock owned by them.

Conflicts of Interest; Corporate Opportunities

In order to address potential conflicts of interest between us and the JCF Stockholders, our amended and restated certificate of incorporation contains certain provisions regulating and defining the conduct of our affairs to the extent that they may involve the JCF Stockholders and their directors, managers, officers, associated funds, employees and/or representatives and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with the JCF Stockholders. In general, these provisions recognize that we and the JCF Stockholders may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and the JCF Stockholders will continue to have contractual and business relations with each other, including directors, officers or employees of the JCF Stockholders serving as our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the JCF Stockholders have no duty to communicate information regarding a corporate opportunity to us or to refrain from engaging in the same or similar lines of business or doing business with any of our clients, customers or vendors. Moreover, our amended and restated certificate of incorporation provides that for so long as the JCF Stockholders and their affiliates own at least 10% of the total voting power of our outstanding shares with respect to the election of directors or otherwise has one or more directors, officers or employees serving as our director, officer or employee, in the event that any of our directors, officers or employees who is also a director, officer or employee of the JCF Stockholders acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us and the JCF Stockholders, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and we, to the fullest extent permitted by law, renounce any interest or expectancy in such business opportunity, and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to us or any of our affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is our director, officer or employee and who is also a director, officer or employee of the JCF Stockholders shall belong to us only if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and otherwise shall belong to the JCF Stockholders.

Our amended and restated certificate of incorporation also provides for special approval procedures that may be utilized if it is deemed desirable by the JCF Stockholders, us, our affiliates or any other party, that we take action with specific regard to transactions or opportunities presenting potential conflicts of interest, out of an abundance of caution, to ensure that such transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, we may employ any of the following special procedures:

▪

the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the board of directors or a duly appointed committee of the board of directors, and the board of directors or such committee authorizes approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

▪	the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

Any person purchasing or otherwise acquiring any interest in any shares of our common stock will be deemed to have consented to these provisions of our amended and restated certificate of incorporation.

Subject to the rights of the holders of any series of preferred stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of voting stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with these provisions of the amended and restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. In connection with the IPO, we entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation relating to us. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Exclusive Forum

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws (as either may be amended from time to time); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters needs to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Furthermore, Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Consequently, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation and amended and restated bylaws will also provide that, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. While the Delaware courts have determined that such choice of forum provisions are facially valid, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings and a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. For the avoidance of doubt, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Trading Symbol and Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JCAP.”

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Shares

The sale of a substantial amount of our common stock in the public market could adversely affect the prevailing market price of our common stock. See “Risk Factors — General Risk Factors — Future sales, or the perception of future sales, by us or our stockholders could adversely affect the market price of our stock.”

Upon completion of this offering and the Share Repurchase, we expect to have outstanding an aggregate of 61,665,255 shares of our common stock, assuming no exercise of outstanding options. All of the shares of common stock sold in this offering and the shares sold in the IPO will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding shares of common stock that are not “restricted securities” within the meaning of Rule 144 under the Securities Act, and the sales of those shares will be subject to the limitations and restrictions that are described below. Shares of our common stock that are not restricted securities and are purchased by our affiliates will be “control securities” under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below. Control securities may be sold in the public market subject to the restrictions set forth in Rule 144, other than the holding period requirement.

Upon the expiration (or waiver) of the lock-up agreements described below 90 days after the date of this prospectus, and subject to the provisions of Rule 144, an additional 40,475,492 shares will be available for sale in the public market. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in Rule 144.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is an affiliate, and who has beneficially owned our common stock for at least six months, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

▪	1% of the number of shares of our common stock then outstanding, which will equal approximately 616,653 shares immediately after completion of this offering and the Share Repurchase; or
▪	the average weekly trading volume in our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

S-8 Registration Statement

We have filed a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the 2025 Plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors and the selling stockholders have agreed with the underwriters not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Jefferies LLC and Keefe, Bruyette & Woods, Inc., subject to certain limited exceptions. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. See “Underwriting” for a more detailed description of the lock-up restrictions and specified exceptions.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Registration Rights

Pursuant to our Stockholders Agreement, following this offering and the Share Repurchase, the holders of up to 34,156,807 shares of our common stock (or 32,721,807 shares if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders), or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Certain Relationships and Related Party Transactions —  Stockholders Agreement” for a description of these registration rights. If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Facility

On May 21, 2021, CL Holdings, LLC, a Georgia limited liability company (“CL Holdings”), Jefferson Capital Systems, LLC, a Georgia limited liability company (“JCap”), JC International Acquisition, LLC, a Georgia limited liability company (“JCIA”), entered into that certain Credit Agreement (as amended by Amendment No. 1 to the Credit Agreement, dated as of December 28, 2021, Amendment No. 2 to the Credit Agreement, dated as of February 28, 2022, Amendment No. 3 to the Credit Agreement, dated as of April 26, 2023, Amendment No. 4 to the Credit Agreement, dated as of September 29, 2023, Amendment No. 5 to the Credit Agreement, dated as of June 3, 2024, Amendment No. 6 to the Credit Agreement, dated as of November 13, 2024, Amendment No. 7 to the Credit Agreement, dated as of October 27, 2025 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Facility”) with Citizens Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the lenders from time to time party thereto, which currently, as amended, provides for borrowings in an aggregate principal amount of $1 billion (subject to compliance with a borrowing base and applicable debt covenants) consisting of either SOFR Loans or Term CORRA Loans and Daily Simple SONIA Loans (each as defined in the Revolving Credit Agreement). Interest on borrowings designated as SOFR Loans, Term CORRA Loans and Daily Simple SONIA Loans accrues at a rate equal to SOFR, the CORRA Rate or Daily Simple SONIA (each as defined in the Revolving Credit Agreement), as applicable, plus 2.50 – 3.00%. The Revolving Credit Facility also bears a non-use fee of 0.250% – 0.350% per annum payable quarterly in arrears. The Revolving Credit Facility matures on October 27, 2030.

The Revolving Credit Facility is secured by substantially all the assets of each Loan Party (as defined in the Revolving Credit Facility and as also listed as “Bank Facility Borrowers” under “Prospectus Summary —Organizational Structure”), including 100% of the equity interests in each of their domestic subsidiaries and in the case of equity interests in Foreign Subsidiaries, pledges of (A) 100% of the non-voting equity interests in such Foreign Subsidiaries and (B) 65% of the voting equity interests in such Foreign Subsidiaries. The Revolving Credit Facility contains restrictive covenants and events of default, including the following:

▪	The Senior Leverage Ratio (as defined in the Revolving Credit Facility) shall not exceed 2.50 to 1.00;
▪	The Leverage Ratio (as defined in the Revolving Credit Facility) shall not exceed 3.25 to 1.00;
▪	Maintenance of a Fixed Charge Coverage Ratio (as defined in the Revolving Credit Facility) of at least 1.25 to 1.00;
▪	Maintenance of minimum actual collections of at least 85% of the projected collections for each 12-month period, as of the last day of each calendar quarter; and
▪	Limitations on investments and transactions with affiliates.

On December 28, 2021, CL Holdings, JCap, JCIA and the Administrative Agent and the lenders party thereto entered into Amendment No. 1 to the Revolving Credit Facility to, among other things, transition the interest rate benchmark for Sterling loans from LIBOR to Sterling Overnight Index Average plus 3.26 basis points.

On February 28, 2022, CL Holdings, JCap, JCIA and CFG Canada Funding, LLC (“CFG Canada” and, together with CL Holdings, JCap and JCIA, the “Borrowers”), the Administrative Agent and the lenders party thereto entered into Amendment No. 2 to the Revolving Credit Facility to, among other things, add a new $150.0 million Canadian sub-facility to go alongside the $35.0 million U.K. sub-facility and to add CFG Canada Funding LLC as a new borrower under such Canadian sub-facility and pledge its assets and stock.

On April 26, 2023, the Borrowers, the Administrative Agent and the lenders party thereto entered into Amendment No. 3 to the Revolving Credit Facility to, among other things, increase its aggregate commitment amount from its initial size of $500.0 million to $600.0 million, extend the maturity date from May 21, 2024 to April 26, 2028, transition the interest rate benchmark for U.S. dollar loans from LIBOR to term secured overnight financing rate plus 10 basis points and increase the U.K sub-facility to $50.0 million.

On September 29, 2023, the Borrowers, the Administrative Agent and the lenders party thereto entered into Amendment No. 4 to the Revolving Credit Facility to, among other things, increase its aggregate commitment amount from $600.0 million to $750.0 million and reduce the Canadian sub-facility to $85.0 million.

On June 3, 2024, the Borrowers, the Administrative Agent and the lenders party thereto entered into Amendment No. 5 to the Revolving Credit Facility, to among other things, transition interest rate benchmark from CDOR to term Canadian overnight repo rate average plus 10 basis points.

On November 13, 2024, the Borrowers, the Administrative Agent and the lenders party thereto entered into Amendment No. 6 to the Revolving Credit Facility, to among other things, increase its aggregate commitment amount from $750.0 million to $825.0 million and increase the Canadian sub-facility by $25.0 million.

On October 27, 2025, the Borrowers, the Administrative Agent and the lenders party thereto entered into Amendment No. 7 to the Revolving Credit Facility, including, among other things, to (i) increase the Aggregate Commitments (as defined in the Revolving Credit Agreement) by $175.0 million to an aggregate amount of $1.0 billion, (ii) reduce the interest rate margins applicable to loans outstanding under the credit facility by fifty (50) basis points, (iii) (a) reduce the non-use fee rate for unutilized commitments under the credit facility by five (5) basis points and (b) reduce the maximum applicable nonuse fee rate for unutilized commitments to thirty-five (35) basis points, (iv) eliminate any credit spread adjustments from the calculation of the interest rate applicable to loans outstanding under the credit facility, (v) extend the maturity of the credit facility to October 27, 2030, subject to such maturity being reduced to 91 days in advance of the earliest final scheduled maturity date of either the 2029 Notes or the 2030 Notes, in each case issued by Jefferson Capital Holdings, LLC (“JCAP Holdings”), a Delaware limited liability company, (vi) make customary changes (including changes to financial reporting requirements and ‘change of control’ thresholds applicable to the change of control event of default) to reflect the status of the Borrowers and their subsidiaries as indirect subsidiaries of the Company, (vii) modify certain terms applicable to permitted restricted payments, including distributions (a) to fund the payment of taxes, (b) to redeem outstanding senior notes of JCAP Holdings, or other parent companies of the Borrowers, and (c) to fund regular quarterly dividends and public company costs in an aggregate annual amount for such dividends and public company costs not to exceed the greater of (x) six percent (6%) of the market capitalization of the Company, and (y) the quarterly dividend amount specified in the model provided to the Lenders prior to October 27, 2025, (viii) remove the existing financial covenant requiring a minimum tangible net worth of JCAP Holdings and (ix) modify the frequency and conditions applicable to field audits and portfolio examinations conducted by or on behalf of the Administrative Agent.

As of September 30, 2025, there was $0.0 million aggregate principal amount of loans outstanding under the Revolving Credit Facility. We were in compliance with the restrictive covenants under the Revolving Credit Facility as of September 30, 2025.

6.000% Senior Notes due 2026

On August 4, 2021, Jefferson Capital Holdings, LLC completed an offering of $300.0 million aggregate principal amount of 6.000% senior notes due 2026 (the “2026 Notes”) under an indenture (the “2026 Notes Indenture”), dated as of August 4, 2021, among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee. The 2026 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2026 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2022. The 2026 Notes mature on August 15, 2026.

At any time and from time to time prior to August 15, 2023, the 2026 Notes may be redeemed at Jefferson Capital Holdings, LLC’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date.

The 2026 Notes may be redeemed, at Jefferson Capital Holdings, LLC’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2026 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2026 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

DATES	PERCENTAGE
2024	101.500%
2025 and thereafter	100.000%

The 2026 Notes Indenture contains covenants that limit Jefferson Capital Holdings, LLC’s ability and the ability of Jefferson Capital Holdings, LLC’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from Jefferson Capital Holdings, LLC’s restricted subsidiaries that are not guarantors under the 2026 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of Jefferson Capital Holdings, LLC’s assets; (vii) sell certain assets, including capital stock of Jefferson Capital Holdings, LLC’s subsidiaries; (x) designate Jefferson Capital Holdings, LLC’s subsidiaries as unrestricted subsidiaries; and (xi) pay dividends, redeem or repurchase capital stock or make other restricted payments.

As of September 30, 2025, there was approximately $300.0 million aggregate principal amount of the 2026 Notes outstanding.

9.500% Senior Notes due 2029

On February 2, 2024, Jefferson Capital Holdings, LLC completed an offering of $400.0 million aggregate principal amount of 9.500% senior notes due 2029 (the “2029 Notes”) under an indenture (the “2029 Notes Indenture”), dated as of February 2, 2024, among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The 2029 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2029 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2024. The 2029 Notes mature on February 15, 2029.

At any time and from time to time prior to February 15, 2026, the 2029 Notes may be redeemed at Jefferson Capital Holdings, LLC’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date.

On and after February 15, 2026, the 2029 Notes may be redeemed, at Jefferson Capital Holdings, LLC’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2029 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2029 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below:

DATES	PERCENTAGE
2026	104.750%
2027	102.375%
2028 and thereafter	100.000%

The 2029 Notes Indenture contains covenants that limit Jefferson Capital Holdings, LLC’s ability and the ability of Jefferson Capital Holdings, LLC’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from Jefferson Capital Holdings, LLC’s restricted subsidiaries that are not guarantors under the 2029 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of Jefferson Capital Holdings, LLC’s assets; (vii) sell certain assets, including capital stock of Jefferson Capital Holdings, LLC’s subsidiaries; (x) designate Jefferson Capital Holdings, LLC’s subsidiaries as unrestricted subsidiaries; and (xi) pay dividends, redeem or repurchase capital stock or make other restricted payments.

As of September 30, 2025, there was approximately $400.0 million aggregate principal amount of the 2029 Notes outstanding.

8.250% Senior Notes due 2030

On May 2, 2025, Jefferson Capital Holdings, LLC completed an offering of $500.0 million aggregate principal amount of 8.250% senior notes due 2030 (the “2030 Notes”) under an indenture (the “2030 Notes Indenture”), dated as of May 2, 2025, among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The 2030 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2030 Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2025. The 2030 Notes mature on May 15, 2030.

At any time and from time to time prior to May 15, 2027, the 2030 Notes may be redeemed at Jefferson Capital Holdings, LLC’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2030 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2030 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date.

On and after May 15, 2027, the 2030 Notes may be redeemed, at Jefferson Capital Holdings, LLC’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2030 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2030 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the

2030 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on May 15 of each of the years indicated below:

DATES	PERCENTAGE
2027	104.125%
2028	102.063%
2029 and thereafter	100.000%

The 2030 Notes Indenture contains covenants that limit Jefferson Capital Holdings, LLC’s ability and the ability of Jefferson Capital Holdings, LLC’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from Jefferson Capital Holdings, LLC’s restricted subsidiaries that are not guarantors under the 2030 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of Jefferson Capital Holdings, LLC’s assets; (vii) sell certain assets, including capital stock of Jefferson Capital Holdings, LLC’s subsidiaries; (x) designate Jefferson Capital Holdings, LLC’s subsidiaries as unrestricted subsidiaries; and (xi) pay dividends, redeem or repurchase capital stock or make other restricted payments.

As of September 30, 2025, there was approximately $500.0 million aggregate principal amount of the 2030 Notes outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined herein) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

▪	U.S. expatriates and former citizens or long-term residents of the United States;
▪	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
▪	banks, insurance companies, and other financial institutions;
▪	brokers, dealers or traders in securities;
▪	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
▪	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
▪	tax-exempt organizations or governmental organizations;
▪	persons deemed to sell our common stock under the constructive sale provisions of the Code;
▪	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
▪	tax-qualified retirement plans; and
▪	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

▪	an individual who is a citizen or resident of the United States;
▪	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
▪	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

▪

a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” subject to the discretion of our board of directors and applicable provisions of the DGCL, we anticipate declaring and paying quarterly cash dividends to holders of our common stock. If we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below, we or the applicable withholding agent may treat the entire distribution as a dividend. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

▪

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

▪	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
▪

our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus, among us, the selling stockholders and Jefferies LLC and Keefe, Bruyette & Woods, Inc., as the representatives of the underwriters named below and the joint book-running managers of this offering, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the respective number of shares of common stock shown opposite its name below:

NUMBER OF
UNDERWRITER	SHARES
Jefferies LLC
Keefe, Bruyette & Woods, Inc.
Citizens JMP Securities, LLC
Raymond James & Associates, Inc.
Truist Securities, Inc.
Capital One Securities, Inc.
DNB Carnegie, Inc.
FHN Financial Securities Corp.
ING Financial Markets LLC
KeyBanc Capital Markets Inc.
Regions Securities LLC
Synovus Securities, Inc.
TCBI Securities, Inc., doing business as Texas Capital Securities
Total	10,000,000

Subject to the closing of this offering, we intend to repurchase from the underwriters, out of the aggregate 10,000,000 shares of our common stock that are the subject of the offering, 3,000,000 shares having an aggregate purchase price of up to $63,510,975, based on an assumed purchase price calculated using $22.11, the last reported sale price of the common stock on the Nasdaq on January 2, 2026. The price per share to be paid by us will equal the price at which the underwriters will purchase the shares from the selling stockholders in the offering. There can be no assurance that the Share Repurchase will be completed. The completion of this offering is not conditioned upon the completion of the Share Repurchase. See “Prospectus Summary — Share Repurchase.”

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock, that are not subject to the Share Repurchase, to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $           per share of common stock. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that the selling stockholders are to pay the underwriters and the proceeds, before expenses, to the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT	WITH	WITHOUT	WITH
	OPTION TO	OPTION TO	OPTION TO	OPTION TO
	PURCHASE	PURCHASE	PURCHASE	PURCHASE
	ADDITIONAL	ADDITIONAL	ADDITIONAL	ADDITIONAL
	SHARES	SHARES	SHARES	SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders(1)	$	$	$	$
Proceeds to the selling stockholders, before expenses	$	$	$	$

(1)	The underwriters will not receive any discount or commission on the 3,000,000 shares of our common stock we repurchase from the underwriters in the Share Repurchase.

We estimate that the total expenses of the offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.3 million. We have agreed to reimburse the underwriters for certain expenses up to $40,000. The underwriters have also agreed to reimburse us for certain expenses in connection with the offering.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “JCAP.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

The selling stockholders (including certain members of management) have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,500,000 shares from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

In connection with this offering, we, our officers, directors and the selling stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

▪

sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase a “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or liquidate or decrease any “call equivalent position” within the meaning of Rule 16a-1(b) under the Exchange Act, pledge, hypothecate or grant any security interest in, or in any other way transfer or dispose of, in each case whether effected directly or indirectly, any shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares (“Related Securities”), currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the securityholder or by any family member (as defined in the lock-up agreement) of the securityholder, or

▪

enter into any swap, hedge or similar arrangement that transfers, in whole or in part, the economic risk of ownership of shares of common stock or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise, or

▪

make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares of common stock or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration (other than in connection with the exercise of registration rights under the Stockholders Agreement referred to herein; provided that such exercise of registration rights does not result in the public filing of a registration statement or any public announcement during the Lock-up Period and, for the avoidance of doubt, a confidential submission of such registration statement with the Securities and Exchange Commission shall not constitute a public filing during the Lock-up Period), or

▪	submit or file any registration statement under the Securities Act in respect of shares of common stock or Related Securities; or
▪	publicly announce an intention to do any of the foregoing.

The foregoing restrictions terminate after the close of trading of the common stock on and including the 90th day after the date of this prospectus (the “Lock-up Period”).

Notwithstanding the foregoing, the securityholder may transfer shares of common stock or Related Securities:

(i)	as a bona fide gift or charitable contribution;
(ii)	by will, other testamentary document or intestate succession upon the death of the securityholder or for bona fide estate planning purposes;
(iii)	to any trust for the direct or indirect benefit of the securityholder or a family member (as defined in the lock-up agreement) of the securityholder;
(iv)	to any family member of the securityholder;
(v)	by operation of law pursuant to a court order or a settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;
(vi)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which, in each case, are held by the securityholder and/or by family members;
(vii)	if the securityholder is a corporation, partnership, limited liability company, trust or other business entity, as part of a distribution by such securityholder to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;
(viii)	to any affiliate of the securityholder, including investment funds or other entities under common control or management that are affiliates of the securityholder (including, for the avoidance of doubt, where the securityholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership);
(ix)	acquired in this offering or in open market transactions on or after the completion of this offering, if the securityholder is not an officer or director of the Company;
(x)	in connection with the vesting or settlement of restricted stock units or the exercise of options or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer, sale or other disposition to us for the payment of exercise price, tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options or rights; provided that any such restricted stock units and options to purchase shares of common stock were granted under an equity incentive plan or other equity award plan that is described in this prospectus and provided, further, that, in each case, any such shares of common stock received by the securityholder upon such vesting, settlement or exercise that are not so transferred, sold or otherwise disposed shall be subject to the restrictions set forth in the lock-up agreement;
(xi)	to us in connection with (a) the termination of the securityholder’s employment with us or (b) pursuant to agreements under which we have the option to repurchase such shares of common stock; and
(xii)	pursuant to a bona fide third-party tender offer for our securities, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our securities involving a change of control, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the securityholder’s securities, subject to the lock-up agreement, shall remain subject to the restrictions set forth in the lock-up agreement;

provided, however, that it shall be a condition that:

▪

in the case of any transfer pursuant to clauses (i) through (viii) above, each transferee executes and delivers to Jefferies LLC and Keefe, Bruyette & Woods, Inc. an agreement in form and substance satisfactory to Jefferies LLC and Keefe,

Bruyette & Woods, Inc. stating that such transferee is receiving and holding such shares of common stock and/or Related Securities, subject to the provisions of the lock-up agreement and agrees not to, during the Lock-up Period, sell or offer to sell such shares of common stock and/or Related Securities, engage in any swap or engage in any other activities restricted under the lock-up agreement except in accordance with the lock-up agreement (as if such transferee had been an original signatory thereto) and such transfer shall not involve a disposition for value;

▪

in the case of any transfer pursuant to clause (ix) above, prior to the expiration of the Lock-up Period, no public disclosure or filing under Section 16(a) of the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of shares of common stock in connection with such transfer;

▪

in the case of any transfer or distribution pursuant to clauses (vi) through (viii), it shall be a condition to such transfer that any required filing under Section 16(a) of the Exchange Act, or other required public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock or Related Securities shall indicate in the footnotes thereto that the shares distributed or transferred are subject to a lock-up agreement with the underwriters; and

▪

in the case of any transfer pursuant to clauses (i) through (viii) and (x) through (xiii) above, prior to the expiration of the Lock-up Period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be made voluntarily, and if the securityholder is required to file a report under the Exchange Act reporting a change in beneficial ownership of shares of common stock or Related Securities during the Lock-up Period, the securityholder shall include a statement in such report indicating the circumstances of such transfer.

In addition, the foregoing restrictions shall not apply to the establishment or amendment of a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer of shares of common stock or Related Securities, provided that no transfers of shares of common stock or Related Securities occur during the Lock-up Period and any public disclosure, announcement or filing under the Exchange Act made by us or any person regarding the establishment or amendment of such plan during the Lock-up Period shall include a statement that the securityholder is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Lock-up Period in contravention of the lock-up agreement, and any public announcement, shall be voluntarily made regarding the establishment or amendment of such plan during the Lock-up Period.

Jefferies LLC and Keefe, Bruyette & Woods, Inc. may, in their sole discretion and at any time or from time to time before the termination of the Lock-up Period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the Lock-up Period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, Citizens Bank, N.A. is acting as administrative agent under the Revolving Credit Facility, under which certain of the underwriters or their affiliates, including Citizens Bank, N.A., Capital One, N.A., DNB (UK) Limited, First Horizon Bank, ING Capital LLC, KeyBank National Association, Regions Bank, Synovus Bank, Texas Capital Bank, Truist Bank, Raymond James Bank and Sumitomo Mitsui Banking Corporation (“SMBC”), are arrangers, agents and/or lenders. As of August 31, 2025, SMBC owned on an as-converted, fully diluted basis approximately a 14.5% economic interest in Jefferies Financial Group Inc. (“JFG”), only approximately 4.5% of which is held in voting common shares. SMBC also holds a board seat on the JFG Board of Directors. JFG is the ultimate holding company of Jefferies LLC.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Canada

(A)	Resale Restrictions

The distribution of the shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of these shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

(B)	Representations of Canadian Purchasers

By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

▪

the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

▪	the purchaser is a “permitted client” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations,
▪	where required by law, the purchaser is purchasing as principal and not as agent, and
▪	the purchaser has reviewed the text above under Resale Restrictions.
(C)	Conflicts of Interest

Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

(D)	Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these shares of common stock in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E)	Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F)	Taxation and Eligibility for Investment

Canadian purchasers of the shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

(G)	Language of Documents

The purchaser confirms its express wish and that it has requested that this prospectus, all documents evidencing or relating to the sale of the shares of common stock described herein and all other related documents be drawn up exclusively in the English language. L’acquéreur confirme sa volonté expresse et qu’il a demandé que le présent prospectus, tous les documents attestant de la vente des titres décrits dans le présent document ou s’y rapportant ainsi que tous les autres documents s’y rattachant soient rédigés exclusivement en langue anglaise.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

(A)	You confirm and warrant that you are either:

a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

a person associated with the Company under Section 708(12) of the Corporations Act; or

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

(B)	You warrant and agree that you will not offer any of the shares of common stock issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of common stock shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

No shares of common stock have been offered or sold, and no shares of common stock may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares of common stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares of common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of common stock will be required, and is deemed by the acquisition of the shares of common stock, to confirm that he is aware of the restriction on offers of the shares of common stock described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares of common stock in circumstances that contravene any such restrictions.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of common stock shall require the Company or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York. Simpson Thacher & Barlett LLP has acted as counsel for certain of the selling stockholders in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Jefferson Capital Holdings, LLC as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Jefferson Capital, Inc. as of December 31, 2024, and for the period from November 12, 2024 (inception) to December 31, 2024, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, like us, that file documents electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.jcap.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus. We have included these website addresses in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS

PAGE
Jefferson Capital, Inc.
Unaudited Combined and Condensed Consolidated Financial Statements
Combined and Condensed Consolidated Balance Sheets as of September 30, 2025 and December 31, 2024	F-2
Combined and Condensed Consolidated Statement of Operations and Comprehensive Income / (Loss) for the three and nine months ended September 30, 2025 and 2024	F-3
Combined and Condensed Consolidated Statement of Stockholder’s Equity for the three and nine months ended September 30, 2025 and 2024	F-4
Combined and Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2025 and 2024	F-5
Notes to Condensed Financial Statements	F-6
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 34)	F-27
Balance Sheet as of December 31, 2024	F-28
Statement of Operations and Comprehensive Income / (Loss) for the period from November 12, 2024 (Inception) to December 31, 2024	F-29
Statement of Stockholder’s Equity for the period from November 12, 2024 (Inception) to December 31, 2024	F-30
Statements of Cash Flows for the period from November 12, 2024 (Inception) to December 31, 2024	F-31
Notes to Balance Sheet	F-32
Jefferson Capital Holdings, LLC and Subsidiaries
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 34)	F-35
Consolidated Balance Sheets as of December 31, 2024 and 2023	F-36
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2024 and 2023	F-37
Consolidated Statements of Member’s Equity for the years ended December 31, 2024 and 2023	F-38
Consolidated Statements of Cash Flows for the years ended December 31, 2024 and 2023	F-39
Notes to Consolidated Financial Statements	F-40

JEFFERSON CAPITAL, INC.

COMBINED AND CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in Thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2025	2024
Assets
Cash and cash equivalents	$42,270	$35,506
Restricted cash	3,801	2,737
Accounts receivable	17,297	16,532
Other assets	15,518	14,390
Investments in receivables, net	1,640,809	1,497,748
Credit card receivables (net of allowance for credit losses of $1,751 and $1,907)	16,180	17,176
Property, plant and equipment, net	1,867	2,274
Other intangible assets, net	7,273	10,237
Goodwill	57,906	57,683
Total Assets	$1,802,921	$1,654,283

Liabilities
Accounts payable and accrued expenses	$78,272	$69,975
Other liabilities	4,569	4,860
Current tax liabilities	1,248	—
Deferred tax liabilities	98,876	2,193
Notes payable, net	1,182,584	1,194,726
Total Liabilities	$1,365,549	$1,271,754

Stockholder's Equity
Common Stock par value $0.0001 per share; 330,000,000 shares and 0 shares authorized as of September 30, 2025 and December 31, 2024 and 58,290,473 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024	$6	$—
Additional paid-in capital	(60,748)	—
Retained earnings	500,414	398,122
Accumulated other comprehensive income (loss)	(2,300)	(15,593)
Total stockholder's equity	$437,372	$382,529
Total Liabilities and Stockholder's Equity	$1,802,921	$1,654,283

See accompanying notes to the combined and condensed consolidated financial statements.

JEFFERSON CAPITAL, INC.

COMBINED AND CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited in Thousands, Except for Earnings Per Share Amounts)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	2025	2024
Revenues
Total portfolio income	$139,179	$99,258	$416,749	$285,362
Changes in recoveries	494	1,690	5,670	1,565
Total portfolio revenue	139,673	100,948	422,419	286,927
Credit card revenue	1,755	2,048	5,450	6,353
Servicing revenue	9,414	7,605	30,621	21,080
Total Revenues	150,842	110,601	458,490	314,360
Provision for credit losses	569	867	1,670	2,637
Operating Expenses
Salaries and benefits	23,314	12,567	43,590	35,973
Servicing expenses	47,609	33,246	133,948	95,873
Depreciation and amortization	1,350	548	4,206	1,678
Professional fees	3,743	1,894	15,353	5,930
Other selling, general and administrative	4,221	2,052	13,783	5,769
Total Operating Expenses	80,237	50,307	210,880	145,223
Net Operating Income	70,036	59,427	245,940	166,500

Other Income (Expense)
Interest expense	(26,467)	(19,753)	(77,184)	(55,187)
Foreign exchange and other income (expense)	1,944	(440)	5,564	(3,181)
Total other expense	(24,523)	(20,193)	(71,620)	(58,368)
Income Before Income Taxes	45,513	39,234	174,320	108,132
Provision for income taxes	(7,151)	(2,356)	(24,086)	(6,195)
Net Income	38,362	36,878	150,234	101,937
Foreign currency translation gain / (loss)	(5,023)	4,851	13,293	(1,045)
Comprehensive Income	$33,339	$41,729	$163,527	$100,892

Earnings per share
Basic	$0.59	$—	$6.60	$—
Diluted	0.59	—	6.60	—
Weighted average common shares outstanding
Basic	58,279	—	20,493	—
Diluted	58,279	—	20,493	—

See accompanying notes to the combined and condensed consolidated financial statements.

JEFFERSON CAPITAL, INC.

COMBINED AND CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited, in Thousands, Except Per Share and Dividend Amounts)

				ACCUMULATED
			CONTRIBUTIONS	OTHER	ADDITIONAL
	COMMON STOCK		BY	COMPREHENSIVE	PAID IN	RETAINED	TOTAL
	SHARE	PAR	STOCKHOLDER	INCOME (LOSS)	CAPITAL	EARNINGS	EQUITY
Balance, June 30, 2025	64,685	$6	$—	$2,723	$(69,497)	$477,576	$410,808
Net income						38,362	38,362
Dividends to stockholders ($0.24 per share)						(15,524)	(15,524)
Reorganization adjustments					(101)		(101)
Stock based compensation					8,850		8,850
Foreign currency translation				(5,023)			(5,023)
Balance, September 30, 2025	64,685	$6	$—	$(2,300)	$(60,748)	$500,414	$437,372
Balance, June 30, 2024		$—	$28,797	$(7,538)	$—	$341,493	$362,752
Net income						36,878	36,878
Distribution to members			(20,000)				(20,000)
Foreign currency translation				4,851			4,851
Balance, September 30, 2024	—	$—	$8,797	$(2,687)	$—	$378,371	$384,481
Balance, December 31, 2024		$—	$—	$(15,593)	$—	$398,122	382,529
Net income						150,234	150,234
Dividends to stockholders ($0.74 per share)						(47,942)	(47,942)
Reorganization adjustments					(78,317)		(78,317)
Shares issued	64,685	6			8,719		8,725
Stock based compensation					8,850		8,850
Foreign currency translation				13,293			13,293
Balance, September 30, 2025	64,685	$6	$—	$(2,300)	$(60,748)	$500,414	$437,372
Balance, December 31, 2023			$28,797	$(1,642)	$—	$276,434	$303,589
Net income						101,937	101,937
Distribution to members			(20,000)				(20,000)
Foreign currency translation				(1,045)			(1,045)
Balance, September 30, 2024	—	$—	$8,797	$(2,687)	$—	$378,371	$384,481

See accompanying notes to the combined and condensed consolidated financial statements.

JEFFERSON CAPITAL, INC.

COMBINED AND CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in Thousands)

	FOR THE NINE MONTHS ENDED
	SEPTEMBER 30,
	2025	2024
Cash flows from operating activities
Net income	$150,234	$101,937
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	4,206	1,678
Amortization of debt issuance costs	4,016	3,142
Provision for credit losses	1,670	2,637
Stock-based compensation	8,850	—
Deferred income tax	17,254	(1,420)
Changes in assets and liabilities:
Other assets	(1,186)	(19,762)
Accounts receivable	(355)	(3,428)
Accounts payable and accrued expenses	8,956	6,075
Net cash provided by operating activities	193,645	90,859
Cash flows from investing activities
Purchases of receivables, net	(451,531)	(365,322)
Purchases of credit card receivables	(20,054)	(23,689)
Collections applied to investments in receivables, net	331,042	123,301
Collections applied to credit card receivables	19,697	22,341
Purchases of property and equipment, net	(645)	(449)
Net cash used in investing activities	(121,491)	(243,818)
Cash flow from financing activities
Proceeds from notes payable	681,790	747,887
Payments on notes payable	(694,872)	(567,719)
Payment of debt issuance costs	(8,012)	(6,868)
Dividends paid to stockholders	(47,942)	(20,000)
Proceeds from issuance of common stock	10,000	—
Net cash (used in) / provided by financing activities	(59,036)	153,300
Exchange rate effects on cash balances held in foreign currencies	(5,290)	495
Net (decrease) increase in cash and cash equivalents and restricted cash	7,828	838
Cash and cash equivalents and restricted cash, beginning of period	38,243	20,604
Cash and cash equivalents and restricted cash, end of period	$46,071	$21,442
Supplemental cash flow disclosures
Interest paid	$73,168	$52,045
Income taxes paid	$6,832	$6,195
New leases assumed	$321	$967
Deferred tax liability recognized in connection with reorganization	$79,484	$—

The following table provides a reconciliation of cash and cash equivalents and restricted cash and cash equivalents reported within the accompanying combined and condensed consolidated balance sheets that sum to the total of the same such amounts shown in the combined and condensed consolidated statements of cash flows:

Cash and cash equivalents	$42,270	$18,296
Restricted cash	3,801	3,146
Total cash and cash equivalents and restricted cash as shown in the combined and condensed consolidated statements of cash flows	$46,071	$21,442

See accompanying notes to the combined and condensed consolidated financial statements.

JEFFERSON CAPITAL, INC.

NOTES TO COMBINED AND CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Organization, Description of Business and Summary of Significant Accounting Policies

The accompanying combined and condensed consolidated financial statements include the combined and condensed consolidated results of operations of Jefferson Capital, Inc., and its subsidiaries (the “Company”). Jefferson Capital, Inc. is a Delaware corporation headquartered in Minneapolis, Minnesota.

The Company and its subsidiaries in the U.S., Canada, the U.K and Latin America. provide debt recovery solutions and other related services across a broad range of consumer receivables, including credit card, secured and unsecured automotive, utilities, telecom, and other receivables. The Company primarily purchases portfolios of consumer receivables at deep discounts to face value and manages them by working with individuals as they repay their obligations and work toward financial recovery. Previously charged-off receivables include receivables subject to bankruptcy proceedings. The Company also provides debt servicing and other portfolio management services to credit originators for non-performing loans. Through credit card acquisition programs, the Company earns credit card revenue. All deployments are purchased from independent third parties.

The Company purchases portfolios of receivables from a diverse client base, including Fortune 500 creditors, banks, fintech origination platforms, telecommunications providers, credit card issuers, and auto finance companies. The Company’s top five clients accounted for 39.9% and 38.7%, with the top client representing 11.1% and 12.4% of purchases for the nine months ended September 30, 2025 and 2024, respectively. For credit card receivables, the Company purchases from two issuers.

Initial Public Offering June 2025

In June 2025, the Company completed its initial public offering (“IPO”), in which the selling shareholders sold 10,875,000 shares after giving effect to the underwriters’ exercise of the over-allotment option, at a public offering price of $15.00 per share. The Company also issued and sold 625,000 shares of its common stock in the IPO, which resulted in net proceeds of $4.5 million after deducting the underwriting discounts and commissions. Prior to the IPO, our business operations were generally conducted through Jefferson Capital Holdings, LLC, and its subsidiaries. JCAP TopCo, LLC is a holding company and the direct parent of Jefferson Capital Holdings, LLC. JCAP TopCo, LLC was owned by (i) entities affiliated with J.C. Flowers, (ii) members of Management Invest, LLC, and (iii) former equity holders of Canaccede.

Following a series of transactions that we refer to collectively as the “Reorganization,” Jefferson Capital, Inc. became a holding company with no material assets other than 100% of the equity interests in JCAP TopCo, LLC, which remain a holding company with no material assets other than 100% of the equity interests in Jefferson Capital Holdings, LLC. Jefferson Capital, Inc. also succeeded to federal NOLs, state NOLs and tax credit carryforwards under Section 381 of the Code as a result of its acquisition in the Reorganization of certain affiliated corporations that held direct or indirect equity interests in JCAP TopCo, LLC. As indirect parent of Jefferson Capital Holdings, LLC, following the Reorganization, Jefferson Capital, Inc. operates and controls all of the business and affairs, and consolidates the financial results of, Jefferson Capital Holdings, LLC, and its subsidiaries. To effect the Reorganization, the then-current direct and indirect owners of JCAP TopCo, LLC, including (i) entities affiliated with J.C. Flowers, (ii) members of Management Invest, LLC, an entity through which employees of JCAP TopCo, LLC and its subsidiaries and certain of our directors held equity interests, and (iii) former equity holders of Canaccede, exchanged their direct and indirect interests in JCAP TopCo, LLC for shares of our common stock. We refer to the entities affiliated with J.C. Flowers, members of Management Invest, LLC and former stockholders of Canaccede who own shares of our common stock following the Reorganization and the IPO as the “JCF Stockholders,” “Management Stockholders” and “Former Canaccede Stockholders,” respectively. As a result of the Reorganization and after giving effect to the completion of the IPO at the initial public offering price of $15.00 per share, as of September 30, 2025:

▪	the investors in the IPO collectively own 18.1% of our common stock;
▪	the JCF Stockholders collectively own 67.6% of the outstanding shares of our common stock;
▪	the Management Stockholders collectively own 14.3%;
▪

The number of shares of common stock received by the JCF Stockholders, the Former Canaccede Stockholders and the Management Stockholders in exchange for the 132,828,019 Class A Units and Class C Units of JCAP TopCo, LLC outstanding immediately prior to the Reorganization was based on an exchange ratio of one share of our common stock for every 2.4150549 interests in JCAP TopCo, LLC (the “Exchange Ratio”), resulting in an aggregate of 55,000,000 shares of our common stock being issued in exchange for such Class A Units and Class C units.

In addition, based on the initial public offering price of $15.00 per share, an aggregate of 9,060,082 shares of common stock were issued in exchange for the 27,937,232 Class B Units of JCAP TopCo, LLC outstanding immediately prior to the Reorganization, resulting in a total of 64,060,082 shares of common stock outstanding immediately after the Reorganization and before giving effect to the IPO. The number of shares of common stock that the Management Stockholders collectively received pursuant to the Reorganization was based in part on the value that Management Invest, LLC would have received under the distribution provisions of the limited liability agreement of JCAP TopCo, LLC, with shares of our common stock valued by reference to the ultimate initial public offering price of shares of common stock in the IPO. Specifically, of the 9,060,082 shares of common stock issued to the Management Stockholders in the Reorganization, 6,418,775 shares were issued in respect of Class B Units of Management Invest, LLC (which correspond to Class B Units of JCAP TopCo, LLC) that are “in- the-money” but remain subject to certain vesting conditions specified in individual award agreements. These shares were issued as restricted stock either with the same time-based vesting requirements that the corresponding Class B Units were subject to prior to the Reorganization or, if such corresponding Class B Units had performance vesting requirements, with a three year time-vesting requirement. If the vesting conditions of the restricted stock are not satisfied, such restricted stock will be forfeited and canceled.

Basis of Presentation

The accompanying unaudited combined and condensed consolidated interim financial statements include our accounts and those of our wholly-owned subsidiaries, and they reflect all adjustments which are necessary for a fair statement of results of operations, financial position, and cash flows as if entities had been combined for all periods presented and are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Such unaudited combined and condensed consolidated interim financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by U.S. GAAP.

These unaudited combined and condensed consolidated interim financial statements should be read in conjunction with our annual financial statements for the year ended December 31, 2024 and have been prepared on a consistent basis with the accounting policies described in Note 1 of the Notes to the Consolidated Financial Statements included in our final prospectus filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, on June 27, 2025 (the “Prospectus.”)

The Company has elected to condense certain immaterial balance sheet line items, specifically, prepaid expenses and current tax receivable with existing assets classified as other assets into a single “other assets” caption on the balance sheet. The reclassification of the immaterial items does not change the underlying measurement, recognition, or total amounts reported on the balance sheet. Affected line items on the statement of cash flows will also be recast and presented in a manner consistent with the balance sheet presentation. Certain prior period amounts were reclassified to conform to the current period presentation, as applicable, and in accordance with ASC 250-10-50-1(b).

All intercompany transactions and balances have been eliminated in consolidation.

Translation of Foreign Currencies

Foreign currency translation adjustments result from the process of translating financial statements from the Company’s foreign subsidiaries’ functional currency, mainly the Canadian dollar for the Company’s Canadian business and British Pound for the Company’s United Kingdom businesses, into the Company’s reporting currency, the U.S. dollar. Translation adjustments are reported as a component of other comprehensive income. Revenues and expenses are translated monthly utilizing average exchange rates and assets and liabilities are translated as of the balance sheet date utilizing the period end exchange rate.

The combined and condensed consolidated financial statements of certain of the Company’s foreign subsidiaries are measured using their local currency as the functional currency. Assets and liabilities of foreign operations are translated into U.S. dollars using period-end exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates in effect during each period. The resulting translation adjustments are recorded as a component of other comprehensive income or loss. Equity accounts are translated at historical rates, except for the change in retained earnings during the year which is the result of the income statement translation process. Intercompany transaction gains or losses at each period end arising from subsequent measurement of balances for which settlement is not planned or anticipated in the foreseeable future are included as translation adjustments and recorded within other comprehensive income or loss. Translation gains or losses are the material components of accumulated other comprehensive income or loss.

Use of Estimates

The combined and condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and these principles require making estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined and condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during each reporting period. These estimates are based on information available as of the date of the combined and condensed consolidated financial statements. The actual results could differ materially from these estimates. Significant estimates include the determination of recovery income associated with the investment in charged off receivables. The recognition of revenue from previously charged-off receivables is primarily calculated using ASC 326 – Financial Instruments – Credit Losses, which is commonly referred to as the Current Expected Credit Loss model or “CECL,” which is based on expected future collections and involved significant judgement, including forecasts of macroeconomic conditions and collection trends, which are inherently uncertain and may change over time. Additionally, estimates of future credit losses on credit card receivables may have a significant effect on the provision for loan losses.

Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies from the audited combined and condensed consolidated financial statements for the fiscal year ended December 31, 2024, included in the Prospectus.

Investments in Receivables

The Company typically purchases receivable portfolios that are either significantly delinquent or have been previously charged off by the seller. These financial assets have experienced more-than-insignificant deterioration in credit quality, and as such meet the definition of Purchased Credit Deteriorated or “PCD” under CECL. Under PCD accounting, the portfolios are initially recognized at amortized cost by adding the acquisition date estimate of expected credit losses to the asset’s purchase price with no provision expense recorded at acquisition date. Receivable portfolio purchases are then aggregated into pools based on similar risk characteristics. Examples of risk characteristics include financial asset type, collateral type, size, interest rate, date of origination, term, and geographic location. The Company’s static pools are typically grouped into credit card, purchased consumer bankruptcy, and mortgage portfolios. The Company further groups these static pools by geographic location. Once a pool is established, and aggregated based on similar risk characteristics, the portfolios will remain in the designated pool unless the underlying risk characteristics change. The purchase Effective Interest Rate (“EIR”) of a pool will not change over the life of the pool even if expected future cash flows change.

Write Off and Negative Allowance for Expected Recoveries:  At purchase, the Company deems these portfolios to be uncollectible due to being significantly delinquent and previously being charged off by the seller prior to purchase. In accordance with its write-off policy, the Company immediately writes off the amortized cost of the purchased portfolios at acquisition. Subsequent to write-off, the Company establishes a negative allowance for expected recoveries equal to the amount the Company expects to collect over the life of the receivable portfolio. The negative allowance will not exceed the amortized cost basis of the purchased portfolios prior to charge off.

Pooling: The Company aggregates purchases of receivables into pools based on risk characteristics, primarily financial asset type and expected credit loss pattern. Once a pool is established, the composition of the pool will not change unless there is a change in the underlying risk characteristics of the individual loans.

Methodology: The negative allowance is calculated at a pool level and represents the amount of future expected recoveries discounted to present value. The discount rate used in the calculation is the effective interest rate that equates the purchase price of the portfolio and the expected future cash flows at the purchase date. An annual pool is created throughout the year as the Company purchases portfolios. The Company pools accounts with similar risk characteristics that are acquired in the same year. The blended effective interest rate will be adjusted to reflect new acquisitions and new cash flow estimates until the end of the year. The effective interest rate for a pool is fixed for the remaining life of the pool once the year has ended. The effective interest rate will not change after the year has ended even if expected cash flows change for the pool.

Income Recognition: Under ASC 326, revenue related to investments in receivables is recognized for accretion / amortization due to the passage of time, changes in current period expected recoveries due to variances between actual and expected collections, and changes in future expected recoveries, discounted to present value. Discount accretion due to the passage of time based on the established pool effective interest rate is shown in “Total portfolio income” of the combined and condensed consolidated statement of operations. Changes in current period expected recoveries due to variances between actual and expected collections and changes in future expected recoveries, discounted to present value, are shown in “Changes in recoveries” of the combined and condensed consolidated statement of operations. Additionally, the Company recognized performing loans carried at amortized cost and include accrued interest receivable, deferred fees, and costs. These loans are shown in “Total portfolio income” on the combined and consolidated statement of operations.

Allowance for Credit Losses

The Company provides an allowance for credit losses on loans and fees receivable. Judgement is required to assess the estimate of current expected credit losses. Management continuously evaluates its estimate for determining the most appropriate allowance for credit losses. The allowance for credit losses on loans and fees receivable is computed at the pool level using a roll-rate methodology. Management considers several factors in the measurement of the allowance, including historical loss rates, current delinquency and roll-rate trends, the effects of changes in the economy, changes in underwriting criteria, and estimated recoveries. The estimated allowance consists of both qualitative and quantitative adjustments. A reasonable and supportable forecast is considered as part of the qualitative adjustments, as permitted by ASC 326. The allowance is estimated based on the amortized cost basis of the loan including principal, accrued interest receivable, deferred fees, and costs. The Company places receivables on non-accrual at 90 days past due and writes off the accrued interest at 180 days past due. Expected recoveries are included in the measurement of the allowance for credit losses.

The Company does not record an allowance related to unfunded commitments as these agreements are unconditionally cancelable by the Company.

Revenue Recognition

The Company’s revenues primarily include Revenues from receivable portfolios associated with Investments in receivables, which is revenue recognized from engaging in debt purchasing and recovery activities. The Company fully writes off the amortized costs (i.e., face value net of noncredit discount) of the individual receivables it acquires immediately after purchasing the portfolio. The Company then records a negative allowance that represents the present value of all expected future recoveries for pools of receivables that share similar risk characteristics using a discounted cash flow approach, which is presented as “Investment in receivable portfolios, net” in the Company’s combined and condensed consolidated balance sheet. The discount rate is an EIR established based on the purchase price of the portfolio and the expected future cash flows at the time of purchase. In recent periods the Company has purchased performing receivable portfolios and continues to do so at a deep discount. The credit quality of these portfolios continues to meet the definition of PCD, but the Company believes it will successfully collect a significant portion where the consumer will pay on a normal schedule.

Debt purchasing revenue includes two components:

(1)	Total portfolio income, which includes the accretion of the discount on the negative allowance due to the passage of time (generally the portfolio balance multiplied by the EIR), all revenue from zero basis portfolio collections, as well as interest and fees recognized on performing receivable portfolios, and
(2)	Changes in recoveries, which include:
a.	Recoveries above or below forecast, which is the difference between (i) actual cash collected / recovered during the current period and (ii) expected cash recoveries for the current period, which generally represents over or under performance for the period; and
b.	Changes in expected future recoveries, which is the present value change of expected future recoveries, where such change generally results from (i) timing of collections (amounts either expected to be collected early or later) and (ii) changes to the total amount of expected future collections (which can be increases or decreases).

The Company measures expected future recoveries based on historical experience, current conditions, and reasonable and supportable forecasts.

Recently Adopted Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within the segment measure of profit or loss. This guidance was applied retrospectively and became effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024. The Company has adopted ASU 2023-07 effective December 31, 2024 and concluded that the application of this guidance did not have any material impact on its combined and condensed consolidated financial statements. See Note 14 for more information.

Recent Accounting Standards or Updates Not Yet Adopted

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, to amend certain disclosure and presentation requirements for a variety of topics within the Accounting Standards Codification (“ASC”). These amendments align the requirements in the ASC to the removal of certain disclosure requirements set out in Regulation S-X and Regulation S-K, announced by the SEC. The effective date for each amended topic in the ASC is either the date on which the SEC’s removal of the related disclosure requirement from Regulation S-X or Regulation S-K becomes effective, or on June 30, 2027, if the SEC has not removed the requirements by that date. Early adoption is prohibited. The Company is currently evaluating these provisions and the impact they may have on its combined and condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and apply to all entities subject to income taxes. The new standard is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the provisions of this ASU and the impact on its combined and condensed consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, which requires disaggregated disclosure of income statement expenses for public business entities. The objective of ASU 2024-03 is to address requests from investors for more detailed information about the types of expenses. The ASU does not change the expense captions an entity presents on the face of the income statement;

rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The effective date for annual reporting periods is after December 15, 2026, and interim periods within those annual periods beginning after December 15, 2027. The Company is currently evaluating these provisions of this ASU and the impact they may have on its combined and condensed consolidated financial statements and related disclosures.

2. Earnings Per Share

The Company’s unvested restricted stock awards have the right to receive nonforfeitable dividends on the same basis as common shares; therefore, unvested restricted stock is considered a participating security in the computation of earnings per share (“EPS”). Accordingly, the Company applies the two-class method in the computation of basic EPS which allocates earnings from holders of common stock to holders of unvested restricted stock awards. Diluted EPS attributable to the Company’s common stock is computed using both the two-class method and the treasury stock method, and the more dilutive of the two computations is presented.

Historical earnings per unit are not meaningful or comparable because, prior to the IPO and Reorganization, Jefferson Capital Holdings, LLC, the predecessor to Jefferson Capital, Inc., was a single member limited liability company. Accordingly, earnings per unit are not presented for the three and nine months ended September 30, 2024. In addition, because the nature of the Reorganization described in Note 1 does not constitute a stock dividend, stock split or reverse stock split, basic EPS and diluted EPS does not give retroactive effect to the Reorganization in a manner similar to a stock split or stock dividend in the historical financial statements of the Company. Therefore, EPS for periods preceding the Reorganization and IPO is not presented.

The computation of earnings per share for the three and nine months ended September 30, 2025 are (in thousands, except per share and footnote amounts):

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	2025	2024
Basic EPS
Numerator
Net income	$38,362	$36,878	$150,234	$101,937
Less: Earnings allocated to participating securities	3,798	—	14,878	—
Net income available to common stockholders	34,564	36,878	135,356	101,937

Denominator
Weighted average shares outstanding(1)	58,279	—	20,493	—
Basic EPS	$0.59	$—	$6.60	$—

Diluted EPS
Numerator
Net income available to common stockholders	$34,564	$36,878	$135,356	$101,937
Reallocation of earnings from participating securities	—	—	—	—
Net income available to common stockholders for diluted EPS	$34,564	$36,878	$135,356	$101,937

Denominator
Weighted average shares outstanding(1)	58,279	—	20,493	—
Weighted average effect of dilutive securities:
Options(2)	—	—	—	—
Nonvested restricted stock	—	—	—	—
Number of shares used for diluted EPS computation	58,279	—	20,493	—
Diluted EPS	$0.59	$—	$6.60	$—

(1)	Weighted average common shares outstanding used in the computation of basic and diluted EPS for the nine-months ended September 30, 2025 is determined using the period from June 27, 2025, the date of the IPO, through September 30, 2025.
(2)	Options outstanding of 460,803 at September 30, 2025 were determined to be antidilutive and excluded from the dilutive EPS computation.

3. Acquisitions

Effective December 3, 2024, the Company’s U.S. subsidiary Jefferson Capital Systems, LLC entered into a definitive agreement to purchase certain assets from Conn’s, Inc. (“Conn’s) though a bankruptcy process for $244.9 million in cash (the “Conn’s Portfolio Purchase”).

Jefferson Capital Systems, LLC hired 197 of the former full-time equivalents (“FTE”) of Conn’s on December 4, 2024, to manage and service the assets acquired in the Conn’s Portfolio Purchase through their remaining life and entered into certain vendor contracts to maintain continuity of account servicing. In addition, Jefferson Capital Systems, LLC was assigned a lease in San Antonio, Texas that had originally been entered into by Conn’s on November 10, 2024, at Jefferson Capital Systems, LLC’s request, in part to ensure that the Company would have its desired facility in place by the closing of the Conn’s Portfolio Purchase. Jefferson Capital relocated the 197 new FTE of Jefferson Capital Systems, LLC to the new San Antonio facility in January 2025. As of September 30, 2025 100 FTE remain.

The Conn’s portfolio purchase was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). Generally, under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. The cost of the group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than certain “non-qualifying” assets (for example cash) and does not give rise to goodwill. The Company has determined the relative fair values of the assets acquired and liabilities assumed, as of the date of acquisition, as presented (in thousands):

Purchase Price:
Total purchase consideration paid		$244,937

Allocation of purchase price:
Cash and cash equivalents		1,224
Investments in receivables, net:
Unpaid principal balance	566,696
Allowance for credit losses at time of acquisition	(251,317)
Non-credit discount	(89,316)
Investment in previously charged-off receivables	11,964
Total investments in receivables, net		238,028
Prepaid expenses and other assets:
Lease (ROU asset)	789
Information Technology Hardware	413
Total prepaid expenses and other assets:		1,202
Other intangible assets:
Intellectual property	2,881
Assembled workforce	2,391
Total other intangible assets		5,272

Accounts payable and accrued expenses
Lease (ROU liability)		(789)

Total net assets acquired		$244,937

The investments in receivables, net exhibited more than insignificant credit deterioration on the acquisition date and were valued as per ASC 326, CECL methodology for PCD assets.

The Company has allocated the purchase price by evaluating the market value of each asset or liability acquired at the time of purchase. The Company utilized the same methodology in allocating purchase price as a business combination by evaluating the market value of each item acquired at the time of purchase. The market values were determined by using the approximate costs of the services provided today. The market value apportionment percentage of each respective item was then applied to the purchase price to establish the allocated book values.

For the acquired intangible assets, the weighted-average amortization period is thirty-one (31) months for both intellectual property and assembled workforce, as well as the combined total. There will be no residual value at the end of the life. For the information technology hardware, the depreciable life is thirty-six (36) months, which follows the Company’s policy.

In the nine months ended September 30, 2025, the Company recognized portfolio revenue of $80.3 million, servicing revenue of $8.7 million and net operating income of $62.5 million related to the Conn’s portfolio purchase.

In the year ended December 31, 2024, the Company recognized portfolio revenue of $9.4 million, servicing revenue of $1.9 million and net operating income of $3.1 million related to the Conn’s portfolio purchase.

4. Fair Value Measurements

The Company measures the fair values of its assets and liabilities, where applicable, based on the price that would be received upon sale of an asset or the price paid to transfer a liability, in an orderly transaction between market participants at the measurement date, i.e., the “exit price.” Under applicable accounting standards, fair value measurements are categorized into one of three levels based on the inputs to the valuation technique with the highest priority given to unadjusted quoted prices in active markets and the lowest priority given to unobservable inputs. The Company categorizes its fair value measurements of financial instruments based on this three-level hierarchy. The following is a brief description of each level:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the overall fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments for which the determination of fair value requires significant management judgment or estimation. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability. An example for the Company is Investments in Receivables, net (Note 5).

The Company does not have any financial instruments that are subject to fair value measurements on a recurring basis.

Financial Instruments Not Required to Be Carried at Fair Value

The table below summarizes fair value estimates for the Company’s financial instruments that are not required to be carried at fair value.

The carrying amounts in the following table are recorded in the combined and condensed consolidated balance sheet as of September 30, 2025 and December 31, 2024 (in thousands):

	SEPTEMBER 30, 2025		DECEMBER 31, 2024
	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	AMOUNT	FAIR VALUE	AMOUNT	FAIR VALUE
Financial Assets
Investments in receivables, net	$1,640,809	$1,814,191	$1,497,748	$1,646,535
Credit card receivable, net	16,180	16,180	17,176	17,176

Financial Liabilities
Revolving credit facility	—	—	508,146	513,799
Senior unsecured bond due 2026	298,857	300,158	297,828	299,478
Senior unsecured bond due 2029	395,433	422,960	394,405	424,792
Senior unsecured bond due 2030	492,644	525,795	—	—

Investment in receivables, net

The fair value of investments in receivables, net is measured using Level 3 inputs by discounting the estimated future cash flows generated by the Company’s proprietary forecasting models. The key inputs include the estimated future gross cash flow, average cost to collect, and a discount rate. The determination of such inputs requires significant judgment. The Company evaluates the use of key inputs on an ongoing basis and refines the data as it continues to obtain market data. See Note 5 to the combined and condensed consolidated financial statements for additional information.

Credit card receivables, net

The fair value approximates the carrying value, due to their short-term nature.

Revolving Credit Facility

The fair value of the Revolving Credit Facility, as supplemented or modified from time to time, (the “Revolving Credit Facility”) is measured using Level 3 inputs. The fair value approximates the principal value due to the short-term adjustable-rate nature of the notes payable.

Senior unsecured bonds due 2026, 2029 and 2030

The fair value estimates for the Senior Unsecured Bonds are based on quoted prices for identical assets or liabilities in markets that are not active. Accordingly, the Company uses Level 2 inputs for its fair value estimates.

5. Investment in receivables, net

The following table presents the roll forward of the balance of the investment in receivables, net for the following periods (in thousands):

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2025	2024	2025	2024
Balance, beginning of period	$1,589,801	$1,139,200	$1,497,748	$984,496
Purchases	151,030	123,439	451,531	365,322
Cash collections	(236,832)	(145,148)	(753,461)	(410,228)
Total portfolio income	139,179	99,258	416,749	285,362
Changes in expected current period recoveries	2,161	6,705	12,736	9,430
Changes in expected future period recoveries	(1,667)	(5,015)	(7,066)	(7,865)
Foreign currency adjustments	(2,863)	6,533	22,572	(1,544)
Balance, end of period	$1,640,809	$1,224,973	$1,640,809	$1,224,973

The table below provides the detail on the establishment of negative allowance for expected recoveries of portfolios purchased during the periods presented (in thousands):

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2025	2024	2025	2024
Purchase price	$151,030	$123,439	$451,531	$365,322
Allowance for credit losses	2,546,600	1,443,473	6,499,589	5,028,400
Amortized cost	2,697,630	1,566,912	6,951,120	5,393,722
Noncredit discount	151,128	114,110	414,623	347,851
Face value	2,848,759	1,681,022	7,365,743	5,741,573
Write-off of amortized cost	(2,697,630)	(1,566,912)	(6,951,120)	(5,393,722)
Write-off of noncredit discount	(151,128)	(114,110)	(414,623)	(347,851)
Negative allowance	151,030	123,439	451,531	365,322
Negative allowance for expected recoveries	$151,031	$123,439	$451,531	$365,322

For the nine months ended September 30, 2025, the Company purchased receivable portfolios with face values of $7,365.7 million for a purchase price of $451.5 million or 6.1% of face value. For the nine months ended September 30, 2024, the Company purchased receivable portfolios with face values of $5,741.6 million for a purchase price of $365.3 million or 6.4% of face value. The price paid relative to the face amount of receivables will vary based upon the type of debt purchased, the age of the debt at the time of acquisition and the overall debt acquisition market. The percentage reported represents the weighted average of activity for the period and is a function of the mix of assets acquired in any period. For the receivables purchased in the nine months ended September 30, 2025 and 2024, the estimated amount of cash flows to be collected were $866.2 million and $713.2 million (as of purchase), respectively.

Recoveries above or below forecast represent over and under-performance in the reporting period, respectively. Actual collections during the nine months ended September 30, 2025, and 2024, overperformed the projected collections by approximately $12.7 million and $9.4 million, respectively, primarily driven by continued strong collection performance.

When reassessing the forecasts of expected lifetime recoveries during the nine months ended September 30, 2025, management considered historical and current collection performance and believes that for certain static pools sustained collections underperformance resulted in decreased total expected recoveries. As a result, the Company has updated its forecast, resulting in a net increase of total estimated remaining collections, which in turn, when discounted to present value, resulted in a change in expected future period recoveries of approximately $7.1 million and $7.9 million during the nine months ended September 30, 2025, and 2024, respectively.

At the time of the Conn’s portfolio purchase, which was the majority performing receivables, the Company established an allowance for credit losses of $251.3 million. Additionally, due to the discount paid to face value on the portfolio, the Company also established a non-credit discount of $89.3 million at the time of purchase.

The Company places performing receivables on nonaccrual status when the receivables are greater than 90 days. To facilitate the monitoring of credit quality for performing receivables, and for the purpose of determining an appropriate allowance for losses for these receivables, the Company utilizes payment history and current payment status. The table below presents the information on the past due and non-accrual buckets for the assets acquired in the Conn’s portfolio purchase, and does not include all other purchased loans as they were charged-off at the time of purchase, as of September 30, 2025(in thousands):

	AS OF
	SEPTEMBER 30,	DECEMBER 31,
DELINQUENCY VINTAGE	2025	2024
United States
Current	$133,846	$352,403
30-59	10,742	33,683
60-89	8,712	29,685
>90	79,386	121,337
Total	$232,686	$537,108

The following table presents non-accrual performing loans by segment (in thousands).

	AS OF SEPTEMBER 30, 2025		AS OF DECEMBER 31, 2024
		NONACCRUAL		NONACCRUAL
		WITH NO		WITH NO
	NONACCRUAL	ALLOWANCE	NONACCRUAL	ALLOWANCE
United States	79,386	—	121,337	—
Total	$79,386	$—	$121,337	$—

6. Credit Card Receivables

The following table summarizes the credit card receivables, gross of allowance for credit losses, by geography (in thousands):

	AS OF SEPTEMBER 30,	AS OF DECEMBER 31,
	2025	2024
United States	8,084	7,470
Canada	9,847	11,613
Total	$17,931	$19,083

The Company places credit card receivables on nonaccrual status when the credit card receivables are greater than 90 days past due or within 60 days of being notified that the customer is in bankruptcy status, whichever is earlier. The below tables present the information on the Company’s past due and non-accrual credit card receivables as of September 30, 2025, and 2024.

Age analysis of past-due credit card receivables at September 30, 2025 (in thousands)

							AMORTIZED COST
				TOTAL			> 90 DPD AND
($ IN 000S)	30-59	60-89	>90	PAST DUE	CURRENT	TOTAL	ACCRUING(1)
United States	$255	$188	$556	$999	$7,085	$8,084	$—
Canada	275	152	312	739	9,108	9,847	—
Total	$530	$340	$868	$1,738	$16,193	$17,931	$—

Age analysis of past-due credit card receivables at December 31, 2024 (in thousands)

							AMORTIZED COST
				TOTAL			> 90 DPD AND
($ IN 000S)	30-59	60-89	>90	PAST DUE	CURRENT	TOTAL	ACCRUING(1)
United States	$196	$177	$551	$924	$6,546	$7,470	$—
Canada	281	157	339	777	10,836	11,613	—
Total	$477	$334	$890	$1,701	$17,382	$19,083	$—

Allowance for Credit Losses

The following table summarizes the change in the allowance for credit losses for the Company’s credit card receivables portfolio (in thousands).

	UNITED STATES	CANADA	TOTAL
Balance as of December 31, 2024	$957	$950	$1,907
Charge-offs	(1,337)	(1,113)	(2,450)
Recoveries	251	372	623
Provision	1,075	596	1,671
Balance as of September 30, 2025	$946	$805	$1,751

Non-Accrual Loans

The following table presents non-accrual loans by segment (in thousands).

	AS OF SEPTEMBER 30, 2025		AS OF DECEMBER 31, 2024
		NONACCRUAL		NONACCRUAL
		WITH NO		WITH NO
	NONACCRUAL	ALLOWANCE	NONACCRUAL	ALLOWANCE
United States	$556	$—	$551	$—
Canada	312	—	339	—
Total	$868	$—	$890	$—

No interest income was recorded for the non-accrual receivables for the nine months ended September 30, 2025.

7. Goodwill

The Company tests goodwill for impairment at least annually as of June 30, or more frequently, if certain events or circumstances warrant. During the nine months ended September 30, 2025, and fiscal year 2024, no impairment of goodwill was recorded.

The following table summarizes the changes in goodwill (in thousands) in the Company’s reportable segments:

	UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Goodwill
December 31, 2023	$31,633	$18,120	$7,417	$—	$57,170
Acquisitions	—	1,089	—	—	1,089
Impact of FX translation	—	—	(142)	—	(142)
September 30, 2024	$31,633	$19,209	$7,275	$—	$58,117

December 31, 2024	$31,633	$19,209	$6,841	$—	$57,683
Impact of FX translation	—	—	223	—	223
September 30, 2025	$31,633	$19,209	$7,064	$—	$57,906

8. Notes Payable, Net

	AS OF SEPTEMBER 30,		AS OF DECEMBER 31,
(IN THOUSANDS)	2025		2024
	AMOUNT	INTEREST	AMOUNT	INTEREST
	OUTSTANDING	RATE	OUTSTANDING	RATE
Senior unsecured bond due 2026	$300,000	6.00%	$300,000	6.00%
Senior unsecured bond due 2029	400,000	9.50%	400,000	9.50%
Senior unsecured bond due 2030	500,000	8.25%	—	—
Revolving credit facility	—	7.31%	508,146	7.51%
Total	$1,200,000	8.10%	$1,208,146	7.79%
Unamortized debt issuance costs	(17,416)		(13,420)
Notes Payable, net	$1,182,584		$1,194,726

On August 4, 2021, the Company completed an offering of $300.0 million aggregate principal amount of 6.000% senior notes due 2026 (the “2026 Notes”) under an indenture (the “2026 Notes Indenture”), dated as of August 4, 2021, among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee. The 2026 Notes are general senior unsecured obligations of the Company and are guaranteed by certain of the Company’s wholly-owned domestic restricted subsidiaries. Interest on the 2026 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2022. The 2026 Notes mature on August 15, 2026. On and after August 15, 2023, the 2026 Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2026 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2026 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

PERCENTAGE
DATES	OF PRINCIPLE
2025 and thereafter	100.000%

The 2026 Notes Indenture contains covenants that limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from the Company’s restricted subsidiaries that are not guarantors under the 2026 Notes Indenture; (v) enter into certain transactions with affiliates (vi) sell certain assets, including capital stock of the Company’s subsidiaries; (vii) designate the Company’s subsidiaries as unrestricted subsidiaries; and (viii) pay dividends, redeem or repurchase capital stock or make other restricted payments.

The 2026 Notes incurred issuance costs of $6.9 million, including legal expenses and origination fees, which reduces the carrying amount of the 2026 Notes. These costs were capitalized at the time of issuance and are being amortized to interest expense over the 5-year term of the 2026 Notes. At September 30, 2025, the unamortized balance of the deferred debt issuance costs was $1.1 million.

On February 28, 2022, the Company amended its credit agreement entered into on May 21, 2021 (the “Credit Agreement”) to include a new $150.0 million Canadian sub-facility to go alongside the $35.0 million UK sub-facility.

On April 26, 2023, the Company amended and extended its Credit Agreement to an aggregate commitment of $600 million with a 5-year maturity of April 26, 2028.

On September 29, 2023, the Company amended its Credit Agreement to an aggregate commitment of $750 million and modified its sub-facility limits to $85 million for the Canadian sub-facility and $50 million for the U.K. sub-facility.

The Credit Agreement contains five financial covenants:

▪	The Maximum Senior Leverage Ratio to not exceed 2.50 to 1.00
▪	The Maximum Leverage Ratio to not exceed 3.25 to 1.00
▪	The Minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.00
▪	Minimum Tangible Net Worth not to be less than a starting value plus 50% of each subsequent quarter’s Net Income
▪	Minimum Actual Collections where the Company must collect at least 85% of the projected collections over the trailing twelve-month period.

On February 2, 2024, the Company completed an offering of $400.0 million aggregate principal amount of 9.500% senior notes due 2029 (the “2029 Notes”) under an indenture (the “2029 Notes Indenture”), dated as of February 2, 2024, among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The 2029 Notes are general senior unsecured obligations of the Company and are guaranteed by certain of the Company’s wholly-owned domestic restricted subsidiaries. Interest on the 2029 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2024. The 2029 Notes mature on February 15, 2029. At any time and from time to time prior to February 15, 2026, the 2029 Notes may be redeemed at the Company’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date. On and after February 15, 2026, the 2029 Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2029 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2029 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below:

PERCENTAGE
DATES	OF PRINCIPLE
2026	104.750%
2027	102.375%
2028 and thereafter	100.000%

The 2029 Notes Indenture contains covenants that limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from the Company’s restricted subsidiaries that are not guarantors under the 2029 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) sell certain assets, including capital stock of the Company’s subsidiaries; (viii) designate the Company’s subsidiaries as unrestricted subsidiaries; and (ix) pay dividends, redeem or repurchase capital stock or make other restricted payments.

The 2029 Notes incurred issuance costs of $6.8 million, including legal expenses and origination fees, which reduce the carrying amount of the 2029 Notes. These costs were capitalized at the time of issuance and are being amortized to interest expense over the 5-year term of the 2029 Notes. At September 30, 2025, the unamortized balance of the deferred debt issuance costs was $4.6 million.

On November 13, 2024, the Company amended its Credit Agreement to an aggregate commitment of $825 million through the exercise of its accordion feature and modified its sub-facility limits to $110 million for the Canadian sub-facility and $665 million for the U.S. sub-facility.

On May 2, 2025, Jefferson Capital Holdings, LLC completed an offering of $500.0 million aggregate principal amount of 8.250% senior notes due 2030 (the “2030 Notes”) under an indenture (the “2030 Notes Indenture”), dated as of May 2, 2025, among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The 2030 Notes are general senior unsecured obligations of Jefferson Capital Holdings, LLC and are guaranteed by certain of Jefferson Capital Holdings, LLC’s wholly-owned domestic restricted subsidiaries. Interest on the 2030 Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2025. The 2030 Notes mature on May 15, 2030.

At any time and from time to time prior to May 15, 2027, the 2030 Notes may be redeemed at Jefferson Capital Holdings, LLC’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2030 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2030 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date. On and after May 15, 2027, the 2030 Notes may be redeemed, at Jefferson Capital Holdings, LLC’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2030 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2030 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2030 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on May 15 of each of the years indicated below:

PERCENTAGE
DATES	OF PRINCIPLE
2027	104.125%
2028	102.063%
2029 and thereafter	100.000%

The 2030 Notes Indenture contains covenants that limit Jefferson Capital Holdings, LLC’s ability and the ability of Jefferson Capital Holdings, LLC’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from Jefferson Capital Holdings, LLC’s restricted subsidiaries that are not guarantors under the 2030 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of Jefferson Capital Holdings, LLC’s assets; (vii) sell certain assets, including capital stock of Jefferson Capital Holdings, LLC’s subsidiaries; (viii) designate Jefferson Capital Holdings, LLC’s subsidiaries as unrestricted subsidiaries; and (ix) pay dividends, redeem or repurchase capital stock or make other restricted payments.

The 2030 Notes incurred issuance costs of $8.0 million, including legal expenses and origination fees, which reduce the carrying amount of the 2030 Notes. These costs were capitalized at the time of issuance and are being amortized over the 5-year term of the 2030 Notes. At September 30, 2025, the unamortized balance of the capitalized deferred debt costs was $7.4 million.

Components of interest expense for the nine months ended September 30, 2025, and 2024 (in thousands):

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2025	2024	2025	2024
Interest expense	$24,945	$18,662	$73,168	$52,045
Amortization of debt issuance costs	1,522	1,091	4,016	3,142
Total Interest Expense	$26,467	$19,753	$77,184	$55,187

As of September 30, 2025, the outstanding balances of notes payable were $1,182.6 million with a weighted average interest rate of 8.10%. In comparison, as of September 30, 2024, the outstanding balances of notes payable were $948.0 million with a weighted average interest rate of 7.97%.

The Company incurred costs related to the issuance and origination of its notes payable which are deferred and recorded net of the debt balance and amortized to interest expense over the life of the debt on an effective interest method. The unamortized debt issuance costs related to the notes payable were $17.4 million and $14.1 million as of September 30, 2025, and 2024, respectively.

As of September 30, 2025, the Company was in compliance with all the financial covenants of its notes payable.

9. Leases

The Company enters into leases as a lessee for data centers, office space, and technology equipment. Lease expense associated with these arrangements are included in other selling, general and administrative expenses in the Company’s combined and condensed consolidated statements of operations.

The components of lease expense for the three and nine months ended September 30, 2025, and 2024, are presented as follows (in thousands):

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	2025	2024
Operating lease costs	$578	$409	$1,652	$1,118
Total lease costs	$578	$409	$1,652	$1,118

The following table provides supplemental combined and condensed consolidated balance sheet information related to leases as of September 30, 2025, and December 31, 2024 (in thousands, except lease term and discount rate):

		AS OF SEPTEMBER 30,	AS OF DECEMBER 31,
	CLASSIFICATION	2025	2024
Assets
Operating lease right-of-use assets	Other assets	$4,089	$4,449
Total lease right-of-use assets		$4,089	$4,449

Liabilities
Operating lease liabilities	Other liabilities	$4,569	$4,860
Total lease liabilities		$4,569	$4,860

Weighted-average remaining lease term (in years)		4.8	5.5
Weighted-average discount rate		7.5%	7.5%

Minimum future payments on non-cancellable operating leases as of September 30, 2025, are summarized as follows (in thousands):

OPERATING LEASES
2025	$328
2026	1,506
2027	1,137
2028	820
2029	552
Thereafter	1,164
Total undiscounted lease payments	5,507
Less: imputed interest	(938)
Lease obligations under operating leases	$4,569

10. Stock Based Compensation

Prior to the initial public offering in June 2025, the Company maintained the JCAP TopCo, LLC 2018 Underlying Units Plan (the “Plan”) and the Management Invest LLC 2018 Management Incentive Plan (the “Management Invest Plan”), effective August 31, 2018, to promote the long-term growth and profitability of the Company by providing certain of the Company’s employees and other service providers who were involved in the Company’s growth with an opportunity to acquire equity interests that enable them to share in the appreciation of value of the Company, thereby encouraging such persons to contribute to and participate in the success of the Company.

Under the Plan, awards of Class B Units representing limited liability company interests in JCAP TopCo, LLC, a holding company and direct parent of the Company, were issued to Management Invest LLC, which in turn issued corresponding awards of Class B Units in Management Invest LLC to certain of the Company’s employees and other service providers under the Management Invest Plan. As of June 26, 2025, there were 26,932,232 Class B units available for issuance, of which 26,932,232 were issued and outstanding. The Class B units qualified as liability awards since they would have been settled in cash upon redemption and were included in accounts payable and accrued expenses on the combined and condensed consolidated balance sheet. The unit value was calculated based on the estimated fair value of the Company over the original investment amount. Generally, approximately thirty percent (30%) of the units vested in five equal installments on each of the first five anniversaries of their respective grant dates, and the remaining seventy percent (70%) vested upon a change of control if applicable distribution thresholds were achieved. The Company valued its units awarded under the Plan based on the market approach. The Company utilized public company comparable information to establish the measure of invested capital (“MOIC”), which was then applied against the strike prices of the respective vested portion of the units awarded under the Plan to calculate the compensation exposure.

As part of the initial public offering, all of the Class B Units issued pursuant to the Management Invest Plan were crystalized and converted into shares of common stock on the basis of the Exchange Ratio used to convert the Class A Units and Class C Units. The conversion took into account the number of Class B Units held, the applicable distribution threshold and the value of the distributions that the holder would have been entitled to receive through their indirect ownership interest in JCAP TopCo, LLC had JCAP TopCo, LLC been liquidated on the date of such conversion in accordance with the terms of the distribution waterfall set forth in the JCAP TopCo LLC Agreement. If in-the-money, the Class B Units were converted into a number of shares based on the respective distribution thresholds and terms of such awards, and if out-of-the-money, were canceled. For Class B Units that were in-the-money but unvested and subject solely to time vesting requirements, such Class B Units were converted into shares of restricted stock and subject to the same time vesting requirements that the corresponding Class B Units were subject to prior to the Reorganization. For Class B Units that were in-the-money but unvested and subject to performance vesting requirements, those were converted into shares of restricted stock and subject to a three-year time-vesting requirement in equal increments from the date of the initial public offering, subject to continued service through the applicable vesting dates (provided, that any such unvested shares of restricted stock will be subject to acceleration in the event of a holder’s termination of service without cause or due to such holder’s death or disability). The conversion of such in-the-money unvested Class B Units was evidenced by individual restricted stock agreements and were not issued under the Company’s 2025 Incentive Award Plan (the “2025 Plan”). Specifically, 6,418,775 shares were issued in respect of Class B Units of Management Invest, LLC (which correspond to Class B Units of JCAP TopCo, LLC) that were in- the-money. These shares were issued as restricted stock either with the same time-based vesting requirements that the corresponding Class B Units were subject to prior to the Reorganization or, if such corresponding Class B Units had performance vesting requirements, with a three year time-vesting requirement. If the vesting conditions of the restricted stock are not satisfied, such restricted stock will be forfeited and canceled. The Company accounts for forfeitures when they occur. Holders of converted restricted stock awards will be eligible to receive non-forfeitable dividends in the event the Company determines to pay dividends in respect of its common stock. For Class B Units that were in-the-money and fully vested, those were converted into shares of common stock. With respect to Class B Units that were out-of-the-money and were canceled in the Reorganization, the Company issued new stock options under the 2025 Plan to the employee and director holders of such canceled Class B Units to put them in an approximately equivalent economic position in terms of number of options and exercise prices as they would be in if their Class B Units were not canceled and instead exchanged for new options. Such options were granted effective as of immediately following the determination of the initial public offering price per share of our common stock and were in an amount equal to the number of the out-of-the-money Class B Units that were canceled, multiplied by the Exchange Ratio, and have an exercise price per share equal to the distribution threshold of the out-of-the-money Class B Units, multiplied by the Exchange Ratio (or if greater, the initial public offering price per share of our common stock). The options are subject to the same time-vesting requirements that the corresponding Class B Units were subject to prior to the Reorganization.

The Company measures the fair value of stock option awards on the grant date using a Black-Scholes option-valuation model. The model incorporates various assumptions, including the exercise price, expected term, risk-free interest rate, expected stock price volatility, and expected dividend yield. The risk-free interest rate is derived from U.S. Treasury yields with maturities corresponding to the expected term of the awards. Expected volatility is estimated using the historical volatility of a peer group of comparable publicly traded companies, given the limited trading history of the Company’s common stock. The expected dividend yield reflects the Company’s historical and anticipated future dividend policy.

A summary of the status of the Company’s equity-based awards and activity as of September 30, and June 30, 2025 is presented below with the comparative 2024 periods having no restricted stock or stock options issued.

					WEIGHTED-AVERAGE
	OUTSTANDING	WEIGHTED-AVERAGE		WEIGHTED-AVERAGE	REMAINING	AGGREGATE
	RESTRICTED	GRANT DATE	STOCK OPTIONS	GRANT	CONTRACTUAL TERM	INTRINSIC VALUE
	SHARES	FAIR VALUE	OUTSTANDING	PRICE	(YEARS)	(IN THOUSANDS)
Balance at March 31, 2025	—	$—	—	$—	—	$—
Granted	6,418,775	15.00	457,542	24.81
Exercised	—	—	—	—
Forfeited, expired or canceled	—	—	—	—
Balance at June 30, 2025	6,418,775	$15.00	457,542	$24.81	10.0	$97.7
Granted	—	—	20,000	25.33
Vested	(24,164)	15.00	—	—
Exercised	—	—	—	—
Forfeited, expired or canceled	(19,827)	15.00	—	—
Balance September 30, 2025	6,374,784	$15.00	477,542	$24.84	9.4	$0.8

For the three months ended September 30, 2025 and 2024, stock-based compensation expense recognized was $8.8 million and $2.2 million, respectively. The change in stock-based compensation for the three months ended September 30, 2025 is driven by the recognition of $8.8 million of stock-based compensation expense associated with the unvested restricted stock.

For the nine months ended September 30, 2025 and 2024, stock-based compensation expense recognized was $0.9 million and $4.1 million, respectively. The change in stock-based compensation expense for the nine months ended September 30, 2025 is driven by the recognition of $9.3 million of stock-based compensation expense associated with the unvested restricted stock, stock options and Class B Units that existed prior to the IPO, partially offset by the reversal of stock-based compensation expense due to the impact of the initial public offering on the outstanding Class B units of $8.4 million. As of September 30, 2025, the total unrecognized stock-based compensation expense related to unvested restricted shares was $87.3 million, which is expected to be recognized over a remaining weighted average term of 2.74 years.

11. Commitments and Contingencies

Purchase Commitments

In the normal course of business, the Company enters into forward flow purchase agreements. A forward flow purchase agreement is a commitment to purchase receivables over a duration that is typically three to twelve months, but can be longer, generally with a specifically defined volume range, frequency, and pricing. Typically, these forward flow contracts have provisions that allow for early termination or price re-negotiation should the underlying quality of the portfolio deteriorate over time or if any particular month’s delivery is materially different than the original portfolio used to price the forward flow contract. Certain of these forward flow purchase agreements may also have termination clauses, whereby the agreements can be canceled by either party upon providing a certain specified amount of notice.

As of September 30, 2025, and 2024 the Company had entered into forward flow purchase agreements for the purchase of receivables with an estimated minimum aggregate purchase price of approximately $316.4 million and $338.6 million, respectively. The Company expects actual purchases under these forward flow purchase agreements to be significantly greater than the estimated minimum aggregate purchase price.

Employee Savings and Retirement Plan

The Company sponsors defined contribution plans in the U.S., Canada, and the U.K. The U.S. plan is organized as a 401(k) plan under which all employees are eligible to make voluntary contributions to the plan up to 100% of their compensation, subject to IRS limitations, as defined in the plan. The Company makes matching contributions of 25% of up to 6% of an employee’s salary. In Canada, the Company has a Deferred Profit-Sharing Plan (DPSP) in which the Company contributes 3% of salary to their DPSP fund. Employees contributing to the Registered Retirement Savings Plan (RRSP) or Tax-Free Savings Account (TFSA) receive up to a 2% match, bringing the potential total match to 5% of salary. In the U.K., the Company operates the government contribution plan where employees contribute 5% of their salary and the Company contributes 3% of the employee salary on a monthly basis. Employees can make additional contributions to the plan via their salary, either by one off extra contribution or increasing the monthly percentage but must contribute a minimum of 5%. Total compensation expense related to the Company’s contributions was $0.7 million and $0.6 million for the period ended September 30, 2025 and 2024, respectively.

Commitments to extend credit

The Company, in the normal course of business through its credit card programs, has the obligation to purchase the credit card receivables from the issuing bank, thereby incurring off-balance-sheet risk. This risk includes the cardholder’s rights to borrow up to the maximum credit limit on their credit card accounts, which is $14.7 million as of September 30, 2025 and $20.9 million as of September 30, 2024, beyond their current balances. The Company has not experienced a situation in which all of the Company’s cardholders have exercised their entire available line of credit at any given point in time, nor does management anticipate this will ever occur in the future. Also, the Company can, subject to certain regulatory requirements, reduce or cancel these available credit limits.

Contingent payments

As part of the Company’s acquisition of Canaccede Financial Group, Ltd. “(Canaccede”) in March 2020, an exit incentive was awarded to the former shareholders of Canaccede for up to $15.625 million Canadian dollars that would be payable only on a Liquidity Event for J.C. Flowers (“JCF”), defined to mean a final exit, that yielded net returns to JCF in excess of certain hurdles as defined in the purchase agreement. The payment, which is contingent on a Liquidity Event and achieving certain hurdles, would be based on cash-on-cash returns to JCF, measured at that final exit, as an equity-linked incentive with capped upside and designed to be paid with sale proceeds received from a new owner. Each year the Company reassesses the fair value of the exit incentive payment to determine whether such amount should be recorded within the combined and condensed consolidated financial statements. As of September 30, 2025, the Company determined that the occurrence in the future of a Liquidity Event above the requisite MOIC thresholds will be probable by December 31, 2027. As a result, the Company accrued a liability related to the Canaccede Exit Incentive Payment of $8.8 million as of September 30, 2025, reflecting the net present value of an anticipated payment of the maximum amount. This has been recorded as expense on the income statement in other selling, general and administrative with the offset being a liability on the balance sheet in accounts payable and accrued expenses.

Litigation

The Company and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of business. For periods ended September 30, 2025 and December 31, 2024 there are no material pending legal proceedings to which the Company or its subsidiaries are a party.

12. Income Taxes

The Company’s effective tax rate was 15.7% and 6.0% for the three months ended September 30, 2025 and 2024, respectively. The Company's effective tax rate was 13.8% and 5.7% for the nine months ended September 30, 2025 and 2024, respectively. The Company recognized a provision on pre-tax income, reduced by non-taxable income related to the period in which the Company was treated as a Partnership for US income tax purposes.

On July 4, 2025, the One Big Beautiful Bill Act ("OBBBA") was signed into law and contains several changes to federal tax law. The Company is currently assessing the impact of the OBBBA on our combined and condensed consolidated financial statements.

13. Related Party Transactions

In February 2023, Jefferson Capital Systems, LLC, one of the Company’s wholly-owned indirect subsidiaries, entered into a participation agreement (the “Participation Agreement”) with HH Warehouse LLC (“HH Warehouse”), pursuant to which Jefferson Capital Systems, LLC sold a 26.75% beneficial ownership interest (the “Portfolio Interest”) in a portfolio of performing installment loans (the “Portfolio”) to HH Warehouse for $2.9 million and agreed to administer the Portfolio and pay HH Warehouse a share of the collections proportionate to the size of the Portfolio Interest. In July 2024, Jefferson Capital Systems, LLC entered into an amendment to the Participation Agreement with HH Warehouse, pursuant to which Jefferson Capital Systems, LLC repurchased the Portfolio Interest from HH Warehouse for $1.4 million and assumed all rights and obligations related to the Portfolio Interest. Christopher Giles, a member of the Company’s board of directors, served as Vice President of HH Warehouse and held 12.86% of the membership interests in HH Warehouse at the time of such transactions.

14. Segment Reporting

The Company’s operating segments are based on the Company’s geographies, which is how management monitors and assesses performance. The Company’s geographies are the United States, the United Kingdom, Canada, and Latin America. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer. Assets are not reported by operating segment to the CODM.

For the Company’s operating segments, the CODM uses net operating income to allocate resources (including employees, property, and financial or capital resources). Additionally, the Company prepares an annual budget at the segment level. The CODM considers budget-to-actual variances on a monthly basis for the profit or loss measure when making decisions about allocating capital and personnel to the segments. The CODM also uses segment operating income to assess the performance for each segment by comparing the results of each segment with one another and for determining the compensation of certain employees.

The following table provides segment measure of profit and loss, presenting Net operating income, by each operating segment (in thousands) and is the measure that the CODM utilizes to determine resource and investment allocations:

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,					FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2025					2025
	UNITED	UNITED		LATIN		UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Total portfolio revenue	$108,147	$6,889	$15,363	$9,274	$139,673	$326,205	$18,812	$49,109	$28,293	$422,419
Credit card revenue	634	—	1,121	—	1,755	1,928	—	3,522	—	5,450
Servicing revenue	2,510	6,484	420	—	9,414	10,832	18,628	1,161	—	30,621
Total Revenue	$111,291	$13,373	$16,904	$9,274	$150,842	$338,965	$37,440	$53,792	$28,293	$458,490

Provision for credit losses	$375	$—	$194	$—		$1,074	$—	$596	$—

Salaries and benefits	$17,774	$4,068	$1,328	$144		$27,308	$11,897	$3,996	$389
Servicing expenses	35,745	5,563	2,777	3,524		101,719	14,652	7,831	9,746
Depreciation and amortization	792	89	458	11		2,943	259	974	30
Professional fees	3,093	284	77	289		13,459	754	410	730
Canaccede exit incentive	79	—	—	—		1,059	—	—	—
Other selling, general and administrative	3,044	665	303	130		9,445	1,907	960	412

Net operating income	$50,389	$2,704	$11,767	$5,176	$70,036	$181,958	$7,971	$39,025	$16,986	$245,940

Other Income / (Expense):
Interest expense					$(26,467)					$(77,184)
Foreign exchange and other income / (expense)					1,944					5,564
Total other expense					(24,523)					(71,620)
Income Before Income Taxes					$45,513					$174,320

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,					FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2024					2025
	UNITED	UNITED		LATIN		UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Total portfolio revenue	$72,943	$7,882	$11,442	$8,681	$100,948	$205,849	$21,607	$36,218	$23,253	$286,927
Credit card revenue	648	—	1,400	—	2,048	2,129	—	4,224	—	6,353
Servicing revenue	746	6,789	70	—	7,605	2,412	18,476	192	—	21,080
Total Revenue	$74,337	$14,671	$12,912	$8,681	$110,601	$210,390	$40,083	$40,634	$23,253	$314,360

Provision for credit losses	$426	$—	$441	$—		$1,402	$—	$1,235	$—

Salaries and benefits	$7,424	$3,793	$1,263	$87		$21,134	$10,569	$3,993	$277
Servicing expenses	23,241	4,287	2,768	2,950		70,145	10,749	7,583	7,396
Depreciation and amortization	167	82	293	6		503	239	917	19
Professional fees	1,403	211	73	207		4,294	690	305	641
Other selling, general and administrative	941	688	320	103		2,724	1,803	897	345

Net Operating Income	$40,735	$5,610	$7,754	$5,328	$59,427	$110,188	$16,033	$25,704	$14,575	$166,500

Other Income / (Expense):
Interest expense					$(19,753)					$(55,187)
Foreign exchange and other expense					(440)					(3,181)
Total other expense					(20,193)					(58,368)
Income Before Income Taxes					$39,234					$108,132

15. Subsequent Events

Other than the below, there have been no events since September 30, 2025 that require recognition or disclosure in the combined and condensed consolidated financial statements.

Bluestem Receivables Asset Acquisition

On October 24, 2025, the Company entered into an Asset Purchase Agreement with BLST Holding Company LLC, BLST Operating Company, LLC, BLST FinCo, LLC and BLST FinCo SubCo, LLC (collectively, “Bluestem” to acquire a revolving credit card receivables portfolio for which new draws have been suspended for a gross purchase price of $302.8 million. The gross purchase price is subject to customary adjustments for interim cash flows (including collections and new purchases) between June 30, 2025 (the “Cut Off Date”) and closing and a $20.0 million escrow to secure implementation obligations. At the Cut Off Date, the receivables being acquired had an aggregate face value of approximately $488.2 million. The Company does not intend to pursue ongoing originations through the Bluestem platform, and the acquisition does not include any Bluestem retail operations or assets.

The closing of the transaction is subject to the satisfaction of customary conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected in the fourth quarter of 2025.

Revolving Credit Facility Amendment

On October 27, 2025, the Company entered into an amendment to its Credit Agreement dated May 21, 2021. The Amendment effected certain amendments to the terms of the credit facility under the Existing Credit Agreement, including, among other things, to (i) increase the Aggregate Commitments (as defined in the Amended Credit Agreement) by $175,000,000 to an aggregate amount of $1,000,000,000, (ii) reduce the interest rate margins applicable to loans outstanding under the credit facility by fifty (50) basis points, (iii) (a) reduce the non-use fee rate for unutilized commitments under the credit facility by five (5) basis points and (b) reduce the maximum applicable non-use fee rate for unutilized commitments to thirty-five (35) basis points, (iv) eliminate any credit spread adjustments from the calculation of the interest rate applicable to loans outstanding under the credit facility, (v) extend the maturity of the credit facility to October 27, 2030, subject to such maturity being reduced to 91 days in advance of the earliest final scheduled maturity date of either the 9.500% Senior Notes due February 15, 2029 or the 8.250% Senior Notes due May 15, 2030, in each case issued by Jefferson Capital Holdings, LLC, a Delaware limited liability company, (vi) make customary changes (including changes to financial reporting requirements and ‘change of control’ thresholds applicable to the change of control event of default) to reflect the status of the Borrowers and their subsidiaries as indirect subsidiaries of the Company, (vii) modify certain terms applicable to permitted restricted payments, including distributions (a) to fund the payment of taxes, (b) to redeem outstanding senior notes of JCAP Holdings, or other parent companies of the Borrowers, and (c) to fund regular quarterly dividends and public company costs in an aggregate annual amount for such dividends and public company costs not to exceed the greater of (x) six percent (6%) of the market capitalization of the Company, and (y) the quarterly dividend amount specified in the model provided to the Lenders prior to October 27, 2025, (viii) remove the existing financial covenant requiring a minimum tangible net worth of JCAP Holdings and (ix) modify the frequency and conditions applicable to field audits and portfolio examinations conducted by or on behalf of the Administrative Agent.

Dividend Declaration

On November 12, 2025, the Company declared a dividend of $0.24 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of Jefferson Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Jefferson Capital, Inc. (the “Company”) as of December 31, 2024, the related statements of operations and comprehensive income, shareholder’s equity, and cash flows for the period from November 12, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operation and its cash flows for the period from November 12, 2024 (inception) to December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York

May 5, 2025

We have served as the Company’s auditor since 2024.

Jefferson Capital, Inc.

Balance Sheet

AS OF DECEMBER 31,
2024
Assets
Deferred tax asset	2,556
Total Assets	$2,556
Liabilities
Payable to affiliates	10,650
Total Liabilities	10,650
Stockholder's Equity
Common stock, $0.01 par value per share, 100 shares authorized, 100 shares issued and outstanding	1
Due from stockholder	(1)
Retained Earnings	(8,094)
Total stockholder’s equity	(8,094)
Total Liabilities and Stockholder’s Equity	$2,556

Jefferson Capital, Inc.

Statement of Operations and Comprehensive Income / (Loss)

FOR THE PERIOD
NOVEMBER 12, 2024
(INCEPTION) —
DECEMBER 31, 2024
Operating Expenses
Professional fees	10,000
Other selling, general and administrative	650
Total Operating Expenses	$10,650
Net Operating Income / (Loss)	$(10,650)
Income / (loss) Before Income Taxes	(10,650)
(Provision) / benefit from income taxes	2,556
Net Income / (Loss)	$(8,094)
Comprehensive Income / (Loss)	$(8,094)

Jefferson Capital, Inc.

Statement of Stockholder’s Equity

	CONTRIBUTIONS	RETAINED	TOTAL
	BY STOCKHOLDER	EARNINGS	EQUITY
Balance, November 12, 2024 (Inception)	$—	$—	$—
Contribution from stockholder	1	—	1
Net income / (loss)	—	(8,094)	(8,094)
Due from stockholder	(1)	—	(1)
Balance, December 31, 2024	$—	$(8,094)	$(8,094)

Jefferson Capital, Inc.

Statements of Cash Flows

FOR THE PERIOD
NOVEMBER 12, 2024
(INCEPTION) —
DECEMBER 31, 2024
Cash flows from operating activities
Net income / (loss)	$(8,094)
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Deferred income taxes	(2,556)
Changes in assets and liabilities, net of acquisition:
Accounts payable and accrued expenses	10,650
Net cash provided by operating activities	—
Cash flows from investing activities
Net cash used in investing activities	—
Cash flow from financing activities
Net cash provided by financing activities	—
Exchange rate effects on cash balances held in foreign currencies	—
Net (decrease) increase in cash and cash equivalents and restricted cash	—
Cash and cash equivalents and restricted cash, beginning of period	—
Cash and cash equivalents and restricted cash, end of period	$—

NOVEMBER 12, 2024 -
DECEMBER 31, 2024
Supplemental Cash Flow Disclosures
Non-cash activities
Non-cash common stock, issued and outstanding	$1
Non-cash due from stockholder	(1)

Jefferson Capital, Inc.

Notes to Balance Sheet

As of December 31, 2024 and for the Period of

November 12, 2024 (Inception) — December 31, 2024

1. Organization

Jefferson Capital, Inc. (the “Company”) was formed as a Delaware corporation on November 12, 2024 (Inception). The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Jefferson Capital Holdings, LLC and its subsidiaries (“Jefferson Capital Holdings”). Following a series of transactions that the Company will engage in immediately prior to the completion of the public offering, the Company will become a holding company with no material assets other than 100% of the equity interests in JCAP TopCo, LLC, which will remain a holding company with no material assets other than 100% of the equity interests in Jefferson Capital Holdings. As a result, the Company will indirectly wholly own the equity interest of Jefferson Capital Holdings and will operate and control all of the business affairs of Jefferson Capital Holdings.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Income Taxes

The Company is subject to income taxes in the U.S. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. When determining our domestic and non-U.S. income tax expense, we make judgments about the application of these inherently complex laws.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine the DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized in making such a determination. We consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. We recognize the largest amount of the tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

3. Income taxes

The Company is a C-Corp and is generally subject to United States federal and state income taxes at the company level.

Income before taxes consisted of the following (in thousands):

FOR THE PERIOD
NOVEMBER 12, 2024
(INCEPTION) —
DECEMBER 31, 2024
United States	$(10,650)
Foreign	—
Income Before Income Taxes	$(10,650)

The provision for Income taxes consisted of the following (in thousands):

FOR THE PERIOD
NOVEMBER 12, 2024
(INCEPTION) —
DECEMBER 31, 2024
Current Expense (benefit)
United States	$—
$—
Deferred expense (benefit)
United States	(2,556)
$(2,556)
Provision for Income Taxes	$(2,556)

A reconciliation of the statutory U.S. federal income tax rate to our effective tax rate was as follows:

FOR THE PERIOD
NOVEMBER 12, 2024
(INCEPTION) —
DECEMBER 31, 2024
U.S. Federal provision	21.0%
Effect of:
State and local income taxes, net of federal income tax benefit	3.0%
Effective rate	24.0%

The tax effects of temporary differences that give rise to significant portions of the deferred assets and liabilities consisted of the following (in thousands):

FOR THE PERIOD
NOVEMBER 12, 2024
(INCEPTION) —
DECEMBER 31, 2024
Deferred tax assets:
Net operating losses	$(2,556)
$(2,556)
Deferred tax liabilities:
Deferred tax liabilities	$—
$—
Net deferred tax assets	$(2,556)

Valuation allowances are recorded against deferred tax assets if the Company believes it is more likely than not that some or all of a deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company considered all available positive and negative evidence, including carryback availability, future reversals of existing taxable temporary differences, the Company’s recent earnings history, projected future taxable income, the overall business environment, and any applicable tax planning strategies. Based on this evaluation, management has determined that it is more likely than not that the deferred tax assets will be realized and, therefore, no valuation allowance have been recorded for fiscal years ended December 31, 2024, and 2023.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to income taxes in income tax expense.

As of December 31, 2024, and 2023 the Company has not recorded any unrecognized tax benefits or related penalties and interest. Further, the Company does not expect any significant changes related to unrecognized tax benefits within the next 12 months.

4. Stockholder’s Equity

On November 7, 2024, the Company was authorized to issue 100 shares of common stock, par value $0.01 per share, 100 shares of which have been issued for aggregate consideration of $1.00 and are outstanding as of December 31, 2024.

5. Commitments and Contingencies

The Company may be subject to legal proceedings that arise in the ordinary course of business. There are currently no proceedings to which the Company is a party, nor does the Company have knowledge of any proceedings that are threatened against the Company.

6. Related Party Transactions

Jefferson Capital Holdings will pay all expenses on behalf of the Company and the Company will reimburse Jefferson Capital Holdings for these expenses upon reorganization. The Company incurred $10,650 in professional fees and other selling, general and administrative expenses in the period of November 12, 2024 (Inception) to December, 31, 2024, which were paid by Jefferson Capital Holdings, LLC and is currently under payable to affiliates on the balance sheet.

7. Subsequent Events

The Company has evaluated subsequent events through May 5, 2025, the date the financial statements were available to be issued. The Company has concluded that no subsequent event has occurred that requires disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and the Board of Directors of Jefferson Capital Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Jefferson Capital Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2024, and 2023, and the related consolidated statements of operations and comprehensive income, member’s equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York
May 5, 2025

We have served as the Company’s auditor since 2022.

Jefferson Capital Holdings, LLC

Consolidated Balance Sheets

(Dollars in Thousands)

	AS OF DECEMBER 31,
	2024	2023
Assets
Cash and cash equivalents	$35,506	$14,371
Restricted cash and cash equivalents	2,737	6,233
Investments in receivables, net	1,497,748	984,496
Credit card receivables (net of allowance for credit losses of $1,907 and $2,213)	17,176	20,034
Prepaid expenses and other assets	33,196	26,543
Other intangible assets, net	10,237	6,519
Goodwill	57,683	57,170
Total Assets	$1,654,283	$1,115,366
Liabilities
Accounts payable and accrued expenses	$77,028	$40,851
Notes payable, net	1,194,726	770,926
Total Liabilities	$1,271,754	$811,777
Commitments and contingencies (note 8)
Member’s Equity
Contribution by member	$—	$28,797
Retained earnings	398,122	276,434
Accumulated other comprehensive income	(15,593)	(1,642)
Total Jefferson Capital Holdings, LLC member’s equity	$382,529	$303,589
Total Equity	382,529	303,589
Total Liabilities and Member’s Equity	$1,654,283	$1,115,366

See accompanying notes to the consolidated financial statements.

Jefferson Capital Holdings, LLC

Consolidated Statements of Operations and Comprehensive Income

(Dollars in Thousands)

	FOR THE YEAR ENDED
	DECEMBER 31,
	2024	2023
Revenues
Total portfolio income	$396,304	$306,529
Changes in recoveries	(419)	(12,955)
Total portfolio revenue	395,885	293,574
Credit card revenue	8,338	8,820
Servicing revenue	29,118	20,678
Total Revenues	433,341	323,072
Provision for credit losses	3,497	3,524
Operating Expenses
Salaries and benefits	48,112	36,527
Servicing expenses	130,889	101,696
Depreciation and amortization	2,608	2,372
Professional fees	11,396	6,833
Canaccede exit consideration	7,738	—
Other selling, general and administrative	8,834	8,069
Total Operating Expenses	209,577	155,497
Net Operating Income	220,267	164,051
Other Income (Expense)
Interest Expense	(77,239)	(48,108)
Foreign exchange and other income (expense)	(5,474)	4,641
Total Other Income (Expense)	(82,713)	(43,467)
Income Before Income Taxes	137,554	120,584
Provision for Income Taxes	(8,663)	(9,045)
Net Income	128,891	111,539
Net income attributable to noncontrolling interest	—	(20)
Net Income attributable to Jefferson Capital Holdings, LLC	$128,891	$111,519
Foreign currency translation	(13,951)	8,261
Comprehensive Income	$114,940	$119,780

See accompanying notes to the consolidated financial statements.

Jefferson Capital Holdings, LLC.

Consolidated Statements of Member’s Equity

(Dollars in Thousands)

		ACCUMULATED
		OTHER		NON-
	CONTRIBUTIONS	COMPREHENSIVE	RETAINED	CONTROLLING	TOTAL
	BY MEMBER	INCOME (LOSS)	EARNINGS	INTEREST	EQUITY
Balance, December 31, 2022	$59,361	$(9,903)	$164,915	$394	$214,767
Distributions to member	(30,564)	—	—	—	(30,564)
Net income	—	—	111,519	20	111,539
Foreign currency translation	—	8,261	—	9	8,270
Other	—	—	—	(423)	(423)
Balance, December 31, 2023	$28,797	$(1,642)	$276,434	$—	$303,589
Distributions to member	(28,797)	—	(7,203)	—	(36,000)
Net income	—	—	128,891	—	128,891
Foreign currency translation	—	(13,951)	—	—	(13,951)
Balance, December 31, 2024	$—	$(15,593)	$398,122	$—	$382,529

See accompanying notes to the consolidated financial statements.

Jefferson Capital Holdings, LLC.

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	FOR THE YEAR ENDED
	DECEMBER 31,
	2024	2023
Cash flows from operating activities
Net income	$128,891	$111,539
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization of property and equipment	1,325	1,456
Amortization	5,536	3,827
Provision for credit losses	3,497	3,524
Change-in value from Canaccede exit consideration	7,738	—
Changes in assets and liabilities, net of acquisition:
Prepaid expenses and other assets	(7,761)	(8,369)
Accounts payable and accrued expenses	28,983	8,242
Net cash provided by operating activities	168,209	120,219
Cash flows from investing activities
Purchases of receivables	(723,253)	(530,873)
Purchases of credit card receivables	(30,750)	(35,434)
Collections applied to investments in receivables, net	188,675	137,400
Collections applied to credit card receivables	29,174	32,319
Acquisition, net of cash acquired	—	(5,596)
Payments for intangible assets	(5,272)	—
Purchases of property and equipment	(939)	(1,227)
Net cash used in investing activities	(542,365)	(403,411)
Cash flow from financing activities
Proceeds from lines of credit	1,082,484	654,734
Payments on lines of credit	(650,398)	(328,413)
Debt issuance costs	(7,266)	(5,898)
Distributions to member	(36,000)	(30,564)
Net cash provided by financing activities	388,820	289,859
Exchange rate effects on cash balances held in foreign currencies	2,975	(1,220)
Net (decrease) increase in cash and cash equivalents and restricted cash	17,639	5,447
Cash and cash equivalents and restricted cash, beginning of period	20,604	15,157
Cash and cash equivalents and restricted cash, end of period	$38,243	$20,604
Supplemental Cash Flow Disclosures
Interest paid	$58,125	$45,111
Income taxes paid	8,671	9,045
New leases assumed	1,808	2,407

The following table provides a reconciliation of cash and cash equivalents and restricted cash and cash equivalents reported within the accompanying consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

Cash and cash equivalents	$35,506	$14,371
Restricted cash	2,737	6,233
Total cash and cash equivalents and restricted cash as shown in the consolidated statements of cash flows	$38,243	$20,604

See accompanying notes to the consolidated financial statements.

Jefferson Capital Holdings, LLC.

Notes to Consolidated Financial Statements

1. Organization, Description of Business and Summary of Significant Accounting Policies

The accompanying consolidated financial statements include the consolidated results of operations of Jefferson Capital Holdings, LLC and subsidiaries (the “Company”). The Company indirectly owns 100% of the outstanding interests of CL Holdings, LLC and Canastream Holdings Ltd. CL Holdings, LLC’s primary operating subsidiaries include Jefferson Capital Systems, LLC and FMT Services, LLC in the United States (“U.S.”), and JC International Acquisition, LLC, Creditlink Account Recovery Solutions, LTD, Resolvecall Ltd., and Moriarty Law Limited in the United Kingdom (“U.K.”). Canastream Holdings Ltd.’s primary operating subsidiaries include Canaccede Financial Group Ltd. and Fidem Finance Inc. in Canada. J.C. Flowers (“JCF”) and its affiliated funds directly or indirectly own greater than 95% of Jefferson Capital Holdings, LLC, with the former shareholders of Canaccede and current management owning the remainder.

The Company and its subsidiaries in the U.S., Canada, and the U.K. provide debt recovery solutions and other related services across a broad range of consumer receivables, including credit card, secured and unsecured automotive, utilities, telecom and other receivables. The Company primarily purchases portfolios of consumer receivables at deep discounts to face value and manages them by working with individuals as they repay their obligations and work toward financial recovery. Previously charged-off receivables include receivables subject to bankruptcy proceedings. The Company also provides debt servicing and other portfolio management services to credit originators for non-performing loans. Through credit card acquisition programs, the Company earns credit card revenue. All deployments are purchased from independent third parties.

The Company purchases portfolios of receivables from a diverse client base, including Fortune 500 creditors, banks, fintech origination platforms, telecommunications providers, credit card issuers, and auto finance companies. The Company’s top five clients accounted for 55.2% and 35.3%, with the top client representing 32.8% and 10.0% of purchases for the years ended December 31, 2024 and 2023, respectively. For credit card receivables, the Company purchases from two issuers.

Principles of Consolidation

The consolidated financial statements reflect the accounts and operations of the Company, those of its subsidiaries in which the Company has a controlling financial interest, and certain variable interest entities (“VIEs”) where the Company is the primary beneficiary. The Company is deemed to be the primary beneficiary of a VIE when it has both (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) exposure to benefits and/or losses that could potentially be significant to the entity. Assets and liabilities of VIEs and their respective results of operations are consolidated from the date that the Company became the primary beneficiary through the date that the Company ceases to be the primary beneficiary. As of December 31, 2024 and 2023, the Company did not have any VIEs.

All intercompany transactions and balances have been eliminated in consolidation.

Translation of Foreign Currencies

Foreign currency translation adjustments result from the process of translating financial statements from the Company’s foreign subsidiaries’ functional currency, mainly the Canadian dollar for the Company’s Canadian business and British Pound for the Company’s United Kingdom businesses, into the Company’s reporting currency, the U.S. dollar. Translation adjustments are reported as a component of other comprehensive income. Revenues and expenses are translated monthly utilizing average exchange rates and assets and liabilities are translated as of the balance sheet date utilizing the period end exchange rate.

The consolidated financial statements of certain of the Company’s foreign subsidiaries are measured using their local currency as the functional currency. Assets and liabilities of foreign operations are translated into U.S. dollars using period-end exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates in effect during each period. The resulting translation adjustments are recorded as a component of other comprehensive income or loss. Equity accounts are translated at historical rates, except for the change in retained earnings during the year which is the result of the income statement translation process. Intercompany transaction gains or losses at each period end arising from subsequent measurement of balances for which settlement is not planned or anticipated in the foreseeable future are included as translation adjustments and recorded within other comprehensive income or loss. Translation gains or losses are the material components of accumulated other comprehensive income or loss.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and these principles require making estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during each reporting period. These estimates are based on information available as of the date of the consolidated financial statements. The actual results could differ materially from these estimates. Significant estimates include the determination of recovery income associated with the investment in charged off receivables. The recognition of total portfolio revenue is primarily calculated using ASC 326 – Financial Instruments – Credit Losses, which is commonly referred to as the Current Expected Credit Loss or “CECL,” which is based on future collections and is subject to changes in estimates. Additionally, estimates of future credit losses on credit card receivables have a significant effect on the provision for loan losses.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in various bank deposit accounts. The Company considers all highly liquid cash investments with low interest rate risk and original maturities of three months or less to be cash equivalents. At times, cash balances may exceed the amounts insured by the respective national government. The Company monitors its banking relationships and has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents. Restricted cash reflects collections whereby the Company is a third-party servicer, required deposits maintained with the Company’s banking partners related to the Company’s credit card program, and U.K restricted deposits. Cash and cash equivalents are carried at cost, which approximates fair value.

Investments in Receivables

The Company typically purchases receivable portfolios that are either significantly delinquent or have been previously charged off by the seller. These financial assets have experienced more-than-insignificant deterioration in credit quality, and as such meet the definition of Purchased Credit Deteriorated or “PCD” under CECL. Under PCD accounting, the portfolios are initially recognized at amortized cost by adding the acquisition date estimate of expected credit losses to the asset’s purchase price with no provision expense recorded at acquisition date. Receivable portfolio purchases are then aggregated into pools based on similar risk characteristics. Examples of risk characteristics include financial asset type, collateral type, size, interest rate, date of origination, term, and geographic location. The Company’s static pools are typically grouped into credit card, purchased consumer bankruptcy, and mortgage portfolios. The Company further groups these static pools by geographic location. Once a pool is established, and aggregated based on similar risk characteristics, the portfolios will remain in the designated pool unless the underlying risk characteristics change. The purchase Effective Interest Rate (“EIR”) of a pool will not change over the life of the pool even if expected future cash flows change.

Revenue is recognized for each static pool over the economic life of the pool. Debt purchasing revenue includes two components:

1.

Total portfolio income, which includes the accretion of the discount on the negative allowance due to the passage of time (generally the portfolio balance multiplied by the EIR), all revenue from zero basis portfolio collections, as well as interest and fees recognized on performing receivable portfolios, and

2.	Changes in recoveries, which include:
a.

Recoveries above or below forecast, which is the difference between (i) actual cash collected/ recovered during the current period and (ii) expected cash recoveries for the current period, which generally represents over or under performance for the period; and

b.

Changes in expected future recoveries, which is the present value change of expected future recoveries, where such change generally results from (i) timing of collections (amounts either expected to be collected early or later) and (ii) changes to the total amount of expected future collections (which can be increases or decreases).

The Company measures expected future recoveries based on historical experience, current conditions, and reasonable and supportable forecasts.

Write Off and Negative Allowance for Expected Recoveries: At purchase, the Company deems these portfolios to be uncollectible due to being significantly delinquent and previously being charged off by the seller prior to purchase. In accordance with its write-off policy, the Company immediately writes off the amortized cost of the purchased portfolios at acquisition. Subsequent to write-off, the Company establishes a negative allowance for expected recoveries equal to the amount the Company expects to collect over the life of the receivable portfolio. The negative allowance will not exceed the amortized cost basis of the purchased portfolios prior to charge off.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pooling: The Company aggregates purchases of receivables into pools based on risk characteristics, primarily financial asset type and expected credit loss pattern. Once a pool is established, the composition of the pool will not change unless there is a change in the underlying risk characteristics of the individual loans.

Methodology: The negative allowance is calculated at a pool level and represents the amount of future expected recoveries discounted to present value. The discount rate used in the calculation is the effective interest rate that equates the purchase price of the portfolio and the expected future cash flows at the purchase date. An annual pool is created throughout the year as the Company purchases portfolios. The Company pools accounts with similar risk characteristics that are acquired in the same year. A blended effective interest rate will adjust to reflect new acquisitions and new cash flow estimates until the end of the year. The effective interest rate for a pool is fixed for the remaining life of the pool once the year has ended. Thus, the effective interest rate will not change after the year has ended even if expected cash flows change for the pool.

Income Recognition: Under ASC 326, revenue related to investments in receivables is recognized for accretion/amortization due to the passage of time, changes in current period expected recoveries due to variances between actual and expected collections, and changes in future expected recoveries, discounted to present value. Discount accretion due to the passage of time based on the established pool effective interest rate (“EIR”) is shown in “Total portfolio income” of the consolidated statement of operations. Changes in current period expected recoveries due to variances between actual and expected collections and changes in future expected recoveries, discounted to present value, are shown in “Changes in recoveries” of the consolidated statement of operations. Additionally, the Company recognized performing loans carried at amortized cost and include accrued interest receivable, deferred fees, and costs. These loans are shown in “Total portfolio income” on the consolidated statement of operations.

Credit Card Receivables

The Company’s Credit Card Receivables consist primarily of credit card receivables held for investment. Loans are carried at amortized cost and include accrued interest receivable, deferred fees, and costs. Upfront fees and costs are expensed as incurred. Interest income is recognized on loans and fees receivable using the contractual interest rate. The Company considers loans to be past due when they are 90 days or more past due, at which time the Company places the loans on nonaccrual status. It is the Company’s policy to write off loans when they are 180 days past due, or sooner if facts and circumstances indicate earlier non-collectability.

Allowance for Credit Losses

The Company provides an allowance for credit losses on loans and fees receivable. Judgement is required to assess the estimate of current expected credit losses. Management continuously evaluates its estimate for determining the most appropriate allowance for credit losses. The allowance for credit losses on loans and fees receivable is computed at the pool level using a roll-rate methodology. Management considers several factors in the measurement of the allowance, including historical loss rates, current delinquency and roll-rate trends, the effects of changes in the economy, changes in underwriting criteria, and estimated recoveries. The estimated allowance consists of both qualitative and quantitative adjustments. A reasonable and supportable forecast is considered as part of the qualitative adjustment, as permitted by the standard. The allowance is estimated based on amortized cost basis of the loan including principal, accrued interest receivable, deferred fees, and costs. The Company places receivables on non-accrual at 90 days past due and writes off the accrued interest at 180 days past due. Expected recoveries are included in the measurement of the allowance for credit losses.

The Company does not record an allowance related to unfunded commitments as these agreements are unconditionally cancelable by the Company.

Other Intangible Assets

The determination of the recorded value of intangible assets acquired in a business combination requires management to make estimates and assumptions that affect the Company’s consolidated financial statements. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. The Company amortizes identifiable intangible assets with finite lives over their useful lives. The Company evaluates these assets for impairment similar to long lived assets as outlined below in “Fixed Asset Impairment.”

Goodwill

Goodwill is calculated as the excess of the cost of purchased businesses over the fair value of their underlying net assets. Goodwill is allocated and evaluated at the reporting unit level, which are the Company’s operating segments. The Company allocates goodwill to one or more reporting units that are expected to benefit from synergies of the business combination.

Goodwill is not amortized but is evaluated for impairment annually as of June 30th or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When testing goodwill for impairment, the Company

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

has the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis to determine if it is necessary to perform a quantitative goodwill impairment test. In performing its qualitative assessment, the Company considers the extent to which unfavorable events or circumstances identified, such as changes in economic conditions, industry and market conditions or company specific events, could affect the comparison of the reporting unit’s fair value with its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company is required to perform a quantitative impairment test.

Quantitative impairment testing for goodwill is based upon the fair value of a reporting unit as compared to its carrying value. The Company makes certain judgments and assumptions in allocating assets and liabilities to determine carrying values for its reporting units. To determine fair value of the reporting unit, the Company uses the income approach. Under the income approach, fair value is determined using a discounted cash flow method, projecting future cash flows of each reporting unit, as well as a terminal value, and discounting such cash flows at a rate of return that reflects the relative risk of the cash flows. The impairment loss recognized would be the difference between a reporting unit’s carrying value and fair value in an amount not to exceed the carrying value of the reporting unit’s goodwill.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of property and equipment, deposits the Company is required to maintain with third parties (other than restricted cash), prepaid obligations such as rent and postage, receivables due from third parties and other assets.

Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of the assets, which are approximately 3 years for software, 5 years for equipment, 5 to 10 years for furniture and fixtures, and 5 to 6 years for leasehold improvements. Management periodically reviews these assets to determine if any impairment exists whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Fixed Asset Impairment

Long-lived assets or asset groups are tested for impairment whenever events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The Company groups its long-lived assets classified as held and used at the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets and liabilities for purposes of testing for impairment.

The Company monitors the operating and cash flow results of its long-lived assets or asset groups classified as held and used to identify whether events and circumstances indicate the remaining useful lives of those assets should be adjusted or if the carrying value of those assets or asset groups may not be recoverable. Undiscounted estimated future cash flows are compared with the carrying value of the long-lived asset or asset group in the event indicators of impairment are identified. If the undiscounted estimated future cash flows are less than the carrying amount, the Company determines the fair value of the asset or asset group and records an impairment charge in current earnings to the extent carrying value exceeds fair value. Fair values may be determined based on estimated discounted cash flows by prices for like or similar assets in similar markets or a combination of both. There were no such impairments for the years ended December 31, 2024, or 2023.

Depreciation expense was $1.3 and $1.5 million for the years ended December 31, 2024 and 2023, respectively.

Revenue Recognition

The Company’s revenues primarily include Revenues from receivable portfolios associated with Investments in receivables, which is revenue recognized from engaging in debt purchasing and recovery activities. The Company fully writes off the amortized costs (i.e., face value net of noncredit discount) of the individual receivables it acquires immediately after purchasing the portfolio. The Company then records a negative allowance that represents the present value of all expected future recoveries for pools of receivables that share similar risk characteristics using a discounted cash flow approach, which is presented as “Investment in receivable portfolios, net” in the Company’s consolidated balance sheet. The discount rate is an EIR established based on the purchase price of the portfolio and the expected future cash flows at the time of purchase. Additionally, in recent periods the Company has purchased performing receivable portfolios and continues to do so at a deep discount. The credit quality of these portfolios continues to meet the definition of PCD.

Debt purchasing revenue includes two components:

(1)

Total portfolio income, which includes the accretion of the discount on the negative allowance due to the passage of time (generally the portfolio balance multiplied by the EIR), all revenue from zero basis portfolio collections, as well as interest and fees recognized on performing receivable portfolios, and

(2)	Changes in recoveries, which include:

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

a.

Recoveries above or below forecast, which is the difference between (i) actual cash collected/ recovered during the current period and (ii) expected cash recoveries for the current period, which generally represents over or under performance for the period; and

b.

Changes in expected future recoveries, which is the present value change of expected future recoveries, where such change generally results from (i) timing of collections (amounts either expected to be collected early or later) and (ii) changes to the total amount of expected future collections (which can be increases or decreases).

Credit Card Revenue

Credit card revenue includes interest income, annual fees, late fees, as well as interchange fees, cash advance fees and other miscellaneous items from credit card transactions. Interest income is accrued monthly based on the outstanding receivables and their contractual interest rates.

Servicing Revenue

The Company recognizes servicing revenue following ASC 860, Transfers and Servicing. Servicing revenue consists primarily of fee-based income earned on accounts collected on behalf of others, primarily credit originators. The Company earns fee-based income by providing debt servicing to credit originators for nonperforming loans in the United States, Canada, and the United Kingdom.

Servicing Expenses

Servicing expenses primarily include collections and customer service expenses associated with previously charged off receivables, such as the cost of outsourced collections, debtor correspondence, and other direct expenses associated with collections and customer service efforts.

Income Taxes

The Company is a single-member limited liability company with numerous subsidiaries, most of which are limited liability companies. As such, the Company’s income is taxable to its members and generally not subject to federal and state income taxes at the company level. However, certain of the Company’s foreign subsidiaries are required to pay income taxes.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines the DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

The Company recognizes DTAs to the extent that the Company believes that these assets are more likely than not to be realized in making such a determination. The Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would be able to realize its DTAs in the future in excess of their net recorded amount, the Company would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The Company recognizes the largest amount of the tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Recently Adopted Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within the segment measure of profit or loss. This guidance will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024. The Company has adopted ASU 2023-07 effective December 31, 2024 and concluded that the application of this guidance did not have any material impact on its consolidated financial statements. See Note 13 for more information.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Recent Accounting Standards or Updates Not Yet Adopted

In October 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, to amend certain disclosure and presentation requirements for a variety of topics within the Accounting Standards Codification (“ASC”). These amendments align the requirements in the ASC to the removal of certain disclosure requirements set out in Regulation S-X and Regulation S-K, announced by the Securities and Exchange Commission (“SEC”). The effective date for each amended topic in the ASC is either the date on which the SEC’s removal of the related disclosure requirement from Regulation S-X or Regulation S-K becomes effective, or on June 30, 2027, if the SEC has not removed the requirements by that date. Early adoption is prohibited. The Company is currently evaluating these provisions and the impact they may have on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and apply to all entities subject to income taxes. The new standard is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the provisions of this ASU and the impact on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, which requires disaggregated disclosure of income statement expenses for public business entities (PBEs). The objective of ASU 2024-03 is to address requests from investors for more detailed information about the types of expenses. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The effective date for annual reporting periods is after December 15, 2026, and interim periods within those annual periods beginning after December 15, 2027.The Company is currently evaluating these provisions of this ASU and the impact they may have on its consolidated financial statements and related disclosures.

2. Acquisitions

Effective April 1, 2023, upon approval from the U.K. Solicitors Regulation Authority, the Company’s U.K. subsidiary JCIA Holdings, LLC entered into a definitive agreement to acquire Moriarty Law Limited (“Moriarty”) for $5.8 million in cash. Moriarty is a law firm based in London, U.K that provides pre-litigation, legal recoveries, and enforcement services on behalf of its clients, including debt buyers, utilities, and banks. The Moriarty acquisition was accounted for using the acquisition method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition. The results of the acquired business have been included in the Company’s consolidated statement of operations from the date of acquisition.

The components of the purchase price allocation for the acquisition of Moriarty were as follows (in thousands):

Purchase Price:
Total purchase consideration paid	$5,781
Allocation of purchase price:
Cash and cash equivalents	1,805
Prepaid expenses and other assets	855
Accounts payable and accrued expenses	(355)
Identified intangible assets:
Other intangible assets	—
Goodwill	3,476
Total net assets acquired	$5,781

In the year ended December 31, 2023, the Company recognized, from the Moriarty acquisition, Servicing revenue of $4.3 million and Net income of $0.3 million since the acquisition date. If the acquisition had occurred at the beginning of the reporting period, the Company would have recognized an additional Servicing revenue of $1.1 million and Net income of $0.1 million. The goodwill associated with this transaction is non-taxable.

Effective December 3, 2024, the Company’s U.S. subsidiary Jefferson Capital Systems, LLC entered into a definitive agreement to purchase certain assets from Conn’s, Inc. (“Conn’s”) though a bankruptcy process for $244.9 million in cash (the “Conn’s Portfolio Purchase”).

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A wholly owned subsidiary of Jefferson Capital hired 197 of the former full-time equivalents (“FTE”) of Conn’s on December 4, 2024, to manage and service the assets acquired in the Conn’s Portfolio Purchase through their remaining life and entered into certain vendor contracts to maintain continuity of account servicing. In addition, Jefferson Capital was assigned a lease in San Antonio, Texas that had originally been entered into by Conn’s on November 10, 2024, at Jefferson Capital’s request, in part to ensure that the Company would have its desired facility in place by the closing of the Conn’s Portfolio Purchase. Jefferson Capital relocated the 197 new FTE of Jefferson Capital to the new San Antonio facility in January 2025.

The Conn’s portfolio purchase was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). Generally, under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. The cost of the group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than certain “non-qualifying” assets (for example cash) and does not give rise to goodwill. The Company has determined the relative fair values of the assets acquired and liabilities assumed, as of the date of acquisition, as presented on the next page (in thousands):

Purchase Price:
Total purchase consideration paid		$244,937
Allocation of purchase price:
Cash and cash equivalents		1,224
Investments in receivables, net:
Unpaid principal balance	566,696
Allowance for credit losses at time of acquisition	(251,317)
Non-credit discount	(89,316)
Investment in previously charged-off receivables	11,964
Total investments in receivables, net		238,028
Prepaid expenses and other assets:
Lease (ROU asset)	789
Information Technology Hardware	413
Total prepaid expenses and other assets:		1,202
Other intangible assets:
Intellectual property	$2,881
Assembled workforce	2,391
Total other intangible assets		5,272
Accounts payable and accrued expenses
Lease (ROU liability)		(789)
Total net assets acquired		$244,937

The investments in receivables, net exhibited more than insignificant credit deterioration on the acquisition date and were valued as per ASC 326, CECL methodology for PCD assets.

The Company has allocated the purchase price by evaluating the market value of each asset or liability acquired at the time of purchase. The Company utilized the same methodology in allocating purchase price as a business combination by evaluating the market value of each item acquired at the time of purchase. The market values were determined by using the approximate costs of the services provided today. The market value apportionment percentage of each respective item was then applied to the purchase price to establish the allocated book values.

For the acquired intangible assets, the weighted-average amortization period is thirty-one (31) months for both intellectual property and assembled workforce, as well as the combined total. There will be no residual value at the end of the life. For the information technology hardware the depreciable life is thirty-six (36) months, which follows the Company’s policy.

In the year ended December 31, 2024, and since the acquisition date, the Company recognized total portfolio revenue of $9.4 million, servicing revenue of $1.9 million and Net income of $3.1 million related to the Conn’s portfolio purchase.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Fair Value Measurements

The Company measures the fair values of its assets and liabilities, where applicable, based on the price that would be received upon sale of an asset or the price paid to transfer a liability, in an orderly transaction between market participants at the measurement date, i.e., the “exit price”. Under applicable accounting standards, fair value measurements are categorized into one of three levels based on the inputs to the valuation technique with the highest priority given to unadjusted quoted prices in active markets and the lowest priority given to unobservable inputs. The Company categorizes its fair value measurements of financial instruments based on this three-level hierarchy. The following is a brief description of each level:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the overall fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments for which the determination of fair value requires significant management judgment or estimation. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability. An example for the Company is Investments in Receivables, net (Note 3).

The Company does not have any financial instruments that are subject to fair value measurements on a recurring basis.

Financial Instruments Not Required to Be Carried at Fair Value

The table below summarizes fair value estimates for the Company’s financial instruments that are not required to be carried at fair value.

The carrying amounts in the following table are recorded in the consolidated balance sheet as of December 31, 2024 and 2023 (in thousands):

	DECEMBER 31, 2024		DECEMBER 31, 2023
	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	AMOUNT	FAIR VALUE	AMOUNT	FAIR VALUE
Financial Assets
Investments in receivables, net	$1,497,748	$1,646,535	$984,496	$1,079,491
Credit card receivable, net	17,176	17,176	20,034	20,034
Financial Liabilities
Credit agreements	$508,146	$513,799	$481,333	$488,195
Senior unsecured bond due 2026	297,828	299,478	296,456	287,967
Senior unsecured bond due 2029	394,405	424,792

Investment in receivables, net

The fair value of investments in receivables, net is measured using Level 3 inputs by discounting the estimated future cash flows generated by the Company’s proprietary forecasting models. The key inputs include the estimated future gross cash flow, average cost to collect, and a discount rate. The determination of such inputs requires significant judgment. The Company evaluates the use of key inputs on an ongoing basis and refines the data as it continues to obtain market data. See Note 4.

Credit card receivables, net

The fair value approximates the carrying value, due to their current nature.

Credit agreements

The fair value of notes payable is measured using Level 3 inputs. The fair value approximates the principal value due to the short-term adjustable-rate nature of the notes payable.

Senior unsecured bonds due 2026 and 2029

The fair value estimates for the Senior Unsecured Bond are based on quoted market prices that were obtained from secondary market broker quotes. Accordingly, the Company uses Level 2 inputs for its fair value estimates.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Investment in receivables, net

The following table presents the roll forward of the balance of the investment in receivables, net for the following periods (in thousands):

	FOR THE YEAR ENDED
	DECEMBER 31,
	2024	2023
Balance, beginning of period	$984,496	$579,953
Purchases(1)	723,253	530,873
Cash collections	(584,559)	(430,974)
Total portfolio income	396,304	306,529
Changes in expected current period recoveries	12,522	1,281
Changes in expected future period recoveries	(12,941)	(14,236)
Foreign currency adjustments	(21,327)	11,070
Balance, end of period	$1,497,748	$984,496

(1)	The table below provides the detail on the establishment of negative allowance for expected recoveries of portfolios purchased during the periods presented (in thousands):

	FOR THE YEAR ENDED
	DECEMBER 31,
	2024	2023
Purchase price	$497,189	$530,873
Allowance for credit losses	8,161,280	13,783,156
Amortized cost	8,658,469	14,314,029
Noncredit discount	540,042	514,450
Face value	9,198,511	14,828,479
Write-off of amortized cost	(8,658,469)	(14,314,029)
Write-off of noncredit discount	(540,042)	(514,450)
Negative allowance	497,189	530,873
Negative allowance for expected recoveries	$497,189	$530,873

Recoveries above or below forecast represent over and under-performance in the reporting period, respectively. Actual collections during the year ended December 31, 2024 and 2023, overperformed the projected collections by approximately $12.5 million and $1.3 million, respectively. The Company believes the collection outperformance was primarily driven by continued strong collection performance in the Company’s utilities and telecom asset class and the expansion of the legal channel.

When reassessing the forecasts of expected lifetime recoveries during the year ended December 31, 2024, management considered historical and current collection performance and believes that for certain static pools sustained collections underperformance resulted in decreased total expected recoveries. As a result, the Company has updated its forecast, resulting in a net decrease of total estimated remaining collections, which in turn, when discounted to present value, resulted in a negative change in expected future period recoveries of approximately $12.9 million and $14.2 million during the years ended December 31, 2024 and 2023, respectively.

At the time of the Conn’s portfolio purchase, which was majority performing receivables, the Company established an allowance for credit losses of $251.3 million. Additionally, due to the discount paid to face value on the portfolio, the Company also established a non-credit discount of $89.3 million at the time of purchase.

The Company places performing receivables on nonaccrual status when the receivables are greater than 90 days. To facilitate the monitoring of credit quality for performing receivables, and for the purpose of determining an appropriate allowance for losses for these receivables, the Company utilizes payment history and current payment status. The below tables present the

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

information on the past due and non-accrual buckets for the assets acquired in the Conn’s portfolio purchase, and does not include all other purchased loans as they were charged-off at the time or purchase, as of December 31, 2024:

	AS OF DECEMBER 31, 2024
DELINQUENCY	2024	TOTAL
United States
Current	$352,403	$352,403
30 – 59	33,683	33,683
60 – 89	29,685	29,685
>90	121,337	121,337
Amortized Cost > 90 DPD and Accruing(1)	—	—
Total	$537,108	$537,108

The following table presents non-accrual performing loans by segment (in thousands).

	AS OF DECEMBER 31, 2024
		NONACCRUAL
		WITH NO
	NONACCRUAL	ALLOWANCE
United States	121,337	—
Total	$121,337	$—

For the year ended December 31, 2024, the Company purchased receivable portfolios with face values of $9,837.1 million for a purchase price of $723.3 million or 7.4% of face value. For the year ended December 31, 2023, the Company purchased receivable portfolios with face values of $14,828.5 million for a purchase price of $530.9 million or 3.6% of face value. The price paid relative to the face amount of receivables will vary based upon the type of debt purchased, the age of the debt at the time of acquisition and the overall debt acquisition market. The percentage reported represents the weighted average of activity for the period and is a function of the mix of assets acquired in any period. For the receivables purchased in the years ended December 31, 2024 and 2023, the estimated amount of cash flows to be collected were $1,423.4 million and $1,045.3 million (as of purchase), respectively.

5. Credit Card Receivables

The following table summarizes the credit card receivables, gross of allowance for credit losses, by geography (in thousands):

	AS OF DECEMBER 31,
	2024	2023
United States	$7,470	$8,833
Canada	11,613	13,414
Total	$19,083	$22,247

The Company places credit card receivables on nonaccrual status when the credit card receivables are greater than 90 days past due or within 60 days of being notified that the customer is in bankruptcy status, whichever is earlier. The below tables present the information on the Company’s past due and non-accrual credit card receivables as of December 31, 2024 and 2023.

Age Analysis of Past-Due Credit Card Receivables At December 31, 2024 (in thousands)

							AMORTIZED
				TOTAL			COST > 90 DPD
	30 – 59	60 – 89	>90	PAST DUE	CURRENT	TOTAL	AND ACCRUING(1)
United States	$196	$177	$551	$924	$6,546	$7,470	$—
Canada	281	157	339	777	10,836	11,613	—
Total	$477	$334	$890	$1,701	$17,382	$19,083	$—

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Age Analysis of Past-Due Credit Card Receivables At December 31, 2023 (in thousands)

							AMORTIZED
				TOTAL			COST > 90 DPD
	30 – 59	60 – 89	>90	PAST DUE	CURRENT	TOTAL	AND ACCRUING(1)
United States	$264	$208	$543	$1,015	$7,818	$8,833	$—
Canada	311	206	300	817	12,597	13,414	—
Total	$575	$414	$843	$1,832	$20,415	$22,247	$—

(1)	The Company does not accrue interest on receivables greater than 90 days past due.

Allowance for Credit Losses

The following table summarizes the change in the allowance for credit losses for the Company’s credit card receivables portfolio (in thousands).

	UNITED STATES	CANADA	TOTAL
Balance as of December 31, 2022	$1,140	$1,266	$2,406
Charge-offs	(2,137)	(1,580)	(3,717)
Provision	2,106	1,418	3,524
Balance as of December 31, 2023	$1,109	$1,104	$2,213
Charge-offs	(2,028)	(1,775)	(3,803)
Provision	1,876	1,621	3,497
Balance as of December 31, 2024	$957	$950	$1,907

Non-Accrual Loans

The following table presents non-accrual loans by segment (in thousands).

	AS OF DECEMBER 31, 2024		AS OF DECEMBER 31, 2023
		NONACCRUAL		NONACCRUAL
		WITH NO		WITH NO
	NONACCRUAL	ALLOWANCE	NONACCRUAL	ALLOWANCE
United States	$551	$—	$543	$—
Canada	339	—	300	—
Total	$890	$—	$843	$—

No interest income was recorded for the non-accrual receivables for the years ended December 31, 2024 and 2023.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Credit Quality Indicators

To facilitate the monitoring of credit quality for credit card receivables, and for the purpose of determining an appropriate allowance for credit losses for these receivables, the Company utilizes payment history and current payment status. The following table presents amortized cost basis credit card receivables by age analysis (in thousands).

	AS OF DECEMBER 31,
DELINQUENCY	2024	2023
United States
Current	$6,547	$7,818
30 – 59	197	264
60 – 89	176	208
>90	550	543
Total	$7,470	$8,833
Canada
Current	$10,836	$12,597
30 – 59	282	311
60 – 89	157	206
>90	338	300
Total	$11,613	$13,414
Combined
Current	$17,383	$20,415
30 – 59	479	575
60 – 89	333	414
>90	888	843
Total	$19,083	$22,247

6. Goodwill and Other Intangible Assets

The Company tests goodwill for impairment at least annually as of June 30, or more frequently, if certain events or circumstances warrant. During fiscal year 2024 and 2023, the Company recorded no impairments of goodwill at the Company’s reporting units.

The following table summarizes the changes in goodwill and other intangible assets (in thousands) in the Company’s reportable segments:

	UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Goodwill
December 31, 2022	$31,633	$13,371	$7,257	$—	$52,261
Acquisitions	—	3,476	—	—	3,476
Impact of FX Translation	—	1,273	160	—	1,433
December 31, 2023	$31,633	$18,120	$7,417	$—	$57,170
Impact of FX Translation	—	1,089	(576)	—	513
December 31, 2024	$31,633	$19,209	$6,841	$—	$57,683
Intangible assets
December 31, 2022	$2,952	$—	$4,397	$—	$7,349
Less: Amortization	(299)	—	(616)	—	(915)
Impact of FX Translation	—	—	85	—	85
December 31, 2023	$2,653	$—	$3,866	$—	$6,519
Conn’s Portfolio Purchase	5,272	—	—	—	5,272
Less: Amortization	(677)	—	(607)	—	(1,284)
Impact of FX Translation	—	—	(270)	—	(270)
December 31, 2024	$7,248	$—	$2,989	$—	$10,237

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amortization expense over the next five years and thereafter is expected as follows (in thousands):

AMOUNT
2025	$3,818
2026	2,228
2027	1,447
2028	870
2029	870
Thereafter	1,004
Total future minimum amortization expense	$10,237

7. Notes Payable, Net (in thousands)

	AS OF DECEMBER 31,
	2024		2023
	AMOUNT	INTEREST	AMOUNT	INTEREST
	OUTSTANDING	RATE	OUTSTANDING	RATE
Senior unsecured bond due 2026	$300,000	6.00%	$300,000	6.00%
Senior unsecured bond due 2029	400,000	9.50%	—	0.00%
Credit agreements	508,146	7.51%	481,332	8.67%
Total	$1,208,146	7.79%	$781,332	7.64%
Unamortized debt issuance costs	(13,420)		(10,406)
Notes Payable, net	$1,194,726		$770,926

Effective May 21, 2021, the Company entered into a new $500 million, 3-year credit facility with a maturity of May 21, 2024 (“Credit Agreement”). The interest rate for the Credit Agreement incorporates a spread above the relevant currency LIBOR. Effective December 28, 2021, the Credit Agreement was amended to incorporate LIBOR replacement provisions to reflect the current market approach, including SONIA loans in addition to the previously available SOFR loans for GBP denominated loans. The Financial Conduct Authority ceased publishing most LIBOR rates effective January 1, 2022, with an extension to June 30, 2023, for the remaining LIBOR rates. The Company’s USD LIBOR rates fall under the extension to June 30, 2023.

On August 4, 2021, the Company completed an offering of $300.0 million aggregate principal amount of 6.000% senior notes due 2026 (the “2026 Notes”) under an indenture (the “2026 Notes Indenture”), dated as of August 4, 2021, among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee. The 2026 Notes are general senior unsecured obligations of the Company and are guaranteed by certain of the Company’s wholly-owned domestic restricted subsidiaries. Interest on the 2026 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2022. The 2026 Notes mature on August 15, 2026. At any time and from time to time prior to August 15, 2023, the 2026 Notes may be redeemed at the Company’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date. On and after August 15, 2023, the 2026 Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2026 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2026 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

PERCENTAGE
DATES	OF PRINCIPLE
2023	103.000%
2024	101.500%
2025 and thereafter	100.000%

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The 2026 Notes Indenture contains covenants that limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from the Company’s restricted subsidiaries that are not guarantors under the 2026 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of The Company’s assets; (vii) sell certain assets, including capital stock of the Company’s subsidiaries; (x) designate the Company’s subsidiaries as unrestricted subsidiaries; and (xi) pay dividends, redeem or repurchase capital stock or make other restricted payments.

These notes incurred issuance costs of $6.9 million, including legal expenses and origination fees, which decrease the carry balance of the notes. These expenses were capitalized at the time of issuance and are being amortized over the 5-year life of the bonds. At December 31, 2024, the balance of the capitalized bond issuance costs is $2.2 million.

On February 28, 2022, the Company amended its Credit Agreement to include a new $150.0 million Canadian sub-facility to go alongside the $35.0 million UK sub-facility.

On April 26, 2023, the Company amended and extended its Credit Agreement to an aggregate commitment of $600 million with a 5-year maturity of April 26, 2028.

On September 29, 2023, the Company amended its Credit Agreement to an aggregate commitment of $750 million and modified its sub-facility limits to $85 million for the Canadian sub-facility and $50 million for the U.K. sub-facility.

On February 2, 2024, the Company completed an offering of $400.0 million aggregate principal amount of 9.500% senior notes due 2029 (the “2029 Notes”) under an indenture (the “2029 Notes Indenture”), dated as of February 2, 2024, among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The 2029 Notes are general senior unsecured obligations of the Company and are guaranteed by certain of the Company’s wholly-owned domestic restricted subsidiaries. Interest on the 2029 Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2024. The 2029 Notes mature on February 15, 2029. At any time and from time to time prior to February 15, 2026, the 2029 Notes may be redeemed at the Company’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption, subject to the rights of holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the applicable premium as of the applicable redemption date. On and after February 15, 2026, the 2029 Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The 2029 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2029 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable redemption date, subject to the right of holders of the 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below:

PERCENTAGE
DATES	OF PRINCIPLE
2026	104.750%
2027	102.375%
2028 and thereafter	100.000%

The 2029 Notes Indenture contains covenants that limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) incur certain liens; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from the Company’s restricted subsidiaries that are not guarantors under the 2029 Notes Indenture; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) sell certain assets, including capital stock of the Company’s subsidiaries; (x) designate the Company’s subsidiaries as unrestricted subsidiaries; and (xi) pay dividends, redeem or repurchase capital stock or make other restricted payments.

These notes incurred issuance costs of $6.8 million, including legal expenses and origination fees, which decrease the carry balance of the notes. These expenses were capitalized at the time of issuance and are being amortized over the 5-year life of the bonds. At December 31, 2024, the balance of the capitalized bond issuance costs is $5.6 million.

On November 13, 2024, the Company amended its Credit Agreement to an aggregate commitment of $825 million through the exercise of its accordion feature and modified its sub-facility limits to $110 million for the Canadian sub-facility and $665 million for the U.S. sub-facility.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Components of interest expense for the years ended December 31, 2024 and 2023 (in thousands):

	FOR THE YEARS ENDED
	DECEMBER 31,
	2024	2023
Interest expense	$72,986	$45,197
Amortization of note payable origination costs	4,253	2,911
Total Interest Expense	$77,239	$48,108

As of December 31, 2024, the outstanding balances of notes payable were $1,194.7 million with the aggregated average interest rate of 7.79%. In comparison, as of December 31, 2023, the outstanding balances of notes payable were $770.9 million with the aggregated average interest rate of 7.64%.

The Company incurred costs related to the issuance and origination of its notes payable which are deferred and recorded net of the debt balance and amortized to interest expense over the life of the debt on an effective interest method. The unamortized debt issuance costs related to the notes payable were $13.4 million and $10.4 million as of December 31, 2024 and 2023, respectively.

The Credit agreement contains five financial covenants:

▪	The Maximum Senior Leverage Ratio to not exceed 2.50 to 1.00
▪	The Maximum Leverage Ratio to not exceed 3.25 to 1.00
▪	The Minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.00
▪	Minimum Tangible Net Worth not to be less than a starting value plus 50% of each subsequent quarter’s Net Income
▪	Minimum Actual Collections where the Company must collect at least 85% of the projected collections over the trailing twelve-month period

As of December 31, 2024, the Company was in compliance with all the financial covenants of its notes payable.

8. Leases

The Company recognized operating lease right-of-use (“ROU”) assets and operating lease liabilities in the consolidated statements of financial condition. The Company elected not to apply the recognition requirements to short-term leases, not to separate non-lease components from lease components, and elected the transition provisions available for existing contracts, which allowed the Company to carryforward its historical assessments of (1) whether contracts are or contain a lease, (2) lease classification, and (3) initial direct costs.

ROU assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the net present value of fixed lease payments over the lease term. The Company’s lease term includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. ROU assets also include any advance lease payments made and are net of any lease incentives. As most of the Company’s operating leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The majority of the Company’s leases are for corporate offices, various facilities, and information technology equipment. In 2024, the Company added new leases for an office in San Antonio, Texas to support the Conn’s Portfolio Purchase, its corporate headquarters in Minneapolis, Minnesota, two separate leases in London, Ontario, and a corporate office in Toronto, Ontario all of which are to support our Canadian operations. The components of lease expense for the years ended December 31, 2024 and 2023, are presented on the next page as follows (in thousands):

	FOR THE YEARS ENDED DECEMBER 31,
	2024	2023
Operating lease costs(1)	$1,587	$1,489
Total lease costs	$1,587	$1,489

(1)	Operating lease expenses are included in other selling, general and administrative expenses in the Company’s consolidated statements of operations.

The following table provides supplemental consolidated balance sheet information related to leases as of December 31, 2024 and 2023 (in thousands):

		AS OF DECEMBER 31,
	CLASSIFICATION	2024	2023
Assets
Operating lease right-of-use assets	Prepaid expenses and other assets	$4,449	$4,034
Total lease right-of-use assets		$4,449	$4,034
Liabilities
Operating lease liabilities	Accounts payable and accrued expenses	$4,861	$4,376
Total lease liabilities		$4,861	$4,376

Supplemental lease information is summarized below (in thousands, except rate and lease term):

	AS OF DECEMBER 31,
	2024	2023
Weighted-average remaining lease term (in years)
Operating leases	5.5	6.7
Weight-average discount rate
Operating leases	7.5%	4.2%

Minimum future payments on non-cancellable operating leases as of December 31, 2024, are summarized as follows (in thousands):

OPERATING LEASES
2025	$1,216
2026	1,344
2027	976
2028	767
2029	551
Thereafter	1,164
Total undiscounted lease payments	6,018
Less: imputed interest	(1,157)
Lease obligations under operating leases	$4,861

9. Management Long-Term Incentive Plan

The Company maintains the JCAP TopCo, LLC 2018 Underlying Units Plan (the “Plan”), effective August 31, 2018, to promote the long-term growth and profitability of the Company by providing certain of the Company’s employees and other service providers who are or will be involved in the Company’s growth with an opportunity to acquire equity interests that enable them to

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

share in the appreciation of value of the Company, thereby encouraging such persons to contribute to and participate in the success of the Company.

Under the Plan, awards of Class B Units representing limited liability company interests in JCAP TopCo, LLC, a holding company and direct parent of the Company, are issued to Management Invest LLC, which in turn issues corresponding awards of Class B Units in Management Invest LLC to certain of the Company’s employees and other service providers. As of December 31, 2024, there were 26,932,232 Class B units available for issuance, of which 26,932,232 were issued and outstanding. As of December 31, 2023, there were 29,267,097 Class B units available for issuance, of which 29,267,097 were issued and outstanding. The Plan units qualify as liability awards since they will be settled in cash upon redemption and are included in accounts payable and accrued expenses on the consolidated balance sheet. The unit value is calculated based on the estimated fair value of the Company over the original investment amount. Thirty percent (30%) of the units shall become vested in five equal installments on each of the first five anniversaries of their respective grant dates, and the remaining seventy percent (70%) shall vest upon a change of control if applicable distribution thresholds are achieved. The Company values its units awarded under the Plan based on the market approach. The Company utilizes public company comparable information to establish the MOIC, which is then applied against the strike prices of the respective vested portion of the units awarded under the Plan to calculate the compensation exposure. For the years ended December 31, 2024 and 2023, compensation expense recognized was $4.5 million and $1.0 million, respectively.

10. Commitments and Contingencies

Purchase Commitments

In the normal course of business, the Company enters into forward flow purchase agreements. A forward flow purchase agreement is a commitment to purchase receivables over a duration that is typically three to twelve months, but can be longer, generally with a specifically defined volume range, frequency, and pricing. Typically, these forward flow contracts have provisions that allow for early termination or price re-negotiation should the underlying quality of the portfolio deteriorate over time or if any particular month’s delivery is materially different than the original portfolio used to price the forward flow contract. Certain of these forward flow purchase agreements may also have termination clauses, whereby the agreements can be canceled by either party upon providing a certain specified amount of notice.

As of December 31, 2024 and 2023 the Company had entered into forward flow purchase agreements for the purchase of receivables with an estimated minimum aggregate purchase price of approximately $326.8 million and $237.3 million, respectively. The Company expects actual purchases under these forward flow purchase agreements to be significantly greater than the estimated minimum aggregate purchase price.

Employee Savings and Retirement Plan

The Company sponsors defined contribution plans in the U.S., Canada, and the U.K. The U.S. plan is organized as a 401(k) plan under which all employees are eligible to make voluntary contributions to the plan up to 100% of their compensation, subject to IRS limitations, as defined in the plan. The Company makes matching contributions of 25% of up to 6% of an employee’s salary. In Canada, the Company has a Deferred Profit-Sharing Plan (DPSP) in which the Company contributes 3% of salary to their DPSP fund. Employees contributing to the Registered Retirement Savings Plan (RRSP) or Tax-Free Savings Account (TFSA) receive up to a 2% match, bringing the potential total match to 5% of salary. In the U.K., the Company operates the government contribution plan where employees contribute 5% of their salary and the Company contributes 3% of the employee salary on a monthly basis. Employees can make additional contributions to the plan via their salary, either by one off extra contribution or increasing the monthly percentage but must contribute a minimum of 5%. Total compensation expense related to the Company’s contributions was $0.8 million and $0.7 million for the years ended December 31, 2024 and 2023, respectively.

Commitments to extend credit

The Company, in the normal course of business through its credit card programs, has the obligation to purchase the credit card receivables from the issuing bank, thereby incurring off-balance-sheet risk. This risk includes the cardholder’s rights to borrow up to the maximum credit limit on their credit card accounts, which is $15.8 million as of December 31, 2024 and $17.8 million as of December 31, 2023, beyond their current balances. The Company has not experienced a situation in which all of the Company’s cardholders have exercised their entire available line of credit at any given point in time, nor does management anticipate this will ever occur in the future. Also, the Company can, subject to certain regulatory requirements, reduce or cancel these available credit limits.

Contingent payments

As part of the Company’s acquisition of Canaccede Financial Group, Ltd. (“Canaccede”) in March 2020, an exit incentive was awarded to the former shareholders of Canaccede for up to $C 15.625 million that would be payable only on a Liquidity Event for J.C. Flowers (“JCF”), defined to mean a final exit, that yielded net returns to JCF in excess of a certain hurdles as defined in the

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

purchase agreement. The payment, which is contingent on a Liquidity Event and achieving certain hurdles, would be based on cash-on-cash returns to JCF, measured at that final exit, as an equity-linked incentive with capped upside and designed to be paid with sale proceeds received from a new owner. Each year the Company reassesses the fair value of the exit incentive payment to determine whether such amount should be recorded within the consolidated financial statements. As of December 31, 2024, Jefferson Capital determined that the occurrence in the future of a Liquidity Event above the requisite MOIC thresholds will be probable by December 31, 2027. As a result, the Company accrued a liability related to the Canaccede exit consideration of $7.7 million as of December 31, 2024, reflecting the net present value of an anticipated payment of the maximum amount. This has been recorded as expense on the income statement in other selling, general and administrative with the offset being a liability on the balance sheet in accounts payable and accrued expenses.

Litigation

The Company and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of business. For fiscal years ended December 31, 2024 and 2023, there are no material pending legal proceedings to which the Company or its subsidiaries are a party.

11. Variable Interest Entities

The Company determined that certain special purpose entities (“SPEs”) are VIEs. A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests has both the power to direct the activities that significantly impact the VIE’s economic performance and the obligations to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

On May 12, 2023, the Company purchased the non-controlling interest of its special purpose entity, which is fully reflected in the consolidated balance sheet and statements of operations.

Columbian Joint Venture

The Company, through a joint venture, acquired a portfolio of non-performing loans based in Colombia for $7.9 million. The acquisition, which occurred in October 2021, was funded through a capital contribution of debt and equity into the local purchasing trust. The Company held a 90% economic interest in the trust with the joint venture partner holding the remaining 10%. The 10% interest was reflected as non-controlling interest in the consolidated financial statements. On May 12, 2023, the Company purchased the remaining 10% from the joint venture partner.

12. Income taxes

The Company and all of the Company’s domestic subsidiaries are LLCs and are disregarded for United States federal and state income tax purposes. As such, the Company’s income is taxable to its members and generally not subject to United States federal and state income taxes at the company level. However, certain of the Company’s foreign subsidiaries are required to pay income taxes.

Income before taxes consisted of the following (in thousands):

	FOR THE YEARS ENDED DECEMBER 31,
	2024	2023
United States	$97,211	$78,904
Foreign	40,343	41,680
Income Before Income Taxes	$137,554	$120,584

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The provision for Income taxes consisted of the following (in thousands):

	FOR THE YEARS ENDED DECEMBER 31,
	2024	2023
Current Expense (benefit)
Foreign	$8,663	$9,028
	$8,663	$9,028
Deferred expense (benefit)
Foreign	—	17
	$—	$17
Provision for Income Taxes	$8,663	$9,045

Since the Company and its domestic subsidiaries are disregarded entities for United States federal and state income tax purposes, the reconciliation of federal statutory income tax rate will result in a tax impact on international earnings equal to our effective tax rate of 6.3% as of December 31, 2024 and 7.5% as of December 31, 2023.

A reconciliation of the statutory U.S. federal income tax rate to our effective tax rate was as follows:

	FOR THE YEARS ENDED DECEMBER 31,
	2024	2023
U.S. Federal provision	21.0%	21.0%
Effect of:
State and local income taxes, net of federal income tax benefit	0.0%	0.0%
Income not subject to federal income tax	(21.0)%	(21.0)%
Tax impact on international earnings	6.3%	7.5%
Effective rate	6.3%	7.5%

The tax effects of temporary differences that give rise to significant portions of the deferred assets and liabilities consisted of the following (in thousands):

	FOR THE YEARS ENDED DECEMBER 31,
	2024	2023
Deferred tax assets:
Difference in basis of receivable portfolio	$1	$184
Net operating losses	$—	$50
Difference in basis of depreciable and amortizable assets	14	20
	$15	$254
Deferred tax liabilities:
Difference in basis of receivable portfolio	$(988)	$(1,935)
Difference in basis of depreciable and amortizable assets	(1,043)	(1,260)
	$(2,031)	$(3,195)
Net deferred tax liabilities	$(2,016)	$(2,941)

As of December 31, 2023, certain of the Company’s foreign subsidiaries had net operating loss carry forwards of approximately $198.9 thousand, which were expected to be utilized over the next 24 months at that time. As of December 31, 2024, the Company has recognized all net operating loss carry forwards.

Valuation allowances are recorded against deferred tax assets if the Company believes it is more likely than not that some or all of a deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company considered all available positive and negative evidence, including carryback availability, future reversals of existing taxable temporary differences, the Company’s recent earnings history, projected future taxable income, the overall business environment, and any applicable tax planning strategies. Based on this evaluation, management has determined that it is more likely than not that the deferred tax assets will be realized and, therefore, no valuation allowance have been recorded for fiscal years ended December 31, 2024 and 2023.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to income taxes in income tax expense.

As of December 31, 2024 and 2023 the Company has not recorded any unrecognized tax benefits or related penalties and interest. Further, the Company does not expect any significant changes related to unrecognized tax benefits within the next 12 months. In general, the Company is not subject to United States federal and state income tax examinations for years before 2020, to Canada tax examinations for years before 2020, and to United Kingdom tax examinations for years before 2017.

Reinvestment of Unremitted Earnings of Foreign Subsidiaries

The Company is subject to foreign withholding taxes upon the distribution of unremitted earnings of non-U.S. subsidiaries.

As of December 31, 2024, the Company has evaluated its strategy regarding the reinvestment of unremitted earnings from its foreign subsidiaries. Substantially all of the Company’s earnings from its U.K. and one of its Colombian subsidiaries are not intended to be indefinitely reinvested offshore. Therefore, the tax effects of repatriation for applicable foreign withholding taxes of such cash earnings have been provided for in the accompanying consolidated statement of operations. For the year ended December 31, 2024 and 2023, the potential tax liability on the Company’s unremitted earnings is $0.0 million.

As of December 31, 2024 and 2023, the unremitted earnings of all other foreign subsidiaries of the Company were approximately $92.9 million and $78.1 million, respectively. The Company intends for this amount to be indefinitely reinvested in its foreign operations; therefore, no deferred tax liabilities have been recorded for these unremitted earnings. These amounts will become taxable upon a future distribution of the earnings.

Management will continue to assess the Company’s reinvestment strategy and the related tax implications. Any changes in the Company’s intentions or ability to reinvest these earnings may result in the recognition of additional tax liabilities in future periods.

13. Related Party Transactions

During the years ended December 31, 2024 and 2023, the Company distributed $36.0 million and $30.6 million, respectively, to its owners.

In February 2023, Jefferson Capital Systems, LLC, one of the Company’s wholly owned indirect subsidiaries, entered into a participation agreement (the “Participation Agreement”) with HH Warehouse LLC (“HH Warehouse”), pursuant to which Jefferson Capital Systems, LLC sold a 26.75% beneficial ownership interest (the “Portfolio Interest”) in a portfolio of performing installment loans (the “Portfolio”) to HH Warehouse for $2.9 million and agreed to administer the Portfolio and pay HH Warehouse a share of the collections proportionate to the size of the Portfolio Interest. In July 2024, Jefferson Capital Systems, LLC entered into an amendment to the Participation Agreement with HH Warehouse, pursuant to which Jefferson Capital Systems, LLC repurchased the Portfolio Interest from HH Warehouse for $1.4 million and assumed all rights and obligations related to the Portfolio Interest. Christopher Giles, a member of the Company’s board of directors, served as Vice President of HH Warehouse and held 12.86% of the membership interests in HH Warehouse at the time of such transactions.

Bryan Szemenyei, President of Canaccede, one of the Company’s wholly owned indirect subsidiaries, is the son of Andrew Szemenyei, a member of the Company’s board of directors, and has been employed by such subsidiary since the Company’s acquisition of Canaccede in March 2020.

14. Segment Reporting

The Company’s operating segments are based on the Company’s geographies, which is how management monitors and assesses performance. The Company’s geographies are the United States, the United Kingdom, Canada, and Latin America. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer. Assets are not reported by operating segment to the CODM.

For the Company’s operating segments, the CODM uses net operating income to allocate resources (including employees, property, and financial or capital resources). Additionally, the Company prepares an annual budget at the segment level. The CODM considers budget-to-actual variances on a monthly basis for the profit or loss measure when making decisions about allocating capital and personnel to the segments. The CODM also uses segment operating income to assess the performance for each segment by comparing the results of each segment with one another and for determining the compensation of certain employees.

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table provides segment measure of profit and loss, presenting Net operating income by each operating segment (in thousands), which is the measure that the CODM utilizes to determine resource and investment allocations:

	FOR THE YEAR ENDED DECEMBER 31,
	2024
	UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Total portfolio income	$287,924	$28,534	$48,232	$31,195	$395,885
Credit card revenue	2,776	—	5,562	—	8,338
Servicing revenue	4,999	23,758	361	—	29,118
Total Revenues	$295,699	$52,292	$54,155	$31,195	$433,341
Provision for credit losses	$1,876	$—	$1,621	$—
Salaries and benefits	$28,342	$14,127	$5,253	$390
Servicing expenses	95,599	15,131	10,036	10,123
Depreciation and amortization	1,671	325	587	25
Professional fees	9,258	911	370	857
Canaccede exit consideration	7,738	—	—	—
Other selling, general and administrative	4,809	2,432	1,154	439
Net operating income	$146,483	$19,366	$34,527	$19,891	$220,267
Other Income (Expense):
Interest Expense					$(77,239)
Foreign exchange and other income (expense)					(5,474)
Total Other Income (Expense)					(82,713)
Income Before Income Taxes					$137,554

	FOR THE YEAR ENDED DECEMBER 31,
	2023
	UNITED	UNITED		LATIN
	STATES	KINGDOM	CANADA	AMERICA	TOTAL
Total portfolio income	$207,005	$24,177	$44,870	$17,522	$293,574
Credit card revenue	3,113	—	5,707	—	8,820
Servicing revenue	4,004	16,481	193	—	20,678
Total Revenues	$214,122	$40,658	$50,770	$17,522	$323,072
Provision for credit losses	$2,106	$—	$1,418	$—
Salaries and benefits	$19,355	$11,752	$5,299	$121
Servicing expenses	70,397	14,138	8,177	8,984
Depreciation and amortization	1,330	288	742	12
Professional fees	4,534	866	561	872
Other selling, general and administrative	3,145	2,056	1,919	290
Net Operating Income	$112,596	$11,558	$32,655	$7,243	$164,051
Other Income (Expense):
Interest Expense					$(48,108)
Foreign exchange and other income (expense)					4,641
Total Other Income (Expense)					(43,467)
Income Before Income Taxes					$120,584

JEFFERSON CAPITAL HOLDINGS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Subsequent Events

The Company has evaluated material events or transactions occurring after the consolidated balance sheet date through May 5, 2025, the date the consolidated financial statements were issued or were available to be issued to determine whether any such events or transactions should be recognized or disclosed.

On March 7, 2025, the Company paid a $16 million distribution to its members.

On April 29, 2025, the Company repurchased units from one of its unitholders at an aggregate purchase price of $1.25 million.

On May 2, 2025, the Company issued $500 million aggregate principal amount of 8.250% Senior Notes due 2030 in a private offering. The Company used a majority of the proceeds, net of fees, to pay down the outstanding balance under the Credit Facility, with any excess being used for general corporate purposes.

There are no other events to disclose.

10,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

Lead Bookrunning Managers

Jefferies	Keefe, Bruyette & Woods
A Stifel Company

Bookrunning Managers

Citizens Capital Markets	Raymond James		Truist Securities

Capital One Securities	DNB Carnegie	FHN Financial Securities Corp.	ING

KeyBanc Capital Markets	Regions Securities LLC	Synovus	Texas Capital Securities

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the offering and sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

AMOUNT
PAID OR
TO BE PAID
SEC registration fee	$35,479
FINRA filing fee	38,537
Printing and engraving expenses	80,000
Legal fees and expenses	340,000
Accounting fees and expenses	195,000
Transfer agent and registrar fees and expenses	5,700
Miscellaneous expenses	635,114
Total	$1,329,830

Item 14. Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the General Corporation Law of the State of Delaware.

We entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws.

We also maintain a general liability insurance policy that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

In connection with the Reorganization, we issued (a) 55,000,000 shares of our common stock in exchange for the 32,828,019 Class A Units and Class C Units of JCAP TopCo, LLC outstanding immediately prior to the Reorganization and (b) 9,060,082 shares of common stock in exchange for the 27,937,232 Class B Units of JCAP TopCo, LLC outstanding immediately prior to the Reorganization.

In connection with the Reorganization, we also granted to our employees, officers, and directors options to purchase an aggregate of 457,542 shares of our common stock, par value $0.0001, at per share exercise prices ranging from $17.24 to $31.95 per share under our 2025 Plan.

The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701, or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions, or any public offering. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b)Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

The following exhibits are either filed as part of this registration statement or incorporated herein by reference.

		INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION OF EXHIBIT	FORM	FILE NO.	FILING DATE	EXHIBIT	FILED HEREWITH
1.1	Form of Underwriting Agreement.					X
3.1	Amended and Restated Certificate of Incorporation of Jefferson Capital, Inc.					X
3.2	Amended and Restated Bylaws of Jefferson Capital, Inc.					X
4.1	Specimen Stock Certificate evidencing the shares of common stock.	S-1/A	333-287488	06/13/2025	4.1
4.2	Indenture, dated as of August 4, 2021, by and among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee.	S-1/A	333-287488	05/21/2025	4.2
4.3	Form of 6.000% Senior Notes due 2026 (included in Exhibit 4.2).	S-1/A	333-287488	05/21/2025	4.3
4.4	Indenture, dated as of February 2, 2024, by and among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.	S-1/A	333-287488	05/21/2025	4.4
4.5	Form of 9.500% Senior Notes due 2029 (included in Exhibit 4.4).	S-1/A	333-287488	05/21/2025	4.5
4.6	Indenture, dated as of May 2, 2025, by and among Jefferson Capital Holdings, LLC, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.	S-1/A	333-287488	05/21/2025	4.6
4.7	Form of 8.250% Senior Notes due 2030 (included in Exhibit 4.6).	S-1/A	333-287488	05/21/2025	4.7
4.8	Stockholders Agreement, dated as of June 25, 2025.	10-Q	001-42718	08/14/2025	4.8
5.1	Opinion of Latham & Watkins LLP.					X
10.1	Amendment No. 5, dated as of June 3, 2024, to Credit Agreement, dated as of May 21, 2021, by and among CL Holdings, LLC, Jefferson Capital Systems, LLC, JC International Acquisition, LLC, the lenders party thereto and Citizens Bank, N.A., as administrative agent.	S-1/A	333-287488	05/21/2025	10.1
10.2	Amendment No. 6, dated as of November 13, 2024, to Credit Agreement, dated as of May 21, 2021, by and among CL Holdings, LLC, Jefferson Capital Systems, LLC, JC International Acquisition, LLC, the lenders party thereto and Citizens Bank, N.A., as administrative agent.	S-1/A	333-287488	05/21/2025	10.2
10.3	Amendment No. 7, dated as of October 27, 2025, to Credit Agreement, dated as of May 21, 2021, by and among CL Holdings, LLC, Jefferson Capital Systems, LLC, JC International Acquisition, LLC, CFG Canada Funding, LLC, the lenders party thereto and Citizens Bank, N.A., as administrative agent.	10-Q	001-42718	11/14/2025	10.2

		INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION OF EXHIBIT	FORM	FILE NO.	FILING DATE	EXHIBIT	FILED HEREWITH
10.4	Asset Purchase Agreement, dated as of October 2, 2024, by and among Jefferson Capital Systems, LLC, as Purchaser, Conn’s, Inc., Conn Appliances, Inc., Conn Credit Corporation, Inc., Conn Credit I, LP, CARF COL LLC, W.S. Badcock LLC, W.S. Badcock Credit LLC, and W.S. Badcock Credit I LLC, as Sellers.	S-1/A	333-287488	05/21/2025	10.3
10.5	Asset Purchase Agreement, dated as of October 24, 2025, by and among Jefferson Capital Systems, LLC, as Purchaser, BLST Holding Company LLC, BLST Operating Company, LLC, BLST Finco, LLC, BLST FinCo SubCo, LLC, BLST Receivables & Servicing LLC, BLST Sales, Marketing & Servicing, LLC, BLST Northstar, LLC, OBSA Operating Company, LLC, as Sellers.	10-Q	001-42718	11/14/2025	10.1
10.6†	JCAP TopCo, LLC 2018 Underlying Units Plan.	S-1/A	333-287488	06/13/2025	10.4
10.7†	Management Invest, LLC 2018 Management Incentive Plan.	S-1/A	333-287488	06/13/2025	10.5
10.8†	Form of Management Incentive Units Award Agreement and Underlying Units Award Agreement.	S-1/A	333-287488	05/21/2025	10.6
10.9†	2025 Incentive Award Plan.	S-1/A	333-287488	06/13/2025	10.7
10.10†	Form of Restricted Stock Unit Grant Notice and Agreement under the 2025 Incentive Award Plan.	S-1/A	333-287488	06/13/2025	10.8
10.11†	Form of Stock Option Grant Notice and Agreement under the 2025 Incentive Award Plan.	S-1/A	333-287488	06/13/2025	10.9
10.12†	Form of Jefferson Capital, Inc. Restricted Stock Agreement.	S-1/A	333-287488	06/13/2025	10.10
10.13†	Amended and Restated Senior Management Agreement, dated as of March 20, 2018, by and among CL Holdings, LLC, FMT Services, LLC and David Burton.	S-1/A	333-287488	06/13/2025	10.11
10.14	Form of Indemnification Agreement.	S-1/A	333-287488	06/13/2025	10.12
21.1	List of Subsidiaries.	S-1/A	333-287488	06/13/2025	21.1
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
23.2	Consent of Deloitte & Touche LLP, as to Jefferson Capital, Inc.					X
23.3	Consent of Deloitte & Touche LLP, as to Jefferson Capital Holdings, LLC.					X
24.1	Powers of Attorney (included in the signature pages to this registration statement).					X
107	Filing Fee Table.					X

†	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota on January 5, 2026.

Jefferson Capital, Inc.

By:	/s/ David Burton
David Burton President, Chief Executive Officer and Chairman

We, the undersigned directors and officers of Jefferson Capital, Inc. (the “Company”), hereby severally constitute and appoint David Burton and Christo Realov, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David Burton	President, Chief Executive Officer and Chairman	January 5, 2026
David Burton	(Principal Executive Officer)

/s/ Christo Realov	Chief Financial Officer	January 5, 2026
Christo Realov	(Principal Financial and Accounting Officer)

/s/ Thomas Harding	Director	January 5, 2026
Thomas Harding

/s/ John Oros	Director	January 5, 2026
John Oros

/s/ Thomas Lydon, Jr.	Director	January 5, 2026
Thomas Lydon, Jr.

/s/ Christopher Giles	Director	January 5, 2026
Christopher Giles

/s/ Ronald Vaske	Director	January 5, 2026
Ronald Vaske

/s/ Beth Leonard	Director	January 5, 2026
Beth Leonard